                                  SCHEDULE 14A

                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e) (2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                      DAIRY MART CONVENIENCE STORES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[X] Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
            common stock
        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:
            4,825,783(1)
        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
            $4.50 per share
        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:
            $19,591,138(2)
        ------------------------------------------------------------------------

     (5)  Total fee paid: $3,918.23(3)

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

--------------------------------------------------------------------------------

     (4)  Date Filed:

--------------------------------------------------------------------------------
---------------

(1) Includes shares issuable upon exercise of outstanding options.
(2) Pursuant to Rule 0-11(b) of the Securities Exchange Act of 1934, and solely for purposes of calculating the filing fee, the transaction valuation is
    based upon the sum of (i) the product of (a)             , the maximum
    number of shares of common stock, $0.01 par value that will be outstanding immediately prior to the special meeting, less any shares owned by Robert B. Stein, Jr. and his affiliates plus and (b) $4.50 per share and (ii) the
    product of (a)             , the number of options for shares of common
    stock that will be outstanding immediately prior to the special meeting, less any options owned by Robert B. Stein, Jr. and (b) $4.50 per share minus
    the average exercise price of those options of $        .
(3 ) The amount of the filing fee calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934 equals 1/50 of 1% of the value of the securities proposed to be acquired.

                      DAIRY MART CONVENIENCE STORES, INC.
                               ONE DAIRY MART WAY
                           300 EXECUTIVE PARKWAY WEST
                               HUDSON, OHIO 44236

                                            , 2001

Dear Dairy Mart Stockholder:

     You are cordially invited to attend a special meeting of the stockholders
of Dairy Mart Convenience Stores, Inc. to be held on                , 2001, at
10:00 a.m. local time at Dairy Mart Convenience Stores, Inc., One Dairy Mart Way, 300 Executive Parkway West, Hudson, Ohio 44236. At this meeting, you will be asked to consider and vote on the merger of Dairy Mart with DM Acquisition Corp., a company that I control. If the merger is completed, you will receive $4.50 in cash for each share of Dairy Mart common stock you own. Dairy Mart, the surviving company in the merger, will become a privately held company and its common stock will no longer be publicly traded. The attached notice of meeting and proxy statement describe the merger and the merger agreement. I urge you to read these materials carefully.

     A special committee composed entirely of independent directors, with no financial interest in my buyout group and formed by Dairy Mart's board of directors in connection with the merger, negotiated the $4.50 per share price and the other terms of the transaction. The special committee unanimously approved the merger agreement and recommended that the entire board of directors approve it and submit it to Dairy Mart stockholders for approval.

     Dairy Mart's board of directors and special committee believe that the terms of the proposed merger and the terms and provisions of the merger agreement are fair to and in the best interests of Dairy Mart stockholders and recommend that the Dairy Mart stockholders vote "FOR" the approval of the merger proposal. Board member Albert T. Adams abstained from voting on this matter because of his firm's role as my counsel, and I abstained from voting on this matter because of my financial interest in the transaction.

     It is important that your shares be represented at the special meeting. Whether or not you expect to be present, please fill in, date, sign and return the enclosed white proxy card in the accompanying addressed, postage-prepaid envelope. If you attend the meeting, you may revoke your proxy and vote in person.

                                          Sincerely,

                                          Robert B. Stein, Jr.
                                          Chairman and Chief Executive Officer

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THIS TRANSACTION OR PASSED ON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

THIS PROXY STATEMENT IS BEING MAILED TO DAIRY MART STOCKHOLDERS BEGINNING ON OR
ABOUT                , 2001.

                      DAIRY MART CONVENIENCE STORES, INC.
                               ONE DAIRY MART WAY
                           300 EXECUTIVE PARKWAY WEST
                               HUDSON, OHIO 44236

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON                , 2001

     NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Dairy Mart
Convenience Stores, Inc. ("Dairy Mart") has been called by the board of directors of Dairy Mart. The details of the meeting are as follows:

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
PLACE:    Dairy Mart Convenience Stores, Inc.
          One Dairy Mart Way
          300 Executive Parkway West
          Hudson, Ohio

DATE:     , 2001

TIME:     10:00 a.m., local time

     The purposes of the special meeting are:

          1. To consider and to vote on the approval of the merger proposal to adopt an Agreement and Plan of Merger dated as of March 15, 2001 between Dairy Mart Convenience Stores, Inc. and DM Acquisition Corp.

          2. To transact such other business as may properly come before the special meeting or any adjournment.

     Dairy Mart's board of directors has fixed                , 2001, as the
record date for the special meeting. Only stockholders of record at the close of
business on                , 2001, may vote at the special meeting.

     Dairy Mart's board of directors and the special committee of the board believe that the terms of the proposed merger and the terms and provisions of the merger agreement are fair to and in the best interests of Dairy Mart stockholders and recommend that the Dairy Mart stockholders vote "FOR" the approval of the merger proposal. Board member Robert B. Stein, Jr. abstained from voting on this matter because of his financial interest in the transaction and board member Albert T. Adams abstained from voting on this matter because of his firm's role as counsel to Mr. Stein.

     We urge you to read the attached proxy statement. If you are a stockholder of record, you should receive a proxy card with the attached proxy statement. Whether or not you plan to attend the special meeting, you can be sure your shares are represented at the special meeting if you promptly submit your proxy by completing, signing, dating and returning your proxy card in the enclosed postage prepaid envelope. Prior to being voted, your proxy may be withdrawn in the manner described in the attached proxy statement.

                                          By order of the board of directors

                                          Gregory G. Landry
                                          Assistant Secretary

               , 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary Term Sheet..........................................    1
  The Companies.............................................    1
  Consequences of the Merger................................    1
  Transactions Immediately Prior to the Merger..............    2
  Vote Required.............................................    2
  Recommendations of Dairy Mart's Board of Directors and the
     Special Committee......................................    3
  Reasons for the Merger....................................    3
  Fairness Opinion of Morgan Keegan & Company, Inc..........    3
  Interests of Certain Persons in the Merger................    4
  Conditions to the Merger and Amendments to the Merger
     Agreement..............................................    4
  Termination of the Merger Agreement.......................    4
  Material Federal Income Tax Consequences..................    4
Questions and Answers About the Merger......................    5
Who Can Help Answer Your Questions..........................    8
Cautionary Statement Concerning Forward-Looking
  Information...............................................    9
Information Concerning the Special Meeting..................   10
  Date, Time and Place......................................   10
  Purpose...................................................   10
  Record Date and Quorum Requirement........................   10
  Voting Procedures.........................................   10
Special Factors.............................................   13
  Background of the Merger..................................   13
  Recommendation of the Special Committee and Board of
     Directors; Purpose and Reasons for the Merger..........   23
  Benefits and Detriments of the Merger to Dairy Mart and
     Dairy Mart's Stockholders..............................   29
  Opinion of the Financial Advisor for the Special
     Committee..............................................   30
Purpose, Reasons and Plans..................................   34
  Purpose of the Merger.....................................   34
  Reasons for and Structure of the Merger...................   35
  Position of Mr. Stein.....................................   36
Interests of Certain Persons in the Merger; Certain Dairy
  Mart Benefit Plans; and Continued Ownership of Dairy Mart
  After the Merger..........................................   36
  General...................................................   36
  Continuing Ownership......................................   36
  Treatment of Existing Options.............................   37
  Treatment of Existing Incentive Awards....................   38
  New Equity Plan...........................................   38
  Tax Loan..................................................   38
  Employment Agreements, Severance Agreements and Other
     Payments...............................................   38
  Voting Agreement..........................................   40
  Indemnification and Insurance.............................   40
  Transactions Immediately Prior to the Merger..............   40
  Consequences of the Merger................................   40
  Plans for Dairy Mart after the Merger.....................   42
  Conduct of the Business of Dairy Mart if the Merger Is Not
     Completed..............................................   43
Material Federal Income Tax Consequences....................   44


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
                                                              PAGE
                                                              ----
Merger Financing; Sources of Financing......................   46
  Sources of Financing......................................   46
  Senior Secured Credit Facility............................   46
  Senior Subordinated Notes.................................   48
  Funds from Long-Term Marketing Agreements.................   49
  Equity Contributions......................................   49
  Contributions in Exchange for Preferred Stock and Common
     Stock in DM Acquisition Corp...........................   49
  Subscription Agreements by Mr. Stein and DM Associates
     Limited Partnership....................................   50
  Rollover Lease Obligations and Mortgage Loans.............   50
Fees and Expenses...........................................   51
Regulatory Requirements.....................................   51
Certain Financial Projections...............................   51
The Merger Agreement........................................   53
  The Merger................................................   53
  Time of Closing...........................................   54
  Exchange and Payment Procedures...........................   54
  Transfers of Shares.......................................   54
  Treatment of Stock Options................................   54
  Treatment of Stock Warrants...............................   54
  Representations and Warranties............................   55
  Covenants of Dairy Mart...................................   56
  Vote on Approval of Merger Agreement......................   57
  Indemnification and Insurance of Dairy Mart's Directors
     and Officers...........................................   57
  Financing.................................................   58
  Additional Agreements.....................................   58
  Conditions................................................   58
  Termination of the Merger Agreement.......................   59
  Amendments; Waivers.......................................   60
The Voting Agreement........................................   60
Appraisal Rights............................................   61
Selected Historical Consolidated Financial Data.............   64
Common Stock Market Price and Dividend Information..........   65
Common Stock Purchase Information...........................   66
Management of Dairy Mart Following the Merger...............   69
  Board of Directors........................................   69
  Executive Officers........................................   69
Security Ownership of Certain Beneficial Owners and
  Management................................................   70
Robert B. Stein, Jr., DM Acquisition Corp. and Other
  Affiliated Purchasers.....................................   73
Miscellaneous Other Information.............................   74
  Stockholder Proposals.....................................   74
  Independent Accountants...................................   74
  Where You Can Find More Information.......................   74
  Documents Incorporated by Reference.......................   75

APPENDICES

Appendix A -- Agreement and Plan of Merger

Appendix B -- Fairness Opinion of Morgan Keegan & Company, Inc.

Appendix C -- Appraisal Rights Provisions

Appendix D -- Dairy Mart's Annual Report on Form 10-K

                               SUMMARY TERM SHEET

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION INCLUDED IN THIS PROXY STATEMENT. BECAUSE THIS IS A SUMMARY, IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO MORE FULLY UNDERSTAND THE MERGER AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE OTHER DOCUMENTS TO WHICH WE HAVE REFERRED YOU. THE ACTUAL TERMS OF THE MERGER ARE CONTAINED IN THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT.

THE COMPANIES

DAIRY MART CONVENIENCE STORES, INC.
One Dairy Mart Way
300 Executive Parkway West
Hudson, Ohio 44236

     Dairy Mart Convenience Stores, Inc. and its subsidiaries operate one of the nation's largest regional convenience store chains. Founded in 1957, Dairy Mart operates or franchises approximately 547 stores under the "Dairy Mart" name in seven states located in the Midwest and Southeast, of which approximately 103 stores are franchised. Dairy Mart stores offer a wide range of products and services that cater to the convenience needs of their customers, including gasoline, milk, ice cream, groceries, beverages, snack foods, candy, deli products, publications, health and beauty care aids, tobacco products, select highly consumable general merchandise, lottery tickets, money orders and select customer-focused services. The stores are typically located in densely populated, suburban areas on sites that are easily accessible to customers and provide ample parking. Dairy Mart stores are generally free-standing structures that are well-lit and are designed to encourage customers to purchase high profit margin products, such as deli items, coffee, fountain drinks and other fast food items. Dairy Mart is incorporated in Delaware and its telephone number is (330) 342-6600.

DM ACQUISITION CORP.
One Dairy Mart Way
300 Executive Parkway West
Hudson, Ohio 44236

     DM Acquisition Corp. was incorporated on March 2, 2001 for purposes of merging with and into Dairy Mart. It has not carried on any activities to date other than those incident to its formation and completion of the merger. All of the outstanding stock of DM Acquisition Corp. is presently owned by Robert B. Stein, Jr., the Chairman, Chief Executive Officer and President of Dairy Mart.

CONSEQUENCES OF THE MERGER (PAGE 40)

     If the merger is completed:

     - DM Acquisition Corp. will be merged with and into Dairy Mart, and Dairy Mart will be the surviving corporation.

     - You will receive $4.50 in cash for each of your shares of Dairy Mart common stock outstanding at the time of the merger.

     - Holders of options to purchase Dairy Mart common stock will receive, for each share subject to an option with an exercise price of less than $4.50, an amount of cash equal to $4.50 less that exercise price. Options with an exercise price of $4.50 or greater will be cancelled without any consideration being paid for those options.

     - Warrants to purchase shares of Dairy Mart common stock will effectively be cancelled without any consideration being paid for those warrants because even after giving effect to the transactions contemplated by the merger, the exercise price of the warrants will be greater than $4.50 per share.

     - Dairy Mart's existing $30 million senior credit facility will be terminated and replaced with a new $50 million senior credit facility.

     - Pursuant to the terms of the exchange agreement, at least 85% of the $88.5 million outstanding 10 - 1/4% senior subordinated notes issued by Dairy Mart will have been redeemed by Dairy Mart in exchange for paying the consenting noteholders at least $46.57 million in cash and issuing those consenting noteholders at least $29.11 million in new 13% senior subordinated notes. Notes held by nonconsenting noteholders in an amount of not more than $13.275 million will remain outstanding.

     - Mr. Stein's investment in Dairy Mart will continue in post-merger Dairy Mart and he will own 37% of the outstanding shares of post-merger common stock of Dairy Mart on a fully diluted basis.

     - DM Associates Limited Partnership's investment in Dairy Mart will continue in post-merger Dairy Mart, and it will own 28% of the outstanding shares of post-merger common stock of Dairy Mart on a fully diluted basis.

     - The remaining 35% of post-merger common stock of Dairy Mart on a fully diluted basis will be allocated as follows: (i) 20% will be held by a strategic investor, (ii) 10% will be reserved for issuance pursuant to rollover investments by existing management and a new equity incentive plan and (iii) 5% will be reserved for issuance upon exercise of warrants that will be issued by Dairy Mart prior to the merger to those noteholders that participated in the exchange offer.

     - Post-merger Dairy Mart will have shares of preferred stock outstanding with a redemption value of $24.25 million resulting from cash investments by two strategic investors.

     - You will no longer have any interest in, and will no longer be a stockholder of, Dairy Mart, and therefore you will not be able to participate in Dairy Mart's future earnings and growth.

     - Dairy Mart's common stock will no longer be traded on the American Stock Exchange and will not be eligible for listing or trading on any exchange, and the registration of Dairy Mart's common stock under the Securities Exchange Act of 1934 will terminate.

TRANSACTIONS IMMEDIATELY PRIOR TO THE MERGER (PAGE 40)

     Immediately prior to the merger:

     - Mr. Stein will contribute all of the shares of Dairy Mart common stock he beneficially owns immediately prior to the merger in exchange for shares of DM Acquisition Corp. common stock.

     - DM Associates will contribute all of the shares of Dairy Mart common stock that it beneficially owns immediately prior to the merger in exchange for shares of DM Acquisition Corp. common stock.

     - Two strategic investors will contribute $24.25 million in cash in exchange for shares of DM Acquisition Corp. preferred and common stock.

     - Dairy Mart will complete an exchange offer with the holders of at least 85% of the outstanding principal amount of the $88.5 million 10 1/4% senior subordinated notes, pursuant to which the consenting noteholders will exchange their outstanding notes and receive, for each $10,000 in principal amount of the outstanding notes, $3,870 in principal amount of new 13% senior subordinated notes issued by Dairy Mart, $6,191.30 in cash (representing a 101% premium on that portion of the notes being redeemed with cash), and a warrant to purchase Dairy Mart common stock, which will not be exercisable until after the completion of the merger.

VOTE REQUIRED (PAGE 62)

     Under Delaware law, approval by Dairy Mart's stockholders of the merger proposal will require the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote at the special meeting.

     In addition, under the terms of the merger agreement, it is a condition to Dairy Mart's obligation to consummate the merger that the merger proposal be approved by a majority of the outstanding shares voting at the special meeting other than shares owned beneficially by Mr. Stein, DM Acquisition Corp., DM Associates or any of their affiliates. This condition may be waived by Dairy Mart, provided that it gives written notice of this waiver to its stockholders at least 10 business days before the special meeting.

RECOMMENDATIONS OF DAIRY MART'S BOARD OF DIRECTORS AND THE SPECIAL COMMITTEE (PAGE 23)

     Dairy Mart's board of directors (excluding Messrs. Stein and Adams) and the special committee of the board of directors believe that the terms of the proposed merger and the terms and provisions of the merger agreement are fair to and in the best interests of Dairy Mart stockholders and recommend that the Dairy Mart stockholders vote "FOR" the approval of the merger proposal. Mr. Stein abstained from voting on this matter because of his financial interest in the transaction, and board member Albert T. Adams abstained because of his firm's role as counsel to Mr. Stein.

REASONS FOR THE MERGER (PAGE 35)

     In making the determination to approve and recommend the proposed merger and the merger agreement, the board of directors considered, among other factors, the following:

     - A special committee composed entirely of independent directors with no financial interest in Mr. Stein's buyout group determined that the proposed merger and merger agreement are fair to and in the best interests of Dairy Mart stockholders.

     - The special committee unanimously recommended to the board of directors that the merger agreement and merger be approved.

     - The factors described in detail on pages 23 through 30.

FAIRNESS OPINION OF MORGAN KEEGAN & COMPANY, INC. (PAGE 30)

     The special committee received a written opinion from Morgan Keegan & Company, Inc. as to the fairness, from a financial point of view, of the merger consideration payable to the holders of Dairy Mart common stock (other than Mr. Stein and his affiliates). The full text of the written opinion of Morgan Keegan & Company, Inc., dated March 15, 2001, is attached to this proxy statement as Appendix B, and you should read it carefully in its entirety. The opinion of Morgan Keegan & Company, Inc. is directed to the special committee and does not constitute a recommendation to you as to how you should vote with respect to the merger proposal.

VOTING AGREEMENT (PAGE 61)

     Mr. Stein and DM Associates have entered into a voting agreement with Dairy Mart that requires them to vote their shares to approve the merger proposal. These shares represent approximately 16% of Dairy Mart's outstanding shares.

     In addition, all of Dairy Mart's directors and executive officers have indicated to Dairy Mart that they intend to vote their shares in favor of the merger proposal.

APPRAISAL RIGHTS (PAGE 62)

     Dairy Mart stockholders who do not vote in favor of the merger proposal and who perfect their rights properly will have the right to a judicial appraisal of the fair value of their Dairy Mart common stock in connection with the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE   )

     In considering the recommendations of the special committee and the board of directors, you should be aware that some of Dairy Mart's officers and directors have interests in the merger that are different from or in addition to your interests as a stockholder generally, including:

     - The financial interest of Mr. Stein in DM Acquisition Corp.

     - The interest of some of Dairy Mart's employees in the existing option plan and the possibility they will have an interest in the new equity incentive plan to be established for such employees following the merger.

     - The interest of Messrs. Stein and Landry in incentive awards that are expected to vest upon completion of the merger.

     - The right of Mr. Landry to receive severance payments under his severance agreement after the merger is completed.

     - The obligation of DM Acquisition Corp. to cause Dairy Mart to continue to provide indemnification and related insurance coverage to directors and officers of Dairy Mart following the merger.

     The special committee and the board of directors were aware of these different or additional interests and considered them along with other matters in approving the merger.

CONDITIONS TO THE MERGER AND AMENDMENTS TO THE MERGER AGREEMENT (PAGE   )

     The obligations of Dairy Mart and DM Acquisition Corp. to complete the merger are subject to various conditions. After approval of the merger proposal by Dairy Mart stockholders, no amendment or waiver (including of any condition of the merger) can be made that alters the consideration to be received for Dairy Mart common stock or that would adversely affect the rights of Dairy Mart stockholders, without their further approval.

TERMINATION OF THE MERGER AGREEMENT (PAGE   )

     The merger agreement may be terminated before the merger is completed, whether before or after approval by the Dairy Mart stockholders, in certain specified events.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (PAGE 44)

     The exchange of your Dairy Mart shares for cash in the merger will be a taxable event for federal income tax purposes, and may also be a taxable transaction under state, local and foreign tax laws. For federal income tax purposes, you generally will recognize gain or loss in an amount equal to the difference between the cash you receive and your tax basis in the shares of Dairy Mart common stock you surrender in the merger. That gain or loss will be capital gain or loss if you hold the shares of Dairy Mart common stock as a capital asset. This summary does not describe the tax consequences to DM Acquisition Corp. or stockholders that are part of, or associated with, the buyout group.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT IS THE PROPOSED TRANSACTION?

A: DM Acquisition Corp. will be merged with and into Dairy Mart. Dairy Mart will continue as the surviving company after the merger.

Q: WHAT WILL I RECEIVE IN THE MERGER?

A: You will be entitled to receive $4.50 in cash for each of your shares of Dairy Mart common stock outstanding at the time of the merger.

Q: WHO WILL OWN DAIRY MART AFTER THE MERGER?

A: As a result of the merger, Dairy Mart will become a privately held company owned by Mr. Stein, DM Associates and other investors. Mr. Stein will continue after the merger as Chairman of the Board, Chief Executive Officer and President.

Q: WHAT WILL HAPPEN TO THE MARKET FOR DAIRY MART COMMON STOCK AFTER THE MERGER?

A: At the effective time of the merger, trading in Dairy Mart common stock on the American Stock Exchange will cease and Dairy Mart common stock will no longer be eligible for listing or trading on any exchange. The registration of Dairy Mart's common stock under the Securities Exchange Act of 1934 will terminate.

Q: WHY IS THE BOARD OF DIRECTORS RECOMMENDING THAT I VOTE FOR THE MERGER
PROPOSAL?

A: Dairy Mart's board of directors, based on the unanimous recommendation of the special committee (comprising four independent directors with no financial interest in Mr. Stein's buyout group), believes that the terms of the proposed merger and the terms and provisions of the merger agreement are fair to and in the best interests of Dairy Mart stockholders. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER PROPOSAL. MR. STEIN ABSTAINED BECAUSE OF HIS FINANCIAL INTEREST IN THE BUYOUT GROUP, AND MR. ADAMS ABSTAINED DUE TO HIS FIRM'S ROLE AS COUNSEL TO MR. STEIN. To review the background and reasons for the merger in greater detail, see pages 13 through 30 of this proxy statement.

Q: WHY WAS THE SPECIAL COMMITTEE FORMED?

A: In view of Mr. Stein's indication that he was planning to submit a proposal to acquire Dairy Mart in connection with the board of director's evaluation of Dairy Mart's strategic alternatives, the board of directors formed a special committee consisting of independent directors with no financial interest in Mr. Stein's buyout group. This special committee was formed to review all proposals to acquire Dairy Mart made by any interested persons, including Mr. Stein, and to negotiate a potential transaction with all interested parties. The special committee sought to achieve the best price and terms reasonably available for Dairy Mart's stockholders (excluding Mr. Stein and DM Associates).

Q: WHAT WILL HAPPEN TO THE STOCK OPTIONS?

A: At the effective time of the merger, all outstanding options to purchase shares of Dairy Mart common stock will be cancelled. Option holders will receive, for each share subject to an option with a per share exercise price less than $4.50, the difference between $4.50 and the per share exercise price of that option, regardless of whether the option is fully vested. Option holders will not receive anything in respect of the cancellation of any option with a per share exercise price greater than or equal to $4.50.

Q: WHAT WILL HAPPEN TO THE WARRANTS ISSUED IN 1995?

A: At the effective time of the merger, it is expected that warrants will be outstanding to purchase 1,942,085 shares of Dairy Mart common stock at an exercise price of $4.82. Since the exercise price of the warrants is more than $4.50 per share, no payments will be made to the holders of the warrants in connection with the merger.

Q: WHAT ARE THE ADVANTAGES AND DISADVANTAGES OF THE MERGER TO ME?

A: Soon after the merger, you will receive a cash payment for your shares of Dairy Mart common stock that you may not otherwise receive in the future. The merger consideration of $4.50 per share represents an 80% premium over the $2.50 closing price of Dairy Mart common stock on March 14, 2001, the day before the merger agreement was announced. In addition, you will not bear the risk of any decrease in the value of Dairy Mart and you will be able to dispose of your Dairy Mart shares without incurring any brokerage fees. You will not, however, have the opportunity to participate in Dairy Mart's future earnings and growth.

Q: WHAT ARE THE ADVANTAGES AND DISADVANTAGES OF THE MERGER TO THE STOCKHOLDERS
   OF DM ACQUISITION CORP. AFTER THE MERGER?

A: Upon completion of the merger, Mr. Stein and the other stockholders of Dairy Mart after the merger will have the opportunity to participate in Dairy Mart's future earnings and growth, but they will bear the risk of any decrease in the value of Dairy Mart after the merger.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working to complete the merger as quickly as possible. We expect to complete the merger (if it is approved by the stockholders of Dairy Mart) within several days after the special meeting.

Q: WHAT HAPPENS IF I SELL MY DAIRY MART SHARES BEFORE THE SPECIAL MEETING?

A: The record date for the special meeting is earlier than the expected date of the merger. If you transfer your Dairy Mart shares after the record date but before the merger, you will retain your right to vote at the special meeting but the right to receive the $4.50 in cash per share will pass to the person to whom you transfer your shares.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER?

A: The exchange of your Dairy Mart shares for cash in the merger will be a taxable transaction for federal income tax purposes if you are a U.S. holder or, in certain circumstances, a non-U.S. holder and may also be a taxable transaction under state, local and foreign tax laws.

Q: WHAT DO I NEED TO DO NOW?

A: Please complete, date and sign your proxy card and then mail it in the enclosed postage-paid envelope as soon as possible, so that your shares may be represented at the special meeting.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. Soon after the merger is completed, we will send you written instructions explaining how to exchange your Dairy Mart share certificates for cash.

Q: WHAT IS THE DATE, TIME AND PLACE OF THE MEETING?

A: The special meeting of stockholders will be held on             , 2001, at
10:00 a.m., local time, at Dairy Mart Convenience Stores, Inc., One Dairy Mart Way, 300 Executive Parkway West, Hudson, Ohio.

Q: WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETING?

A: Stockholders as of the close of business on             , 2001, are entitled
to vote at the special meeting.

Q: HOW MANY SHARES NEED TO BE REPRESENTED AT THE MEETING?

A: The holders of a majority of the outstanding shares entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. If you vote by proxy card or in person at the special meeting, you will be considered part of the quorum.

Q: HOW MANY VOTES ARE REQUIRED TO APPROVE THE MERGER PROPOSAL?

A: Under Delaware law, approval by our stockholders of the merger proposal will require the affirmative vote of a majority of the outstanding shares of Dairy Mart common stock entitled to vote at the special meeting.

     In addition, under the terms of the merger agreement, it is a condition to Dairy Mart's obligation to consummate the merger that the merger proposal be approved by a majority of the outstanding shares voting at the special meeting other than shares owned beneficially by Mr. Stein, DM Associates, DM Acquisition Corp., or any of their affiliates. This condition may be waived by Dairy Mart, provided that it gives written notice of the waiver to the stockholders at least 10 business days before the special meeting.

Q: WHY ARE TWO SEPARATE VOTES REQUIRED?

A: The special committee and the board of directors believe it is in the best interests of the stockholders to proceed with the merger. Nevertheless, in connection with approving the merger, Mr. Stein and DM Associates will be entitled to vote approximately 16% of the outstanding shares entitled to vote at the meeting. Before the merger is consummated, however, the special committee and the board of directors wanted to ensure that at least a majority of the holders of the common stock that voted at the meeting other than Mr. Stein and DM Associates voted for the merger proposal before proceeding with the merger. Accordingly, this procedure has been added to ensure that Mr. Stein and DM Associates' votes are in effect neutralized and are not provided undue weight in connection with the approval of the merger proposal.

Q: HOW DO I VOTE?

A: You can vote by signing and mailing your proxy card in the enclosed postage-paid envelope. See the proxy card for specific instructions. You may also vote in person at the special meeting.

Q: IF MY SHARES ARE HELD IN "STREET NAME," WILL MY BANK, BROKER OR OTHER NOMINEE
   VOTE MY SHARES FOR ME?

A: Generally, your bank, broker or other nominee will not have the power to vote your shares. Such nominee will vote your shares ONLY if provided with instructions on how to vote. Any failure to instruct your nominee on how to vote in favor of the merger will have the effect of a vote "against" the merger proposal for purposes of determining whether the approval requirement under Delaware law has been satisfied. With respect to the second required vote, however, any failure to instruct your nominee on how to vote will not count as a vote either "for" or "against" the merger proposal. You should follow the directions provided by your nominee on how to instruct your nominee to vote your shares.

Q: MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You may revoke your vote at any time before the special meeting by:

     - giving written notice of your revocation to Dairy Mart's Secretary;

     - filing a revoking instrument or a duly executed proxy bearing a later date with Dairy Mart's Secretary; or

     - attending the special meeting and voting in person.

Q: WHAT RIGHTS DO I HAVE IF I OPPOSE THE MERGER PROPOSAL?

A: If you oppose the merger proposal and do not vote in favor of it and the merger is completed, you may dissent and seek appraisal of the fair value of your shares under Delaware law. You must, however, comply with all of the required procedures explained on pages 62 through 64 of this proxy statement and in Appendix C to this proxy statement.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

     If you have more questions about the merger or would like additional copies of this proxy statement, you should contact Dairy Mart's Investor Relations Department at the following address:

                         Investor Relations Department
                      Dairy Mart Convenience Stores, Inc.
                               One Dairy Mart Way
                           300 Executive Parkway West
                               Hudson, Ohio 44236

     If you have additional questions about the solicitation of your proxy, you should contact:

                            ------------------------
                            ------------------------
                            ------------------------

                                       or

                                Call Toll-Free:
                            ------------------------

                        CAUTIONARY STATEMENT CONCERNING
                          FORWARD-LOOKING INFORMATION

     This proxy statement contains forward-looking statements within the meaning of the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to Dairy Mart's plans and objectives to complete the merger, implement business segmentation and restructuring plans, upgrade and remodel store locations, build new stores and increase gasoline sales, reduce the impact of under-performing stores, sell or lease certain assets, Dairy Mart's availability of supplies of gasoline, the estimated costs for environmental remediation, the successful implementation of tax planning strategies and the sufficiency of Dairy Mart's liquidity and the availability of capital. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such factors and uncertainties include, but are not limited to, the satisfaction of the conditions to complete the merger, the availability of financing and additional capital to complete the merger or otherwise pursue Dairy Mart's alternative business strategy, each on acceptable terms, if at all, the future profitability of Dairy Mart, the availability of desirable store locations, Dairy Mart's ability to negotiate and enter into lease, acquisition and supply agreements on acceptable terms, competition and pricing in Dairy Mart's market areas, volatility in the wholesale gasoline market due to market conditions and supply interruptions, modifications of environmental regulatory requirements, detection of unanticipated environmental conditions, the timing of reimbursements from state environmental trust funds, Dairy Mart's ability to manage its long-term indebtedness, weather conditions, the favorable resolution of certain pending and future litigation, and general economic conditions. Dairy Mart undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                   INFORMATION CONCERNING THE SPECIAL MEETING

DATE, TIME AND PLACE

     The special meeting will be held on           2001, at 10:00 a.m., local
time, at Dairy Mart Convenience Stores, Inc., One Dairy Mart Way, 300 Executive Parkway West, Hudson, Ohio.

PURPOSE

     At the special meeting, you will be asked to vote on a proposal to adopt the merger agreement and approve the merger. A copy of the merger agreement is attached as Appendix A to this proxy statement.

RECORD DATE AND QUORUM REQUIREMENT

     We have fixed the close of business on           , 2001, as the record date
for the determination of stockholders entitled to notice of, and to vote at, the
special meeting. At the close of business on           , 2001, there were
[5,002,026] shares of our common stock issued and outstanding held by approximately 1,000 holders of record.

     Each holder of record of our common stock, par value $0.01 per share, at
the close of business on           , 2001, is entitled to one vote for each
share then held on each matter submitted to a vote of stockholders at the special meeting.

     The holders of a majority of the outstanding shares entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. If you vote by proxy card or in person at the special meeting, you will be counted for purposes of determining whether a quorum is present at the special meeting.

VOTING PROCEDURES

  Voting By Proxy

     Holders of record can ensure that their shares are voted at the special meeting by submitting proxy instructions by completing, signing, dating and delivering the enclosed proxy card in the envelope provided. Submitting instructions by any of these methods will not affect your right to attend the special meeting and vote.

     If you return a signed proxy card but do not provide voting instructions, the persons named as proxies on the proxy card will vote "FOR" the approval of the merger proposal.

  Revoking Your Proxy

     You may revoke your proxy at any time before it is voted by:

     - giving notice, in person or in writing, to the Secretary of Dairy Mart, at One Dairy Mart Way, 300 Executive Parkway West, Hudson, Ohio 44236;

     - delivering to the Secretary of Dairy Mart a revoking instrument or a duly executed proxy indicating a contrary vote bearing a later date; or

     - attending the special meeting and voting in person.

  Assistance

     If you need help in changing or revoking your proxy, please contact at the address or phone number provided in this document under the caption "Who Can Help Answer Your Questions."

  Voting at the Special Meeting

     The method by which you vote now will not limit your right to vote at the special meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the special meeting.

  How Shares Are Voted

     Subject to revocation, all shares represented by each properly executed proxy received by the Secretary of Dairy Mart will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the shares will be voted to approve the merger proposal and in such manner as the persons named on the proxy card in their discretion determine upon such other business as may properly come before the special meeting.

  Vote Required

     Under Delaware law, approval by Dairy Mart's stockholders of the merger proposal will require the affirmative vote of a majority of the outstanding shares of Dairy Mart common stock entitled to vote at the special meeting.

     In addition, under the terms of the merger agreement, it is a condition to Dairy Mart's obligation to consummate the merger that the merger proposal be approved by a majority of the outstanding shares voting at the special meeting other than shares owned beneficially by Mr. Stein, DM Associates, DM Acquisition Corp., or any of their affiliates. This condition may be waived by Dairy Mart, provided that it gives written notice of that waiver to the stockholders at least 10 business days before the special meeting.

     Abstentions and broker non-votes will be counted for the purpose of determining if a quorum is present, but will not be included in the vote total, and, therefore, will have the same effect as a vote "against" the merger proposal for purposes of determining whether the approval requirement under Delaware law has been satisfied. For purposes of the second required vote, however, these proxies will not have the effect of either a vote "for" or "against" the merger proposal. A broker non-vote occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

     If there are insufficient votes to approve the merger proposal at the special meeting, proxies voted in favor of approval of the merger proposal and proxies as to which no voting instructions are given may be voted to adjourn the special meeting in order to solicit additional proxies in favor of approval of the merger proposal. If the special meeting is adjourned for any purpose, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have been revoked or withdrawn).

  Voting Agreement

     DM Acquisition Corp., DM Associates, New DM Management Associates I, the general partner of DM Associates, and Mr. Stein have entered into a voting agreement with Dairy Mart that requires them to vote their shares of Dairy Mart common stock to approve the merger proposal. The voting agreement relates to 90,675 shares of Dairy Mart common stock currently owned by Mr. Stein, 702,617 shares currently owned by DM Associates and by New DM Management and zero shares currently owned by DM Acquisition Corp., representing in the aggregate approximately 16% of Dairy Mart common stock outstanding on the record date. The voting agreement is described in more detail in this proxy statement under the caption "The Voting Agreement."

  Voting on Other Matters

     If any other matters are properly presented at the special meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. As of the date of this proxy statement, we do not know of any other matter to be raised at the special meeting.

  Proxy Solicitation

     Dairy Mart will bear the cost of soliciting proxies. These costs include the preparation, assembly and mailing of this proxy statement, the notice of special meeting of stockholders and the enclosed proxy card, as well as the cost of forwarding such material to the beneficial owners of Dairy Mart common stock. Our directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies by telephone, e-mail, the internet, facsimile or personal conversation. We may also reimburse brokerage firms and others for expenses in forwarding proxy material to the beneficial owners of common stock. Dairy Mart has retained a proxy solicitation firm,
               , to assist with the solicitation of proxies for a fee of
$          , plus reimbursement of reasonable out-of-pocket expenses.

PLEASE DO NOT SEND ANY CERTIFICATES REPRESENTING SHARES OF DAIRY MART COMMON STOCK WITH YOUR PROXY CARD. IF THE MERGER IS COMPLETED, THE PROCEDURE FOR THE EXCHANGE OF CERTIFICATES REPRESENTING SHARES OF DAIRY MART COMMON STOCK WILL BE AS DESCRIBED IN THIS PROXY STATEMENT. WE REFER YOU TO THE SECTIONS CAPTIONED "THE MERGER AGREEMENT -- EXCHANGE AND PAYMENT PROCEDURES" AND "THE MERGER AGREEMENT -- TRANSFERS OF SHARES" CONTAINED ELSEWHERE IN THIS PROXY STATEMENT.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

     Since Mr. Stein became the Chairman, President and Chief Executive Officer of Dairy Mart in 1995, Dairy Mart's strategy has been to focus on the quality of its stores rather than the quantity of its stores. As part of this strategy, Dairy Mart moved its corporate headquarters from Connecticut to Ohio and sold 156 stores in New England and New York in the summer of 1997. This transaction allowed Dairy Mart to concentrate its business in one region and to use the sale proceeds to reinvest in the renovation of existing stores and invest in newer, higher quality stores and technological upgrades. From 1997 through the spring of 2000, Dairy Mart opened 57 new stores, remodeled and re-imaged a number of other stores and sold or closed 167 of its older, less profitable stores.

     Dairy Mart's strategy also recognized that a successful modern convenience store concept required stores that sold gasoline. All of Dairy Mart's new stores offer gasoline products as well as traditional merchandise and food services. From early 1998 to the end of 1999, Dairy Mart had discussions with a number of major oil companies to explore the possibility of a joint venture-type relationship that would involve branding Dairy Mart stores with a national brand and provide Dairy Mart with capital for its new store expansion program. In the spring of 1998, Dairy Mart and Chevron entered into a branding arrangement with respect to some of its stores in Kentucky and Indiana that provided Dairy Mart funds to brand and remodel its stores in that area.

     By the fall of 1999, the ability of Dairy Mart to continue new store growth at previous rates was becoming increasingly difficult without having a major oil company to provide capital or without access to other capital sources. Although Dairy Mart had begun negotiations with another major oil company that would have provided Dairy Mart additional stores in exchange for branding rights, these negotiations were put on hold in May of 2000, when Dairy Mart announced it was considering its strategic alternatives, including a possible sale of Dairy Mart.

     In the fall of 1999, Dairy Mart also began developing a specific action program to address further the quality of its store portfolio and to increase the percentage of stores that sell gasoline. Higher labor costs and declining merchandise and gasoline margins brought into focus the need to remove non-strategic and inadequately profitable locations from the store portfolio. Dairy Mart's management continued to develop this plan to reposition the store portfolio during the spring of 2000, which was designed to sell or close the lower contribution stores as a group, reduce overhead appropriately and repay debt.

     On October 6, 1999, a private equity group with investments in the convenience store industry ("Private Equity Group One") sent an unsolicited letter to the board of directors of Dairy Mart stating that it was prepared to discuss an offer to buy Dairy Mart for $7.00 per share. This letter followed previous conversations between a representative of Private Equity Group One and Mr. Stein that ranged from making a potential investment in Dairy Mart to a suggestion that Private Equity Group One might be interested in purchasing the whole company. After consulting with members of the board of directors, Mr. Stein informed Private Equity Group One that Dairy Mart was not for sale at that price and that the board of directors believed that the long-term value of the stock, in the context of the existing business plan, was in excess of the suggested non-binding price. On October 18, 1999, in a strongly worded second letter to the board of directors, Private Equity Group One criticized Dairy Mart's strategy and operations. Thereafter, Mr. Stein informed Private Equity Group One that Dairy Mart was resolved to pursue its existing business plan. On October 20, 1999, Mr. Stein wrote a memorandum to the board of directors pointing out several inaccuracies in the October 18th letter and informed the board of directors that he would explain to Private Equity Group One that Dairy Mart was not interested in discussing its expression of interest. On May 12, 2000, the day after Dairy Mart publicly announced that it was considering strategic alternatives, including a possible sale, Private Equity Group One sent a third letter to the board of directors. Although Private Equity Group One was contacted in connection with soliciting indications of interests to purchase Dairy Mart and signed a standard confidentiality and standstill agreement, it never submitted any further indication of interest.

     On April 6, 2000, the Dairy Mart board approved the previously mentioned store sale and closing program as developed by Dairy Mart's management in the fall of 1999 through the spring of 2000 (the "Business Segmentation Plan"). The Business Segmentation Plan targeted the sale or closing of 246 of Dairy Mart's then 601 stores, the reduction of overhead and the repayment of debt. The plan also included the potential sale of an underused Small Business Investment Company subsidiary licensed by the Small Business Administration.

     After the April 6th board meeting, Mr. Stein reviewed a letter from a senior partner of the private equity sponsor of a regional convenience store consolidator (the "Regional Consolidator") as a follow-up to prior meetings and discussions the private equity sponsor had had with Mr. Stein concerning its interest in buying Dairy Mart. In that letter, the private equity sponsor proposed a possible transaction between Dairy Mart and the Regional Consolidator. The private equity sponsor suggested that if it were afforded the opportunity to spend time with the management team and review Dairy Mart's results in detail it would be in a position to make an all-cash offer at a significant premium to the current trading price and possibly to the highest closing price in the past year. At that time, these Dairy Mart per share prices were $2.875 and $5.375, respectively. The letter, however, did not indicate any proposed offer price.

     On April 19, 2000, a group led by Mr. Frank Colaccino, former president and chief executive officer of Dairy Mart, announced plans to commence a proxy contest to replace Dairy Mart's board of directors at the May 25, 2000 Annual Meeting. In his proxy materials, Mr. Colaccino announced that if he replaced the board of directors, he would retain a financial advisor to try to sell Dairy Mart.

     On April 27, 2000, Dairy Mart publicly announced its Business Segmentation Plan and on May 2, 2000, Dairy Mart entered into an engagement letter with Provident Capital Corp. to act as financial advisor in connection with the Business Segmentation Plan.

     On May 5, 2000, the Regional Consolidator delivered a letter to the board of directors expressing an interest in pursuing an acquisition of Dairy Mart. The letter suggested that the Regional Consolidator was prepared to make an all-cash offer at a significant premium to the stock price at that time. The letter, however, did not indicate a per-share offer price. The per share price was $2.125 at the close of business on May 4, 2000. The letter referred to the Business Segmentation Plan and suggested that the Regional Consolidator might offer more value for the business if the under-performing stores were included as part of a larger transaction. The letter further stated that additional discussions and due diligence would be required.

     On May 9, 2000, the board of directors, after receiving a report from Mr. Stein on the letter from the private equity sponsor of the Regional Consolidator and after reviewing the follow-up letter of May 5, 2000 from the Regional Consolidator, instructed Mr. Stein to advise the Regional Consolidator that, because of the pending proxy contest, it was inappropriate to have discussions, but that, subject to signing an appropriate confidentiality agreement, Mr. Stein would be willing to meet with representatives of the Regional Consolidator after the shareholders' meeting scheduled for May 25, 2000. On May 10, 2001, Mr. Stein advised the Regional Consolidator of the board's position.

     On May 11, 2000, the board received a letter from a significant stockholder of Dairy Mart, who also held other significant investments in the convenience store industry. The letter stated an intent to continue to acquire Dairy Mart's shares in the open market and to propose a business combination with Dairy Mart. On May 12, 2000, Mr. Stein sent this stockholder a letter informing him that before any conversations could commence he would have to enter into a standard confidentiality and standstill agreement. On May 18, 2000, the significant stockholder replied to Mr. Stein's letter, declining to enter into any confidentiality and standstill agreement.

     On May 11, 2000, in light of the pending proxy contest and the recent expressions of interest, Dairy Mart announced that it had received credible expressions of interest from potential purchasers and that the board of directors had authorized hiring an investment bank to explore all of Dairy Mart's strategic alternatives, including the possible sale of Dairy Mart. On May 15, 2000, Dairy Mart entered into an engagement letter with Morgan Keegan to act as financial advisor to Dairy Mart in its analysis and consideration of its strategic alternatives. Dairy Mart also suspended implementation of the Business

Segmentation Plan and terminated negotiations with a major oil company pending this review of strategic options.

     On May 21, 2000, in an agreed-upon settlement with Dairy Mart, Mr. Colaccino terminated his proxy contest.

     Between June 12, 2000 and August 10, 2000, representatives of Morgan Keegan contacted 46 potential buyers, 24 of which (including the Regional Consolidator and Private Equity Group One) executed standard confidentiality and standstill agreements and received a descriptive memorandum, including publicly available information concerning Dairy Mart. Based on the descriptive memorandum, two potential buyers provided indications of interest to purchase Dairy Mart. On July 19, 2000, a second private equity group ("Private Equity Group Two"), which owns convenience stores, submitted an indication of interest at an estimated value of approximately $8.00 per share, and on July 24, 2000, the Regional Consolidator submitted an indication of interest proposing to acquire Dairy Mart for an aggregate price of between $6.00 and $8.50 per share. Both proposals were also subject to satisfactory completion of business, financial and legal due diligence.

     On July 26, 2000, the board of directors held a telephonic board meeting to consider these indications of interest. Representatives of Morgan Keegan informed the board that a third potential buyer was considering a proposal; however, this potential buyer eventually indicated that it would make a proposal no higher than the amount of Dairy Mart's outstanding indebtedness. This potential buyer subsequently declined to submit a formal proposal.

     The board of directors convened a special meeting on August 10, 2000 to consider the indications of interest and strategic alternatives available to Dairy Mart. Representatives of Morgan Keegan made a presentation to the board that included an overview of the sale process to date and an analysis of strategic alternatives. At the meeting, Morgan Keegan advised the board of directors that based on the Business Segmentation Plan as proposed, the sale or closure of 246 non-strategic or underperforming stores would likely not provide as much value to stockholders as a complete sale of Dairy Mart, and that given the current financial performance of Dairy Mart and market conditions generally, it advised the board to move forward with the proposals to acquire Dairy Mart that had been received.

     Between August 15, 2000 and August 24, 2000, both the Regional Consolidator and Private Equity Group Two were given access to detailed financial, business and legal due diligence and participated in due diligence meetings with Dairy Mart's management. After the due diligence meeting on August 24th, Private Equity Group Two informed Morgan Keegan that it was declining to submit a proposal.

     In August of 2000, representatives of Morgan Keegan, on behalf of Dairy Mart, invited the Regional Consolidator to submit a firm written offer to Dairy Mart. On August 24, 2000, the Regional Consolidator sent a letter to Dairy Mart stating that it would submit a proposal by September 29, 2000.

     In September of 2000, Morgan Keegan was approached by a regional convenience store operator (the "Regional Operator") about its potential interest in acquiring Dairy Mart. After the Regional Operator executed a standard confidentiality and standstill agreement, Morgan Keegan sent the Regional Operator a copy of the descriptive memorandum. Representatives of Morgan Keegan also sent a letter to the Regional Operator on behalf of Dairy Mart inviting it to submit a firm written offer to Dairy Mart.

     On September 11, 2000, the Regional Consolidator requested an extension of the deadline to submit a proposal to October 13, 2000 in order to have its financing more completely in place. The board of directors decided to grant the request based on the fact that the Regional Consolidator appeared to be the only bidder at that time and that the Regional Operator had just begun its due diligence. The board hoped that extending the deadline would allow the Regional Operator enough time to submit a proposal.

     In the late summer of 2000, Mr. Stein began to explore the potential for a management buyout. Mr. Stein's interest as a bidder resulted from his belief that there would only be a small number of bidders and that he could put together a proposal that would be more attractive than the offers he expected from the other bidders. Accordingly, on October 12, 2000, after a series of preliminary conversations with potential financing sources, Mr. Stein asked the board of directors if they would delay the consideration of the bids that were expected to be delivered on October 13, 2000 to give him time to prepare a bid. Upon the advice of Morgan Keegan, the board of directors did not extend the bidding process any further, but encouraged Mr. Stein to pursue a bid. Although no special committee was formed at this time, the board of directors determined that the board members would be isolated from the bids and only Morgan Keegan would receive them until the status of Mr. Stein as a potential bidder was resolved.

     On October 13, 2000, the Regional Consolidator submitted a written proposal and the Regional Operator submitted an indication of interest to Morgan Keegan, on behalf of Dairy Mart. The Regional Consolidator's letter proposed a price of $4.00 per share to be paid at closing, plus a $1.00 per share escrow that might be payable to Dairy Mart stockholders depending on the outcome of previously disclosed litigation. The Regional Consolidator's proposal also provided that it was subject to approval by a majority of Dairy Mart's subordinated noteholders and contemplated a $5 million break-up fee. The Regional Consolidator's proposal also included a signed commitment letter for an $85 million revolving credit facility and a detailed mark-up of the draft merger agreement provided by Dairy Mart's counsel. The credit facility was also subject to a majority of Dairy Mart's subordinated noteholders approving the transaction or accepting replacement notes on terms acceptable to the agent providing the new $85 million credit facility.

     The Regional Operator's indication of interest proposed an aggregate purchase price of $43 million as payment for the Dairy Mart common stock, less all change of control costs, which included all amounts due and payable under any severance plans, amounts payable upon termination of employees, bonuses, unfunded obligations, lease obligations, insurance costs, legal fees and financial advisor fees. The Regional Operator's indication of interest was based on limited and preliminary due diligence, did not include any committed financing or a detailed mark-up of the draft merger agreement that had been provided by Dairy Mart's counsel. The proposal included a $2 million break-up fee and insisted on a 15 business-day exclusive period to conduct additional due diligence.

     On October 17, 2000, a special telephonic meeting of the board of directors was convened. Dairy Mart's counsel explained the need for a special committee of disinterested directors to evaluate the proposals to acquire Dairy Mart in light of Mr. Stein's expressed intention to submit a proposal. The board appointed a special committee consisting of Messrs. Barrett, Birchfield, Everets and Foley. The special committee was authorized to review all proposals made by interested parties, including Mr. Stein, to negotiate a potential transaction with all interested parties and to make its recommendation to the entire board at the appropriate time. The members of the special committee requested that counsel and Morgan Keegan continue to represent Dairy Mart and the special committee in connection with evaluating and negotiating any potential transaction.

     On October 17, 2000, immediately after the adjournment of the meeting of the entire board of directors, the special committee met by conference call. Mr. Everets was appointed Chairman of the special committee. A representative from Morgan Keegan made a presentation to the special committee regarding the proposal received from the Regional Consolidator and the indication of interest received from the Regional Operator. Both the proposal and the indication of interest were distributed to the special committee, along with a summary prepared by Morgan Keegan and counsel to the special committee of the issues presented in the letters. Counsel made a presentation to the special committee regarding the estimated valuation of the lawsuits included in the Regional Consolidator's escrow arrangement, based on their discussions with litigation counsel representing Dairy Mart in connection with the lawsuits. The special committee discussed the valuation issues relating to the pending lawsuits and the Regional Consolidator's proposal. Representatives of Morgan Keegan informed the special committee that, based on its estimates, the value to stockholders of the Regional Operator's indication of interest was approximately $5.00 per share, which was likely to decline as more change of control costs and other issues were identified as the Regional Operator continued with its due diligence. The special committee noted that the Regional Operator's indication of interest was less firm than the Regional Consolidator's proposal and that the Regional Operator had only conducted preliminary due diligence.

     On October 18, 2000, Mr. Stein notified the special committee of his intention to make an offer to purchase Dairy Mart in the range of $6.00 to $7.00 per share, subject to receiving financing commitments.

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

Although Mr. Landry had been asked to participate in Mr. Stein's buyout group, he declined the invitation. Accordingly, with Mr. Stein's consent, the special committee asked Mr. Landry to act in an advisory role to the special committee and to assist the special committee in evaluating the various proposals. Mr. Landry accepted this role.

     On October 19, 2000, the special committee met by conference call. Representatives of Morgan Keegan reported that the Regional Operator had verbally altered its indication of interest to eliminate the change of control netting concept and proposed to pay a net purchase price of $35 million for Dairy Mart, which Morgan Keegan determined was approximately $6.00 per share. However, the Regional Operator continued to insist on an exclusive negotiation period of 15 days in order to continue with its due diligence. The Regional Operator had also not provided any more information regarding the status of its financing necessary in order to complete a transaction. The special committee determined that, based on the fact that, as threshold matters, the Regional Operator was not far along in its due diligence and had only submitted a preliminary proposal, which did not include a per share price or financing commitments, that it would not be in the best interests of the Dairy Mart stockholders to give the Regional Operator exclusive negotiating rights and dismiss the other bidders. However, the special committee authorized representatives of Morgan Keegan to encourage the Regional Operator to complete its due diligence and to make a firm offer for Dairy Mart. Later that day, Thomas W. Janes submitted a letter of resignation to the board of directors. Mr. Janes stated that he believed it appropriate to resign based on potential participants in the process relating to Dairy Mart's exploration of strategic alternatives.

     On October 20, 2000, representatives of Morgan Keegan sent a letter to the Regional Consolidator on behalf of the special committee, based on instructions from the special committee. The letter listed the following issues of price and terms that had to be resolved before moving forward. The letter stated that the $4.00 per share ($5.00 per share less a $1.00 escrow pending the outcome of certain litigation) price was unacceptable and suggested a $6.00 per share price, subject to a net deduction of 30 cents for the potentially problematic lawsuits. The letter stated that the proposed escrow mechanism was not a workable solution because the special committee was not prepared to ask stockholders to vote on a proposal in which the full value the stockholders would receive was unknown. The letter further stated that the $5 million break-up fee was unreasonably high since it would require a third party, in effect, to pay almost $1.00 per share to top the Regional Consolidator's proposal. A break-up fee of $1 million was suggested. In addition, the letter stated that consent of the subordinated noteholders should not be a condition to closing, but rather that the Regional Consolidator should obtain this consent before signing a merger agreement.

     On October 20, 2000, representatives of Morgan Keegan contacted the Regional Operator and offered to give it 10 business days of due diligence in order to submit a bid with a per share price. The Regional Operator stated that it was unwilling to proceed with further due diligence unless it was granted an exclusive right to the transaction during its due diligence.

     On October 23, 2000, the Regional Consolidator sent a letter to the special committee in which it stated that it refused to raise the per share price or reduce the break-up fee; although it stated that it did agree to remove consent of the subordinated noteholders as a condition to closing. Also on that day, Mr. Stein submitted a proposal to the special committee. The proposal offered a per share price of $6.50. Mr. Stein's proposal included details regarding common and preferred equity, senior and subordinated debt and commercial marketing arrangements of Dairy Mart that would be used to finance the acquisition.

     On October 24, 2000, the special committee met by conference call to discuss Mr. Stein's proposal, the response letter sent by the Regional Consolidator and Morgan Keegan's discussions with the Regional Operator. The special committee concluded that it was still in the best interests of Dairy Mart's stockholders not to grant a 15-day exclusive period to the Regional Operator to complete its due diligence based on a preliminary proposal. The special committee requested that representatives of Morgan Keegan continue to negotiate further with each bidder.

     On October 28, 2000, the Regional Operator delivered a letter to Morgan Keegan withdrawing its indication of interest. The Regional Operator stated that it would be willing to reinitiate its participation if: (1) it were given 15 business days of due diligence; (2) the board executed a letter of intent before commencing due diligence; and (3) it was assured that it was not competing with management in the bidding process.

     On November 8, 2000, the special committee met by conference call. Representatives of Morgan Keegan, after having met with the Regional Consolidator on October 23, 2000, made a presentation to the special committee regarding Dairy Mart's pending lawsuits and their effect on the valuation of the Regional Consolidator's proposal and discussed their ongoing efforts to evaluate the Regional Consolidator's proposal and Mr. Stein's proposal. They also reported that the Regional Consolidator was not willing to revise its proposal and that the Regional Operator continued to insist on an exclusive period to develop a definitive proposal. The special committee considered the nominal values of each proposal and the ability of each party to complete a transaction at those values. The special committee determined not to grant an exclusive period to the Regional Operator before it had completed due diligence, given the uncertainty of the price and terms that the Regional Operator had proposed. The special committee asked representatives of Morgan Keegan to further negotiate with the Regional Consolidator and Mr. Stein in order to obtain the most favorable proposal from each.

     From November 9 through November 16, 2000, the special committee met by conference call three times. At these meetings, the special committee discussed materials sent by Mr. Stein to the special committee regarding the financing for Mr. Stein's proposal, and compared the nominal value of Mr. Stein's and the Regional Consolidator's proposals versus certainty of completing each transaction. The special committee noted that the Regional Consolidator's proposal permitted the Regional Consolidator to renegotiate the price if certain financial indicators of Dairy Mart declined and that based on the recent operating results concluded that the Regional Consolidator might decrease its offer upon receipt of updated financial information. The special committee, therefore, concluded that Mr. Landry should arrange a meeting directly with the Regional Consolidator to discuss the recent operating results and to attempt to negotiate a better proposal, given the Regional Consolidator's perceived ability to act quickly.

     On November 16, 2000, at the direction of the special committee, Mr. Landry met with the chief executive officer and the executive vice president and chief financial officer of the Regional Consolidator to discuss recent operating results, and to relay that the special committee would find a price per share of $5.50 without any holdback or escrow acceptable. The representatives of the Regional Consolidator told Mr. Landry that the Regional Consolidator would not change its prior proposal. In response to the meeting with Mr. Landry, the Regional Consolidator sent a letter to the special committee on November 20, 2000, formally withdrawing its proposal letter of October 13, 2000. The Regional Consolidator expressed concern that recent financial results revealed negative trends that indicated a further deterioration in the value of Dairy Mart.

     On November 29, 2000, Mr. Stein reported to the special committee that his potential source of subordinated debt financing had withdrawn from the transaction because of general market conditions. From November 30 through December 4, 2000, the special committee met three times by conference call. At these meetings, the special committee explored the status of Mr. Stein's existing financing, sought to evaluate the likelihood that he would be able to replace the withdrawn subordinated debt financing in light of deteriorating markets for that kind of financing generally, suggested that Mr. Stein approach Dairy Mart's current subordinated noteholders, authorized Morgan Keegan to contact the Regional Consolidator to determine if it was still interested in a transaction and considered whether a company-sponsored recapitalization could provide the stockholders any immediate value. At the second of these meetings, a representative of Morgan Keegan reported to the special committee that a representative of the Regional Consolidator had told him that, given the recent performance of Dairy Mart, the Regional Consolidator now valued Dairy Mart at the level of its outstanding debt. The Regional Consolidator proposed that Dairy Mart convince the current subordinated noteholders to accept a discount on their subordinated notes and use that amount to provide some payment to the stockholders. Although the special committee instructed Morgan Keegan to remain in contact with the Regional Consolidator in the event that it might express interest in a more favorable proposal, the special committee concluded that its only meaningful option was to allow Mr. Stein time to replace his subordinated debt financing and complete the other aspects of his financing. In addition, the special committee concluded that Mr. Stein's proposal, if it could be financed, would provide considerably more value to the stockholders than a company-sponsored recapitalization.

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

     On December 5, 2000, Mr. Stein submitted a revised proposal to the special committee to acquire Dairy Mart at a price of $4.50 per share. The reduction in price was directly related to the lack of available subordinated debt financing to replace the current subordinated noteholders. Mr. Stein's proposal to the special committee required that the current subordinated noteholders agree to refinance approximately $38.5 million of their existing $88.5 million of outstanding subordinated notes, with the remaining $50 million balance paid in cash. Mr. Stein's proposal also requested a $4 million break-up fee. Later that day, the special committee met by conference call. The special committee discussed Mr. Stein's revised proposal, the terms of Dairy Mart's indenture as they related to Mr. Stein's proposal and to other company-sponsored recapitalization scenarios. The special committee also noted that, absent obtaining the appropriate consents under the terms of the indenture, any transaction that resulted in a change in control of Dairy Mart would require that the subordinated notes be redeemed at 101% of par (or approximately $89.4 million). Accordingly, any proposed transaction would require either a full refinancing of the subordinated notes or the agreement of a majority of the current subordinated noteholders to amend the indenture and refinance their notes. The special committee instructed Mr. Landry to enter into discussions with the subordinated noteholders on its behalf to determine their willingness to participate in a transaction involving Mr. Stein. Immediately after the meeting, as requested by the special committee, Mr. Landry relayed to Mr. Stein the special committee's reaction to Mr. Stein's proposal. Mr. Landry conveyed the special committee's view that Mr. Stein should attempt to structure a proposal to acquire Dairy Mart for $6.00 per share.

     On December 6, 2000, Mr. Stein increased his offer to $5.50 per share. He stated that the previous reduction in his offer was due to the difficulty in obtaining the necessary subordinated debt financing. Mr. Stein's offer at $5.50 per share was contingent upon the subordinated noteholders' willingness to refinance approximately $50 million of the outstanding subordinated notes.

     On or about December 7, 2000, Mr. Landry conveyed Mr. Stein's proposal to the subordinated noteholders. The subordinated noteholders indicated that they might be willing to refinance a small portion of the subordinated notes, but would not agree to any transaction that required them to refinance a substantial portion of their debt while providing Dairy Mart stockholders $5.50 per share.

     On December 13, 2000, Mr. Stein and his advisors met with some of the subordinated noteholders and asked that they refinance approximately $60 million of their notes in a transaction in which the stockholders would receive $5.50 per share. The subordinated noteholders emphasized that they were unwilling to agree to the stockholders' receiving $5.50 per share and stated that they would agree to refinance no more than approximately $25 million of their notes.

     On December 15, 2000, the special committee met by conference call. Mr. Barrett (a member of the special committee), representatives of Morgan Keegan and counsel each reported to the special committee that they had been contacted by an investment banker regarding the possibility of a proposal by a second regional convenience store operator, if Dairy Mart would waive a standstill agreement that resulted from prior litigation. The special committee authorized representatives of Morgan Keegan to contact representatives of this second regional convenience store operator to encourage it to submit a proposal to the special committee. Mr. Landry, based on information received from Mr. Stein and the major subordinated noteholders, then reported to the special committee regarding Mr. Stein's meeting with the subordinated noteholders that had taken place on December 13th. Mr. Landry reported that the subordinated noteholders had emphatically rejected refinancing any part of their debt in any transaction in which stockholders received $5.50 per share, as proposed by Mr. Stein. In addition, Mr. Landry reported that the subordinated noteholders would agree to refinance only approximately $25 million of their notes.

     On December 28, 2000, after numerous conversations between Mr. Landry and the three largest subordinated noteholders were unable to advance the transaction, Mr. Landry and counsel to the special committee met by telephone with representatives of the subordinated noteholders and their counsel. Counsel to the special committee stated that, under Mr. Stein's proposal to pay $5.50 per share, the subordinated noteholders would have to refinance approximately $50 million of their notes and receive approximately $38 million in cash for their remaining notes (or approximately 43% of the outstanding notes). The representatives of the subordinated noteholders stated that they wished to receive at least $15 million more cash in the transaction, therefore indicating that they would be willing to refinance $35 million of notes instead of the $50 million that had been proposed. They also stated that they would not agree to any transaction involving a $5.50 per-share amount to be paid to stockholders. Additionally, the subordinated noteholders suggested that the stockholders ought to receive less cash and an additional security, proposing that the stockholders could receive $2.00 per share in cash and some type of junior debt instrument valued at approximately $5.00 per share.

     On December 29, 2000, the special committee met by conference call. Mr. Landry and counsel reported on the discussions with the subordinated noteholders regarding the potential terms of a restructuring. The special committee discussed the terms the subordinated noteholders had proposed and determined that a cash and junior debenture proposal as outlined by the subordinated noteholders was not acceptable. The special committee determined that it would not be appropriate to require current stockholders to remain invested in Dairy Mart at a junior debt position.

     On January 4, 2001, the special committee met by conference call. Mr. Landry reported that during the past week, he and Mr. Stein had again discussed the possibility of a restructuring with the subordinated noteholders. The subordinated noteholders again refused to consider any transaction that would pay stockholders $5.50 per share unless the subordinated noteholders were redeemed in full. Later that day, counsel to the special committee conveyed a suggested compromise to representatives of the subordinated noteholders. The special committee offered to reduce the amount paid to stockholders to $5.00 per share. The subordinated noteholders rejected this proposal stating that they would not agree to a transaction involving a $5.00 per share amount to be paid to stockholders.

     On January 9, 2001, representatives of the subordinated noteholders told Mr. Landry that, subject to the successful negotiation of other terms and conditions, they might be willing to agree to a proposal that would permit stockholders to receive $4.00 per share.

     On January 11, 2001, the special committee met by conference call. The special committee discussed the unwillingness of the subordinated noteholders to refinance more than $35 million of their notes. The special committee also considered the fact that the subordinated noteholders had expressed a willingness to agree to a proposal that provided $4.00 per share to stockholders, but were unwilling to agree to any proposal at $5.00 per share or higher, and concluded that a transaction involving the payment of $4.50 per share to stockholders might be possible, subject to agreement on all other terms and conditions. The special committee determined that because there were no alternatives that were more favorable to stockholders, negotiations among Mr. Stein, the subordinated noteholders and the special committee should continue on the basis of a $4.50 per-share price.

     Thereafter, until March 15, 2001, the date the merger agreement was executed, representatives of the special committee, Mr. Stein and the subordinated noteholders engaged in negotiations based on a payment of $4.50 per share to the stockholders that eventually resulted in an agreement by 70% of the holders of subordinated notes to participate in the exchange offer described under "Merger Financing; Sources of Financing -- Senior Subordinated Notes." During this period, the subordinated noteholders engaged in due diligence on Dairy Mart. During the later stages of these discussions, representatives of the subordinated noteholders insisted that they would not agree to any transaction until they were assured that Dairy Mart would make the scheduled March 15, 2001 interest payment of $4.5 million due to the subordinated noteholders in accordance with the indenture and the $20 million prepayment on the senior credit facility was waived.

     On February 15, 2001, the special committee met by conference call and Mr. Landry updated the special committee on discussions with a representative of the second regional convenience store operator. The representative of the second regional convenience store operator stated that it might be interested in pursuing a transaction and requested due diligence information, which Morgan Keegan provided. The second regional convenience store operator never made a written or verbal proposal regarding a transaction.

     On February 16, 2001, counsel for Mr. Stein responded to the draft merger agreement previously provided by counsel to the special committee with a detailed mark-up containing Mr. Stein's proposals. The most significant issue raised was that Mr. Stein proposed a $4 million break-up fee in the event the transaction was not completed due to actions of Dairy Mart. Additionally, Mr. Stein proposed that Dairy Mart advance $250,000 to Provident Bank, Mr. Stein's senior lender and a participating bank under Dairy Mart's existing senior credit facility, as its commitment fee for the new senior secured credit facility described under "Merger Financing; Sources of Financing -- Senior Secured Credit Facility", to be paid upon execution of the merger agreement. The comments also included various issues relating to Dairy Mart's ability to provide information to another bidder or to terminate the merger agreement in order to accept a superior transaction. In addition, Mr. Stein also proposed that, upon signing the merger agreement, he be allowed to recommence the implementation of a revised Business Segmentation Plan that had been put on hold pending the evaluation of the strategic alternatives and initiate and accelerate a modified business restructuring plan that had been part of the original Business Segmentation Plan (the "Business Restructuring Plan").

     On February 26, 2001, the Regional Consolidator sent a letter with a proposal to purchase 222 of Dairy Mart's retail stores, corporate assets used in the operation of these stores and all of Dairy Mart's trade names and general intangibles, for a price of $120 million. The $120 million purchase price would be paid by assuming certain of Dairy Mart's debt. The only cash to be paid to Dairy Mart would be for the inventory located in the purchased stores.

     On February 27, 2001, the special committee met by conference call. The special committee discussed the proposal received by the Regional Consolidator. Representatives of Morgan Keegan provided their analysis of the Regional Consolidator's proposal. Morgan Keegan's analysis assumed, among other factors, that a sale of the remaining stores would result in net proceeds of $20 million and that Dairy Mart's remaining debt would be approximately $12.4 million. The available cash that could be distributed to stockholders would be approximately $3.4 million, or about $0.50 per share. The special committee also considered the fact that after the proposed transaction and sale of its best stores, Dairy Mart would be faced with attempting to liquidate the poorer performing stores. Dairy Mart was likely to face low cash flow with high corporate overhead, employee departures, and other risks in attempting an organized liquidation. The special committee determined to attempt to solicit improved terms from the Regional Consolidator.

     On February 28, 2001, representatives of Morgan Keegan talked to the Regional Consolidator, who explained the assumptions behind the proposal and reported that the amount they were willing to negotiate upwards on price, if at all, would be minimal. The Regional Consolidator suggested that Dairy Mart negotiate with the subordinated noteholders so that any amounts not assumed by the Regional Consolidator would be waived and made available to the stockholders. After having been told by the Regional Consolidator of its latest proposal, a representative of the subordinated noteholders and Mr. Landry discussed the basic terms of the Regional Consolidator's proposal. This representative of the largest subordinated noteholder stated that it would not support any such proposal because Mr. Stein's transaction provided more value to the subordinated noteholders and that the Regional Consolidator's proposal should be considered a fallback position. Thereafter, the special committee met by conference call to consider the Regional Consolidator's proposal. Based on the issues previously considered and the relative merits of Mr. Stein's proposal, the special committee determined that unless the Regional Consolidator increased its offer, it was not appropriate at this time to proceed with a transaction with the Regional Consolidator.

     Over the course of the next several days, the parties finalized the definitive documentation for the transaction with Mr. Stein. The special committee's legal and financial advisors reviewed this documentation.

     On March 9, 2001, the special committee met in Cleveland, Ohio to discuss outstanding issues relating to the execution of the merger agreement. Representatives of the special committee's financial and legal advisors also attended the meeting. Counsel to the special committee advised the members of the special committee as to their fiduciary duties in considering the proposed transaction and in particular their duty, once they decided to sell the company, to obtain the best price reasonably available to Dairy Mart's stockholders. Counsel to the special committee reviewed the principal terms and conditions of the merger agreement and ancillary agreements and arrangements. Counsel explained that the clause in the merger agreement prohibiting Dairy Mart from soliciting competing bids allowed the special committee under certain circumstances to provide confidential information about Dairy Mart to anyone who makes a superior bona fide acquisition proposal, to engage in discussions or negotiations with anyone who makes such a proposal and, upon receipt of such a proposal, to withdraw or modify the special committee's recommendation of the merger. Morgan Keegan made a presentation to the special committee in which it discussed the information described under "-- Opinion of the Financial Advisor for the Special Committee." Morgan Keegan then rendered its oral opinion to the special committee that, as of such date, the proposed merger consideration of $4.50 per share was fair, from a financial point of view, to the Dairy Mart stockholders (other than Mr. Stein and his affiliates). The special committee noted, however, that even if the outstanding issues in the merger agreement could be resolved it would not be appropriate to execute a merger agreement until Dairy Mart's management gave assurance to the special committee that it would have sufficient liquidity to pay the $4.5 million interest payment due to the subordinated noteholders under the indenture on March 15, 2001, and until it had entered into an agreement with its senior lenders pursuant to which the $20 million prepayment under Dairy Mart's credit agreement that was originally due on March 15, 2001, would be deferred or eliminated. Management gave these assurances at the meeting.

     Following the special committee meeting, the full board of directors met to consider Mr. Stein's revised Business Segmentation Plan and the accelerated and modified, Business Restructuring Plan that had been part of the original Business Segmentation Plan. The board determined that implementation of these Plans was in the best interests of Dairy Mart regardless of whether Mr. Stein's transaction was consummated. A more complete description of these plans can be found in the section entitled "Business -- General" in Dairy Mart's Annual Report on Form 10-K, which is incorporated by reference herein and attached hereto as Appendix D.

     On March 13, 2001, the special committee met by conference call to discuss open issues on the merger agreement, including the possibility of Dairy Mart reimbursing Mr. Stein for expenses in the event of a failed deal. In the course of negotiation, in response to the special committee's strong objection to any break-up fee, Mr. Stein agreed to no break-up fee so long as his expenses were covered if the merger did not occur for any reason other than Mr. Stein's breach of the merger agreement. The special committee agreed in principle, but requested a cap on these expenses. Mr. Stein first offered a cap of $1.5 million but after negotiation agreed to cap expenses at $750,000. The special committee resolved to authorize the reimbursement of up to $750,000.

     On March 14, 2001, counsel reported to the special committee that Mr. Stein had accepted a cap of $750,000 for reimbursement of expenses if the merger were not consummated. On March 14, 2001, Dairy Mart management advised the special committee that the interest payment due to the subordinated noteholders under the indenture on March 15, 2001 would be paid and that Dairy Mart had entered into an amendment to its credit agreement pursuant to which Dairy Mart's $20 million repayment obligation was eliminated.

     On March 15, 2001, all the members of the special committee met telephonically to consider the merger agreement and determine whether to recommend its adoption to the full board of directors. Representatives of the special committee's financial and legal advisors also attended the meeting. Counsel to the special committee reminded the members of the special committee as to their fiduciary duties in considering the proposed transaction, as previously discussed at the March 9, 2001 special committee meeting. Counsel to the special committee reviewed the changes to the merger agreement and ancillary agreements and arrangements to update the information presented at the March 9, 2001 special committee meeting. Morgan Keegan made a presentation to the special committee in which it updated the information provided on March 9, 2001, described (inclusive of the update) under "Special Factors -- Opinion of the Financial Advisor for the Special Committee." Morgan Keegan then rendered its oral opinion (later confirmed in writing) to the special committee that, as of March 15, 2001, the merger consideration of $4.50 per share was fair, from a financial point of view, to the Dairy Mart stockholders (other than Mr. Stein and his affiliates).

     At the conclusion of these presentations and after discussion, including a discussion of the items discussed under "Special Factors -- Recommendations of the Special Committee and the Board of Directors," the special committee unanimously determined to approve the merger agreement and determined the merger agreement fair to and in the best interests of the Dairy Mart stockholders, and approved resolutions recommending that Dairy Mart's board of directors approve the merger as outlined in the merger agreement.

     Immediately following the special committee's meeting, a meeting of the entire board of directors was held to consider approval of the merger as well as adoption of the merger agreement. The meeting was attended by all members of the board. Counsel to the special committee and representatives of Morgan Keegan also attended the meeting.

     Mr. Everets, chairman of the special committee, reported the conclusions and recommendation of the special committee to the full board. The board of directors then unanimously concluded, that the merger was fair to, and in the best interests of, Dairy Mart and its stockholders (other than Mr. Stein and his affiliates), unanimously approved the merger agreement and recommended that the Dairy Mart stockholders vote in favor of the merger proposal. Mr. Stein abstained from voting on these matters because of his proposed financial interest in the buyout group after the merger, and Mr. Adams abstained due to his firm's relationship as counsel to Mr. Stein.

     Subsequent to the board meeting, on March 15, 2001, DM Acquisition Corp. and Dairy Mart entered into the merger agreement, Mr. Stein and DM Associates entered into the voting agreement and Dairy Mart and the subordinated noteholders entered into the exchange and voting agreement. Dairy Mart issued a press release in the afternoon of March 15, 2001 announcing the execution of the merger agreement.

RECOMMENDATION OF THE SPECIAL COMMITTEE AND BOARD OF DIRECTORS; PURPOSE AND REASONS FOR THE MERGER

     At its meeting on March 15, 2001, the special committee determined that the terms of the merger agreement were fair to and in the best interests of the stockholders of Dairy Mart other than Mr. Stein and his affiliates and unanimously recommended the approval of the merger agreement by the board of directors. At a meeting of the board of directors on March 15, 2001 held after the special committee's meeting on that date, at which all directors of Dairy Mart were present, the board unanimously approved the merger agreement and recommended that the stockholders vote in favor of the merger proposal. Mr. Stein abstained from voting on this matter because of his financial interest in the transaction. Mr. Adams also abstained from voting on this matter because his firm acted as Mr. Stein's legal counsel on this matter.

SPECIAL COMMITTEE

     In reaching its determination and recommendation, the special committee considered the benefits offered by the merger and weighed them against the detriments associated with the merger. Although the special committee did not consider the detriments associated with the merger to be insignificant, it ultimately concluded that these detriments were outweighed by the potential benefits of the merger to the stockholders. See "-- Benefits and Detriments of the Merger to Dairy Mart and Dairy Mart's Stockholders." In reaching this determination, the special committee relied on, among other things, the advice of the special committee's financial and legal advisors.

     As part of its analysis, and in connection with evaluating the likelihood of success of other proposals, the special committee considered the alternatives available to Dairy Mart to remain as a public company. The special committee considered that (i) significant financial and operational constraints, including Dairy Mart's highly leveraged capital structure, have prevented and will continue to prevent Dairy Mart's stockholders from enjoying the benefits that usually flow from holding common stock of a public company, including the payment of dividends and any meaningful appreciation in the value of their common stock; (ii) Dairy Mart receives no research coverage from securities analysts; (iii) Dairy Mart has never developed and will likely not develop in the foreseeable future any significant trading market for its shares of common stock; (iv) Dairy Mart has generally lower sales and profitability and fewer units than comparable public companies in the convenience store industry; (v) Dairy Mart is impacted seasonally and has generally lower margins than comparable public companies in the convenience store industry; (vi) Dairy Mart has incurred and will continue to incur substantial costs as a result of its status as a public company under the Securities Exchange Act of 1934 (estimated to be approximately $500,000 to $700,000 annually); (vii) the constraints of public ownership have prevented and will continue to prevent Dairy Mart from pursuing its long-term business plan; and (viii) Dairy Mart's status as a public company has placed and will continue to place it at a substantial competitive disadvantage. The special committee believed that an improvement in this situation was not likely in the foreseeable future, especially in light of the significant capital expenditures that would be required to complete the hoped for transformation of Dairy Mart into a higher margin company pursuant to the Business Segmentation Plan and the reinitiation of its new store development program. The special committee believed that this strategy involved significant risks and would take considerable time to implement and that there was no assurance that this transformation would be successfully executed or fully appreciated in the marketplace and reflected in Dairy Mart's stock price.

     The special committee had the authority to negotiate with third parties with respect to potential alternative transactions. Mr. Stein knew the special committee was having discussions with other potential bidders and did not condition his willingness to proceed with a proposal on the special committee refraining from initiating or continuing discussions with any other potential bidder prior to the execution of a merger agreement. Prior to the signing of the merger agreement, the special committee continued to consider proposals from interested third parties. The special committee also considered that the merger agreement is structured in a way that it believes ensures that the interests of Dairy Mart stockholders are protected. It contains no material impediments to the emergence of a higher bid that were imposed by Mr. Stein. The merger agreement can be terminated to accept a higher offer on the reimbursement of Mr. Stein's expenses not exceeding $750,000. In addition, the merger is conditioned upon the receipt of the approval of a majority of the shares voting at the special meeting that are held other than by Mr. Stein and DM Associates.

     The special committee recognized that a decision by the board to sell Dairy Mart changed the board's fiduciary duty to Dairy Mart's stockholders from the preservation of Dairy Mart as a corporate entity to the maximization of Dairy Mart's value at a sale for the stockholders' benefit and that the special committee had a duty to inform itself about available alternatives and to obtain the best price reasonably available. After review and evaluation of all information provided to the special committee for its consideration, and consideration of the advice provided by the special committee's financial and legal advisors, the special committee concluded that, based on the existing circumstances, the offer of $4.50 per share pursuant to a merger agreement that does not impose any material obstacles to the making of a higher bid was, for Dairy Mart's stockholders, preferable to continuing to hold shares in the public company.

BASIS OF RECOMMENDATION

     Dairy Mart's purpose for engaging in the merger is to allow Dairy Mart's stockholders to realize the value of their investment in Dairy Mart in cash at a price that represents a significant premium to the market price of Dairy Mart common stock before the announcement of the merger and before the announcement by Dairy Mart that it was reviewing strategic alternatives, including a possible sale. After review and evaluation of all information provided to the special committee for its consideration, consideration of the advice provided by the special committee's financial and legal advisors, and further discussion and deliberation, the special committee concluded that the terms of the merger agreement were fair to and in the best interests of Dairy Mart's stockholders and unanimously recommended the approval of the merger agreement by the board of directors. The decision to recommend that the board of directors approve the merger agreement was based, in part, on the following important factors:

     - The special committee was presented with a proposal that offered Dairy Mart stockholders a significant premium over the then current market price of Dairy Mart's common stock.

     - The special committee received an opinion from Morgan Keegan that the proposed consideration to be received by Dairy Mart's stockholders (other than Mr. Stein and his affiliates) in the merger was fair from a financial point of view to such stockholders.

     - The view of the special committee that the terms of the merger agreement were reasonable and would not deter competing bids that were materially better for Dairy Mart stockholders.

     - The special committee considered that the alternative of Dairy Mart remaining as a public company would not allow stockholders to take advantage of the immediate cash premium offered by Mr. Stein's proposal and would not address the disadvantages inherent in Dairy Mart remaining a publicly traded company that are described above. In this context, the special committee noted that the merger agreement did not preclude other higher offers being made.

KEY FACTORS

     The factors reviewed by the special committee, in consultation with its legal and financial advisors, which supported the special committee's determination to recommend the merger included, among others, the following:

     - The special committee's knowledge of Dairy Mart's business, operations, properties, assets, financial condition, operating results and prospects, including, without limitation, Dairy Mart's recent and current financial performance and the implications of that performance with respect to the potential market performance of Dairy Mart common stock on a stand-alone basis, which the special committee considered in light of the premium offered under the terms of the merger agreement.

     - The special committee also considered the fact that no superior firm offer had been made by any person for any business combination with Dairy Mart after Dairy Mart's announcement on December 12, 2000, that Mr. Stein was the only remaining bidder and that the special committee had authorized Mr. Stein to continue to attempt to complete an acquisition proposal.

     - The oral and written presentations of Morgan Keegan and the opinion of Morgan Keegan that is described below. See "Special Factors -- Opinion of the Financial Advisor for the Special Committee" for a discussion of the factors that Morgan Keegan considered in rendering its opinion. This opinion, which is subject to limitations, qualifications and assumptions, is included as Appendix B to this proxy statement. We encourage you to read it carefully in its entirety.

     - The history of the negotiations with respect to the merger consideration, the fact that no transaction was possible without the subordinated noteholders' consent and the belief of the members of the special committee that $4.50 per share of Dairy Mart common stock was the highest price that Mr. Stein could agree to pay and still receive the agreement of the subordinated noteholders to participate in the exchange offer.

     - The terms and conditions of the merger agreement. The special committee considered in particular the non-solicitation, termination and expense reimbursement provisions of the merger agreement, which permit Dairy Mart's board of directors to fulfill its fiduciary duties by considering any unsolicited offers received by the board of directors that are superior to Mr. Stein's offer before the special meeting. The special committee sought to negotiate provisions in the merger agreement that would allow the board of directors to fulfill its fiduciary duties in the event an unsolicited offer from a third party were received. While the merger agreement prohibits Dairy Mart from soliciting third-party offers, it does not prohibit the special committee from considering unsolicited third-party offers that the special committee determines are superior to the merger, negotiating with these third parties or furnishing these third parties with information about Dairy Mart, subject to appropriate confidentiality agreements. Also, the special committee negotiated provisions in the merger agreement that would permit the termination of the merger agreement in the event an offer more favorable from a financial point of view than Mr. Stein's offer is received from a third party. The special committee concluded that the obligation to reimburse Mr. Stein's expenses up to $750,000 would not be a material deterrent to a third party from making an offer that was more favorable to Dairy Mart's stockholders.

     - The fact that the merger agreement requires that the merger be submitted to Dairy Mart's stockholders for approval, which allows for an informed vote of stockholders on the merits of the transaction, and may be terminated in the event this approval is not obtained, and that the merger agreement further provides that it is a condition to Dairy Mart's obligation to proceed with the transaction that it be approved by the holders of a majority of Dairy Mart common stock voting at the stockholder meeting other than shares beneficially owned by Mr. Stein and DM Associates.

     - The fact that Delaware law entitles Dairy Mart stockholders to appraisal rights if the merger is completed (although it is a condition to DM Acquisition Corp.'s obligation to proceed with the transaction that the holders of not more than 10% of the outstanding shares demand appraisal of their shares).

     - The terms of the financing arrangements in connection with the transactions contemplated by the merger agreement, the terms of which had been reviewed by the special committee, its financial advisor and its counsel.

     - The fact that the consideration to be received by Dairy Mart stockholders in the merger represents:

        - an approximately 80% premium over the $2.50 closing price of Dairy Mart common stock on March 14, 2001, the day before the merger agreement was announced;

        - an approximately 66.7% premium over the $2.70 closing price of Dairy Mart common stock on March 7, 2001, one week before the public announcement of the merger agreement;

        - an approximately 18.0% premium over the $3.81 closing price of Dairy Mart common stock on December 12, 2000, the day that Dairy Mart announced that Robert B. Stein, Jr. was pursuing a transaction;

        - an approximately 100% premium over the $2.25 closing price of Dairy Mart common stock on May 10, 2000, the last full trading day before the public announcement that Dairy Mart was reviewing its strategic alternatives, including a sale;

        - an approximately 71.4% premium over the $2.63 closing price of Dairy Mart common stock on May 3, 2000, the last full trading day one week before the public announcement that Dairy Mart was reviewing its strategic alternatives, including a sale; and

        - an approximately 60% premium over the $2.81 closing price of Dairy Mart common stock on April 26, 2000, the last full trading day four weeks before the public announcement that Dairy Mart was reviewing its strategic alternatives, including a sale.

     - The fact that the consideration to be received by Dairy Mart stockholders in the merger will consist entirely of cash.

     - The special committee's belief that (1) the post-merger Dairy Mart (a) will not be insolvent, (b) will not be left with insufficient capital with which to engage in its business and (c) will not have incurred debts beyond its ability to pay such debts as they mature, and (2) the capital of the post-merger Dairy Mart will not be impaired.

     - Dairy Mart's deteriorating financial condition and results of operations and the fact that, in the absence of the proposed merger, Dairy Mart was likely to default on the payment of $20 million that would have been due to the banks under its senior credit agreement because of a temporary availability reduction of $20 million and was facing the possibility of defaulting on a $4.5 million interest payment to the holders of the senior subordinated notes, each due on March 15, 2001, the day of execution of the merger agreement.

     In addition to the foregoing positive factors that supported the special committee's determination to recommend the merger, the special committee reviewed the following material negative factors, which the special committee viewed as insufficient to outweigh the positive factors:

     - Following the merger, Dairy Mart's stockholders (excluding Mr. Stein, DM Associates and the other persons investing in Mr. Stein's buyout group) will cease to participate in any future earnings growth of Dairy Mart or benefit from any increase in the value of Dairy Mart.

     - The potential conflicts of interest of Dairy Mart's management in connection with the merger.

     - Dairy Mart's stockholders would recognize a taxable gain upon completion of the merger if, and to the extent, the amount of cash a stockholder receives in the merger exceeds the stockholder's tax basis in the Dairy Mart common stock.

     - The conditions to closing the merger, including the financing contingency condition, that were included in the merger agreement.

     - The historical trading prices of Dairy Mart common stock on the American Stock Exchange. The special committee noted that during the three-year period and one-year period preceding the announcement of the transaction, shares of Dairy Mart common stock had traded at prices significantly in excess of the merger consideration of $4.50 per share (see "Common Stock Market Price and Dividend Information"). The special committee placed greater weight on its comparison of the merger consideration to recent market prices than to less recent prices because the more recent prices were more indicative of the value of the common stock. The special committee also noted that during the period between May 11, 2000, the day of Dairy Mart's announcement to seek strategic alternatives, and December 12, 2000, the day of Dairy Mart's announcement of weakened fiscal 2001 third quarter results and the fact that Mr. Stein was the only remaining bidder, historical prices averaged $4.45 per share. The special committee considered this to be the result of speculative purchases and not based on the underlying value of Dairy Mart and noted that the price dropped to $4.00 per share after the December 12, 2000 announcement. As a result, the special committee considered valuations placed by investors on Dairy Mart's business in the past less relevant to the fairness of the merger consideration than valuations placed by investors at the time the final merger discussions took place.

     The foregoing discussion of the information and factors considered and given weight by the special committee is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, the special committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the special committee may have given different weights to different factors.

     The special committee did not consider in its analysis either Dairy Mart's liquidation value or the book value of Dairy Mart common stock. The special committee did not consider the liquidation value because it concluded that liquidation value would likely be significantly lower than the valuation of Dairy Mart's business as a going concern, and, therefore, would not provide a useful comparison for assessing the fairness of the merger consideration. In that regard, the special committee noted that Morgan Keegan, its financial advisor, did not consider liquidation value and assessed the value of the business on the assumption that the business would continue as a going concern. The special committee placed significant weight on the going concern valuation of Morgan Keegan.

     The special committee did not consider the book value of Dairy Mart because its financial advisor, Morgan Keegan, advised it that, as opposed to EBITDA (earnings before interest, taxes, depreciation and amortization) and earnings per share, which are current period measurements of a firm's operating performance, book value is a historical cost accounting concept, which may not bear any relevance to current market indicators of value. In addition, book value fails to exclude the effects of non-recurring items which may render comparisons to market values meaningful. The special committee also noted that Dairy Mart had a negative book value.

     Dairy Mart has not purchased any shares of its common stock during the past two years. Therefore, there were no relevant purchase prices of Dairy Mart's own shares to compare to the merger consideration.

     In concluding that the merger was fair to and in the best interests of Dairy Mart stockholders, the special committee was aware that the $4.50 price per share to be received by Dairy Mart stockholders in the merger resulted in an implied enterprise value of Dairy Mart that is higher than the implied enterprise value of Dairy Mart based on the comparable financial analyses described below prepared by Morgan Keegan.

     The special committee believed there was no need for it to retain any additional unaffiliated representative to act on behalf of Dairy Mart's stockholders and that, in light of the factors described above, sufficient procedural safeguards were in place to ensure the fairness of the transaction.

BOARD OF DIRECTORS

     After learning that Mr. Stein was interested in making a proposal to acquire Dairy Mart, Dairy Mart's board of directors believed it was appropriate to explore the proposal, to compare it to other available alternatives (which, at the time, included two proposals by other bidders) and to obtain the best price reasonably available to its stockholders. The board unanimously voted to form the special committee to act on behalf of Dairy Mart's stockholders for purposes of evaluating any proposal received, negotiating the price and terms of Mr. Stein's proposal and achieving the best price reasonably available for Dairy Mart's stockholders. The special committee determined that it was appropriate to have Morgan Keegan continue as financial advisor to the special committee in order to prepare and deliver an opinion as to the fairness of the merger consideration to the Dairy Mart stockholders from a financial point of view.

     In reaching its determination that the terms of the merger agreement are fair to and in the best interests of Dairy Mart stockholders, the board of directors adopted the analysis of the special committee as to the fairness of the merger consideration. In adopting the special committee's analysis, the board considered and relied upon:

     - The process conducted by the special committee in considering the merger.

     - The special committee's conclusions, recommendations and unanimous approval concerning the merger agreement and the transactions contemplated thereby.

     - The special committee's declaration of the merger agreement's advisability.

     - The opinion of Morgan Keegan that, as of the date of that opinion, based upon and subject to various considerations, assumptions and limitations stated in that opinion, the $4.50 per share in cash to be received by Dairy Mart's stockholders (other than Mr. Stein and his affiliates) in the merger was fair to those stockholders from a financial point of view, on the basis of the related analyses presented by Morgan Keegan.

     The board of directors also believes that sufficient procedural safeguards to ensure fairness of the transaction and to permit the special committee to effectively represent the interests of Dairy Mart's stockholders were present. The board of directors reached this conclusion in view of, among other things:

     - The fact that the special committee consisted of disinterested directors (none of whom have a financial interest in Mr. Stein's buyout group or will be directors or investors in the surviving company after the merger) whose sole purpose was to represent the interests of Dairy Mart's stockholders.

     - The continued retention by the special committee of independent legal counsel and financial advisors.

     - The fact that the merger was approved by all of the directors of Dairy Mart who are not affiliated with Mr. Stein's proposal, which not only included all the members of the special committee, but also included Mr. Landry.

     - The fact that the special committee, even though consisting of directors of Dairy Mart and therefore not completely unaffiliated with Dairy Mart, is a mechanism well recognized under Delaware law to provide for fairness in transactions of this kind.

     - The fact that under the merger agreement, it is a condition of Dairy Mart's obligation to complete the transaction that a majority of unaffiliated shares voting at the special meeting approve the merger proposal.

     - The negotiations that had taken place between Mr. Stein and his representatives and the special committee and the representatives of the special committee, which were designed to result in agreements expected in arm's length negotiations.

     The board of directors noted that the disinterested directors believed there was no need for them to retain any unaffiliated representative to act on behalf of Dairy Mart's stockholders in addition to the independent legal counsel and financial advisor retained by the special committee. The board took this factor into account in its assessment of the fairness of the transaction but determined that, in light of the factors described above, sufficient procedural safeguards were in place to ensure the fairness of the transaction.

     BASED PRIMARILY UPON THE RECOMMENDATION OF THE SPECIAL COMMITTEE, THE BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND UNANIMOUSLY RECOMMENDS THAT YOU

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

VOTE IN FAVOR OF THE MERGER PROPOSAL. BECAUSE OF HIS FINANCIAL INTEREST IN THE TRANSACTION, MR. STEIN ABSTAINED FROM VOTING ON THIS MATTER. MR. ADAMS ALSO ABSTAINED FROM VOTING ON THIS MATTER BECAUSE OF HIS FIRM'S LEGAL REPRESENTATION OF MR. STEIN ON THIS MATTER.

BENEFITS AND DETRIMENTS OF THE MERGER TO DAIRY MART AND DAIRY MART'S
STOCKHOLDERS

     BENEFITS AND DETRIMENTS OF THE MERGER TO DAIRY MART. Dairy Mart believes that the merger will have the following benefits to Dairy Mart:

     - By becoming a private company (which will occur as a result of the merger), the operating flexibility of Dairy Mart will be increased by enabling Dairy Mart's management to react with greater speed and flexibility to changing conditions and opportunities and to make decisions based on Dairy Mart's long-range business interests without the necessary consideration of the possible adverse short-term effect of such decisions upon the market price of Dairy Mart's common stock and thus possibly upon the interests of Dairy Mart's public stockholders and without the constraint of the public market's emphasis on quarterly earnings.

     - By reverting to private ownership, the overall operational and administrative costs arising from and in connection with Dairy Mart's status as a public reporting company will be reduced, and the general availability of information about Dairy Mart that arises from its status as a public reporting company will be reduced, which may be an advantage in dealing with third parties.

     - The level of indebtedness of Dairy Mart after the merger will be reduced, thereby increasing cash flow available for general corporate purposes, including capital expenditures and acquisitions.

Dairy Mart believes the detriments to Dairy Mart of the completion of the merger are:

     - Dairy Mart will be unable to use publicly traded securities as acquisition capital.

     - Dairy Mart will be unable to grant options to its employees exercisable for publicly traded securities.

     BENEFITS AND DETRIMENTS OF THE MERGER TO DAIRY MART'S STOCKHOLDERS. Dairy Mart believes that the merger will result in the following benefits to you:

     - It will allow you to realize the value of your investment in Dairy Mart in cash at a price that represents a significant premium to the market price for Dairy Mart common stock before the announcement of the merger agreement. The merger consideration of $4.50 per share represents an approximately 80% premium over the $2.50 closing price of Dairy Mart common stock on March 14, 2001, the day before the merger agreement was announced; an approximately 66.7% premium over the $2.70 closing price of Dairy Mart common stock on March 7, 2001, one week before the public announcement of the merger agreement; an approximately 18.0% premium over the $3.81 closing price of Dairy Mart common stock on December 12, 2000, the day that Dairy Mart announced that Mr. Stein was pursuing a transaction; an approximately 100% premium over the $2.25 closing price of Dairy Mart common stock on May 10, 2000, the last full trading day before the public announcement that Dairy Mart was reviewing its strategic alternatives; an approximately 71.4% premium over the $2.63 closing price of Dairy Mart common stock on the last full trading day one week before the public announcement that Dairy Mart was reviewing its strategic alternatives and an approximately 60% premium over the $2.81 closing price of Dairy Mart common stock on the last full trading day four weeks before the public announcement that Dairy Mart was reviewing its strategic alternatives.

     - It will eliminate the risk of a decline in the value of your investment in Dairy Mart.

Dairy Mart believes the detriments of the completion of the merger to you are:

     - You will cease to have any ownership in Dairy Mart and will cease to participate in any of Dairy Mart's future earnings or growth or benefit from any increases in Dairy Mart's value.

     - You may recognize a taxable gain as a result of the merger (see "Material Federal Income Tax Considerations").

OPINION OF THE FINANCIAL ADVISOR FOR THE SPECIAL COMMITTEE

     Pursuant to an engagement letter dated May 15, 2000, Dairy Mart retained Morgan Keegan to act as its financial advisor and to render a fairness opinion, from a financial point of view, in connection with the merger. When the special committee was formed on October 17, 2000, the special committee determined that Morgan Keegan should continue as its financial advisor pursuant to the engagement letter. On March 9, 2001, Morgan Keegan delivered its oral opinion, which was confirmed and updated on March 15, 2001, in a written opinion to the special committee that, subject to the considerations and limitations set forth in the written opinion, the merger consideration to be received by the stockholders of Dairy Mart (other than Mr. Stein and his affiliates) pursuant to the merger was fair, from a financial viewpoint, to the Dairy Mart stockholders. Although its opinion was addressed to the special committee, Morgan Keegan has expressly permitted the board of directors of Dairy Mart to rely on its opinion.

     The full text of the written opinion of Morgan Keegan is set forth as Appendix B to this proxy statement and describes the assumptions made, general procedures followed, matters considered and limits on the review undertaken. Set forth below is a summary of the material provisions of Morgan Keegan's opinion. Because it is a summary, it does not include all of the information that is included in Morgan Keegan's opinion. Morgan Keegan was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness from a financial point of view of the merger consideration to be received by the stockholders of Dairy Mart (other than Mr. Stein and his affiliates) pursuant to the merger. Morgan Keegan's opinion does not address Dairy Mart's underlying business decision to effect the merger nor does it constitute a recommendation to any Dairy Mart stockholder as to how such holder should vote with respect to the matters submitted to such stockholders in connection with the merger. STOCKHOLDERS OF DAIRY MART ARE URGED TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY.

     In connection with rendering its opinion, Morgan Keegan, among other things:

     - reviewed certain publicly available financial statements and other information of Dairy Mart;

     - reviewed certain internal financial statements and other financial and operating data concerning Dairy Mart prepared by management;

     - discussed the past and current operations and financial condition and the prospects of Dairy Mart, with senior executives of Dairy Mart;

     - reviewed the reported prices and trading activity for Dairy Mart's common stock;

     - compared the financial performance of Dairy Mart and the prices and trading activity of Dairy Mart's common stock with that of certain other publicly-traded companies;

     - reviewed the financial terms, to the extent publicly available, of certain other business combinations and other transactions that Morgan Keegan deemed relevant;

     - reviewed the merger agreement; and

     - performed such other analyses and considered such other factors as Morgan Keegan, in its sole judgment, deemed appropriate.

     For purposes of its analyses and opinion, Morgan Keegan relied upon and did not assume any responsibility for independently verifying the accuracy and completeness of the information reviewed by Morgan Keegan or reviewed for Morgan Keegan. Forecasts relating to the future financial performance of Dairy Mart were unavailable, therefore, Morgan Keegan did not undertake a review or analysis of financial projections. Morgan Keegan did not make, or assume any responsibility for making, any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of Dairy Mart, including real estate assets, or conducting any physical inspection of Dairy Mart's properties or facilities, nor was it furnished with any such appraisals. Morgan Keegan's opinion was necessarily based on economic, market and other conditions as in effect on March 15, 2001, and Morgan Keegan assumed no responsibility to update or revise its opinion based on circumstances or events occurring after March 15, 2001. Morgan Keegan's definitive written analysis presented to the special committee on March 9, 2001, is filed as an exhibit to the Schedule 13E-3 filed by Dairy Mart with the Commission.

     For purposes of rendering its opinion, Morgan Keegan assumed, in all respects material to its analyses, that all material conditions to the consummation of the merger would be satisfied without being waived.

     Morgan Keegan's opinion, and the presentation of Morgan Keegan to the special committee, was only one of the many factors taken into consideration by the special committee, in making its determination to recommend, and by the full board of directors, in making its determination to approve, the terms of the merger agreement and the proposed merger. See "Recommendation of the Special Committee and Board of Directors; Purpose and Reasons for the Merger." The terms of the merger were determined through negotiations between the special committee and Mr. Stein and were approved by the special committee. The decision to recommend to the full board of directors the approval of the terms of the merger agreement and the proposed merger, including the merger consideration to be paid to the public stockholders, was solely that of the special committee. In connection with a presentation to the board of directors on March 9, 2001, and confirmed and updated on March 15, 2001, Morgan Keegan advised the special committee and the board of directors that, in evaluating the fairness of the consideration to be paid in connection with the merger, Morgan Keegan had performed a variety of financial analyses with respect to Dairy Mart. The material portions of the analyses performed by Morgan Keegan in connection with rendering its opinion are summarized below:

     PROPOSED CONSIDERATION. Based on the proposed $4.50 per share merger consideration to be paid to the stockholders of Dairy Mart for each share of Dairy Mart common stock and the capitalization data provided by Dairy Mart management, Morgan Keegan calculated the implied aggregate equity value of Dairy Mart to be approximately $25 million, and implied aggregate "enterprise value" (equity value, plus debt, less cash) to be approximately $153.5 million. Based on these implied aggregate equity and enterprise values for Dairy Mart, and on Dairy Mart's latest 12 months ("LTM") financial results as of October 28, 2000 of $11,691,000, Morgan Keegan calculated an implied Enterprise Value to LTM earnings before interest, depreciation and amortization ("EBITDA") multiple of 13.1x with respect to the proposed merger.

     SELECTED COMPARABLE COMPANY ANALYSIS. Morgan Keegan compared financial and operating information relating to Dairy Mart to the corresponding data from a group of eight publicly traded companies with operations similar to those of Dairy Mart, including five convenience store companies and three selected refiners and marketers, in order to compare the valuation implied by the merger consideration to the valuation for public companies with similar operations.

     The following list of companies was used for purposes of this analysis:

CONVENIENCE STORE OPERATORS    REFINERS AND MARKETERS
---------------------------    ----------------------
7-Eleven, Inc.                 Giant Industries, Inc.
Casey's General Stores, Inc.   Tosco Corporation
Marsh Supermarkets, Inc.       Ultramar Diamond Shamrock Corp.
The Pantry, Inc.
Uni-Marts, Inc.

     Morgan Keegan reviewed enterprise values of the companies, calculated as fully diluted equity market value, plus total debt, preferred stock and minority interests, less cash and cash equivalents of the selected companies, as multiples of their latest 12 months' revenues, EBITDA and EBIT. Morgan Keegan also reviewed the market value of the selected companies' stock, calculated on a fully diluted basis, as a multiple of such companies' net income for the latest 12 months. Morgan Keegan then applied the applicable multiples derived from this analysis to Dairy Mart's revenues, EBIT, EBITDA, net income and tangible book value for the LTM ended October 28, 2000.

     Morgan Keegan focused on the EBITDA multiples obtained from this analysis and determined median multiples of 5.7x for convenience store operators and 5.4x for refiners and marketers. Morgan Keegan then determined Dairy Mart's implied enterprise value by multiplying the EBITDA multiples of the convenience store operators and the refiners by Dairy Mart's LTM of $11.7 million. Morgan Keegan noted that the $153.5 million enterprise value of Dairy Mart under the proposed merger was far greater than the implied enterprise values of $66.7 million and $63.1 million for the convenience store operators' and refiners' multiples, respectively.

     The following chart shows the comparison of Dairy Mart's LTM EBITDA, its EBITDA multiple, its enterprise value, its equity value and its per share value based upon a proposed merger consideration of $4.50 with the implied enterprise values, implied equity values and implied per share values of Dairy Mart using Dairy Mart's actual LTM of EBITDA of $11.7 million and the actual median multiple of the selected comparable transactions and actual median multiple of the selected comparable stores to derive those implied values.

                                         EBITDA          LTM          ENTERPRISE         EQUITY        SHARE
                                        MULTIPLE       EBITDA            VALUE            VALUE        VALUE
                                        --------    -------------    -------------    -------------    -----
                                                    (IN MILLIONS)    (IN MILLIONS)    (IN MILLIONS)
Dairy Mart............................   13.1x          $11.7           $153.5             $25         $4.50
Convenience Store Operators...........    5.7x          $11.7           $ 66.7              <0            <0
Refiners and Marketers................    5.4x          $11.7           $ 63.1              <0            <0

     SELECTED COMPARABLE TRANSACTION ANALYSIS. Morgan Keegan reviewed the implied transaction multiples paid in certain merger and acquisition transactions that Morgan Keegan deemed to be comparable to the merger and compared these multiples to the multiples implied by the merger consideration of $4.50 per share.

     The following selection of mergers and acquisitions of convenience store and related retail companies was used for purposes of this analysis:

TARGET/ACQUIROR
---------------
VICORP Restaurants Inc./Investor Group
Tosco Corporation/Phillips Petroleum
NPC International Inc./O Gene Bicknell
Il Fornaio America Corp/Bruckmann Rosser
  Sherrill & Co.
Taco Cabana Inc./Carrols Corp.
Buffets Inc./Caxton-Iseman Capital Inc.
Travelcenters of America/Oak Hill
  Capital Partners
Kangaroo Inc./The Pantry Inc.
Advantica Restaurant Group Inc./American
  Securities Capital Partners LP.
R&H Maxxon Inc./The Pantry Inc.
Sbarro Inc./Private Group
La Salsa Holding Co/Santa Barbara
  Restaurant Group Inc.
Rock Bottom Restaurants Inc./Private
  Group
Pathmark Stores/Koninklijke Ahold NV
Rally's Hamburgers Inc./Checkers
  Drive-In Restaurants Inc.

TARGET/ACQUIROR
---------------
Taylor Oil Company/The Pantry, Inc.
Logan's Roadhouse Inc./CBRL Group Inc.
Back Bay Restaurant Group Inc./SRC
Holdings Inc./Private Group
Miami Subs Corp/Nathan's Famous Inc.
Dominick's Supermarkets, Inc./Safeway
  Inc.
Express Stop/The Pantry, Inc.
Spaghetti Warehouse Inc./Cracken Harkey
  Street & Hartnett LLC
Carr-Gottstein Foods Co/Safeway Inc.
American Stores Company/Albertson's Inc.
Pollo Tropical Inc./Carrols Corporation
Morrison Restaurants Inc./Piccadilly
  Cafeterias Inc.
Bertucci's Inc./NE Restaurant
  Corporation
Buttrey Food and Drug Stores
  Co/Albertson's Inc.

     Again, Morgan Keegan focused on the EBITDA multiples obtained from this analysis and determined a median multiple of 6.9x for the related transactions. Morgan Keegan then determined Dairy Mart's implied enterprise value based on this multiple by multiplying it by Dairy Mart's LTM of $11.7 million. Morgan Keegan noted that Dairy Mart's implied enterprise value of $81 million based on the selected merger and acquisitions transactions median multiple of 6.9x was well below the $153.5 million enterprise value of Dairy Mart under the proposed merger.

     The following chart shows the comparison of Dairy Mart's LTM EBITDA, its EBITDA multiple, its enterprise value, its equity value and its per share value based upon a proposed merger consideration of $4.50 with the implied enterprise values, implied equity values and implied per share values of Dairy Mart using Dairy Mart's actual LTM of EBITDA of $11.7 million and the actual median multiple of the selected comparable transactions to derive those implied values.

                                         DAIRY
                                        MART'S
                                          LTM            EBITDA         ENTERPRISE         EQUITY        SHARE
                                        EBITDA          MULTIPLE           VALUE            VALUE        VALUE
                                     -------------    -------------    -------------    -------------    -----
                                     (IN MILLIONS)                     (IN MILLIONS)    (IN MILLIONS)
Dairy Mart.........................      $11.7           13.1x            $153.5             $25         $4.50
Comparable Transactions............      $11.7            6.9x            $ 81.0              <0            <0

     PREMIUM ANALYSIS. Morgan Keegan analyzed the premiums paid for all completed mergers and acquisitions, since January 1, 1999, of (i) publicly traded retail companies; (ii) non-financial institutions and non-technology companies with total transaction values between $25 million and $250 million and
(iii) non-financial institutions and non-technology companies with transaction values between $25 million and $250 million where cash was the principal form of consideration. Morgan Keegan analyzed premiums paid over the target's stock price one day, one week and one month prior to the relevant announcement date of those transactions. For the purposes of this analysis, the announcement date of the merger was May 11, 2000, which is the date that Dairy Mart announced that it was analyzing strategic alternatives including a sale. Morgan Keegan then derived an implied price per share based on the median premiums paid in these transactions. In addition, Morgan Keegan analyzed the merger consideration as it related to the then current market price for Dairy Mart's common stock and based on the closing price of Dairy Mart's common stock on December 12, 2000, the day that Dairy Mart announced that Mr. Stein was pursuing a transaction. The following chart sets forth the results of this analysis.

                                                              PRIOR TO ANNOUNCEMENT DATE
                                                              --------------------------
                                                              1 DAY    1 WEEK    4 WEEKS
                                                              -----    ------    -------
DAIRY MART
  Closing Price.............................................  $2.25    $2.63      $2.82
  Premium...................................................  100.0%    71.4%      60.0%
RETAIL TRANSACTIONS
  Implied Price.............................................  $2.79    $3.75      $4.08
  Premium...................................................   24.0%    42.9%      44.9%
SMALL CAP TRANSACTIONS
  Implied Price.............................................  $2.91    $3.55      $4.09
  Premium...................................................   29.1%    35.3%      45.4%
SMALL CAP/CASH TRANSACTIONS
  Implied Price.............................................  $2.89    $3.55      $4.05
  Premium...................................................   28.3%    35.2%      44.0%

     The offer price of $4.50 per share represents an approximately 80% premium to the closing price of Dairy Mart common stock on March 14, 2001, the day before the merger agreement was announced; an approximately 66.7% premium to the closing price on March 7, 2001; an approximately 100.0% premium to the closing price one day prior to the Announcement Date; an approximately 71.4% premium to the closing price one week prior to the Announcement Date; an approximately 60.0% premium to the closing price four weeks prior to the Announcement Date; and an approximately 18.0% premium to the closing price on December 12, 2000.

     Morgan Keegan also noted that Dairy Mart was facing severe short-term liquidity issues precipitated primarily by a one-time $20 million prepayment due to its lenders.

     The foregoing summary does not purport to be a complete description of the analysis performed by Morgan Keegan or of its presentation to Dairy Mart. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and therefore is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analysis or the summary set forth above without considering the analysis as a whole could create an incomplete view of the processes underlying the opinion of Morgan Keegan. In arriving at its fairness determination, Morgan Keegan considered the results of all these constituent analyses and did not attribute any particular weight to any particular factor or analysis considered by it; rather, Morgan Keegan made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses. No company or transaction used in any of the above analyses as a comparison is directly comparable to Dairy Mart or the merger. Analyses and estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may be sold.

     Morgan Keegan is a nationally recognized investment banking firm that is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions. Dairy Mart retained Morgan Keegan based on these qualifications as well as its familiarity with Dairy Mart and the convenience store industry.

     Pursuant to the terms of an engagement letter between Morgan Keegan and Dairy Mart dated May 15, 2000, Dairy Mart agreed to pay Morgan Keegan a fee of $250,000 in connection with the delivery of the fairness opinion and a fee of $650,000 upon the successful completion of the merger. Whether or not the merger is completed, Dairy Mart is obligated to reimburse Morgan Keegan for all of its reasonable out-of-pocket expenses, including the reasonable fees and disbursements of its counsel, incurred in connection with its engagement, and to indemnify Morgan Keegan against liabilities and expenses in connection with its engagement.

     Morgan Keegan has not previously provided financial advisory services to Dairy Mart. In the ordinary course of business, Morgan Keegan may actively trade Dairy Mart common stock for its own account or for the accounts of its customers. Accordingly, Morgan Keegan may at any time hold a long or short position in Dairy Mart common stock.

                           PURPOSE, REASONS AND PLANS

PURPOSE OF MERGER

     Mr. Stein currently owns 100% of the outstanding capital stock of DM Acquisition Corp. and is its sole director and its president. Mr. Stein also controls DM Associates and is the managing partner of New DM Management (the general partner of DM Associates). According to the Securities and Exchange Commission, Mr. Stein and each of these entities are the affiliates of Dairy Mart that are considered to be participating in the purchase of Dairy Mart's common stock. Because Mr. Stein controls each of these entities, you should read all references to Mr. Stein in the part of the proxy statement under the heading "Purpose, Reasons and Plans" to also include each of these entities.

     Mr. Stein's purpose in proceeding with the merger is to obtain control of Dairy Mart, while providing Dairy Mart stockholders with the opportunity to liquidate their investment in Dairy Mart for cash at a price representing a significant premium to market prices for Dairy Mart common stock before the public announcement of the merger agreement. Mr. Stein's desire to complete the merger is motivated largely by his belief that the long-term value in Dairy Mart would best be realized by implementing Dairy Mart's business strategy as a private company, without the operational burdens and expenses of being a public company, which historically has interfered with the implementation of Dairy Mart's strategy.

     Mr. Stein believes that the low public valuation Dairy Mart's common stock has received is driven by a demand for short-term return and liquidity which has caused its management and the board of directors to take further short-term actions to increase stockholder value. Although Mr. Stein believed that pursuing an evaluation of strategic alternatives, and ultimately a sale of Dairy Mart, were in the best interests of its stockholders, during the course of the sale process, he concluded that he might be able to offer greater stockholder value than other third parties were willing to offer. Mr. Stein did believe, however, that Dairy Mart's future could be more effectively managed without the short-term focus of the public markets, especially in light of Dairy Mart's business strategy to build new higher margin stores, increase sales, increase strategic marketing alliances and sell its under-performing stores. Mr. Stein believes that this strategy, which will take significant time and resources to fully implement, involves risks that have not been readily acceptable to public stockholders but in the long run will result in the production of more stable recurring revenue and profitability from a higher-quality asset base.

     Mr. Stein believes that Dairy Mart, as a private company, would be better positioned to implement its business strategy to build new higher margin stores, increase sales, increase strategic marketing alliances and sell its under-performing stores. Mr. Stein believes that this focus will lead to a more stable revenue and earnings mix. While Mr. Stein believes that Dairy Mart's track record for operating convenience stores is strong so far, this strategy has many risks, including:

     - the volatility of gasoline sales and margins;

     - the seasonality of convenience store revenues;

     - the highly competitive nature of the convenience store business;

     - the greater capital and other resources held by many of Dairy Mart's competitors;

     - the fact that 50% of Dairy Mart's stores are not currently capable of selling gasoline products; and

     - the fact that 40% of Dairy Mart's stores currently yield revenue well below the convenience store industry average.

     Based on the relatively low stock prices of Dairy Mart's common stock during the six months prior to the announcement of the merger agreement and the proxy contest initiated by Mr. Colaccino and Dairy Mart's announcement that it would review strategic alternatives, including a sale, Mr. Stein believes that the public markets had determined that the lack of liquidity, demand for short-term results and the risks outlined above outweighed the potential benefits of Dairy Mart's business strategy. Mr. Stein, however, believes that long-term, these risks will not outweigh the potential benefits and, therefore, desires to effect the merger. The low trading price of Dairy Mart's common stock was a significant factor in Mr. Stein's decision to proceed with the merger because he believed Dairy Mart's stock price at the time of his offer did not reflect the long-term value of Dairy Mart's business which, based on his confidence in Dairy Mart's business for the reasons set forth above, he hopes to realize.

REASONS FOR AND STRUCTURE OF THE MERGER

     Mr. Stein based his decision to proceed with the proposed transaction on his assessment of the values inherent in Dairy Mart and the potential investment returns that a transaction of the type ultimately negotiated and described in this proxy statement could yield for the other potential stockholders.

     As mentioned above, the benefit of the merger to Mr. Stein is the acquisition of control of a company that he has assessed has some inherent qualities.

     The detriments of the completion of the merger to Mr. Stein include:

     - the risk that Mr. Stein does not realize the anticipated investment returns from the acquisition of Dairy Mart; and

     - the surviving company's inability to use publicly traded equity securities as acquisition capital.

POSITION OF MR. STEIN

     The rules of the SEC require Mr. Stein (which for this purpose, includes DM Acquisition Corp., DM Associates and New DM Management) to express his belief as to the procedural and substantive fairness of the merger to Dairy Mart's stockholders (excluding Mr. Stein). As described in more detail under "Special Factors -- Background of the Merger," the terms of the merger agreement were negotiated in a way designed to result in agreements expected in arm's length negotiations among Dairy Mart and the special committee, on the one hand, and Mr. Stein, on the other hand. Mr. Stein did not independently consider the fairness of the merger consideration to Dairy Mart's stockholders. Based exclusively on the evaluation of the merger by the special committee, its financial advisor, and the board of directors, including a review of the description in this proxy statement of the information and factors considered by each of them in concluding that the terms of the merger agreement are fair to and in the best interests of Dairy Mart's stockholders, Mr. Stein has adopted the analysis of the special committee as to the fairness of the merger consideration and believes that the terms of the merger agreement are fair to and in the best interests of Dairy Mart's stockholders (excluding Mr. Stein and other persons associated with Mr. Stein's buyout group).

     Based exclusively on the evaluation of the special committee and the board of directors of Dairy Mart, including a review of the description in this proxy statement of the factors that the board of directors considered in rendering their conclusion that sufficient procedural safeguards to ensure the fairness of the transaction were present, Mr. Stein believes that sufficient procedural safeguards to ensure the fairness of the transaction were present.

     While there may be some detriments to Dairy Mart's stockholders (excluding Mr. Stein and other persons associated with Mr. Stein's buyout group) as a result of the merger, for example, ceasing to have an interest in any of Dairy Mart's future growth, Dairy Mart's stockholders will benefit from the merger, if it is approved, since the merger consideration to be paid to the stockholders represents a significant premium over the market price of Dairy Mart's shares prior to the public announcement of the merger agreement. Mr. Stein has not received any report, opinion or appraisal from an outside party which is materially related to the merger agreement or the merger. In particular, neither Mr. Stein nor any of his affiliates has received any report, opinion or appraisal relating to the fairness of the merger agreement and the merger to Dairy Mart or its stockholders.

                  INTERESTS OF CERTAIN PERSONS IN THE MERGER;
                     CERTAIN DAIRY MART BENEFIT PLANS; AND
               CONTINUED OWNERSHIP OF DAIRY MART AFTER THE MERGER

GENERAL

     In considering the recommendation of the special committee of the board of directors, you should be aware that certain of Dairy Mart's officers and directors have interests in the merger that are different from or in addition to your interests as a stockholder generally. The special committee and the board of directors were aware of these interests and considered them along with other matters described under "Special Factors-- Recommendations of the Special Committee of the Board of Directors; Purpose and Reasons for the Merger."

CONTINUING OWNERSHIP

     As of the date of this proxy statement, Mr. Stein owns 100% of the issued and outstanding shares of DM Acquisition Corp. Mr. Stein has entered into a subscription agreement with DM Acquisition Corp. pursuant to which Mr. Stein has agreed to contribute all of the shares of Dairy Mart common stock that he owns (other than 4,001 shares invested in his 401(k) account) immediately prior to the merger in exchange for shares of DM Acquisition Corp. After giving effect to the transactions contemplated by the merger, Mr. Stein will own 37% of the post-merger common stock of Dairy Mart on a fully diluted basis. DM Associates has also entered into a subscription agreement with DM Acquisition Corp., pursuant to which DM Associates has agreed to contribute all of its shares of Dairy Mart common stock in exchange for 28% of the post-merger common stock of Dairy Mart on a fully diluted basis. Accordingly, Mr. Stein and DM Associates will continue to have the opportunity to participate in any future earnings growth of Dairy Mart following the merger and to benefit from any increase in value in Dairy Mart. The investment in DM Acquisition Corp. common stock represented by these contributions of Dairy Mart common stock and the percentage ownership of post-merger common stock of Dairy Mart, on a fully diluted basis, is expected to be as follows:

                                                        NUMBER OF    INVESTMENT      PERCENTAGE
NAME                                                     SHARES      AMOUNT(1)     OWNERSHIP(2)(3)
----                                                    ---------    ----------    ---------------
Robert B. Stein, Jr...................................  412,027(4)   $1,854,122          37%
DM Associates Limited Partnership.....................   702,616     $3,161,772          28%

---------------
(1) Determined by multiplying the number of shares of Dairy Mart common stock that are expected to be contributed to DM Acquisition Corp. by $4.50.

(2) Calculated on a fully diluted basis that includes shares that are to be issued immediately prior to the effective time of the merger or are to be reserved for issuance under employee incentive awards and warrants.

(3) Includes effect on ownership percentages resulting from Mr. Stein's initial 100% ownership of DM Acquisition Corp.

(4) Includes 90,675 shares held of record by Mr. Stein, 210,000 shares expected to be issued to Mr. Stein immediately prior to the effective time of the merger pursuant to incentive stock award agreements and 111,352 shares expected to be issued upon a "cashless" exercise of options explained in greater detail below. Excludes 4,001 shares held in Mr. Stein's 401(k) account that will not be contributed to DM Acquisition Corp. and the 702,616 shares of DM Associates that Mr. Stein beneficially owns. See "Security Ownership of Certain Beneficial Owners and Management."

     No other executive officer or director of Dairy Mart has agreed to contribute any of his or her shares of Dairy Mart common stock to or make an investment in DM Acquisition Corp. in connection with the merger. In connection with the merger, Mr. Stein may ask some of the members of senior management that are expected to continue to work at Dairy Mart after the merger to make an initial investment in DM Acquisition Corp. The amount and form of that investment by any of those members of senior management has not been determined and is not expected to exceed two percent in the aggregate of the post-merger common stock of Dairy Mart on a fully diluted basis and none of those members is expected to sit on the board of directors of Dairy Mart, as the surviving corporation.

TREATMENT OF EXISTING OPTIONS

     As of the record date, all of the executive officers and directors of Dairy Mart held options to purchase an aggregate of 1,063,750 shares of Dairy Mart common stock, all of which will become fully vested immediately prior to the effective time of the merger. All options, except the options held by Mr. Stein, will be cancelled and each option holder will receive a cash payment equal to the difference between $4.50 and the exercise price of that option, multiplied by the number of shares subject to that option. Options with an exercise price equal to or greater than $4.50 per share will be cancelled at the effective time of the merger without any payment or other consideration. The aggregate amount to be paid to the executive officers and directors, other than Mr. Stein, in connection with the cancellation of the options will be approximately $552,000.

     Mr. Stein currently holds options to purchase 466,250 shares of Dairy Mart common stock at an aggregate exercise price of $1,599,575. Based on the merger consideration of $4.50 per share, these options represent the right to purchase shares that have an aggregate value of $2,098,125. Immediately prior to the merger, Mr. Stein expects to cancel all his options in exchange for receiving 110,789 shares of Dairy Mart common stock. The 111,352 shares of Dairy Mart common stock that Mr. Stein expects to receive were determined by dividing the difference between $2,098,125 and $1,599,575 by $4.50 per share rounded to the nearest full share.

TREATMENT OF EXISTING INCENTIVE AWARDS

     On July 14, 1997, Mr. Stein and Mr. Landry were granted incentive stock awards that will vest if the merger is completed by July 13, 2001. Mr. Stein would receive 210,000 shares of Dairy Mart common stock and Mr. Landry would receive 78,750 shares of Dairy Mart common stock under the terms of these awards. Pursuant to the terms of a severance agreement between Dairy Mart and Mr. Landry that is described in greater detail later in this proxy statement, if the merger does not occur by July 13, 2001, then he will receive an additional cash payment equal to $354,375 (i.e., 78,750 shares x $4.50). The compensation committee determined that this was appropriate given Mr. Landry's importance to consummating the merger. Mr. Stein has requested that the compensation committee extend his award if the merger does not occur by July 13, 2001. The compensation committee has indicated that it would consider extending the award, but at this time has not taken any action to do so. Regardless of whether the compensation committee extends his award, you will still receive $4.50 per share in merger consideration.

NEW EQUITY PLAN

     Immediately after the effective time of the merger, Dairy Mart, as the surviving corporation, expects to adopt a new equity plan pursuant to which equity incentives are expected to be offered to key members of management. The shares of post-merger Dairy Mart common stock subject to the new equity plan, together with any initial shares of post-merger Dairy Mart common stock issued to members of senior management in the merger as a result of their investment in DM Acquisition Corp. will represent 10% of the post-merger Dairy Mart common stock outstanding on a fully diluted basis. Currently, none of the existing executive officers has been promised any arrangements under this plan.

TAX LOAN

     The expected receipt by Mr. Stein of the 210,000 shares and the 111,352 shares of Dairy Mart common stock immediately prior to the merger that is previously described is expected to result in taxable income to Mr. Stein of approximately $1.44 million. It is contemplated that Dairy Mart, as the surviving corporation, will make a loan to Mr. Stein of an amount equal to his tax liability in exchange for a promissory note with a term of 15 years and an interest rate per annum of the applicable federal discount rate for a note with that term. The amount of this loan is expected to be approximately $710,000.

EMPLOYMENT AGREEMENTS, SEVERANCE AGREEMENTS AND OTHER PAYMENTS

     Currently, no employment agreement is contemplated to be entered into in connection with the merger. Mr. Stein's existing employment agreement with Dairy Mart is expected to stay in effect and no payment will become due to him as a result of the merger. In connection with preparing his initial proposal to purchase Dairy Mart, Mr. Stein asked Mr. Landry if he was interested in participating in the transaction. Mr. Landry declined Mr. Stein's invitation to participate. Accordingly, Mr. Landry will not be a member of the board of directors of Dairy Mart after the merger. As a result, if the merger is completed, Mr. Landry will have the right under his existing employment agreement to terminate his employment and receive specified severance benefits. Prior to the execution of the merger agreement, Mr. Landry indicated to Mr. Stein that he intended to terminate his employment with Dairy Mart after the merger. Based on these events, in connection with entering into the merger agreement, Mr. Landry and Dairy Mart entered into a severance agreement to agree upon the obligations that will be due to Mr. Landry pursuant to the terms of his employment agreement and benefit plans when he terminates his employment after the merger.

     Under the terms of the severance agreement, if the merger is completed, Mr. Landry will resign on the first business day following completion of the merger. Mr. Landry, consistent with and in accordance with the terms of his employment agreement and benefit plans, will be entitled to receive the following:

     - his accrued and unpaid base salary through his termination date;

     - an annual bonus of $136,500, prorated from February 4, 2001, through his termination date;

     - a cash payment of $1,234,500 comprising three times the sum of his base salary of $275,000 plus his bonus of $136,500;

     - a cash payment estimated to be approximately $998,000, representing a gross-up payment to cover excise taxes (and the income tax resulting from the gross-up on the excise taxes) due and payable by him as a result of the benefits being provided to him in connection with the severance agreement and the merger;

     - a proposed cash payment of $354,375 if the merger is not completed by July 13, 2001, and if he does not receive 78,750 shares of Dairy Mart common stock immediately prior to the merger;

     - title to the automobile that he currently uses for commuting to and from work;

     - health insurance benefits for himself and his dependents until he becomes eligible for substantially equivalent benefits from a subsequent employer for a period not to exceed three years;

     - two life insurance policies with an aggregate face value of $500,000 and an aggregate cash surrender value of approximately $62,000;

     - the personal computer of Dairy Mart that he currently uses at his home;

     - vested retirement benefits of approximately $66,000 to which he is entitled under the supplemental employment retirement plan of Dairy Mart; and

     - legal fees he incurred in connection with negotiating and preparing the severance agreement that are estimated to be approximately $40,000.

     In connection with the severance agreement, each of Dairy Mart and Mr. Landry has agreed to release the other from all potential claims other than any claims to enforce the terms of the severance agreement and, consistent with the terms of Mr. Landry's employment agreement, Dairy Mart and Mr. Landry agreed that Mr. Landry's agreement not to compete would terminate one year after the completion of the merger. In addition, subject to Mr. Landry's options being released from a pledge to the limited partner of DM Associates, Mr. Landry has agreed, at the instruction of Mr. Stein, either to withdraw as a general partner from New DM Management or to assign his general partnership interest to either Mr. Stein or New DM Management, in each case, without receiving additional consideration. In connection with the merger, Mr. Landry will also receive a cash payment for his options equal to $313,726. Mr. Landry would be entitled to receive this payment under the term of the merger agreement, even if his employment were not terminated.

     The following executive officers were notified that their employment was terminated under Dairy Mart's Business Restructuring Plan, and they will be entitled to receive the following payments.

EXECUTIVE OFFICER                                         POSITION                          PAYMENTS
-----------------                                         --------                          --------
J. Wayne Colley...................  Executive Vice President and Chief Operating Officer    $250,000(1)
Susan D. Adams....................  Vice President Finance                                  $140,000(1)
Dale R. Valvo.....................  Vice President Gasoline & Store Development             $138,462(2)

---------------
(1) Represents 12 months of base salary.

(2) Represents 11 months of base salary.

     In addition, Ms. Adams and Mr. Valvo will be entitled to exercise their options until August 31, 2001.

     In connection with the Business Segmentation Plan, Mr. Stein and Ms. Adams have had preliminary discussions concerning the possibility of Ms. Adams purchasing stores from Dairy Mart that have been identified as stores to be sold pursuant to the Business Segmentation Plan. If an agreement were reached, the terms would be negotiated by Provident Capital Corp., the financial advisor retained to sell stores that do not fit within Dairy Mart's existing portfolio structure. Furthermore, the stores would only be sold to Ms. Adams if Dairy Mart believed it was receiving the same amount of consideration for those stores that it could receive in an arm's-length transaction.

VOTING AGREEMENT

     In connection with entering into the merger agreement, Mr. Stein, DM Associates, New DM Management and DM Acquisition Corp. entered into a voting agreement pursuant to which they agreed to vote any shares of Dairy Mart common stock that they beneficially owned on the record date in favor of the merger and the merger agreement and agreed to refrain from voting in favor of any other proposals to sell Dairy Mart. The voting agreement will terminate if the merger agreement is terminated. As of the record date, they collectively have the power to vote approximately 16% of the outstanding shares entitled to vote on the merger, but the voting of approximately 14% of the outstanding shares, which are held of record by DM Associates, cannot be accomplished without obtaining the consent of the limited partner of DM Associates.

INDEMNIFICATION AND INSURANCE

     Pursuant to the merger agreement, for six years after the merger, Dairy Mart will cause the surviving corporation to indemnify and hold harmless Dairy Mart's present officers and directors for acts or omissions occurring at or before the effective time of the merger that are based on the fact that that person was an officer or director of Dairy Mart at that time and will maintain the existing provisions in Dairy Mart's certificate of incorporation and by-laws relating to the indemnification of its officers and directors. For six years after the merger, Dairy Mart will also cause the surviving corporation to provide officers' and directors' liability insurance coverage for acts or omissions occurring before the merger covering each person that is currently an officer or director of Dairy Mart on terms, with respect to coverage and amount, no less favorable than the officers' and directors' insurance policy of Dairy Mart in effect on March 15, 2001. Dairy Mart is not, however, obligated to obtain insurance coverage with a cost that exceeds 200% of the per annum premium cost Dairy Mart paid in its current fiscal year.

TRANSACTIONS IMMEDIATELY PRIOR TO THE MERGER

     Immediately prior to the merger:

     - Mr. Stein will contribute all of the shares of Dairy Mart common stock that he beneficially owns immediately prior to the merger, which is expected to be 412,027 shares, in exchange for shares of DM Acquisition Corp. common stock.

     - DM Associates will contribute all of the shares of Dairy Mart common stock that it beneficially owns immediately prior to the merger, which is expected to be 702,617 shares, in exchange for shares of DM Acquisition Corp. common stock.

     - Two strategic investors will contribute an aggregate of $24.25 million in exchange for shares of DM Acquisition Corp. preferred stock and common stock.

     - Dairy Mart will complete an exchange offer with the holders of at least 85% of the outstanding principal amount of the $88.5 million 10 1/4% senior subordinated notes, pursuant to which the consenting noteholders will exchange their outstanding notes and receive, for each $10,000 in principal amount of the outstanding notes, $3,870 in principal amount of new 13% senior subordinated notes issued by Dairy Mart, $6,191.30 in cash (representing a 101% premium on that portion of the notes being redeemed for cash) and a warrant to purchase Dairy Mart common stock, which will not be exercisable until after the completion of the merger.

     - DM Acquisition Corp. will enter into a $50 million senior credit facility that will be used to replace the existing $30 million senior credit facility of Dairy Mart.

CONSEQUENCES OF THE MERGER

     Pursuant to the merger agreement, following approval of the merger proposal and subject to the fulfillment or waiver of certain conditions, DM Acquisition Corp. will be merged with and into Dairy Mart, and Dairy Mart will continue as the surviving company in the merger. As a result of the merger, you will be entitled to receive $4.50 in cash for each of your shares of Dairy Mart common stock outstanding at the time of the merger and shares of Dairy Mart common stock held by DM Acquisition Corp. will be cancelled.

     Following the merger, Dairy Mart's stockholders (excluding Mr. Stein and his affiliates) will cease to participate in any of Dairy Mart's future earnings or growth or benefit from any increases, in the value of Dairy Mart stock. As a result of the merger, on a fully diluted basis, approximately 37% of post-merger Dairy Mart common stock will be owned directly by Mr. Stein, 28% equity rollovers to existing management and by DM Associates, 20% will be owned by a strategic investor, 10% will be reserved for issuance pursuant to an equity incentive plan and 5% will be reserved for issuance upon the exercise of warrants. The warrants will be issued by Dairy Mart prior to the merger in connection with the completion of the exchange offer referred to above in "Transactions Immediately Prior to the Merger." In addition, each share of DM Acquisition Corp. preferred stock issued and outstanding immediately prior to the merger will become one share of Dairy Mart preferred stock at the completion of the merger.

     Dairy Mart's common stock will be delisted from the American Stock Exchange and will not be eligible for listing or trading on any exchange. Dairy Mart common stock is currently registered under the Securities Exchange Act of 1934. Following the merger, registration of Dairy Mart common stock under the Exchange Act will be terminated, and Dairy Mart will be relieved of the obligation to comply with the public reporting requirements of the Exchange Act.

     At the effective time of the merger, options to purchase common stock under Dairy Mart's stock option plans will be cancelled, and the holders of such options will have the right to receive an amount of cash equal to $4.50 less the per share exercise price of that option, with all "out of the money" options being terminated. See "Interests of Certain Persons in the Merger; Certain Company Benefit Plans; and Continued Ownership of Dairy Mart."

     The Certificate of Incorporation and bylaws of DM Acquisition Corp. in effect immediately before the merger will remain Dairy Mart's Certificate of Incorporation and bylaws immediately after the merger, in each case until amended in accordance with applicable law.

     Except as described in "Interests of Certain Persons in the Merger; Certain Dairy Mart Benefit Plans and Continued Ownership of Dairy Mart After the
Merger -- Employment Agreements, Severance Agreements and Other Payments," Dairy Mart's executive officers immediately before the merger will remain as Dairy Mart's executive officers immediately after the merger.

     The following table sets forth Mr. Stein's and DM Associates' interests in the net book value at February 3, 2001, and net loss for the fiscal year ended February 3, 2001, of Dairy Mart based upon the percentage of their beneficial ownership of Dairy Mart common stock as of April 27, 2001:

                                                OWNERSHIP    NET BOOK VALUE    NET INCOME
NAME                                             PERCENT      (DEFICIT)(1)      (LOSS)(2)
----                                            ---------    --------------    -----------
Robert B. Stein, Jr.(3).......................     6.3%       $(1,403,000)     $(1,855,000)
DM Associates Limited Partnership.............    14.1%       $(3,140,000)     $(4,153,000)

---------------
(1) Based on Dairy Mart stockholders' equity as of February 3, 2001.

(2) Based on Dairy Mart's net income for the fiscal year ended February 3, 2001.

(3) Does not include shares Mr. Stein beneficially owns of DM Associates.

     The following table sets forth Mr. Stein's and DM Associates', interests in the net book value at February 3, 2001, and net loss for the fiscal year ended February 3, 2001, of Dairy Mart after the merger based upon the percentage of their expected beneficial ownership of common stock of the surviving corporation on a fully diluted basis:

                                            OWNERSHIP
NAME                                         PERCENT     NET BOOK VALUE(1)    NET INCOME(2)
----                                        ---------    -----------------    -------------
Robert B. Stein, Jr.(3)...................     37%          $10,841,000        $9,124,000
DM Associates Limited Partnership.........     28%          $ 8,201,000        $6,905,000

---------------
(1) Based on Dairy Mart's pro forma stockholders' equity of approximately $29.3 million as of February 3, 2001, which gives effect to the merger and related transactions as if such transactions had occurred as of February 3, 2001, and assumes that the merger is treated as a purchase of assets for accounting purposes. Pro forma stockholders' equity as of February 3, 2001 has been derived by adjusting the historical February 3, 2001 stockholders' equity by (a) increasing retained earnings by $39.8 million, (b) decreasing the common stock by $12.5 million, and (c) increasing the preferred stock by $24.3 million.

(2) Based on Dairy Mart's pro forma net loss of approximately $24.7 million for the fiscal year ended February 3, 2001, which gives effect to the merger and related transactions as if such transactions had occurred as of January 29, 2000 and assumes that the merger is treated as a purchase of assets. Pro forma net loss for the year ended February 3, 2001 has been derived by reducing the historical February 3, 2001 net income by interest expenses of $4.8 million.

(3) Does not include shares Mr. Stein beneficially owns of DM Associates.

PLANS FOR DAIRY MART AFTER THE MERGER

  Extraordinary Corporate Transactions

     Except as described in this proxy statement, including pursuant to the Business Restructuring Plan and the Business Segmentation Plan, Dairy Mart has not, and Dairy Mart has been advised by Mr. Stein (or his affiliates) that he has not, approved any:

     - specific plans or proposals for any extraordinary corporate transaction involving Dairy Mart, as the surviving company after the completion of the merger;

     - sale or transfer of a material amount of assets currently held by Dairy Mart after the completion of the merger; or

     - specific plans or arrangements regarding the repayment of the financing of the merger consideration.

For a more complete description of the Business Restructuring Plan and the revised Business Segmentation Plan that are referenced in this proxy statement, you should refer to the section entitled "Business -- General" of Dairy Mart's Annual Report on Form 10-K for the fiscal year ended February 3, 2001, which is incorporated by reference herein and attached hereto as Appendix D.

  Management

     Dairy Mart has been advised by Mr. Stein that he intends to retain Dairy Mart's senior management in comparable positions after the merger other than those persons identified in "Interests of Certain Persons in the Merger; Certain Dairy Mart Benefit Plans; and Continued Ownership of Dairy Mart After the Merger." It is contemplated that after the merger, the board of directors of Dairy Mart will consist of five members, including Messrs. Stein and Adams. The remaining directors of Dairy Mart after the merger will include two individuals to be designated by Mr. Stein and one individual to be designated by the strategic investor that will own 20% of the post-merger Dairy Mart common stock on a fully diluted basis.

  Right to Change Plans

     Although Mr. Stein believes it is unlikely, he reserves the right to change his plans at any time. Accordingly, Mr. Stein may elect to sell, transfer or otherwise dispose of all or any portion of the shares of capital stock owned by him after the merger or may decide that, in lieu of the continuation of the Business Restructuring Plan or the Business Segmentation Plan, the surviving company should sell, transfer or otherwise dispose of all or any portion of its assets in each case to one or more of its affiliates or to any other parties as warranted by future conditions. Although Mr. Stein believes it is unlikely, he also reserves the right to make whatever personnel changes to the present management of Dairy Mart he deems necessary after completion of the merger.

CAPITALIZATION

     The equity capitalization of post-merger Dairy Mart is expected to consist of the following:

     The equity capitalization that can be expressed in terms of common stock or common stock equivalents is as follows:

                                                                           FULLY DILUTED
EQUITY PARTICIPANT                        FORM OF COMMON STOCK          OWNERSHIP PERCENTAGE
------------------                   -------------------------------    --------------------
Robert B. Stein, Jr.                          common stock                       37%
DM Associates Limited Partnership             common stock                       28%
Strategic Investor(a)                         common stock                       20%
Management                           common stock and combination of             10%
                                     common stock, options and other
                                            equity incentives
Subordinated Noteholders               warrants to purchase common                5%
                                                  stock
TOTAL:                                                                          100%

     The equity capitalization that can be expressed in terms of preferred stock is as follows:

                                          PERCENTAGE
EQUITY PARTICIPANT      REDEMPTION VALUE  OWNERSHIP
------------------      ----------------  ----------
Strategic Investor(a)    $14.25 million       59%
Strategic Investor        $10 million         41%
TOTAL:                                       100%

---------------
(a) Represents the same strategic investor.

CONDUCT OF THE BUSINESS OF DAIRY MART IF THE MERGER IS NOT COMPLETED

     If the merger is not completed, except for Mr. Colley, Ms. Adams, Mr. Valvo and the effects of the Business Restructuring Plan and the Business Segmentation Plan, the board of directors expects to retain the current management team, although there can be no assurance it will be successful in doing so. Except for continuation of portions of the Business Restructuring Plan and the Business Segmentation Plan, there are no plans in such circumstances to operate the business in a manner substantially different from the manner it is operated today. From time to time, Dairy Mart will evaluate and review its business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize stockholder value.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a summary of material United States federal income tax consequences of the merger to our stockholders whose shares of common stock are held as capital assets and converted into the right to receive $4.50 cash per share in the merger. Because it is a summary, it does not include an analysis of all potential tax effects of the merger.

     For example, this summary:

     - Does not consider the effect of any applicable state, local or foreign tax laws.

     - Does not address all aspects of federal income taxation that may affect particular stockholders in light of their particular circumstances, such as alternative minimum taxes.

     - Is not intended for stockholders that may be subject to special federal income tax rules, such as:

        - insurance companies;

        - tax-exempt organizations;

        - financial institutions or broker-dealers;

        - stockholders who hold their common stock as part of a hedge, straddle or conversion transaction;

        - stockholders who acquired their common stock pursuant to the exercise of an employee stock option or otherwise as compensation; and

        - non-U.S. stockholders who have held more than 5% of Dairy Mart common stock at any time within the five year period ending at the consummation of the merger.

     - Does not address tax consequences to stockholders who exercise their dissenters' rights.

     - Does not address tax consequences to holders of stock options or incentive awards.

     - Does not address tax consequences to DM Acquisition Corp. or any of their affiliates or any person who would be treated as constructively owning Dairy Mart common stock after the merger by reason of the attribution rules of Section 318 of the Internal Revenue Code.

     This summary assumes that stockholders have held their common stock as a "capital asset" under the Internal Revenue Code. This summary is based on the current provisions of the Internal Revenue Code, applicable Treasury Regulations, judicial authorities and administrative rulings and practice. Future legislative, judicial or administrative changes or interpretations could modify the discussion set forth in this summary. Any such changes or interpretations could be retroactive and could affect the tax consequences of the merger to you.

     As used in this section, a "U.S. holder" means a beneficial owner of Dairy Mart common stock who exchanges Dairy Mart common stock for cash in the merger and who is:

     - A citizen or resident of the United States.

     - A corporation, partnership or other entity, other than a trust, created or organized in or under the laws of the United States or any political subdivision thereof.

     - An estate whose income is subject to United States federal income tax regardless of its source.

     - A trust, if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have authority to control all of its substantial decisions.

     As used in this section, a "non-U.S. holder" means a beneficial owner of Dairy Mart common stock who exchanges Dairy Mart common stock for cash in the merger and who is not a U.S. holder.

     You should consult your own tax advisor with respect to the particular tax consequences to you of the merger, including the applicability and effect of any state, local or foreign tax laws, and of changes in applicable tax laws.

TREATMENT OF U.S. HOLDERS OF COMMON STOCK

     If you are a U.S. holder, the exchange of your shares of Dairy Mart common stock for $4.50 per share in cash in the merger will be taxable to you. You will recognize a capital gain or loss equal to the difference between (1) the amount of cash you receive in the merger and (2) your tax basis in the common stock. Generally, your tax basis in your common stock will be equal to what you paid for your stock.

     If you are an individual, (1) capital gain will be taxable at a maximum capital gains rate of 20% if you held your shares for more than one year at the time of the merger and (2) capital loss may generally only be offset against capital gains or up to $3,000 per year of ordinary income, with a carryover of capital loss to the extent unused.

TREATMENT OF NON-U.S. HOLDERS OF COMMON STOCK

     In general, if you are a non-U.S. holder you will not be subject to United States federal income or withholding tax on gain realized upon the disposition of Dairy Mart common stock in the merger, unless either:

     - The gain is effectively connected with your conduct of a trade or business in the United States, in which case the gain generally will be subject to regular United States federal income tax in the same manner as if the gain were realized by a U.S. holder and, if you are a non-U.S. corporation, the gain may also be subject to a branch profits tax at a rate of 30%.

     - The gain is not described in the preceding clause and you are present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met, in which case the gain generally will be subject to tax at a rate of 30% or lower treaty rate.

BACKUP WITHHOLDING

     You may be subject to backup withholding at the rate of 31% with respect to the gross proceeds you receive from the exchange of your common stock unless you:

     - Are a corporation or other exempt recipient, including certain non-U.S. holders, and, when required, establish this exemption.

     - Provide your correct taxpayer identification number, certify that you are not currently subject to backup withholding and otherwise comply with applicable requirements of the backup withholding rules.

     If you do not provide us with your correct taxpayer identification number, you may be subject to penalties imposed by the Internal Revenue Service. Any amount withheld under these rules will be creditable against your federal income tax liability, provided that you forward appropriate information to the Internal Revenue Service. We will report to you and to the Internal Revenue Service the amount of any reportable payment made to you (including payments made to you pursuant to the merger) and any amount withheld pursuant to the merger.

                     MERGER FINANCING; SOURCES OF FINANCING

     Dairy Mart and DM Acquisition Corp. estimate that the total amount of funds necessary to finance the payment of the merger consideration and the underlying value of the outstanding stock options, the repayment of existing indebtedness of Dairy Mart and the payment of the fees and expenses related to the merger is approximately $ million.

SOURCES OF FINANCING

     Dairy Mart and DM Acquisition Corp. currently expect that the funds necessary to finance these transactions and the related fees and expenses will come from the following sources:

     - Approximately $50 million will be available to DM Acquisition Corp. at the time of the merger under a $50 million senior secured credit facility, anticipated to consist of a $30 million revolving line of credit and $20 million five-year term loan, from The Provident Bank and other participating banks.

     - Approximately $24.25 million will be available to DM Acquisition Corp. at the time of the merger from preferred and common stock investments in DM Acquisition Corp.

     - Approximately $50 million will be available as cash on hand from Dairy Mart before the merger as a result of various long-term marketing agreements entered into between Dairy Mart and four of its core vendors.

     In addition, the following transactions must be completed to ensure DM Acquisition Corp. and Dairy Mart will have sufficient funds to make the required payments.

     - At least $75.225 million of Dairy Mart's outstanding $88.5 million senior subordinated notes must be redeemed through an exchange offer with current consenting noteholders that, based on redeeming $75.225 million of those notes, will result in cash payments to those noteholders of $46.57 million and the issuance of new 13% senior subordinated notes in an aggregate amount of $29.11 million.

     - Rollover equity contributions to DM Acquisition Corp. in the amount of $5.04 million from Mr. Stein and DM Associates must be completed prior to the merger.

     - Consents relating to approximately $13 million and $7 million in existing equipment lease obligations and mortgage loans, respectively, must be obtained so those amounts do not become due and payable at the time of the merger.

     No alternative financing arrangements or alternative financing plans have been made in the event that these financing commitments do not materialize as anticipated. However, under the merger agreement, Dairy Mart and DM Acquisition Corp. have agreed to enforce the provisions of their respective financing arrangements and the documents entered into in contemplation thereof. Dairy Mart and DM Acquisition Corp. have also agreed to use their reasonable efforts to fulfill all of their respective obligations, cause all conditions to funding to be fulfilled and cause the funding to occur under the financing arrangements or any definitive agreements entered into in contemplation thereof. If any of DM Acquisition Corp.'s funding sources terminates its commitment to provide funds, the merger agreement allows DM Acquisition Corp. up to 20 days to replace that funding source before Dairy Mart has the right to terminate the merger agreement.

SENIOR SECURED CREDIT FACILITY

     Dairy Mart has received a commitment letter from Provident that provides for a senior credit facility in an aggregate amount of up to $50 million, expected to consist of a five-year term loan of $20 million and a revolving credit facility of up to $30 million. The amounts allocated between the term loan and the revolver are expected to be adjusted at the closing of the merger to maximize the financing availability of Dairy Mart at the time of the merger, but the term loan will not be less than $10 million and the revolver will not be more than $40 million and the total will remain $50 million. The senior credit facility documentation will contain customary representations, warranties and covenants by Dairy Mart and customary conditions to funding. The following is a summary of certain conditions that must be satisfied or waived before Provident will be obligated to fund the amounts contemplated by its commitment letter:

     - All of the other financing commitments described in this section must be completed in substantial accordance with those terms.

     - Dairy Mart must repay its existing senior credit facilities, in whole, and redeem its senior subordinated notes, in part, and the repayment amount of the existing senior facilities cannot exceed $23 million and the cash redemption amount of the outstanding 10 1/4% senior subordinated notes cannot exceed $54.25 million.

     - Existing mortgage debt and capital lease obligations outstanding immediately after the merger cannot exceed $20.6 million in the aggregate.

     - The transaction fees and expenses related to the merger cannot exceed $7 million.

     - Pro forma adjusted EBITDA of Dairy Mart must be at least $22 million for the 12 months ended December 31, 2000.

     - Provident needs to be satisfied in all respects with its due diligence investigation of Dairy Mart.

     - Dairy Mart and Provident must execute mutually satisfactory final documentation containing customary terms and conditions.

     Provident, in syndicating the senior credit facility, is entitled to change the structure, terms and conditions of the senior credit facility if Provident determines, in its sole discretion, that those changes are advisable in order to ensure a successful syndication of the senior credit facility, as long as the aggregate amount of the senior credit facility remains unchanged.

     Borrowings under the senior credit facility will be secured by a perfected first priority security interest in all of the assets of Dairy Mart and each of its subsidiaries other than Financial Opportunities, Inc. and other than the real property assets that are subject to a mortgage and the equipment leased from third parties.

     In addition to monthly interest payments, the term loan, based on a borrowing amount of $20 million, will be payable in installments as follows:

                                                   QUARTERLY
                                                    AMOUNT
                                                 -------------
Year One.......................................  $  .5 million
Year Two.......................................  $ .75 million
Year Three.....................................  $   1 million
Year Four......................................  $1.25 million
Year Five......................................  $ 1.5 million

In addition, 50% of excess cash flow of Dairy Mart and the first $10 million of net asset sale proceeds realized by Dairy Mart must be used by Dairy Mart to prepay principal of the term loan. Dairy Mart may use net asset sale proceeds in excess of $10 million for the construction of new stores in the normal course of business if they are invested within nine months of receiving those proceeds. Uninvested net proceeds remaining after nine months must be used to repay the senior credit facility and redeem the subordinated notes in equal amounts.

     The term loan will mature on the fifth anniversary of the merger. The revolving credit facility commitment will terminate three years after the closing of the merger. The senior credit facility is expected to be repaid through cash flow generated from operations.

     Both the term loan and the revolving credit facility are prepayable. Prepayment is without penalty unless it is made from the proceeds of a debt or equity financing that is not required by the terms of the senior credit agreement.

     Interest on the term loan will initially be calculated, at Dairy Mart's option, at either Provident's prime rate, as in effect from time to time, plus 1%, or the LIBOR plus 375 basis points. Interest on the revolving credit facility will be calculated, at Dairy Mart's option, at either Provident's prime rate, as in effect from time to time, plus 1 1/4 %, or the LIBOR, plus 350 basis points. After Dairy Mart delivers audited financial statements and evidence of compliance with all material financial and other covenants as of and for the fiscal period ending on or about January 31, 2002, the interest on the loan will become variable based on the ratio of consolidated indebtedness to consolidated EBITDA.

     Provident's commitment expires on June 30, 2001, unless extended in writing by Provident. Provident has indicated that it will extend the commitment until August 31, 2001.

SENIOR SUBORDINATED NOTES

     Dairy Mart currently has outstanding $88.5 million of 10 1/4% senior subordinated notes due March 2, 2004. In connection with the merger agreement, Dairy Mart entered into an exchange and voting agreement with holders of approximately 70% of the aggregate principal amount of those notes in order to obtain their agreement to tender their notes in an anticipated exchange offer. Under the terms of the exchange offer, each consenting noteholder will receive, for each $10,000 in principal amount of notes exchanged, $3,870.00 in principal amount of 13% senior subordinated notes, due on the fifth anniversary of the merger and $6,191.30 in cash. The noteholders will also receive warrants to purchase common stock of Dairy Mart. In the merger, the warrants will convert into warrants to purchase, in the aggregate, up to 5% of the post-merger common stock of Dairy Mart, on a fully diluted basis, for nominal consideration.

     The new subordinated notes will be subordinated only to the outstanding mortgage loans, the equipment leases and the senior credit facility. The new subordinated notes will be secured by a second priority lien on all assets secured by the senior debt.

     The exchange of the notes will result in the issuance of new notes in the aggregate amount of between $29.11 million and $34.25 million, depending on how many existing noteholders consent to the exchange offer. The new notes will mature on the fifth anniversary of the merger. No partial payments of principal will be required during the term; however, a balloon payment will be required at maturity. The net proceeds from the sale of assets that are not required to prepay the senior debt or to be reinvested in capital expenditures associated with new stores must be used to redeem the new notes. Dairy Mart expects to redeem the new notes through excess cash flow generated from operations in the ordinary course of business and through refinancing at maturity; however, Dairy Mart has no definite plans to refinance the subordinated notes at maturity.

     After the merger, the warrants and the post-merger common stock of Dairy Mart issuable upon exercise of the warrants will be entitled to anti-dilution protection, piggyback registration rights, tag-along rights, and pre-emptive rights, and they will also be subject to the drag-along rights of Mr. Stein and DM Associates. After the sixth anniversary of the merger, Dairy Mart may purchase, at fair market value, some or all of the warrants or the common stock issued as a result of their exercise. Warrant holders will have put rights for a period of 180 days after the sixth anniversary of the merger through the 10th anniversary of the closing date. Under the put, Dairy Mart will be required to purchase the warrant or the common stock issued as a result of the exercise of the warrant at fair market value, subject to payment restrictions in the secured credit facility.

     The noteholders that are a party to the exchange and voting agreement may terminate that agreement if the merger has not been consummated by August 31, 2001, if Dairy Mart's aggregate balance sheet obligations at closing would exceed $234 million, if a report issued for the benefit of Provident is not delivered within a requisite number of days before the closing of the merger and does not show Dairy Mart's pro forma adjusted EBITDA to be $20 million or greater, or if Dairy Mart materially breaches the exchange and voting agreement. The following material conditions must be satisfied in order for Dairy Mart to refinance its existing subordinated notes:

     - At least 95% of the noteholders must agree to the refinancing, although Dairy Mart may close the exchange offer if at least 85% of the holders so agree.

     - The exchange offer must be completed on or before August 31, 2001.

     If the exchange is completed without 100% participation from the existing noteholders, the non-consenting noteholders will continue to hold their notes with the existing interest rate of 10 1/4% per annum and due date of March 2, 2004 remaining in effect, but without the benefit of the other covenants that are currently contained in the existing indenture.

FUNDS FROM LONG-TERM MARKETING AGREEMENTS

     Dairy Mart expects to have funds on hand at the time of the merger of approximately $50 million, that will primarily be provided by four of its core vendors in the form of up-front marketing and prepaid discount payments to Dairy Mart in the aggregate amount of at least $50 million. Dairy Mart has already entered into a definitive agreement with one vendor pursuant to which Dairy Mart committed to market and sell the vendor's products in exchange for an up-front marketing fee of $8.7 million.

     Three other vendors have also signed commitment letters, in which they have committed to providing $25 million, $15 million, and approximately $2 million, respectively, in exchange for Dairy Mart agreeing to market their respective products as well as meeting volume sales requirements of their products. The vendor providing $25 million in funds is affiliated with the strategic investor contributing $14.25 million to DM Acquisition Corp. for its preferred stock. The agreement providing for $25 million in funds will contain a multi-year term and, in order to secure Dairy Mart's obligations under that agreement, the vendor, Dairy Mart, the senior lenders and the trustee of the new notes will enter into an intercreditor agreement pursuant to which that vendor will have a third priority lien on all of the assets that secure the senior and subordinated debt in the event of Dairy Mart's default under the marketing agreement. The funds are expected to be received by Dairy Mart under these arrangements in the next days, but in any event before the merger is completed.

EQUITY CONTRIBUTIONS

     The following contributions of equity are expected to occur, which will provide additional funds to finance the merger.

  CONTRIBUTIONS IN EXCHANGE FOR PREFERRED STOCK AND COMMON STOCK IN DM ACQUISITION CORP.

     In connection with entering into a stock purchase agreement, two strategic investors are expected to provide $24.25 million, in the aggregate, to DM Acquisition Corp. in exchange for shares of preferred and common stock in DM Acquisition Corp. The preferred stock will be mandatorily redeemable, at the investors' option, five years from the date of issuance for an aggregate amount of $24.25 million and will have a 10% dividend accruing (but not compounding) annually, payable only upon redemption.

     One of the investors is contributing $14.25 million to DM Acquisition Corp. and is affiliated with the vendor that is providing $25 million in funds pursuant to a marketing agreement. This investor will also receive 20% of DM Acquisition Corp. common stock on a fully diluted basis. The other investor is contributing $10 million to DM Acquisition Corp. and is affiliated with the limited partner of DM Associates, which own 28% of the shares of DM Acquisition Corp., on a fully diluted basis.

     As a condition of this equity contribution, Dairy Mart will grant the $14.25 million investor rights to be set forth in a stockholders' agreement, including preemptive rights and the right to appoint one board member. This investor will not be able to sell its common stock until the end of the sixth year after the merger. Dairy Mart will also provide this investor a put option requiring Dairy Mart to purchase its share of common stock at the fair market value, at any time between the end of the sixth and 15th year after the merger.

     The $10 million investor's investment is contingent upon the completion of the other financing transactions described in "Merger Financing; Source of Financing", its satisfaction with the legal, business and underwriting due diligence and the negotiation of the stock purchase agreement including the terms of the commitment letter and other terms and conditions.

     Dairy Mart, as the surviving corporation, expects to redeem the preferred stock from cash generated by operations and by issuing additional debt or raising equity capital prior to the five-year redemption date. Dairy Mart has no definite plans to issue the additional debt or raise the capital. Dairy Mart also expects to finance the put of the $14.25 million investor's common stock in a similar manner.

  SUBSCRIPTION AGREEMENTS BY MR. STEIN AND DM ASSOCIATES LIMITED PARTNERSHIP

     Pursuant to the terms of the subscription agreement between DM Acquisition Corp. and Mr. Stein, Mr. Stein has agreed to transfer all of the shares of Dairy Mart common stock that he beneficially owns (excluding the stock in his 401(k) account) immediately prior to the effective time of the merger in exchange for shares of DM Acquisition Corp. DM Associates has also entered into a similar subscription agreement with DM Acquisition Corp. The subscription agreements will terminate upon termination of the merger agreement. Mr. Stein and DM Associates are expected to contribute, in the aggregate, 1,114,643 shares of Dairy Mart common stock immediately prior to the merger and upon the effectiveness of the merger those contributed shares of Dairy Mart common stock will be cancelled without receiving any consideration in exchange for their cancellation. As a result, approximately $5.04 million less in funds will be required to pay to the stockholders than if Mr. Stein and DM Associates were to receive cash in the merger for those contributed shares.

ROLLOVER LEASE OBLIGATIONS AND MORTGAGE LOANS

     Dairy Mart has outstanding approximately $13 million and $7 million in existing equipment lease obligations and mortgage loans, respectively. According to the agreements governing these obligations, some of these amounts would become due and payable if the lessor or the lender does not consent to the merger. Dairy Mart has communicated with these lessors and lenders and they have indicated to Dairy Mart that they will provide their consent to the merger. Accordingly, these obligations will not become due and payable in full upon completion of the merger and will assist in financing the transactions described in this proxy statement.

                               FEES AND EXPENSES

     Dairy Mart estimates that it will incur merger-related fees and expenses, consisting primarily of commitment fees under certain debt arrangements, financial advisory fees, SEC filing fees, fees and expenses of investment bankers, attorneys and accountants and other related charges, totaling approximately $6 million, assuming the merger is completed. This amount consists of the following estimated fees:

                                                                AMOUNT
DESCRIPTION                                                   (DOLLARS)
-----------                                                   ----------
Advisory fees and expenses..................................  $2,000,000
Commitment fees and other debt financing fees and
  expenses..................................................   1,000,000
Legal fees and expenses.....................................   1,700,000
Accounting fees and expenses................................     250,000
Investment banking fees.....................................     900,000
SEC filing fees.............................................       5,000
Printing, solicitation and mailing costs....................     100,000
Miscellaneous and other expenses............................      50,000
                                                              ==========
          Total.............................................  $6,005,000

                            REGULATORY REQUIREMENTS

     In connection with the merger, Dairy Mart will be required to make a number of filings with and obtain a number of approvals from various federal and state governmental agencies, including:

     - Filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law after the approval of the merger proposal by Dairy Mart stockholders.

     - Complying with federal and state securities laws.

                         CERTAIN FINANCIAL PROJECTIONS

     Dairy Mart does not as a matter of course make public forecasts as to future revenues, earnings or other financial information. Mr. Stein did, however, prepare certain projections which were provided to The Provident Bank, the subordinated noteholders that are party to the exchange and voting agreement and the two strategic investors in connection with their analysis of Mr. Stein's proposal, their evaluation of Dairy Mart's financial position at that time and their consideration of whether to participate in the transaction. The projections set forth below are included in this proxy statement solely because of the disclosures that were made to these financing sources.

     Dairy Mart management does not normally project earnings and is especially wary of doing so over extended earnings periods due to unpredictability of earnings in what is a very cyclical business. These projections were prepared solely by Mr. Stein for the purpose of this transaction.

THE PROJECTIONS SET FORTH BELOW WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE SEC OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROSPECTIVE FINANCIAL INFORMATION. IN ADDITION, THE PROJECTIONS WERE NOT PREPARED WITH THE ASSISTANCE OF OR REVIEWED, COMPILED OR EXAMINED BY, INDEPENDENT ACCOUNTANTS. THE PROJECTIONS REFLECT NUMEROUS ASSUMPTIONS, ALL MADE BY MR. STEIN, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND MR. STEIN'S AND DAIRY MART'S CONTROL. THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS SET FORTH BELOW WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN THE PROJECTIONS SET FORTH BELOW. SEE "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION" ON PAGE 9 OF THIS PROXY STATEMENT.

THE INCLUSION OF THE PROJECTIONS IN THIS PROXY STATEMENT SHOULD NOT BE REGARDED AS AN INDICATION THAT DAIRY MART, DM ACQUISITION CORP. OR MR. STEIN OR ANY OF DAIRY MART'S, DM ACQUISITION CORP.'S OR MR. STEIN'S RESPECTIVE REPRESENTATIVES, OR RESPECTIVE OFFICERS AND DIRECTORS, CONSIDER SUCH INFORMATION TO BE AN ACCURATE PREDICTION OF FUTURE EVENTS OR NECESSARILY ACHIEVABLE. IN LIGHT OF THE UNCERTAINTIES INHERENT IN FORWARD LOOKING INFORMATION OF ANY KIND, DAIRY MART CAUTIONS AGAINST RELIANCE ON SUCH INFORMATION. DAIRY MART AND MR. STEIN DO NOT INTEND TO UPDATE OR REVISE SUCH PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN PREPARED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, UNLESS REQUIRED BY LAW.

                                            FOR THE TWELVE MONTH PERIOD ENDED JULY 31,(1)(2)
                                           ---------------------------------------------------
                                            2002       2003       2004       2005       2006
                                           -------    -------    -------    -------    -------
Total Revenue............................  739,879    660,151    734,611    826,033    965,297
EBT(3)...................................    5,221     11,691     15,281     19,493     24,847
EBITDA(3)................................   24,875     27,606     31,038     35,282     41,474

---------------
(1) The Total Revenue for each fiscal period presented assumes that gasoline retail prices remain consistent with the average selling price of gasoline related products in fiscal year ended February 3, 2001, which was $1.46 per gallon. It is assumed that the Business Segmentation Plan would be carried out during the year 2002 and Dairy Mart would continue its new store development plan during each of the fiscal years presented. The EBT and EBITDA in 2002 excludes any potential gain on the sale of certain assets under the Business Segmentation Plan, which is assumed to range between $4.5 million and $9 million, depending on the gross sale proceeds.

(2) The financial projections are subject to all of the risks and uncertainties normally associated with Dairy Mart's business and assumes that Dairy Mart will be able to successfully complete its Business Segmentation Plan within a twelve month period. It is assumed that the first full year of operations would commence on August 1, 2001 for the newly merged company.

(3) EBT means earnings before tax expense and any non-recurring gains or losses on the sale of assets or charges associated with the pending merger. EBITDA means earnings before interest expense; tax expense; depreciation and amortization, including the amortization of deferred income associated with the planned execution of the marketing agreements referenced under the section of the proxy statement called "Merger Financing; Sources of Financing."

     The various projections set forth above should be read together with the "Selected Historical Consolidated Financial Data" included in this proxy statement and Dairy Mart's historical financial statements and other financial information and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" as set forth in Dairy Mart's Annual Report on Form 10-K for the fiscal year ended February 3, 2001, which is incorporated by reference into this proxy statement and attached hereto as Appendix D.

                              THE MERGER AGREEMENT

     On March 15, 2001, Dairy Mart entered into the merger agreement with DM Acquisition Corp. The following is a summary of the material provisions of the merger agreement. Because it is a summary, it does not include all of the information that is included in the merger agreement. The text of the merger agreement, which is attached as Appendix A to this proxy statement, is incorporated into this section by reference. We encourage you to read the merger agreement carefully in its entirety.

THE MERGER

     At the effective time of the merger, DM Acquisition Corp. will be merged with and into Dairy Mart, and Dairy Mart will continue as the surviving company. In connection with the merger, you will be entitled to receive $4.50 in cash for each of your shares of Dairy Mart common stock outstanding at the time of the merger.

     As the surviving company after the merger, Dairy Mart will have all the property, rights and powers of both DM Acquisition Corp. and Dairy Mart before the merger, and it will be liable for all of the debts, liabilities and obligations of both DM Acquisition Corp. and Dairy Mart before the merger. After the merger, the separate corporate existence of DM Acquisition Corp. will cease.

ALTERNATIVE MERGER STRUCTURE

     While Dairy Mart and DM Acquisition Corp. contemplate that DM Acquisition Corp. will be merged with and into Dairy Mart, DM Acquisition Corp., in its sole discretion, may cause the merger to be consummated pursuant to an alternative merger structure. Under an alternative merger structure:

     - A wholly owned subsidiary of DM Acquisition Corp. would be merged with and into Dairy Mart, and Dairy Mart would be the surviving company.

     - Each share of common stock of DM Acquisition Corp.'s subsidiary would be converted into one share of common stock in the surviving company.

     - Dairy Mart's consent to the alternative structure would be required if the alternative structure would delay the closing of the merger or if any additional governmental or regulatory consents or approvals would be necessary.

     - You would still receive $4.50 per share.

CONVERSION OF CAPITAL STOCK IN THE MERGER

     At the effective time of the merger:

     - Each outstanding share of Dairy Mart common stock at the time of the merger (other than those shares held by Mr. Stein, DM Associates or DM Acquisition Corp.) will be converted into the right to receive $4.50 in cash.

     - Each outstanding share of DM Acquisition Corp. common stock will be converted into one share of post-merger Dairy Mart common stock.

     - Each outstanding share of DM Acquisition Corp. preferred stock will be converted into one share of post-merger Dairy Mart preferred stock.

     - Each share of Dairy Mart common stock held by Dairy Mart, Mr. Stein, DM Associates and DM Acquisition Corp. will be cancelled.

TIME OF CLOSING

     The merger will close as soon as possible after satisfaction or waiver of the conditions to the merger. To complete the merger, DM Acquisition Corp. and Dairy Mart will file a certificate of merger with the Secretary of State of the State of Delaware.

EXCHANGE AND PAYMENT PROCEDURES

     Dairy Mart will appoint an exchange agent to handle the exchange of share certificates in the merger for cash. Soon after the merger becomes effective, the exchange agent will mail to you a letter of transmittal and instructions explaining how to exchange your share certificates for cash. Upon surrender to the exchange agent of a valid share certificate and a properly completed letter of transmittal, along with such other documents as the exchange agent may reasonably require, you will be entitled to receive $4.50 in cash per share. Until surrendered in this manner, each share certificate will represent only the right to receive the merger consideration.

     You should not send your stock certificates now. You should send them only after you receive a letter of transmittal from the exchange agent. A letter of transmittal will be mailed to you soon after the merger becomes effective.

     Any merger consideration made available to the exchange agent that remains unclaimed by Dairy Mart stockholders for six months after the time the merger becomes effective will be returned to Dairy Mart, as the surviving company after the merger, and any Dairy Mart stockholders who have not by that time made an exchange must then look to the surviving company for payment of their claim for merger consideration.

TRANSFERS OF SHARES

     No transfers of shares of Dairy Mart common stock will be made on Dairy Mart share transfer books after the merger becomes effective.

TREATMENT OF STOCK OPTIONS

     At the time the merger becomes effective, the merger agreement provides that all outstanding options to purchase shares of Dairy Mart common stock (other than those held by Mr. Stein or DM Acquisition Corp.) will be cancelled. In exchange, option holders will receive, whether or not their options have vested, an amount determined by multiplying (1) any excess of $4.50 over the exercise price per share of the option by (2) the number of shares subject to the option. No payment will be made in respect of options with an exercise price of $4.50 or greater.

     Immediately prior to the merger, Dairy Mart expects to cancel Mr. Stein's options to purchase 466,250 shares of Dairy Mart common stock at an average exercise price of $3.42 in exchange for receiving 111,352 shares of Dairy Mart common stock. However, the merger agreement also provides that Mr. Stein may alternatively (i) have the options amended and restated immediately prior to the merger so that they become options to purchase shares of post-merger Dairy Mart or (ii) exercise the options immediately prior to the merger for cash, but only to the extent that any shares of Dairy Mart common stock received by Mr. Stein are contributed to DM Acquisition Corp.

TREATMENT OF STOCK WARRANTS

     At the effective time of the merger, it is expected that any outstanding warrants to purchase shares of Dairy Mart common stock will have an exercise price that is greater than $4.50 per share. Therefore, no payments will be made to the holders of the warrants in connection with the merger.

REPRESENTATIONS AND WARRANTIES

     In the merger agreement, Dairy Mart has represented and warranted certain matters to DM Acquisition Corp. These include representations and warranties relating to:

     - its organization, standing and similar corporate matters;

     - its authorization to enter into the merger agreement;

     - regulatory consents;

     - non-contravention of its agreements and its compliance with its agreements;

     - its capital structure;

     - its subsidiaries;

     - the completeness and accuracy of its SEC filings;

     - its financial statements;

     - the accuracy of information contained in this proxy statement;

     - the absence of certain changes or events since October 28, 2000;

     - the absence of material undisclosed liabilities;

     - the absence of pending or threatened material litigation;

     - filing of tax returns and payment of taxes;

     - existence of benefit plans and employment matters;

     - compliance with applicable laws;

     - possession of required material permits and licenses;

     - ownership of or rights to use its intellectual property;

     - environmental matters and compliance with environmental laws;

     - finders' fees and expenses;

     - financing commitments in connection with the merger; and

     - matters relating to the status of various anti-takeover protections affecting Dairy Mart.

     The merger agreement also contains representations and warranties of DM Acquisition Corp. relating to, among other things:

     - its organization, standing and similar corporate matters;

     - its authorization to enter into the merger agreement;

     - regulatory consents;

     - non-contravention of its agreements;

     - the accuracy of information supplied by DM Acquisition Corp. in connection with this proxy statement;

     - finders' fees and expenses;

     - the absence of pending or threatened material litigation;

     - financing commitments in connection with the merger;

     - ownership of shares of Dairy Mart common stock;

     - the inapplicability of any federal or state fraudulent conveyance or transfer law;

     - the proposed equity commitment of the proposed stockholders of DM Acquisition Corp.; and

     - agreements between DM Acquisition Corp. on the one hand, and any director, officer, employee or stockholder of Dairy Mart, on the other hand.

     The representations and warranties in the merger agreement do not survive the closing of the merger or termination of the merger agreement.

COVENANTS OF DAIRY MART

     Dairy Mart has undertaken certain covenants in the merger agreement. The following summarizes the more significant of these covenants:

  Interim Conduct of Dairy Mart's Business

     From March 15, 2001, until the merger becomes effective, Dairy Mart has agreed to conduct its businesses in the ordinary course and consistent with past practice. Dairy Mart has also agreed to use its reasonable best efforts to preserve its business and relationships with customers, third parties and employees.

     Dairy Mart has also agreed to certain specific restrictions during this period, which are subject to exceptions described in the merger agreement. These include restrictions on:

     - amending its organizational documents;

     - making significant acquisitions, divestitures and investments;

     - incurring significant debt or materially amending its existing debt agreements;

     - making significant loans;

     - making significant capital expenditures;

     - issuing, delivering, selling or authorizing any shares of its common stock or any options which includes proposing the issuance, delivery or sale of any shares of its common stock or any options;

     - splitting, combining or reclassifying its stock or declaring dividends;

     - adopting new employee compensation arrangements or materially increasing employee compensation or benefits;

     - making any change in the lines of business in which it participates or is engaged; and

     - changing its tax elections or settling any material income tax liability.

Dairy Mart has also agreed not to commit to do any of these things.

  No Solicitation

     Dairy Mart and its subsidiaries and its officers, directors, employees and advisors have agreed not to take action to solicit, initiate, encourage or facilitate any inquiries or the making of any acquisition proposal. An acquisition proposal means any offer or proposal for, or any indication of interest in, any acquisition or purchase of securities representing more than 15% of Dairy Mart's voting power, or a substantial portion of its assets, or any merger, reorganization, consolidation, share exchange, recapitalization, business combination or similar transaction involving Dairy Mart or its subsidiaries.

     Restricted actions include:

     - Soliciting or encouraging the submission of any acquisition proposal or agreeing to endorse any acquisition proposal.

     - Engaging in discussions or negotiations with any potential bidder, or disclosing non-public information relating to Dairy Mart or its subsidiaries.

     However, the special committee may prior to receiving stockholder approval furnish information pursuant to a confidentiality agreement to or enter into discussions or negotiations with any person or group that makes an unsolicited bona fide alternative proposal, if Dairy Mart's special committee: (i) determines in good faith that the acquisition proposal is superior to the merger, (ii) determines in good faith that the failure to so act is reasonably likely to result in the special committee breaching its fiduciary duties to stockholders imposed by law, (iii) prior to furnishing such information to, or entering into discussions or negotiations with, such person or group, Dairy Mart provides written notice to DM Acquisition Corp. to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or group, and (iv) Dairy Mart keeps DM Acquisition Corp. informed of the status and all material information with respect to any such discussions or negotiations.

VOTE ON APPROVAL OF MERGER AGREEMENT

     Dairy Mart has agreed to call a special meeting of its shareholders to vote on the merger agreement and the merger. Dairy Mart has also agreed that its directors will recommend adoption of the merger agreement and approval of the merger by Dairy Mart's stockholders and that they will not withdraw their recommendation, unless the special committee or board of directors determine that making the recommendation would violate their respective fiduciary duties to stockholders as imposed by law.

     The merger agreement provides Dairy Mart must prepare and mail this proxy statement quickly, use its reasonable best efforts to obtain stockholder approval for the merger proposal and comply with all legal requirements at the special meeting.

COMPANY RIGHTS AGREEMENT

     Dairy Mart has agreed to take all action necessary to render Dairy Mart's stockholder rights agreement inapplicable to the merger.

STOCKHOLDER CLAIMS

     Dairy Mart has agreed not to settle or compromise any material claim brought by any holder of securities of Dairy Mart or any creditor of Dairy Mart without the consent of DM Acquisition Corp.

BUSINESS PLAN

     Dairy Mart has agreed to use its reasonable best efforts to implement the Business Segmentation and Restructuring Plans that the Board of Directors approved on March 9, 2001.

COVENANTS OF DM ACQUISITION CORP.

     DM Acquisition Corp. has also undertaken certain covenants in the merger agreement. The following summarizes the more significant of these covenants.

SEC FILINGS

     DM Acquisition Corp. has agreed to cooperate with Dairy Mart's efforts to prepare this proxy statement and the transaction statement that is required by the SEC relating to the merger, as required by the SEC's Rule 13e-3 under the Securities Exchange Act of 1934. The information included in this proxy statement is intended to comply with Rule 13e-3.

INDEMNIFICATION AND INSURANCE OF DAIRY MART'S DIRECTORS AND OFFICERS

     Pursuant to the merger agreement, for six years after the merger, Dairy Mart will cause the surviving corporation to indemnify and hold harmless Dairy Mart's present officers and directors for acts or omissions occurring at or before the effective time of the merger that are based on the fact that person was an officer or director of Dairy Mart at that time and will maintain the existing provisions in Dairy Mart's certificate of incorporation and by-laws relating to the indemnification of its officers and directors. For six years after the merger, Dairy Mart will also cause the surviving corporation to provide officers' and directors' liability insurance coverage for acts or omissions occurring before the close of the merger covering each person that is currently an officer or director of Dairy Mart on terms, with respect to coverage and amount, no less favorable than the officers' and directors' insurance policy of Dairy Mart in effect on March 15, 2001. Dairy Mart is not, however, obligated to obtain insurance coverage with a cost that exceeds 200% of the per annum premium cost Dairy Mart paid in its current fiscal year.

FINANCING

     DM Acquisition Corp. has also agreed to use its reasonable best efforts to obtain the financing required to complete the merger.

ADDITIONAL AGREEMENTS

     Both parties to the merger agreement have agreed to use their reasonable best efforts to do or cause to be done anything necessary or advisable to consummate the merger and related transactions. The parties have also agreed to cooperate with each other in relation to certain matters, including making the necessary SEC filings, obtaining regulatory and other consents and making public announcements.

CONDITIONS

  Mutual Closing Conditions

     Both parties' obligations to consummate the merger are subject to the satisfaction or, if legally permissible, waiver at or before the time the merger becomes effective of the following conditions:

     - The approval by Dairy Mart stockholders of the merger proposal.

     - The absence of any legal prohibition preventing completion of the merger.

     - The receipt of approvals of any governmental body in relation to the merger.

  Additional Closing Conditions for DM Acquisition Corp.'s Benefit

     DM Acquisition Corp.'s obligation to complete the merger is subject to additional conditions including the following additional conditions:

     - The material performance by Dairy Mart of its obligations under the merger agreement.

     - Dairy Mart's representations and warranties being accurate as of the closing date of the merger to the extent specified in the merger agreement.

     - The availability to DM Acquisition Corp. of sufficient funds to complete the merger.

     - The holders of no more than 10% of outstanding Dairy Mart common stock exercising their appraisal rights.

     - Dairy Mart not being in material default under any of its obligations that cannot cured immediately without having a material adverse effect on Dairy Mart.

  Additional Closing Conditions for Dairy Mart's Benefit

     Dairy Mart's obligation to complete the merger is subject to the following additional conditions:

     - The material performance by DM Acquisition Corp. of its obligations under the merger agreement.

     - DM Acquisition Corp.'s representations and warranties being accurate as of the closing date of the merger or any specified earlier date, to the extent specified in the merger agreement.

     - The receipt by Dairy Mart's board of directors of advice from an independent financial advisor regarding the solvency of Dairy Mart, as the surviving company.

     - The merger agreement being approved by the holders of a majority of the shares of Dairy Mart common stock voting at the special meeting, other than shares owned beneficially by DM Acquisition Corp., Mr. Stein or any of their affiliates.

     This last condition may be waived by Dairy Mart, provided that it gives written notice of such waiver to the stockholders at least 10 business days prior to the special meeting.

TERMINATION OF THE MERGER AGREEMENT

  Right to Terminate

     The merger agreement may be terminated at any time before the closing in any of the following ways:

          - By mutual written consent of Dairy Mart and DM Acquisition Corp.

          - By either Dairy Mart or DM Acquisition Corp. if the merger is not completed by August 31, 2001. However, the party seeking to terminate for this reason must not be in breach of its obligations under the merger agreement in any material respect.

          - By either Dairy Mart or DM Acquisition Corp. if completion of the merger is illegal or prohibited.

          - By either Dairy Mart or DM Acquisition Corp. if there has been a material breach by the other party, which is not curable, or has not been cured, within 30 days following receipt of notice of the breach.

          - By DM Acquisition Corp. if Dairy Mart's board of directors or its special committee withdraw, modify or amend in a manner adverse to DM Acquisition Corp. their approval or recommendation of the merger or certain related matters, or if they recommend or endorse an alternative transaction.

          - By either Dairy Mart or DM Acquisition Corp. if any financing agreement entered into by the other party has been terminated and not replaced within 20 days.

          - By Dairy Mart if its board of directors authorizes it to enter into another transaction that is superior to the merger in the manner set out in the merger agreement. However, Dairy Mart can only terminate the merger agreement in these circumstances if it has notified DM Acquisition Corp. in writing of the material terms of the alternative transaction at least 48 hours prior to entering into such transaction and permitted DM Acquisition Corp. to make a new offer during such period which shall be considered by the special committee of the board of directors in good faith.

          - By either Dairy Mart or DM Acquisition Corp. if Dairy Mart's stockholders do not approve the merger agreement.

     If the merger agreement is terminated, it will become void. However, termination will not affect the rights of either party against the other for breach of the merger agreement. Also, several obligations survive termination of the agreement, including the obligation to pay the expenses described under "Expenses" below and confidentiality obligations.

EXPENSES

     Upon termination of the merger agreement for any reason besides the mutual consent of both parties or due to a material breach by DM Acquisition Corp. as described in (d) above, Dairy Mart must reimburse DM Acquisition Corp. and its affiliates for all of their out-of-pocket fees and expenses incurred by them, up to a maximum reimbursement amount of $750,000.

     Except as described above, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring those costs or expenses.

AMENDMENTS; WAIVERS

     Any provision of the merger agreement may be amended or waived before the merger becomes effective. After approval of the merger proposal by Dairy Mart stockholders, amendment or waiver is only allowed to the extent permitted by applicable law. In addition, Dairy Mart cannot waive the condition to the merger that the merger agreement and the merger be approved by Dairy Mart stockholders as described under "Conditions -- Additional Closing Conditions for Dairy Mart's Benefit" above, unless it gives at least 10 business days' notice to Dairy Mart stockholders of its intention to waive such condition.

                              THE VOTING AGREEMENT

     On March 15, 2001, DM Acquisition Corp., DM Associates, New DM Management Associates I and Mr. Stein entered into a voting agreement. The following is a summary of the material provisions of the voting agreement. Because it is a summary, it does not include all of the information that is included in the voting agreement.

     The material terms and effects of the voting agreement are as follows:

     - The voting agreement covers 90,675 shares of Dairy Mart common stock owned by Mr. Stein, 702,607 shares owned of record by DM Associates and beneficially by New DM Management and Mr. Stein, and any other shares that Mr. Stein, DM Associates, New DM Management or DM Acquisition Corp. may acquire prior to the record date relating to the special meeting.

     - Any shares covered by the voting agreement can be freely transferred so long as the transferee executes and delivers an agreement to Dairy Mart identical in form to the voting agreement.

     - DM Acquisition Corp., DM Associates, New DM Management and Mr. Stein have agreed to vote all their Dairy Mart shares to adopt the merger proposal, not vote their Dairy Mart shares in favor of any other merger, consolidation or other extraordinary transaction and not vote their Dairy Mart shares in favor of any action that would frustrate the purpose of or prevent or delay the completion of the merger.

     - DM Acquisition Corp., DM Associates, New DM Management and Mr. Stein have agreed they will not exercise any of their appraisal rights with respect to their Dairy Mart shares and the merger.

     The voting agreement will terminate simultaneously with a termination of the merger agreement.

                                APPRAISAL RIGHTS

     Under Section 262 of the Delaware General Corporation Law, if you do not vote your outstanding shares of Dairy Mart common stock in favor of adoption of the merger proposal, you will be entitled to have the "fair value" of your shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, appraised by the Delaware Court of Chancery and paid to you in cash.

     The following is a summary of the material provisions of the law pertaining to appraisal rights under the Delaware General Corporation Law. Because it is a summary, it does not include all the provisions of the law relating to appraisal rights under the Delaware General Corporation Law. The full text of Section 262 which is attached as Appendix C to this proxy statement is incorporated herein by reference. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of Dairy Mart common stock as to which appraisal rights are asserted. If you have a beneficial interest in shares of common stock held of record in the name of another person, such as a broker or nominee, you must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect your appraisal rights.

     Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, as in the case of the special meeting of Dairy Mart stockholders described in this proxy statement, the corporation, not less than 20 days prior to the meeting, must notify each person who was a stockholder on the record date and who is entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement is that notice to you, and a copy of Section 262 is attached to this proxy statement as Appendix C. If you wish to exercise your appraisal rights or wish to preserve the right to do so, you should review carefully Section 262 and seek advice of legal counsel, since failure to comply fully with the procedures of Section 262 will result in the loss of appraisal rights.

     Pursuant to the merger agreement, in the event that holders of more than 10% of outstanding Dairy Mart common stock exercise their appraisal rights under
Section 262, DM Acquisition Corp. will be relieved of its obligation to complete the merger.

     If you wish to demand appraisal under Section 262, you must satisfy each of the following conditions:

     - You must deliver to us written demand for appraisal of your shares of Dairy Mart common stock before the vote on adoption of the merger proposal at the special meeting. Your demand will be sufficient if it reasonably informs us of your identity and that you intend to demand the appraisal of your shares.

     - You must not vote your shares in favor of adoption of the merger proposal. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger proposal, if you vote by proxy and wish to exercise appraisal rights, you must vote against adoption of the merger agreement or abstain from voting on adoption of the merger agreement.

     - You must continuously hold your shares from the date of making your written demand through the completion of the merger. If you are the record holder of shares of common stock on the date the written demand for appraisal is made but thereafter transfer these shares prior to the completion of the merger, you will lose any right to appraisal in respect of the shares.

     Your failure to vote against the adoption of the merger agreement will not constitute a waiver of your appraisal rights.

     Neither voting in person nor voting by proxy against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any such proxy or vote.

     Only a holder of record of shares of Dairy Mart common stock issued and outstanding immediately prior to the completion of the merger is entitled to assert appraisal rights for the shares of common stock registered in that holder's name.

     A stockholder who elects to exercise appraisal rights under Section 262 should mail or deliver, before the vote on adoption of the merger proposal at the special meeting, a written demand to Dairy Mart Convenience Stores, Inc., One Dairy Mart Way, 300 Executive Parkway West, Hudson, Ohio 44236; Attention:
Secretary.

     Within 10 days after the completion of the merger, the surviving corporation must send a notice as to the effectiveness of the merger to each former Dairy Mart stockholder who has made a written demand for appraisal in accordance with Section 262 and who has not voted in favor of adoption of the merger proposal. Within 120 days after the completion of the merger, either Dairy Mart or any holder of dissenting shares of Dairy Mart common stock who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of all shares of Dairy Mart common stock held by dissenting stockholders.

     Within 120 days after the completion of the merger, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from Dairy Mart, upon written request, a statement setting forth the aggregate number of shares of Dairy Mart common stock not voted in favor of adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of the shares. Dairy Mart must mail this statement to the stockholder within 10 days of receipt of a request or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262, whichever is later.

     A stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to Dairy Mart, which will then be obligated within 20 days to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares of Dairy Mart common stock. After notice to the stockholders, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal of their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

     After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a holder of dissenting shares of Dairy Mart common stock, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares of Dairy Mart common stock entitled to appraisal.

     In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. If you consider seeking appraisal, you should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as or less than the merger consideration you would receive under the Dairy Mart merger proposal if you did not seek appraisal of your shares. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

     Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the completion of the merger, be entitled to vote the shares subject to this demand for any purpose or to receive payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the completion of the merger).

     If any stockholder who demands appraisal of shares of Dairy Mart common stock under Section 262 fails to perfect, or effectively withdraws or loses, the right to appraisal, the stockholder's shares of Dairy Mart common stock will be converted into the right to receive the merger consideration in cash in accordance with the Dairy Mart merger agreement, without interest. A stockholder will fail to perfect, or effectively lose or withdraw, the right to appraisal if no petition for appraisal is filed within 120 calendar days after the completion of the merger. A stockholder may withdraw a demand for appraisal by delivering to Dairy Mart a written withdrawal of the demand for appraisal and acceptance of the merger consideration, except that any such attempt to withdraw made more than 60 calendar days after the completion of the merger will require the written approval of Dairy Mart. Once a petition for appraisal has been filed, the appraisal proceeding may not be dismissed as to any stockholder, absent approval of the Delaware Court of Chancery.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

                       FIVE YEARS ENDED FEBRUARY 3, 2001

                                                2001       2000       1999       1998       1997
                                              --------   --------   --------   --------   --------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING RESULTS:
  Revenues..................................  $723,671   $581,551   $481,598   $505,654   $585,746
  Interest expense..........................    14,183     11,583     10,806     10,612     10,877
  Income (loss) before income taxes.........   (24,073)    (3,660)       175     (1,999)    (2,529)
  Net income (loss).........................   (29,451)    (2,496)        25     (1,468)    (1,836)
EARNINGS (LOSS) PER SHARE:
  Net earnings (loss) per share-basic and
     diluted................................     (5.96)     (0.51)      0.01      (0.31)     (0.41)
BALANCE SHEET DATA:
  Net property and equipment................  $111,448   $110,946   $ 98,829   $ 82,589   $ 89,448
  Total assets..............................   190,689    209,799    181,331    167,647    177,805
  Long-term obligations(a)..................   135,599    123,135    108,507     96,448    110,428
  Stockholders' equity......................   (22,272)     6,869      9,257      8,988     10,214
OTHER DATA:
  Earnings before interest expense, income
     taxes, depreciation and amortization
     (EBITDA)(b)............................  $  5,023   $ 21,338   $ 21,079   $ 19,319   $ 20,092

---------------
(a) Long-term obligations include the current portion of long-term obligations.

(b) EBITDA is significant to Dairy Mart's calculations of its financial covenants and is defined as earnings before interest expense, income taxes and depreciation and amortization. EBITDA should not be viewed as a substitute for Generally Accepted Accounting Principles (GAAP) measurements such as net income (loss) or cash flow from operations.

               COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION

     Dairy Mart has not paid cash dividends during the last three fiscal years, and pursuant to loan covenants contained in Dairy Mart's senior revolving credit facility, as amended, is currently restricted from paying dividends and from repurchasing its capital stock. As of February 9, 2000, Dairy Mart's former Class A and Class B common stock were reclassified into a new, single class of common stock. Under terms of the reclassification, each share of Dairy Mart's former Class A common stock was converted into one share of the new common stock and each share of the former Class B common stock was converted into 1.1 shares of the new common stock. Dairy Mart's common stock trades on the American Stock Exchange under the symbol DMC. The table below sets forth the high and low sales prices per share of the Dairy Mart common stock as quoted on the American Stock Exchange during its fiscal year ended February 3, 2001.

                                                              HIGH    LOW
                                                              ----    ---
FISCAL YEAR ENDED FEBRUARY 3, 2001:
First Quarter...............................................  3 1/8   1 7/8
Second Quarter..............................................  4 5/8   2 1/4
Third Quarter...............................................  5 3/8   3 3/4
Fourth Quarter..............................................  5 1/4   2

     The high and low sales prices per share of Class A common stock from January 30, 2001 through February 9, 2001 was 3 3/8 and 3 1/4 respectively.

     The high and low sales prices per share of Class B common stock from January 30, 2001 through February 9, 2001 was 3 1/2 and 3 1/8 respectively.

     The table below sets forth the high and low sales prices per share of the former Class A and Class B common stock, as quoted on the American Stock Exchange for its fiscal year ended January 29, 2000.

                                                                 CLASS A          CLASS B
                                                              COMMON STOCK     COMMON STOCK
                                                              -------------    -------------
                                                              HIGH      LOW    HIGH      LOW
                                                              ----      ---    ----      ---
FISCAL YEAR ENDED JANUARY 29, 2000:
First Quarter...............................................  4         2 3/4  3 3/4     2 3/4
Second Quarter..............................................  4         3 1/2  4         3 3/8
Third Quarter...............................................  5 5/8     3 3/8  5 1/2     3 3/8
Fourth Quarter..............................................  4 3/8     3      4 3/8     3 1/4

     There were approximately 1,000 holders of Dairy Mart's common stock as of April 27, 2001. Included in this number are shares held in nominee or street names.

     The merger consideration of $4.50 per share represents an 80% premium over the $2.50 closing price of Dairy Mart common stock on March 14, 2001, the day before the merger agreement was announced; an approximately 66.7% premium over the $2.70 closing price of Dairy Mart common stock on March 7, 2001, one week before the public announcement of the merger agreement; an approximately 18.0% premium over the $3.81 closing price of Dairy Mart common stock on December 12, 2000, the day that Dairy Mart announced that Robert B. Stein, Jr. was pursuing a transaction; an approximately 100% premium over the $2.25 closing price of Dairy Mart common stock on May 10, 2000, the last full trading day before the public announcement that Dairy Mart was reviewing its strategic alternatives, including a sale; an approximately 71.4% premium over the $2.63 closing price of Dairy Mart common stock on the last full trading day one week before the public announcement that Dairy Mart was reviewing its strategic alternatives, including a sale; and an approximately 60% premium over the $2.81 closing price of Dairy Mart common stock on the last full trading day four weeks before the public announcement that Dairy Mart was reviewing its strategic alternatives, including
a sale. On             , 2001, the most recent practicable date before the
printing of this document, the closing price of Dairy Mart common stock was
$          .

YOU SHOULD OBTAIN CURRENT MARKET PRICE QUOTATIONS FOR DAIRY MART COMMON STOCK IN CONNECTION WITH THE VOTING OF YOUR COMMON STOCK.

     The merger agreement prohibits Dairy Mart from declaring, setting aside or paying dividends or distributions dividends until the effective date of the merger.

                       COMMON STOCK PURCHASE INFORMATION

PURCHASES BY DAIRY MART

     Dairy Mart has not purchased any shares of its common stock during the past two years.

PURCHASES BY MR. STEIN AND DM ASSOCIATES

     Except as set forth below, neither Mr. Stein nor DM Associates has purchased any shares of its common stock during the past two years.

                                                           PURCHASE (P),
                                              DATE OF       SALE (S) OR
NAME, BUSINESS ADDRESS                      TRANSACTION      AWARD (A)            TYPE AND AMOUNT
----------------------                      -----------    -------------          ---------------
Robert B. Stein, Jr.......................   11/01/99            P          12,500 common stock shares
  Chairman of the Board,
  President and Chief                         4/05/00            A          125,000 common stock options
  Executive Officer
                                              4/05/00            A          25,000 common stock shares
                                              5/02/00            P          14,000 common stock shares
                                              5/03/00            P          11,000 common stock shares

OTHER PARTIES

     Other than as a result of the voting agreement, there have been no transactions in Dairy Mart common stock effected during the past 60 days by DM Acquisition Corp., Mr. Stein, or by any or their respective executive officers or directors.

             CURRENT EXECUTIVE OFFICERS AND DIRECTORS OF DAIRY MART

     The following persons are the executive officers and directors of Dairy Mart as of the date of this proxy statement. Neither any of these persons nor Dairy Mart has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of these persons has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Each of the directors and executive officers of Dairy Mart is a citizen of the United States of America and can be reached c/o Dairy Mart Convenience Stores Inc., One Dairy Mart Way, 300 Executive Parkway West, Hudson, Ohio 44236.

     Listed below are the names, positions and ages of the directors and executive officers of Dairy Mart as of April 27, 2001. Each executive officer will serve until a successor is elected by the board of directors or until the earlier of their resignation or removal.

NAME                                   AGE                           POSITION
----                                   ---                           --------
Albert T. Adams......................  50    Director
Frank W. Barrett.....................  61    Director
J. Kermit Birchfield, Jr.............  61    Director
John W. Everets......................  54    Director
William A. Foley.....................  53    Director
Robert B. Stein Jr...................  43    Chairman of the Board, President and Chief Executive
                                             Officer
Gregory G. Landry....................  42    Chief Financial Officer
Alice R. Guiney......................  47    Vice President Human Resources
Susan D. Adams.......................  43    Vice President Finance and Treasurer
Dale R. Valvo........................  51    Vice President Gasoline and Store Development

ALBERT T. ADAMS

     Albert T. Adams, a director since 1988, has been a partner with the law firm of Baker & Hostetler LLP in Cleveland, Ohio, since 1984, and has been affiliated with the firm since 1977. Mr. Adams is a director of American Industrial Properties REIT, Associated Estates Realty Corporation, Boykin Lodging Company, Captec Net Lease Realty, Inc. and Developers Diversified Realty Corporation.

SUSAN D. ADAMS

     Ms. Adams was named Vice President Finance and Treasurer in November 1997. From May 1997 through November 1997, Ms. Adams served as Assistant Treasurer for DoubleTree Corporation, an owner and operator of hotels. From February 1986 through May 1997, she held various positions, including Assistant Treasurer, with The Circle K Corporation, a convenience store operator and franchisor.

FRANK W. BARRETT

     Mr. Barrett, a director since 1983, is Executive Vice President of Family Bank, FSB, a subsidiary of Peoples Heritage Financial Group since 1994. Mr. Barrett is a director of the Providence and Worcester Railroad, which provides freight rail service in Connecticut, Massachusetts and Rhode Island.

J. KERMIT BIRCHFIELD, JR.

     Mr. Birchfield, a director since 1996, has been the Chairman of the Board of Displaytech, Inc., a manufacturer of high resolution miniature ferro-electric liquid crystal displays since 1995. Mr. Birchfield is a director of HPSC, Inc., a company that provides financing for the purchase of health care equipment,

Intermountain Gas Company, Inc., an Idaho public utility company, and the Compass Group of Mutual Funds of MFS, Inc., a wholly owned subsidiary of Sun Life of Canada, a registered mutual funds company.

JOHN W. EVERETS

     Mr. Everets, a director since 1994, has been Chairman of the Board and Chief Executive Officer of HPSC, Inc., a company that provides financing for health care equipment since July 1993 and has been a director of HPSC, Inc. since 1983. Mr. Everets is also a director of Eastern Company, a manufacturing company.

WILLIAM A. FOLEY

     Mr. Foley, a director since 1999, has been the Chairman, President, Chief Executive Officer and a Director of LESCO, Inc., a manufacturer and direct marketer of turf care products and equipment, since July 1993. Mr. Foley is a director of Libbey, Inc., a producer of glass products.

ALICE R. GUINEY

     Ms. Guiney was named Vice President Human Resources in November 1996. From June, 1992 through November, 1996, Ms. Guiney directed corporate and field operational disciplines of human resources for Sunglass Hut International, a retailer of sunglasses.

GREGORY G. LANDRY

     Mr. Landry, a director since 1991, has served as Chief Financial Officer of Dairy Mart since August 1990, was named Executive Vice President of Dairy Mart in April 1992, and Vice Chairman in April 2000. Mr. Landry joined Dairy Mart in October 1985 and served in various financial positions, including Treasurer.

ROBERT B. STEIN, JR.

     Mr. Stein, a director since 1992, was elected President of Dairy Mart in September 1994, Chief Executive Officer in June 1995 and Chairman of the Board of Directors in December 1995. He joined Dairy Mart in 1983 and served in various positions including Treasurer, General Manager of the Midwest Region, and Executive Vice President-Operations and Marketing. Mr. Stein is also a director of LESCO, Inc., a manufacturer and direct marketer of turf care products and equipment.

DALE R. VALVO

     Mr. Valvo was named Vice President Gasoline and Store Development in February 1999. He joined the Company in April 1998 as Vice President Gasoline Operations. From July 1990 through October 1998, Mr. Valvo was General Manager Marketing-Southeast Business Unit for Fina Oil and Chemical Company, a diversified oil company.

                 MANAGEMENT OF DAIRY MART FOLLOWING THE MERGER

BOARD OF DIRECTORS

     It is contemplated that immediately after the merger the Board of Directors of Dairy Mart will consist of five members, including Messrs. Stein, Adams and a representative appointed by one of the strategic investors. The remaining directors of Dairy Mart will be selected by Mr. Stein upon or after the completion of the merger.

EXECUTIVE OFFICERS

     Pursuant to the merger agreement, other than Messrs. Landry, Colley and Valvo and Ms. Adams, the executive officers of Dairy Mart at the effective time of the merger will be the executive officers of the surviving company. For additional information regarding the executive officers of Dairy Mart, see the section of this proxy statement called "Current Management of Dairy Mart."

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information concerning beneficial ownership of Dairy Mart's common stock by (1) each shareholder known by Dairy Mart to be the beneficial owner of 5% or more of Dairy Mart's common stock (2) directors and current executive officers of Dairy Mart and (3) all directors and executive officers as a group, all as of April 27, 2001.

     This information is furnished in accordance with the SEC regulations relating to any persons known by Dairy Mart to be the beneficial owners of 5% or more of common stock. In preparing the following table, Dairy Mart has relied on information filed by such persons with the SEC, and in some cases, other information provided to Dairy Mart by such persons.

                                                              AMOUNT AND
                                                              NATURE OF       PERCENT OF
                                                              BENEFICIAL      OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER                          OWNERSHIP         SHARES
------------------------------------                          ----------      -----------
DM Associates Limited Partnership...........................    702,617(1)       14.1%
  300 Executive Parkway West
  Hudson, Ohio 44236
New DM Management Associates I..............................    702,617(1)       14.1%
  300 Executive Parkway West
  Hudson, Ohio 44236
Robert B. Stein, Jr. .......................................  1,076,368(1)(6)    20.4%
  300 Executive Parkway West
  Hudson, Ohio 44236
Gregory G. Landry...........................................    912,992(1)(7)    17.6%
  300 Executive Parkway West
  Hudson, Ohio 44236
Triumph-Connecticut Limited Partnership.....................    877,221(2)       14.2%
  28 State Street, 37th Floor
  Boston, Massachusetts 02109
The IDS Mutual Fund Group...................................    378,903(3)        7.0%
  25614 AXP Financial Center
  Minneapolis, Minnesota 55474
American International Group, Inc. .........................    388,811(4)        7.2%
  70 Pine Street
  New York, New York 10005
William L. Musser, Jr. .....................................    327,550(5)        6.5%
  and New Frontier Capital, L.P.
  919 Third Avenue
  New York, New York 10022
Albert T. Adams.............................................     13,750(8)         (*)
  3200 National City Center
  1900 E. 9th Street
  Cleveland, Ohio 44114
Frank W. Barrett............................................     27,500(9)         (*)
  1441 Main Street
  Springfield, Massachusetts 01101
J. Kermit Birchfield, Jr. ..................................     30,325(10)        (*)
  Cranberry Hill
  33 Way Road
  Gloucester, Massachusetts 01930
John W. Everets.............................................     32,625(11)        (*)
  60 State Street
  Boston, Massachusetts 02109

                                                              AMOUNT AND
                                                              NATURE OF       PERCENT OF
                                                              BENEFICIAL      OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER                          OWNERSHIP         SHARES
------------------------------------                          ----------      -----------
William A. Foley............................................      2,750(12)        (*)
  20005 Lake Road
  Rocky River, Ohio 44116
J. Wayne Colley.............................................     30,000(13)        (*)
  300 Executive Parkway West
  Hudson, Ohio 44333
Dale R. Valvo...............................................     18,950(14)        (*)
  300 Executive Parkway West
  Hudson, Ohio 44236
Alice R. Guiney.............................................     20,549(15)        (*)
  300 Executive Parkway West
  Hudson, Ohio 44236
All Directors and Executive Officers As a Group (11
  persons)..................................................  1,484,942(17)      26.5%

---------------
NOTES TO TABLE

 (*) Owns less than 1% of the issued and outstanding shares of common stock.

 (1) DM Associates Limited Partnership ("DM Associates") is the owner of record of 702,617 shares of common stock of Dairy Mart, representing approximately 14.1% of the issued and outstanding shares of common stock. The general partner of DM Associates is New DM Management Associates I ("DM Management I"), which is a general partnership. The general partners of DM Management I are Robert B. Stein, Jr. and Gregory G. Landry, each of whom owns 50% of the partnership interest of DM Management I.

     As the sole general partner of DM Associates, DM Management I has the power to vote and dispose of the 702,617 shares of common stock owned by DM Associates, subject to the required consent of a class of limited partners of DM Associates for sales of more than 396,000 shares. The partnership agreement of DM Management I provides that a majority of the partnership interests of DM Management I is required to vote the shares of common stock owned by DM Associates.

     As the managing general partner of DM Management I, Mr. Stein has sole dispositive power with respect to the 702,617 shares owned by DM Associates, subject to the limitation described above. As general partners of DM Management I, Messrs. Stein and Landry share voting power with respect to the 702,617 shares owned by DM Associates.

 (2) Triumph-Connecticut Limited Partnership ("Triumph"), Triumph's general partner, Triumph-Connecticut Capital Advisors, Limited Partnership ("TCCALP"), and TCCALP's general partners, Triumph-Capital Group, Inc., Fredrick W. McCarthy, Fredrick S. Moseley, IV, E. Mark Noonan, Thomas W. Janes, John M. Chapman and Richard J. Williams, reported on a Schedule 13D filed with the SEC their shared beneficial ownership of currently exercisable warrants to purchase an aggregate of 826,221 shares of common stock.

 (3) The IDS Mutual Fund Group, through nominees, holds currently exercisable warrants to purchase an aggregate of 378,903 shares of common stock. If the 378,903 shares underlying the warrants were issued, they would represent approximately 7.0% of the total number of issued and outstanding shares of Dairy Mart's common stock.

 (4) American International Group, Inc. and its affiliates hold currently exercisable warrants to purchase an aggregate of 388,811 shares of common stock. If the 388,811 shares underlying the warrants were issued, they would represent approximately 7.2% of the total number of issued and outstanding shares of Dairy Mart's common stock.

 (5) [New Frontier Capital, L.P., and William L. Musser, Jr., in his capacity as General Partner, reported on a Form 13F filed with the SEC its beneficial ownership, as an investment advisor, of 327,550 shares of common stock.]

 (6) Includes 280,625 shares of common stock issuable to Mr. Stein within 60 days of April 27, 2001, pursuant to employee stock options and grants. Mr. Stein also has the power to dispose of 4,001 shares held in his 401(k) account that are included above.

 (7) Includes 175,500 shares of common stock issuable to Mr. Landry within 60 days of April 27, 2001, pursuant to employee stock options and grants.

 (8) Includes 8,750 shares of common stock that Mr. Adams is, or within 60 days of April 27, 2001, will be, entitled to purchase upon the exercise of stock options.

 (9) Includes 23,125 shares of common stock that Mr. Barrett is, or within 60 days of April 27, 2001, will be, entitled to purchase upon the exercise of stock options.

(10) Includes 17,125 shares of common stock that Mr. Birchfield is, or within 60 days of April 27, 2001, will be, entitled to purchase upon the exercise of stock options.

(11) Includes 20,625 shares of common stock that Mr. Everets is, or within 60 days of April 27, 2001, will be, entitled to purchase upon the exercise of stock options.

(12) Includes 1,750 shares of common stock that Mr. Foley is, or within 60 days of April 27, 2001, will be, entitled to purchase upon the exercise of stock options.

(13) Includes 100,000 shares of common stock that Mr. Colley is, or within 60 days of April 27, 2001, will be, entitled to purchase upon the exercise of stock options.

(14) Includes 18,750 shares of common stock that Mr. Valvo is, or within 60 days of April 27, 2001, will be, entitled to purchase upon the exercise of stock options.

(15) Includes 20,000 shares of common stock that Ms. Guiney is, or within 60 days of April 27, 2001, will be, entitled to purchase upon the exercise of stock options.

(17) Includes exercisable, within 60 days of April 27, 2001, stock options granted to all directors and executive officers of Dairy Mart to purchase 610,000 shares of common stock.

                   ROBERT B. STEIN, JR., DM ACQUISITION CORP.
                        AND OTHER AFFILIATED PURCHASERS

DM ACQUISITION CORP.

     DM Acquisition Corp., a Delaware corporation, is based in Ohio and was organized for the principal purpose of completing the merger. Mr. Stein currently owns all of the outstanding capital stock of DM Acquisition Corp. and is its sole director and its President. Gregg R. Budoi is the Treasurer, Secretary and Vice-President of DM Acquisition Corp. Additional information on Mr. Stein is provided under "Current Executive Officers and Directors of Dairy Mart" above.

     In June of 2000, Mr. Budoi was elected Treasurer of Dairy Mart. Mr. Budoi joined Dairy Mart in 1997 as Manager Financial Analysis, and prior to 1997, Mr. Budoi was Manager Treasury Operations for Figgie International, Inc., a manufacturing company with 40 separate divisions.

DM ASSOCIATES LIMITED PARTNERSHIP

     DM Associates is a Connecticut limited partnership, and its principal purpose is to hold shares of Dairy Mart common stock. The general partner of DM Associates is New DM Management, which is a Connecticut general partnership.

NEW DM MANAGEMENT ASSOCIATES I

     New DM Management is a Connecticut general partnership, and its principal purpose is to serve as the general partner of DM Associates. The general partners of New DM Management are Messrs. Stein and Landry. Additional information on Messrs. Stein and Landry is provided under "Current Executive Officers and Directors of Dairy Mart" above. Prior to the consummation of the merger, Mr. Landry has agreed to withdraw as a general partner of New DM Management. At that time, Mr. Stein will become general partner of DM Associates.

BUSINESS ADDRESS AND BUSINESS TELEPHONE NUMBER

     The business address of DM Acquisition Corp., DM Associates, New DM Management, and Messrs. Stein, Landry and Budoi is One Dairy Mart Way, 300 Executive Parkway West, Hudson, Ohio 44236, and their business telephone number is (330) 342-6600.

CRIMINAL PROCEEDINGS AND INJUNCTIONS OR PROHIBITIONS INVOLVING SECURITIES LAWS

     None of DM Acquisition Corp., DM Associates, New DM Management, Messrs. Stein, Landry or Budoi has been convicted in a criminal proceeding (other than traffic violations or similar misdemeanors) during the past five years.

     None of DM Acquisition Corp., DM Associates, New DM Management, Messrs. Stein, Landry or Budoi has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person or entity from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS

     For a description of any agreements, arrangements, or understandings and any actual or potential conflicts of interest by and among Dairy Mart or any of its subsidiaries, on the one hand, and DM Acquisition Corp., DM Associates, New DM Management or Messrs. Stein, Landry and Budoi, on the other hand, you should refer to the sections entitled "Certain Transactions" and "Executive Compensation" of Dairy Mart's Annual Report on Form 10-K for the fiscal year ended February 3, 2001, which is incorporated by reference into this proxy statement and attached hereto as Appendix D. You should also refer to the descriptions of the interests of Dairy Mart's officers and directors in the merger that are different from or in addition to your interests as a stockholder generally which are described more fully under "Interests of Certain Persons in the Merger; Certain Dairy Mart Benefit Plans and Continued Ownership of Dairy Mart After the Merger" above.

     During the past two years, none of DM Acquisition Corp., DM Associates, New DM Management, Messrs. Stein, Landry or Budoi has been involved in a transaction with Dairy Mart in which the aggregate value of the transaction exceeds more than 1% of Dairy Mart's consolidated revenues during the fiscal year when the transaction occurred. Except as described more fully under "Background of the Merger" above, there have not been any negotiations, transactions or material contacts during the past two years between Dairy Mart or any of its subsidiaries, on the one hand, and DM Acquisition Corp., DM Associates, New DM Management, Messrs. Stein, Landry and Budoi, on the other hand, concerning any merger, consolidation, acquisition, tender offer or other acquisition of any class of Dairy Mart's securities, election of Dairy Mart's directors or sale or other transfer of a material amount of Dairy Mart's assets. Except for the voting agreement, as described more fully under "The Voting Agreement" above, and as disclosed in Dairy Mart's Annual Report on Form 10-K, there have been no agreements involving Dairy Mart common stock effected by DM Acquisition Corp., DM Associates, New DM Management, Messrs. Stein, Landry and Budoi.

UNITED STATES CITIZENSHIP

     Messrs. Stein, Landry and Budoi are United States citizens.

                        MISCELLANEOUS OTHER INFORMATION

STOCKHOLDER PROPOSALS

     If the merger is not completed for any reason, stockholder proposals intended to be included in our proxy statement in connection with our 2001 Annual Meeting of Stockholders must be received at Dairy Mart's principal offices at One Dairy Mart Way, 300 Executive Parkway West, Hudson, Ohio, 44236, marked to the attention of the Secretary of Dairy Mart, not less than 120 calendar days before the date of Dairy Mart's proxy statement released to shareholders in connection with the previous year's annual meeting. If this year's annual meeting has been changed more than 30 days from the date of the previous year's meeting, then the deadline is a reasonable time before Dairy Mart begins to print and mailing proxy materials. In addition, the shareholder must give timely notice, which must be delivered to or mailed and received at the principal executive offices of Dairy Mart, not less than sixty (60) days nor more than ninety (90) days prior to the meeting; provided, however, that if both
(i) fewer than seventy (70) days Advance Notice of the meeting is given to shareholders, and (ii) such meeting is held more than thirty (30) days before or after the corresponding date of the annual meeting held in the preceding year, then such written notice shall be received not later than the close of the tenth day following the day on which notice of the meeting was mailed to shareholders. As used in this paragraph, "Advance Notice" to the shareholders shall be deemed to have been given on the date of any quarterly report of Dairy Mart, letter to shareholders, press release or other communication to shareholders disclosing the date of the next annual meeting and provided that the annual meeting is in fact held on such date or within thirty (30) days after such date. Any stockholder desiring to submit a proposal should do so by certified mail, return receipt requested. Stockholders should also note that, in addition to the requirement of timely receipt by Dairy Mart of a proposal, a proposal must comply with the requirements of Section 14(a) of the Securities Exchange Act of 1934 to be included in the proxy solicitation material for the 2001 Annual Meeting of Stockholders.

INDEPENDENT ACCOUNTANTS

     The consolidated balance sheets of Dairy Mart and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three fiscal years in the periods ended February 3, 2001, January 29, 2000 and January 30, 1999 are attached as Appendix D to this proxy statement, have been audited by Arthur Andersen LLP, independent accountants.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements, and other documents with the Securities and Exchange Commission under the Securities Exchange Act of 1934. The Exchange Act file number for our SEC filings is 000-12497. Our SEC filings made electronically through the SEC's EDGAR system are available to the public at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the following SEC public reference rooms:

  7 World Trade      450 Fifth Street, NW    Citicorp Center, Suite 1400
       Center
New York, NY 10048   Washington, DC 20549       500 W. Madison Street
                                                  Chicago, IL 60661

     You may also obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including Dairy Mart, who file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about Dairy Mart at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

     Dairy Mart, DM Acquisition Corp. and Mr. Stein have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the merger. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above.

DOCUMENTS INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" certain documents, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this proxy statement, except to the extent that this proxy statement updates or supersedes the information. We incorporate by reference the documents listed below which we have previously filed with the SEC (SEC file no. 000-12497):

     - Dairy Mart's Annual Report on Form 10-K for the fiscal year ended February 3, 2001.

     Dairy Mart also incorporates by reference the information contained in all other documents it files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting. The information will be considered part of this proxy statement from the date the document is filed and will supplement or amend the information contained in this proxy statement.

     Dairy Mart will provide you, at no charge, a copy of the documents it incorporates by reference in this proxy statement. To obtain timely delivery,
requests for copies should be made no later than                , 2001 (five
business days before the date of the special meeting). To request a copy of any or all of these documents, you should write or telephone Dairy Mart at:

     Investor Relations Department, Dairy Mart Convenience Stores, Inc., One Dairy Mart Way, 300 Executive Parkway West, Hudson, Ohio 44236.
                            ------------------------

     These documents are also included in our SEC filings which are made electronically through the SEC's EDGAR system and are available to the public at the SEC's website at http://www.sec.gov.
                            ------------------------

     You should rely only on the information contained in this proxy statement, or to which Dairy Mart has referred you, to vote your shares at the special meeting. Dairy Mart has not authorized anyone to provide you with information
that is different. This proxy statement is dated                , 2001. You
should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitation in such jurisdiction.

                                          By Order of the Board of Directors

                                          Gregory G. Landry, Assistant Secretary

            , 2001

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF MARCH 15, 2001

                                    BETWEEN

                              DM ACQUISITION CORP.

                                      AND

                      DAIRY MART CONVENIENCE STORES, INC.

                               TABLE OF CONTENTS

             This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

                                                                    PAGE
                                                                    NO.
                                                                    ----
ARTICLE I
THE MERGER

1.01  The Merger..................................................   A-8
1.02  Closing.....................................................   A-8
1.03  Effective Time..............................................   A-8
1.04  Restated Certificate of Incorporation and Amended and
      Restated Bylaws of the Surviving Corporation................   A-8
1.05  Directors and Officers of the Surviving Corporation.........   A-9
1.06  Effects of the Merger.......................................   A-9
1.07  Further Assurances..........................................   A-9
1.08  Authorization and Voting....................................   A-9
1.09  Alternative Merger Structure................................   A-9

                               ARTICLE II
                          CONVERSION OF SHARES

2.01  Conversion of Capital Stock.................................  A-10
2.02  Exchange of Certificates....................................  A-11

                              ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.01  Organization and Qualification..............................  A-13
3.02  Capital Stock...............................................  A-13
3.03  Authority Relative to this Agreement........................  A-14
3.04  Non-Contravention; Approvals and Consents...................  A-14
3.05  SEC Reports and Financial Statements........................  A-15
3.06  Absence of Certain Changes or Events........................  A-15
3.07  Absence of Undisclosed Liabilities..........................  A-16
3.08  Legal Proceedings...........................................  A-16
3.09  Information Supplied........................................  A-16
3.10  Compliance with Laws and Orders.............................  A-17
3.11  Compliance with Agreements; Certain Agreements..............  A-17
3.12  Taxes.......................................................  A-17
3.13  Employee Benefit Plans; ERISA...............................  A-18
3.14  Labor Matters...............................................  A-19
3.15  Environmental Matters.......................................  A-19
3.16  Intellectual Property Rights................................  A-20
3.17  Vote Required...............................................  A-20
3.18  Opinion of Financial Advisor................................  A-20

                                                                    PAGE
                                                                    NO.
                                                                    ----
3.19  Company Rights Agreement....................................  A-20
3.20  Sections 11.2 and 11.3 of the Company's Restated Certificate
      of Incorporation and Section 203 of the DGCL Not
      Applicable..................................................  A-20
3.21  No Payments to Employees, Officers or Directors.............  A-20
3.22  Company Financing...........................................  A-20

                               ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF BUYER

4.01  Organization and Qualification..............................  A-21
4.02  Authority Relative to this Agreement........................  A-21
4.03  Non-Contravention; Approvals and Consents...................  A-21
4.04  Legal Proceedings...........................................  A-22
4.05  Information Supplied........................................  A-22
4.06  Ownership of Company Common Stock...........................  A-22
4.07  Buyer Financing.............................................  A-22
4.08  Fraudulent Transfer.........................................  A-23
4.09  Ownership of Buyer Stock....................................  A-23

                               ARTICLE V
                        COVENANTS OF THE COMPANY

5.01  Covenants of the Company....................................  A-23
5.02  No Solicitations............................................  A-25
5.03  Company Rights Agreement....................................  A-26
5.04  Stockholder Claims..........................................  A-26
5.05  Business Plan...............................................  A-26

                               ARTICLE VI
                         ADDITIONAL AGREEMENTS

6.01  Access to Information; Confidentiality......................  A-26
6.02  Preparation of Proxy Statement, Schedule 13E-3 and Offering
      Materials...................................................  A-26
6.03  Approval of Stockholders....................................  A-27
6.04  Regulatory and Other Approvals..............................  A-27
6.06  Directors' and Officers' Indemnification and Insurance......  A-28
6.07  Expenses....................................................  A-29
6.08  Brokers or Finders..........................................  A-29
6.09  Takeover Statutes...........................................  A-29
6.10  Conveyance Taxes............................................  A-29
6.11  New York State Stock Transfer Tax...........................  A-30
6.12  Conduct of Business of Buyer................................  A-30
6.13  Financing...................................................  A-30
6.14  Notice and Cure.............................................  A-31
6.15  Fulfillment of Conditions...................................  A-31
6.16  Other Arrangements..........................................  A-31

                                                                    PAGE
                                                                    NO.
                                                                    ----
                              ARTICLE VII
                               CONDITIONS

7.01  Conditions to Each Party's Obligation to Effect the
      Merger......................................................  A-31
7.02  Conditions to Obligation of Buyer to Effect the Merger......  A-32
7.03  Conditions to Obligation of the Company to Effect the
      Merger......................................................  A-33

                              ARTICLE VIII
                   TERMINATION, AMENDMENT AND WAIVER

8.01  Termination.................................................  A-33
8.02  Effect of Termination.......................................  A-34
8.03  Amendment...................................................  A-35
8.04  Waiver......................................................  A-35

                               ARTICLE IX
                           GENERAL PROVISIONS

9.01  Non-Survival of Representations, Warranties, Covenants and
      Agreements..................................................  A-35
9.02  Notices.....................................................  A-35
9.03  Entire Agreement; Incorporation of Exhibits.................  A-36
9.04  Public Announcements........................................  A-36
9.05  No Third Party Beneficiary..................................  A-36
9.06  No Assignment; Binding Effect...............................  A-36
9.07  Headings....................................................  A-37
9.08  Invalid Provisions..........................................  A-37
9.09  Governing Law...............................................  A-37
9.10  Enforcement of Agreement....................................  A-37
9.11  Certain Definitions.........................................  A-37
9.12  Counterparts................................................  A-38

                           GLOSSARY OF DEFINED TERMS

     The following terms, when used in this Agreement, have the meanings ascribed to them in the corresponding Sections of this Agreement listed below:

"affiliate"                                            --     Section 9.11(a)
"Agreement"                                            --     Preamble
"Alternative Merger"                                   --     Section 1.09
"Alternative Proposal"                                 --     Section 5.02
"Antitrust Division"                                   --     Section 6.04
"beneficially"                                         --     Section 9.11(b)
"business day"                                         --     Section 9.11(c)
"Buyer"                                                --     Preamble
"Buyer Commitment Letters"                             --     Section 4.07(a)
"Buyer Common Stock"                                   --     Section 2.01(a)
"Buyer Disclosure Letter"                              --     Section 4.01
"Buyer Financing"                                      --     Section 4.07(a)
"Buyer Investors"                                      --     Section 4.07(a)
"Buyer Preferred Stock"                                --     Section 2.01(a)
"Buyer Subscription Agreements"                        --     Section 4.07(a)
"CERCLA"                                               --     Section 3.15(b)
"Certificate of Merger"                                --     Section 1.03
"Certificates"                                         --     Section 2.02(b)
"Closing"                                              --     Section 1.02
"Closing Date"                                         --     Section 1.02
"Code"                                                 --     Section 2.02(e)
"Commitment Letters"                                   --     Section 4.07(a)
"Company"                                              --     Preamble
"Company Commitment Letters"                           --     Section 3.22
"Company Common Stock"                                 --     Section 2.01(b)
"Company Disclosure Letter"                            --     Section 3.01
"Company Financial Statements"                         --     Section 3.05
"Company Financing"                                    --     Section 3.22
"Company Option Plans"                                 --     Section 2.01(e)
"Company Permits"                                      --     Section 3.10
"Company Plans"                                        --     Section 3.13(a)
"Company Preferred Stock"                              --     Section 3.02(a)
"Company Rights"                                       --     Section 3.02(a)
"Company Rights Agreement"                             --     Section 3.02(a)
"Company SEC Reports"                                  --     Section 3.05
"Company Series A Preferred Stock"                     --     Section 3.02(a)
"Company Stockholders' Approval"                       --     Section 6.03
"Company Stockholders' Meeting"                        --     Section 6.03
"Company Warrants"                                     --     Section 2.01(f)
"Confidentiality Agreement"                            --     Section 6.01
"Constituent Corporations"                             --     Section 1.01
"Contracts"                                            --     Section 3.04(a)
"control," "controlling," "controlled by" and "under   --     Section 9.11(a)
  common control with"
"Debt Financing"                                       --     Section 4.07(a)

"Definitive Preferred Stock Agreements"                --     Section 4.02
"DGCL"                                                 --     Section 1.01
"Dissenting Share"                                     --     Section 2.01(d)(i)
"Effective Time"                                       --     Section 1.03
"Election"                                             --     Section 1.09
"Environmental Law"                                    --     Section 3.15(d)(i)
"Environmental Permits"                                --     Section 3.15(a)
"Equity Financing"                                     --     Section 4.07(a)
"Equity Investors"                                     --     Section 4.07(a)
"ERISA"                                                --     Section 3.13(a)
"Exchange Act"                                         --     Section 3.04(b)
"Exchange Agent"                                       --     Section 2.02(a)
"Exchange Offer"                                       --     Section 3.22
"Expenses"                                             --     Section 8.02(b)
"Financing"                                            --     Section 4.07(a)
"Financing Parties"                                    --     Section 6.13(c)
"FTC"                                                  --     Section 6.04
"Governmental or Regulatory Authority"                 --     Section 3.04(a)
"group"                                                --     Section 9.11(f)
"Hazardous Material"                                   --     Section
                                                              3.15(d)(ii)
"Indemnified Liabilities"                              --     Section 6.06(a)
"Indemnified Parties"                                  --     Section 6.06(a)
"Indemnifying Party"                                   --     Section 6.06(a)
"Intellectual Property"                                --     Section 3.16
"Junior Subordinated Debt Commitment Letter"           --     Section 4.07(a)
"Junior Subordinated Debt Financing"                   --     Section 4.07(a)
"Junior Subordinated Lenders"                          --     Section 4.07(a)
"knowledge"                                            --     Section 9.11(d)
"laws"                                                 --     Section 3.04(a)
"Lien"                                                 --     Section 3.02(b)
"Marketing Commitment Letters"                         --     Section 3.22
"Marketing Partner Financing"                          --     Section 3.22
"Marketing Partners"                                   --     Section 3.22
"material", "material adverse effect" and "materially  --     Section 9.11(e)
  adverse"
"Merger"                                               --     Preamble
"Merger Price"                                         --     Section 2.01(c)
"Merger Sub"                                           --     Section 1.09
"Morgan Keegan"                                        --     Section 3.18
"New Notes"                                            --     Section 3.22
"Offering Materials"                                   --     Section 6.02(b)
"Option Amount"                                        --     Section 2.01(e)
"Options"                                              --     Section 3.02(a)
"orders"                                               --     Section 3.04(a)
"Partnership Investors"                                --     Section 4.07(a)
"Partnership Subscription Agreements"                  --     Section 4.07(a)
"Payment Agent"                                        --     Section 2.02(a)
"Payment Fund"                                         --     Section 2.02(a)
"person"                                               --     Section 9.11(f)
"Preferred Stock Commitment Letters"                   --     Section 4.07(a)

"Preferred Stock Investors"                            --     Section 4.07(a)
"Proxy Statement"                                      --     Section 3.09
"Representatives"                                      --     Section 9.11(g)
"Required Approvals"                                   --     Section 7.01(c)
"Required Payments"                                    --     Section 7.02(c)
"Schedule 13E-3"                                       --     Section 3.04(b)
"SEC"                                                  --     Section 3.04(b)
"Secretary of State"                                   --     Section 1.03
"Securities Act"                                       --     Section 3.05
"Senior Debt Commitment Letter"                        --     Section 4.07(a)
"Senior Debt Financing"                                --     Section 4.07(a)
"Senior Lender"                                        --     Section 4.07(a)
"Significant Subsidiaries"                             --     Section 9.11(h)
"Special Committee"                                    --     Section 1.08
"Stock Grant Amount"                                   --     Section 2.01(e)
"Stockholders"                                         --     Preamble
"Subordinated Debt Commitment Letter"                  --     Section 3.22
"Subordinated Debt Financing"                          --     Section 3.22
"Subordinated Lenders"                                 --     Section 3.22
"Subsidiary"                                           --     Section 9.11(i)
"Superior Transaction"                                 --     Section 5.02
"Surviving Corporation"                                --     Section 1.01
"Surviving Corporation Common Stock"                   --     Section 2.01(a)
"Surviving Corporation Preferred Stock"                --     Section 2.01(a)
"taxes"                                                --     Section 3.12(b)
"Voting Agreement"                                     --     Preamble
"Warrant Amount"                                       --     Section 2.01(f)

     This AGREEMENT AND PLAN OF MERGER dated as of March 15, 2001 (this "Agreement") is made and entered into between DM Acquisition Corp., a Delaware corporation ("Buyer") and Dairy Mart Convenience Stores, Inc., a Delaware corporation (the "Company").

     WHEREAS, as of the date hereof, all of the outstanding capital stock of Buyer is owned by Robert B. Stein, Jr.;

     WHEREAS, contemporaneously with the execution and delivery of this Agreement, Robert B. Stein, Jr. and DM Associates Limited Partnership (the "Stockholders") entered into a Voting Agreement (the "Voting Agreement");

     WHEREAS, the Boards of Directors of Buyer and the Company have each determined that it is advisable and in the best interests of their respective stockholders to consummate, and have approved, the business combination transaction provided for herein in which Buyer would merge with and into the Company (the "Merger"); and

     WHEREAS, Buyer and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.01 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.03), Buyer shall be merged with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "DGCL"). At the Effective Time, the separate existence of Buyer shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). Buyer and the Company are sometimes referred to herein as the "Constituent Corporations". As a result of the Merger, the outstanding shares of capital stock of the Constituent Corporations shall be converted or cancelled in the manner provided in Article II.

     1.02 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.01, and subject to the satisfaction or waiver (where applicable) of the conditions set forth in Article VII, the closing of the Merger (the "Closing") will take place at the offices of Baker & Hostetler LLP, 3200 National City Center, Cleveland, Ohio, at 10:00 a.m., local time, on the first business day following satisfaction of the condition set forth in Section 7.01(a), unless another date, time or place is agreed to in writing by the parties hereto (the "Closing Date"). At the Closing there shall be delivered to Buyer and the Company the certificates and other documents and instruments required to be delivered under Article VII.

     1.03 Effective Time. At the Closing, a certificate of merger (the "Certificate of Merger") shall be duly prepared and executed by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Delaware (the "Secretary of State") for filing, as provided in Section 251 of the DGCL, as soon as practicable on the Closing Date. The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State (the date and time being referred to herein as the "Effective Time").

     1.04 Restated Certificate of Incorporation and Amended and Restated Bylaws of the Surviving Corporation. At the Effective Time, (i) the Certificate of Incorporation of Buyer as in effect immediately prior to the Effective Time shall be amended so as to include the indemnification provisions in the Company's Restated Certificate of Incorporation as of the date hereof and to change the name of the corporation set forth in Buyer's Certificate of Incorporation to "Dairy Mart Convenience Stores, Inc.", and, as so amended, such Certificate of Incorporation shall be the Restated Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Restated Certificate of

Incorporation, and (ii) the Bylaws of Buyer as in effect immediately prior to the Effective Time shall be amended so as to include the indemnification provisions in the Company's Bylaws as of the date hereof, and, as so amended, shall be the Amended and Restated Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Restated Certificate of Incorporation of the Surviving Corporation and such Amended and Restated Bylaws.

     1.05 Directors and Officers of the Surviving Corporation. The directors of Buyer and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Restated Certificate of Incorporation and Amended and Restated Bylaws. At or prior to the Closing, the Company will deliver to Buyer evidence that is reasonably satisfactory to Buyer that all of the directors of the Company (other than Robert B. Stein, Jr.) have resigned. All such resignations will be effective at the Effective Time.

     1.06 Effects of the Merger. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the DGCL.

     1.07 Further Assurances. Each party hereto will, either prior to or after the Effective Time, execute such further documents, instruments, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, privileges, rights, approvals, immunities and franchises of either of the Constituent Corporations or to effect the other purposes of this Agreement.

     1.08 Authorization and Voting. The Company hereby represents that its Board of Directors, at a meeting duly called and held and acting on the unanimous recommendation of a special committee of the Board of Directors of the Company comprising all of the members of the Board of Directors other than Messrs. Adams, Landry and Stein (the "Special Committee"), has (i) unanimously determined, with Messrs. Adams and Stein abstaining, that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interest of the Company's stockholders, (ii) unanimously, with Messrs. Adams and Stein abstaining, approved this Agreement and the transactions contemplated hereby, including the Merger and the Voting Agreement, and (iii) unanimously, with Messrs. Adams and Stein abstaining, resolved to recommend approval and adoption of this Agreement and the Merger to its stockholders. The Company has been advised that all of its directors intend to vote all of their shares of Company Common Stock in favor of approval and adoption of this Agreement and the Merger.

     1.09 Alternative Merger Structure. While it is currently contemplated that the Merger shall be effected through the merger of Buyer with and into the Company, Buyer shall have the option, in its sole discretion and without requiring the further consent of the Company or the Company's Board of Directors or stockholders, to cause the Merger to be effected through an alternative transaction structure pursuant to which a wholly owned Subsidiary of Buyer ("Merger Sub") will merge with and into the Company, with the Company being the Surviving Company (the "Alternative Merger"); provided, however, that the Alternative Merger shall require the consent of the Company and the Company's Board of Directors if the Alternative Merger would delay the Closing or require any additional consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority. In case of an Alternative Merger, the effects set forth in Section 2.01(a) shall be deemed amended to provided that each share of common stock of Merger Sub would be converted into a share of Surviving Corporation Common Stock. Buyer shall make such election by delivering to the Company a notice (the "Election") electing to effect the Alternative Merger. The Election Notice shall be available for the inspection of any stockholder of the Company upon request during normal business hours. For purposes of this Agreement, all references to the term "Merger" shall be deemed to include the Alternative Merger, except for such references contained in this
Section 1.09. As part of the Proxy Statement and in the manner required by applicable law, the Company shall describe the provisions of this Section 1.09.

                                   ARTICLE II

                              CONVERSION OF SHARES

     2.01 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

          (a) Capital Stock of Buyer. Each issued and outstanding share of the common stock, par value $0.01 per share, of Buyer ("Buyer Common Stock") shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock"). Each certificate representing outstanding shares of Buyer Common Stock shall at the Effective Time represent an equal number of shares of Surviving Corporation Common Stock. Each issued and outstanding share of preferred stock, par value $0.01 per share, of Buyer ("Buyer Preferred Stock") shall be converted into and become one fully paid and nonassessable share of preferred stock, par value $0.01 per share, of the Surviving Corporation ("Surviving Corporation Preferred Stock"). Each certificate representing outstanding shares of Buyer Preferred Stock shall at the Effective Time represent an equal number of shares of Surviving Corporation Preferred Stock.

          (b) Cancellation of Treasury Stock and Stock Owned by Buyer. All shares of common stock, par value $0.01 per share, of the Company ("Company Common Stock") that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Buyer shall be cancelled and retired and shall cease to exist and no stock of Buyer or other consideration shall be delivered in exchange therefor.

          (c) Exchange Ratio for Company Common Stock. (i) Each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.01(b) and other than Dissenting Shares (as defined in Section 2.01(d)) shall be converted into the right to receive $4.50 in cash, without interest (the "Merger Price").

          (ii) All shares of Company Common Stock converted in accordance with paragraph (i) of this Section 2.01(c) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Price per share, upon the surrender of such certificate in accordance with Section 2.02, without interest.

          (d) Dissenting Shares. (i) Notwithstanding any provision of this Agreement to the contrary, each outstanding share of Company Common Stock the holder of which has not voted in favor of the Merger, has perfected such holder's right to an appraisal of such holder's shares in accordance with the applicable provisions of the DGCL and has not effectively withdrawn or lost such right to appraisal (a "Dissenting Share"), shall not be converted into or represent a right to receive the Merger Price pursuant to Section 2.01(c), but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the DGCL; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the DGCL, shall be deemed to be converted into, as of the Effective Time, the right to receive, without interest, the Merger Price pursuant to Section 2.01(c).

          (ii) The Company shall give Buyer (x) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the applicable provisions of the DGCL relating to the appraisal process received by the Company and (y) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Buyer, settle or offer to settle any such demands.

          (e) Stock Option Plans. The Board of Directors of the Company will take all action that is necessary, including providing any notice, so that at the Effective Time, each option to acquire a share of Company Common Stock (other than those held by Robert B. Stein, Jr. or Buyer pursuant to clause

     (iii) below) outstanding under the Company's 1985 Stock Option Plan, the 1990 Stock Option Plan, 1995 Stock Option and Incentive Award Plan, 1995 Stock Option Plan for Outside Directors, 1998 Stock Option Plan for Outside Directors and options to purchase shares of Company Common Stock that were issued outside of any plan (collectively, the "Company Option Plans") shall be cancelled and each holder of an option will be entitled to receive an amount in cash, without interest, in respect of each share of Company Common Stock subject to such option (the "Option Amount") equal to the excess of the Merger Price over the purchase price therefor pursuant to the Company Option Plans and the related stock option agreements executed pursuant thereto. All the options to purchase shares of Company Common Stock that are held by Robert B. Stein, Jr. will, at his option, (i) be amended and restated immediately prior to the Effective Time and become options to purchase shares of the Surviving Corporation Common Stock with such adjustments to the number of shares purchasable upon the exercise of those options and the exercise price as the Buyer and Robert B. Stein, Jr. may agree, (ii) be exercised immediately prior to the Effective Time, but only to the extent that any shares of Company Common Stock received are contributed to Buyer under the Buyer Subscription Agreements, or (iii) contributed or assigned to Buyer in exchange for shares of Buyer Common Stock. If Robert B. Stein, Jr. requests, the Board of Directors of the Company will take such action that is necessary to permit him to exercise his options by delivering to Robert B. Stein, Jr. the number of shares of Company Common Stock equal to (y) the amount of the excess of (A) the Merger Price multiplied by the aggregate number of shares purchasable upon the exercise of all his options over (B) the aggregate purchase price of those shares multiplied by the number of shares purchasable at the purchase price divided by (z) the Merger Price. Upon the delivery of those shares of Company Common Stock to Robert B. Stein, Jr., his options shall be deemed exercised under clause (ii) above and canceled. Each grant of a right to receive a share of Company Common Stock outstanding under the Company Option Plans (other than those held by Robert B. Stein, Jr.) shall be cancelled and each holder of such a right shall receive an amount in cash, without interest, in respect of each share of Company Common Stock subject to such right (the "Stock Grant Amount") equal to the Merger Price. Robert
     B. Stein, Jr. will receive shares of Company Common Stock in respect of any such right immediately prior to the Effective Time for contribution thereof to Buyer as contemplated pursuant to the Buyer Subscription Agreements (as defined in Section 4.07). On the Closing Date, the Buyer, and to the extent funds are not available from the Buyer, the Company, shall deposit in a bank account not within the Company's control an amount of cash equal to the sum of the Option Amount for each option, plus the Stock Grant Amount for each right, then outstanding under the Company Option Plans (subject to any applicable withholding tax), together with instructions that such cash be promptly distributed following the Effective Time to the holders of such options or Company Common Stock in accordance with this Section.

          (f) Warrants. Each warrant to subscribe for and purchase shares of Company Common Stock pursuant to the Note and Warrant Purchase Agreement dated as of December 1, 1995 and to the Stock Purchase Warrant to Subscribe for and Purchase Shares of Common Stock of the Company, dated as of December 1, 1995 (collectively, the "Company Warrants") shall be changed into an amount in cash in respect of each share of Company Common Stock subject to such warrant (the "Warrant Amount") equal to the Merger Price less the exercise price therefor pursuant to the Company Warrants and the related warrant agreements. If on the Closing Date, the Warrant Amount is a positive number, then the Company shall deposit in a bank account not within the Company's control an amount of cash equal to the Warrant Amount for each warrant then outstanding under the Company Warrants (subject to any applicable withholding tax), together with instructions that such cash be promptly distributed following the Effective Time to the holders of such warrants in accordance with this Section.

     2.02 Exchange of Certificates. (a) Payment Agent. Prior to the mailing of the Proxy Statement (as defined in Section 3.09), Buyer shall appoint an agent (the "Payment Agent") for the purpose of exchanging certificates representing Company Common Stock for the Merger Price. Immediately prior to the Effective Time, the Buyer, and to the extent funds are not available from the Buyer, the Company shall deposit with the Payment Agent, a cash amount equal to the aggregate Merger Price to which holders of shares of Company Common Stock shall be entitled upon consummation of the Merger, to be held for the benefit of and distributed to such holders in accordance with this Section. The Payment Agent shall agree to hold such funds (such funds, together with earnings thereon, being referred to herein as the "Payment Fund") for delivery as contemplated by this Section and upon such additional terms as may be agreed upon by the Payment Agent, the Company and Buyer. If for any reason (including losses) the Payment Fund is inadequate to pay the cash amounts to which holders of shares of Company Common Stock shall be entitled, the Surviving Corporation shall in any event remain liable for the payment thereof. For purposes of determining the aggregate Merger Price to be made available, the Company and Buyer shall assume that there are no Dissenting Shares. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Payment Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares are converted pursuant to Section 2.01(c) into the right to receive the Merger Price (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Price. Upon surrender of a Certificate for cancellation to the Payment Agent, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the Merger Price per share of Company Common Stock represented thereby, which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be cancelled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger, including any interest accrued in respect of the Payment Fund. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Price may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Payment Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Price per share of Company Common Stock represented thereby as contemplated by this
Article II.

     (c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock represented thereby. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section.

     (d) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the stockholders of the Company for six (6) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for the Merger Price per share. Neither Buyer nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for cash representing the Merger Price delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (e) Withholding Rights. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Buyer is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Buyer.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Buyer as follows:

     3.01 Organization and Qualification. Each of the Company and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except, in the case of the Company's Subsidiaries, for such failures to be so incorporated, existing and in good standing or to have such power and authority which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect (as defined in Section 9.11) on the Company and its Subsidiaries taken as a whole. Each of the Company and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.
Section 3.01 of the letter dated the date hereof and delivered to Buyer by the Company concurrently with the execution and delivery of this Agreement (the "Company Disclosure Letter") sets forth (i) the name and jurisdiction of incorporation of each Significant Subsidiary (as defined in Section 9.11) of the Company, (ii) its authorized capital stock, (iii) the number of issued and outstanding shares of capital stock and (iv) the record owners of such shares. Except for interests in the Subsidiaries of the Company and as disclosed in
Section 3.01 of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity (other than (i) non-controlling investments in the ordinary course of business and corporate partnering, development, cooperative marketing and similar undertakings and arrangements entered into in the ordinary course of business and (ii) other investments of less than $100,000). The Company has previously delivered to Buyer correct and complete copies of the certificate or articles of incorporation and bylaws (or other comparable charter documents) of the Company and its Significant Subsidiaries.

     3.02 Capital Stock. (a) The authorized capital stock of the Company consists solely of 30,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $0.1 per share ("Company Preferred Stock"). As of March 5, 2001, 5,002,026 shares of Company Common Stock were issued and outstanding, 2,057,178 shares were held in the treasury of the Company and were reserved for issuance under the Company's Option Plans and the Company Warrants. Since such date, except as set forth in Section 3.02 of the Company Disclosure Letter, there has been no change in the number of issued and outstanding shares of Company Common Stock or shares of Company Common Stock held in treasury or reserved for issuance. As of the date hereof, no shares of Company Preferred Stock are issued and outstanding and 89,400 shares are designated Series A Junior Preferred Stock ("Company Series A Preferred Stock") and are reserved for issuance in accordance with the Amended and Restated Rights Agreement dated as of February 8, 2000, as amended, by and between the Company and American Stock Transfer & Trust Company, as Rights Agent (the "Company Rights Agreement"), pursuant to which the Company has issued rights (the "Company Rights") to purchase shares of Company Series A Preferred Stock. All of the issued and outstanding shares of Company Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except pursuant to this Agreement and the Company Rights Agreement and except as set forth in Section 3.02 of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights (including "phantom" stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, "Options"), obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of the Company or to grant, extend or enter into any Option with respect thereto.

     (b) Except as disclosed in Section 3.02 of the Company Disclosure Letter, all of the outstanding shares of capital stock of each Significant Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by the Company or a Subsidiary wholly owned, directly or indirectly, by the Company, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind (each a "Lien"). Except as disclosed in Section 3.02 of the Company Disclosure Letter, there are no (i) outstanding Options obligating the Company or any of its Significant Subsidiaries to issue or sell any shares of capital stock of any Significant Subsidiary of the Company or to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than the Company or a Subsidiary wholly owned, directly or indirectly, by the Company with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any Significant Subsidiary of the Company.

     (c) Except as disclosed in Section 3.02 of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any Significant Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Significant Subsidiary of the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other person.

     3.03 Authority Relative to this Agreement. The Company has full corporate power and authority to enter into this Agreement and, subject to obtaining the Company Stockholders' Approval (as defined in Section 6.03), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company, the Board of Directors of the Company has recommended adoption of this Agreement by the stockholders of the Company and directed that this Agreement be submitted to the stockholders of the Company for their consideration, and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, other than obtaining the Company Stockholders' Approval. This Agreement has been duly and validly executed and delivered by the Company and subject to the obtaining of the Company Stockholders' Approval, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     3.04 Non-Contravention; Approvals and Consents.  (a) Except as set forth in
Section 3.04(a) of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Company or any of its Significant Subsidiaries under, any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of the Company or any of its Significant Subsidiaries, or (ii) subject to the obtaining of the Company Stockholders' Approval and the taking of the actions described in paragraph (b) of this Section, (x) any statute, law, rule, regulation or ordinance (together, "laws"), or any judgment, decree, order, writ, permit or license (together, "orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision (a "Governmental or Regulatory

Authority") applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, or (y) any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (together, "Contracts") to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement.

     (b) Except (i) for the filing of the Proxy Statement (as defined in Section 3.09) with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), (ii) the filing of a Schedule 13E-3 with the SEC pursuant to the Exchange Act (the "Schedule 13E-3"), (iii) for the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State, (iv) for obtaining Company Stockholders' Approval, (v) for obtaining the Company Debt Financing and (vi) as disclosed in
Section 3.04 of the Company Disclosure Letter, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental or Regulatory Authority or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement.

     3.05 SEC Reports and Financial Statements. Each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by the Company or any of its Subsidiaries with the SEC since December 31, 1997 (as such documents have since the time of their filing been amended or supplemented, the "Company SEC Reports"), are all the documents (other than preliminary material) that the Company and its Subsidiaries were required to file with the SEC since such date. As of their respective dates, the Company SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports (the "Company Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries taken as a whole)) the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Except as set forth in Section 3.05 of the Company Disclosure Letter, each Significant Subsidiary of the Company is treated as a consolidated subsidiary of the Company in the Company Financial Statements for all periods covered thereby.

     3.06 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, (a) since October 28, 2000 there has not been any change, event or development having, or that could be reasonably expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries taken as a whole, other than events, changes or effects that (i) are caused by general economic conditions in any region in which the Company and its Subsidiaries conduct business or conditions affecting the types of businesses operated by the Company and its Subsidiaries, which conditions do not affect the Company and its Subsidiaries in a disproportionate manner, or (ii) are related to or result from the execution and delivery of this Agreement or from any action or inaction on the part of Buyer or any of its affiliates, and (b) except as disclosed in Section 3.06 of the Company Disclosure Letter, between such date and the date hereof (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and (ii) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would constitute a breach of any provision of clause (ii) of Section 5.01(b).

     3.07 Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet for the period ended October 28, 2000 included in the Company Financial Statements or as disclosed in the Company SEC Reports or in Section 3.07 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries had at such date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company or the notes to the Financial Statements and its consolidated subsidiaries (including the notes thereto), except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice or (ii) which have not been, and could not be reasonably expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries taken as a whole.

     3.08 Legal Proceedings. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 3.08 of the Company Disclosure Letter, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of the Company, threatened against or relating to, nor to the knowledge of the Company are there any Governmental or Regulatory Authority investigations or audits pending or threatened against or relating to, the Company or any of its Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement, and (ii) neither the Company nor any of its Subsidiaries is subject to any order of any Governmental or Regulatory Authority which, individually or in the aggregate, is having or could be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement.

     3.09 Information Supplied. (a) The proxy statement relating to the Company Stockholders' Meeting (as defined in Section 6.03), as amended or supplemented from time to time (as so amended and supplemented, the "Proxy Statement"), the
Schedule 13E-3 and any other documents to be filed by the Company with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby will not, on the date of its filing or at the time of any distribution thereof or, in the case of the Proxy Statement, on the date it is mailed to stockholders of the Company and on the date of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by or on behalf of Buyer expressly for inclusion therein and information incorporated by reference therein from documents filed by Buyer or any of its Subsidiaries with the SEC. The Proxy Statement, the Schedule 13E-3 and any such other documents filed by the Company with the SEC under the Exchange Act will comply as to form in all material respects with the requirements of the Exchange Act.

     (b) Neither the information supplied or to be supplied in writing by or on behalf of the Company for inclusion, nor the information incorporated by reference from documents filed by the Company or any of its Subsidiaries with the SEC, in the Proxy Statement, the Schedule 13E-3 or any other documents to be filed by Buyer or the Company with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby will on the date of its filing contain or its distribution, or in the case of the Proxy Statement, on the date it is mailed to stockholders of the Company and on the date of the Company's Stockholder Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     3.10 Compliance with Laws and Orders. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental and Regulatory Authorities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except failures so to comply which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, the Company and its Subsidiaries are not in violation of or default under any law or order of any Governmental or Regulatory Authority, except for such violations or defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

     3.11 Compliance with Agreements; Certain Agreements. (a) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, could be reasonably expected to result in a default under, (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of the Company or any of its Significant Subsidiaries or (ii) any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, except in the case of clause (ii) for breaches, violations and defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

     (b) Except as disclosed in Section 3.11 of the Company Disclosure Letter or in the Company SEC Reports filed prior to the date of this Agreement or as provided for in this Agreement, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) consulting agreement not terminable on thirty (30) days' or less notice involving the payment of more than $50,000 per annum or $200,000 per annum in the aggregate for all such agreements; (ii) contracts with any person containing any provision or covenant prohibiting or limiting the ability of the Company or any Subsidiary of the Company to engage in any business activity, change its operations or compete with any person or prohibiting or limiting the ability of any person to compete with the Company or any Subsidiary of the Company; (iii) partnership, joint venture, shareholders' or other similar Contracts with any person; (iv) contracts relating to indebtedness of the Company or any Subsidiary of the Company in excess of $200,000; (v) union or collective bargaining agreement which covers any employees; (vi) agreement with any executive officer or other key employee of the Company or any of its Subsidiaries the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature contemplated by this Agreement; (vii) agreement with respect to any executive officer or other key employee of the Company or any of its Subsidiaries providing any term of employment or compensation guarantee; or
(viii) agreement or plan, including any stock option, stock appreciation right, restricted stock or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     3.12 Taxes. (a) Except as disclosed in Section 3.12 of the Company Disclosure Letter, (i) each of the Company and its Subsidiaries has filed all material tax returns and reports required to be filed by it, or requests for extensions to file such returns or reports have been timely filed or granted and have not expired, and all tax returns and reports are complete and accurate in all respects, except to the extent that such failures to file, have extensions granted that remain in effect or be complete and accurate in all respects, as applicable, individually or in the aggregate, would not have a material adverse effect on the Company and its Subsidiaries taken as a whole, (ii) the Company and each of its Subsidiaries has paid (or the Company has paid on its behalf) all taxes shown as due on such tax returns and reports. The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve in accordance with generally accepted accounting principles for all taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that are not adequately reserved for in accordance with generally accepted accounting principles, except for inadequately reserved taxes and inadequately reserved deficiencies that would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries taken as a whole and (iii) no requests for waivers of the time to assess any taxes against the Company or any of its Subsidiaries have been granted or are pending, except for requests with respect to such taxes that have been adequately reserved for in accordance with generally accepted accounting principles in the most recent financial statements contained in the Company SEC Reports, or, to the extent not adequately reserved, the assessment of which would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries taken as a whole.

     (b) As used in this Section 3.12, "taxes" shall include all federal, state, local and foreign income, franchise, property, sales, use, excise and other taxes (including all taxes imposed on gasoline products), including obligations for withholding taxes from payments due or made to any other person and any interest, penalties or additions to tax.

     3.13 Employee Benefit Plans; ERISA. (a) Except as set forth in Company SEC Reports filed prior to the date of this Agreement or as disclosed in Section
3.13 of the Disclosure Letter, the Company has no material "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), severance, change-in-control or employment plan, program or agreement, stock option, bonus plan, or incentive plan or program ("Company Plans"). Copies or descriptions of the Company Plans have been or will be made available to Buyer.

     (b) Except as would not have a material adverse effect on the Company and its Subsidiaries taken as a whole, each Company Plan has been administered and is in compliance with the terms of such Plan and all applicable laws, rules and regulations.

     (c) Except as disclosed on Section 3.13(c) of the Disclosure Letter: (i) each Company Plan intended to be qualified has received a favorable determination from the Internal Revenue Service and (ii) except as would not have a material adverse effect on the Company and its Subsidiaries taken as a whole, to the Company's knowledge, nothing has occurred since that would adversely affect such qualification.

     (d) Except as would not have a material adverse effect on the Company and its Subsidiaries taken as a whole: (i) no "reportable event" (as such term is used in section 4043 of ERISA) (other than those events for which the 30 day notice has been waived pursuant to the regulations) is pending with respect to any Company Plan, and (ii) no "accumulated funding deficiency" (as such term is used in section 412 or 4971 of the Code) has occurred during the last 5 years with respect to any Company Plan.

     (e) No litigation or administrative or other proceeding involving any Company Plans has occurred or, to the Company's knowledge, are threatened, where, in either case, an adverse determination would result in liability that would have a material adverse effect on the Company and its Subsidiaries taken as a whole.

     (f) Except as disclosed on Section 3.13(f) of the Disclosure Letter, the Company has not contributed to any "multiemployer plan" (within the meaning of section 3(37) of ERISA) and neither the Company nor any member of its Controlled Group (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b), (c), (m) or (o)) has incurred any withdrawal liability which remains unsatisfied in an amount which would result in liability that would have a material adverse effect on the Company and its Subsidiaries taken as a whole.

     (g) No Company Plan or plan sponsored by any member of the Company's Controlled Group has been terminated, where such termination has resulted in liability under Title IV of ERISA that would have a material adverse effect on the Company and its Subsidiaries taken as a whole.

     3.14 Labor Matters. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 3.14 of the Company Disclosure Letter, there are no material controversies pending or, to the knowledge of the Company, threatened between the Company or any of its Subsidiaries and any representatives of its employees, except as would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries taken as a whole, and, to the knowledge of the Company, there are no material organizational efforts presently being made involving any of the now unorganized employees of the Company or any of its Subsidiaries. Since December 31, 1997, there has been no work stoppage, strike or other concerted action by employees of the Company or any of its Subsidiaries except as would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries taken as a whole.

     3.15 Environmental Matters. (a) Each of the Company and its Subsidiaries has obtained all licenses, permits, authorizations, approvals and consents from Governmental or Regulatory Authorities which are required under any applicable Environmental Law (as defined below) in respect of its business or operations ("Environmental Permits"), except for such failures to have Environmental Permits which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. Each of such Environmental Permits is in full force and effect and each of the Company and its Subsidiaries is in compliance with the terms and conditions of all such Environmental Permits and with any applicable Environmental Law, except for such failures to be in compliance which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

     (b) To the knowledge of the Company, no site or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries is listed or proposed for listing on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations thereunder ("CERCLA"), or on any similar state or local list of sites requiring investigation or clean-up. Except for such releases of Hazardous Materials as would not reasonably be expected to result in a material adverse effect on the Company and its Subsidiaries taken as a whole, to the knowledge of the Company, there have been no releases of Hazardous Materials from facilities owned, operated or leased by the Company or its Subsidiaries.

     (c) To the knowledge of the Company there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or which are in the possession of, the Company or any of its Subsidiaries in relation to any site or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries which have not been made available to Buyer prior to the execution of this Agreement.

     (d) As used herein:

          (i) "Environmental Law" means any law or order of any Governmental or Regulatory Authority relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes; and

          (ii) "Hazardous Material" means (A) any petroleum or petroleum products, flammable materials, explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (B) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental Law; and (C) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority under any Environmental Law.

     3.16 Intellectual Property Rights. The Company and its Subsidiaries have all right, title and interest in, or a valid and binding license to use, all Intellectual Property (as defined below) individually or in the aggregate material to the conduct of the businesses of the Company and its Subsidiaries taken as a whole. Neither the Company nor any Subsidiary of the Company is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property, to the knowledge of the Company such Intellectual Property is not being infringed by any third party, and, to the knowledge of the Company, neither the Company nor any Subsidiary of the Company is infringing any Intellectual Property of any third party, except for such defaults and infringements which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. For purposes of this Agreement, "Intellectual Property" means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights and other proprietary intellectual property rights and all pending applications for and registrations of any of the foregoing.

     3.17 Vote Required. Assuming the accuracy of the representation and warranty contained in Section 4.06 and except to the extent otherwise provided in the condition set forth in Section 7.03(d), the affirmative vote of the holders of record of at least a majority of the outstanding shares of Company Common Stock with respect to the adoption of this Agreement is the only vote of the holders of any class or series of the capital stock of the Company required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby under the DGCL.

     3.18 Opinion of Financial Advisor. The Special Committee has received the opinion of Morgan Keegan & Company, Inc. ("Morgan Keegan"), dated the date hereof, a signed copy of which will be delivered to Buyer promptly following the receipt thereof by the Special Committee, opining to the effect that, as of the date hereof, the consideration to be received in the Merger by the stockholders of the Company (other than Robert B. Stein, Jr. and his affiliates) is fair from a financial point of view to the stockholders of the Company.

     3.19 Company Rights Agreement. The Company and the Board of Directors of the Company have taken all action necessary to (i) render the Company Rights inapplicable to this Agreement and the Merger and (ii) ensure that (A) neither Buyer nor any of its affiliates or associates is or will become an "Acquiring Person" (as defined in the Company Rights Agreement) by reason of this Agreement or the Merger and (B) a "Distribution Date" (as defined in the Company Rights Agreement) shall not occur by reason of this Agreement or the Merger.

     3.20 Sections 11.2 and 11.3 of the Company's Restated Certificate of Incorporation and Section 203 of the DGCL Not Applicable. Assuming the accuracy of the representation and warranty contained in Section 4.06, the Company has taken all necessary actions so that neither the provisions of Sections 11.2 and
11.3 of the Restated Articles of Incorporation nor the provisions of Section 203 of the DGCL will, before the termination of this Agreement, apply to this Agreement, the Merger or the other transactions contemplated hereby.

     3.21 No Payments to Employees, Officers or Directors. Section 3.21 of the Company Disclosure Letter contains a true and complete list of any Company Plan which could provide cash and non-cash payments, rights to property or other contract rights that will become payable, accelerated or vested to or in any employee, officer or director of the Company or any Subsidiary of the Company as a result of the Merger.

     3.22 Company Financing. The Company has, on or prior to the date hereof, received commitment letters or other written assurances (the "Marketing Commitment Letters") with or from various third parties (the "Marketing Partners") pursuant to which the Marketing Partners have committed, subject to the conditions contained in the Marketing Commitment Letters, to provide an aggregate of up to $50 million to the Company as payment for marketing arrangements with the Company (the "Marketing Partner

Financing"). The Company has, on or prior to the date hereof, entered into an Exchange and Voting Agreement (the "Subordinated Debt Commitment Letter" and, together with the Marketing Commitment Letters, the "Company Commitment Letters"), with certain noteholders listed therein (the "Subordinated Lenders"), pursuant to which the Subordinated Lenders have committed, subject to the conditions contained in the Subordinated Debt Commitment Letter, to exchange their subordinated notes of the Company (the "Old Notes") and receive, for each $10,000 in principal amount of the Old Notes exchanged therefor, $3,870 in principal amount of a new note of the Company (the "New Notes"), $6,191.30 in cash and a warrant, which after the Merger will be a warrant to purchase an agreed-upon percentage of the common stock of the Surviving Corporation (the "Exchange Offer"). The Exchange Offer will also contain terms substantially the same as those set forth in the Subordinated Debt Commitment Letter (as such terms may be amended in accordance with the terms thereof and Section 6.13 hereof prior to the Effective Time) (the "Subordinated Debt Financing" and, together with the Marketing Partner Financing, the "Company Financing"). As of the date hereof, to the knowledge of the Company, none of the Company Commitment Letters has been withdrawn or modified in any way and the Company does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in the letters relating to the Company Financing not being satisfied.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to the Company as follows:

     4.01 Organization and Qualification. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. Buyer was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby. Buyer has previously delivered to the Company correct and complete copies of the certificate of incorporation and bylaws of Buyer. Buyer has no Subsidiaries.

     4.02 Authority Relative to this Agreement. Buyer has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Buyer and its consummation of the transactions contemplated hereby have been duly and validly approved by its Board of Directors and by its stockholders, and no other corporate proceedings on the part of Buyer or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby. Notwithstanding the foregoing, further action may be necessary to authorize the issuance of shares of Buyer Preferred Stock pursuant to the Preferred Stock Commitment Letters (as defined in Section 4.07(a)) and to authorize the definitive agreements and documents relating to the Buyer Preferred Stock and the definitive agreements relating to the Buyer Debt Financing Agreements and the transactions contemplated thereby and any such necessary action shall be taken prior to the Closing. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     4.03 Non-Contravention; Approvals and Consents. (a) The execution and delivery of this Agreement by Buyer does not, and the performance by Buyer of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien (other than Liens contemplated by the Commitment Letters) upon any of the assets or properties of Buyer under, any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of Buyer, or
(ii) subject to the taking of the actions described in paragraph (b) of this Section, (x) any laws or orders of any Governmental or Regulatory Authority applicable to Buyer or any of their respective assets or properties, or (y) any Contracts to which Buyer is a party or by which Buyer or any of its assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

     (b) Except (i) for the filing of the Schedule 13E-3 with the SEC, (ii) for the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, (iii) for obtaining stockholder approval of Buyer, which has been obtained on the date hereof, (iv) for obtaining the Buyer Financing and (v) as disclosed in Section 4.03 of the Buyer Disclosure Letter, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental or Regulatory Authority or any Contract to which Buyer is a party or by which Buyer or any of its assets or properties is bound for the execution and delivery of this Agreement by Buyer, the performance by Buyer of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

     4.04 Legal Proceedings. There are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Buyer, threatened against or relating to, nor to the knowledge of Buyer are there any Governmental or Regulatory Authority investigations or audits pending or threatened against or relating to, Buyer or any of its assets and properties which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement, and Buyer is not subject to any order of any Governmental or Regulatory Authority which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

     4.05 Information Supplied. Neither the information supplied or to be supplied in writing by or on behalf of Buyer for inclusion, nor the information incorporated by reference from documents filed by Buyer with the SEC, in the Proxy Statement, the Schedule 13E-3 or any other documents to be filed by Buyer or the Company with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby will on the date of its filing or its distribution or, in the case of the Proxy Statement, on the date it is mailed to stockholders of the Company and on the date of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All such documents filed by Buyer or the Company with the SEC under the Exchange Act will comply as to form in all material respects with the requirements of the Exchange Act.

     4.06 Ownership of Company Common Stock. Neither Buyer nor any of its affiliates beneficially owns any shares of Company Common Stock except as set forth in the Voting Agreement.

     4.07 Buyer Financing. (a) Buyer has, on or prior to the date hereof, entered into subscription agreements (the "Buyer Subscription Agreements"), pursuant to which the subscribers thereunder (the "Buyer Investors") have agreed, subject to the terms and conditions contained in the Buyer Subscription Agreements, to contribute all shares of Company Common Stock that they singularly or together have the sole power to dispose of, for shares of common stock of Buyer. Buyer has, on or prior to the date hereof, entered into one or more commitment letters (the "Preferred Stock Commitment Letters"), pursuant to which the proposed purchasers thereunder (the "Preferred Stock Investors" and, together with the Buyer Investors, the "Equity

Investors") have agreed, subject to the terms and conditions contained in the Preferred Stock Commitment Letters, to provide an aggregate of up to $24.25 million of funds to Buyer in cash for shares of preferred and common stock of Buyer, which shares of preferred stock will contain terms substantially the same as those set forth in the Preferred Stock Commitment Letters (as such terms may be amended in accordance with the terms of the Preferred Stock Commitment Letters and Section 6.13 hereof prior to the Effective Time). The financing to be provided to Buyer pursuant to the Buyer Subscription Agreements and the Preferred Stock Commitment Letters is sometimes referred to herein as the "Equity Financing." Buyer has, on or prior to the date hereof, entered into a commitment letter (the "Senior Debt Commitment Letter" and, together with the Buyer Subscription Agreements, the Preferred Stock Commitment Letters, the "Buyer Commitment Letters" and, together with the Company Commitment Letters, the "Commitment Letters"), with Provident Bank (the "Senior Lender") pursuant to which the Senior Lender has committed, subject to the conditions contained in the Senior Debt Commitment Letter, to provide an aggregate of up to $50 million to Buyer in a senior secured credit financing to Buyer, which senior secured credit financing will contain terms substantially the same as those set forth in the Senior Debt Commitment Letter (as such terms may be amended in accordance with the terms thereof and Section 6.13 hereof prior to the Effective Time) (the "Senior Debt Financing" and together with the Company Financing, the "Debt Financing" and, together with the Equity Financing, the "Financing"). The Senior Debt Financing and the Equity Financing are sometimes referred to herein as the "Buyer Financing." As of the date hereof, to the Buyer's knowledge none of the letters relating to the Financing referred to above has been withdrawn and Buyer does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in the letters relating to the Financing not being satisfied.

     (b) Buyer has previously provided the Company with true and complete copies of (i) each Buyer Commitment Letter entered into on or prior to the date hereof, and (ii) the form of each other agreement, if any, to which Buyer, on the one hand, and any party to a Buyer Commitment Letter, an affiliate of party to a Buyer Commitment Letter or any other person, on the other hand, to be entered into on the date hereof and relating to any equity interest of Buyer.

     4.08 Fraudulent Transfer. Buyer believes that the Financing will not create any liability to the directors and stockholders of the Company under any federal or state fraudulent conveyance or transfer law. Buyer further believes that, upon the consummation of the transactions contemplated hereby, including, without limitation, the Financing, (i) the Surviving Corporation (A) will not be insolvent, (B) will not be left with insufficient capital with which to engage in its business and (C) will not have incurred debts beyond its ability to pay such debts as they mature, and (ii) the capital of the Company will not be impaired.

     4.09 Ownership of Buyer Stock. (a) As of the date of execution of this Agreement, the proposed equity commitment of each proposed shareholder of Buyer as of the Effective Time is as set forth in Schedule 4.09(a).

     (b) Except as set forth in Section 4.09(b) of the Buyer Disclosure Letter, as of the date hereof, there are no arrangements, understandings or agreements between any of Buyer or any of their affiliates on the one hand, and any directors, officers or employees of the Company or any Subsidiary or any stockholder of the Company on the other hand, relating to the transactions contemplated hereby.

                                   ARTICLE V

                            COVENANTS OF THE COMPANY

     5.01 Covenants of the Company. At all times from and after the date hereof until the Effective Time, the Company covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or as set forth in Section 5.01 of the Company Disclosure Letter, or to the extent that Buyer shall otherwise previously consent in writing):

          (a) Ordinary Course. The Company and its Subsidiaries shall conduct their respective businesses only in, and neither the Company nor any such Subsidiary shall take any action except in, the ordinary course consistent with past practice.

          (b) Without limiting the generality of paragraph (a) of this Section,
     (i) the Company and its Subsidiaries shall use all reasonable efforts to preserve intact in all material respects their present business organizations and reputation, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their relationships with customers and suppliers and others having significant business dealings with them and to comply in all material respects with all laws and orders of all Governmental or Regulatory Authorities applicable to them, and (ii) the Company shall not, nor shall it permit any of its Subsidiaries to, except as otherwise expressly provided for in this
     Agreement:

             (A) amend or propose to amend its certificate or articles of incorporation or bylaws (or other comparable corporate charter documents);

             (B) (w) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock except for the declaration and payment of dividends by a wholly owned Subsidiary solely to its parent corporation, (x) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (y) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (z) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Option with respect thereto;

             (C) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any Option with respect thereto (other than (w) the issuance of Company Common Stock pursuant to the Employee Stock Purchase Plan, (x) the issuance of Company Common Stock or stock appreciation or similar rights, as the case may be, pursuant to the Company Options Plans, in each case outstanding on the date of this Agreement and in accordance with their present terms, (y) the issuance by a wholly owned Subsidiary of its capital stock to its parent corporation, and (z) the issuance of Company Rights and reservation of Company Series A Preferred Stock pursuant to the Company Rights Agreement in accordance with the terms thereof or modify or amend any right of any holder of outstanding shares of capital stock or Options with respect thereto;

             (D) acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than inventory and other assets to be sold or used in the ordinary course of business consistent with past practice or which are material, individually or in the aggregate, to such party and its Subsidiaries taken as a whole;

             (E) other than dispositions in the ordinary course of its business consistent with past practice or disposition of assets which are not, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties;

             (F) except to the extent required by applicable law or generally accepted accounting principles, (x) permit any material change in (A) any investment, accounting, financial reporting, allowance or tax practice or policy or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes or (y) make any material tax election or settle or compromise any material income tax liability with any Governmental or Regulatory Authority;

             (G) (x) (A) incur (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements) any indebtedness for borrowed money or guarantee any such indebtedness or (B) amend any terms of its existing indebtedness other than in the ordinary course of its business consistent with past practice or (y) voluntarily purchase, exchange, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money other than in the ordinary course of its business consistent with past practice;

             (H) enter into, adopt, amend in any material respect (except as may be required by applicable law) or terminate any Company Employee Benefit Plan, or other agreement, arrangement, plan or policy between the Company or one of its Subsidiaries and one or more of its directors, officers or employees, or, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company and its Subsidiaries taken as a whole, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement in effect as of the date hereof;

             (I) make any capital expenditures or commitments for additions to plant, property or equipment constituting capital assets except in the ordinary course of business consistent with past practice;

             (J) make any change in the lines of business in which it participates or is engaged; or

             (K) enter into any Contract, commitment or arrangement to do or engage in any of the foregoing.

     5.02 No Solicitations. Prior to the Effective Time, the Company agrees (a) that neither it nor any of its Subsidiaries or other affiliates shall, and it shall not authorize or permit their respective Representatives (as defined in Section 9.11) to, directly or indirectly, initiate, solicit, facilitate or encourage any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, consolidation, recapitalization, reorganization or other business combination involving the Company or any of its Subsidiaries or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of all or any significant portion of the assets of the Company and its Subsidiaries taken as a whole or 15% or more of the outstanding shares of Company Common Stock (any such proposal or offer being hereinafter referred to as an "Alternative Proposal"), or engage in any negotiations concerning, or furnish or disclose any confidential information or data to, or have any discussions with, any person or group relating to an Alternative Proposal (excluding the transactions contemplated by this Agreement), or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal, including, without limitation, by entering into any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties with respect to any of the foregoing, and it will take the necessary steps to inform such parties with respect to the foregoing; and (c) that it will notify Buyer in writing immediately (but in any event within 24 hours) if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it or any of such persons or groups and shall include in any such notice, the material terms of any such Alternative Proposals; provided, however, that at any time prior to receiving the Company Stockholders' Approval, the Special Committee may (i) furnish information to (but only pursuant to a confidentiality agreement that contains terms that are no more favorable to that person or group than the terms of the Confidentiality Agreement) or enter into discussions or negotiations with any person or group that makes an unsolicited bona fide Alternative Proposal, after the date hereof, if, and so long as (A) the Special Committee determines in good faith by a resolution duly adopted that such proposal is a Superior Transaction (as defined below), (B) the Special Committee, after consultation with its outside counsel, determines in good faith by a resolution duly adopted that the failure to so act is reasonably likely to result in the Special Committee breaching its fiduciary duties to stockholders imposed by law, (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person or group, the Company provides written notice to Buyer to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or group, and (D) the Company keeps Buyer informed of the status and all material information with respect to any such discussions or negotiations; and (ii) to the extent required, comply with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal. Nothing in this Section 5.02 shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article VIII), (y) permit the Company to enter into any agreement with respect to an Alternative Proposal for so long as this Agreement remains in effect (other than a confidentia lity agreement under the circumstances described above), or (z) affect any other obligation of the Company under this Agreement. "Superior Transaction" means an Alternative Proposal that the Special Committee has determined, after consultation which Morgan Keegan or another nationally recognized investment banking firm, that the consideration to be received, directly or indirectly, by stockholders of the Company in connection with such Alternative Proposal is superior, from a financial point of view, to the consideration to be received by them in the Merger and is reasonably likely to be completed, including with respect to the financing thereof, taking into account all legal, financial, regulatory and other aspects of that Alternative Proposal as well as the person or group making that Alternative Proposal.

     5.03 Company Rights Agreement. The Board of Directors of the Company shall take all action necessary and shall take all action reasonably requested in writing by Buyer in order to render the Company Rights inapplicable to the Merger.

     5.04 Stockholder Claims. The Company shall not settle or compromise any material claim brought by any holder of any securities of the Company or any creditor of the Company under the Amended and Restated Indenture dated as of December 1, 1995 by and among the Company, certain subsidiaries of the Company, as Guarantors and First Bank National Association, as Trustee, or under the Credit Agreement dated as of December 28, 1999, among the Company, the Banks from time to time parties thereto and Citizens Bank of Connecticut, as agent, as amended without the prior written consent of Buyer.

     5.05 Business Plan. The Company will use its reasonable efforts to implement the Business and Restructuring Plans that the Board of Directors, upon the advice of the Special Committee, approved March 9, 2001 and will not amend, modify or terminate either of those plans or take any other action that is designed to interfere with the implementation of either of those plans by the management of the Company, without, in any such case, the approval of the Chairman of the Board as of the date hereof.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.01 Access to Information; Confidentiality. The Company shall, and shall cause each of its Subsidiaries to, throughout the period from the date hereof to the Effective Time, (i) provide Buyer and its Representatives with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company and its Subsidiaries and their respective assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company and its Subsidiaries, and (ii) furnish promptly to such persons (x) a copy of each report, statement, schedule and other document filed or received by the Company or any of its Subsidiaries pursuant to the requirements of federal or state securities laws and each material report, statement, schedule and other document filed with any other Governmental or Regulatory Authority, and (y) all other information and data (including, without limitation, copies of Contracts, Company Employee Benefit Plans and other books and records) concerning the business and operations of the Company and its Subsidiaries as Buyer or any of such other persons reasonably may request. No investigation pursuant to this paragraph or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto. Any such information or material obtained pursuant to this
Section 6.01 that constitutes "Evaluation Material" (as such term is defined in the letter agreement dated as of October 18, 2000 between the Company and Buyer (the "Confidentiality Agreement")) shall be governed by the terms of the Confidentiality Agreement.

     6.02 Preparation of Proxy Statement, Schedule 13E-3 and Offering
Materials. (a) The Company shall prepare and file with the SEC the Proxy Statement and Schedule 13E-3 as soon as reasonably practicable after the date hereof, and shall use its best efforts to have the Proxy Statement cleared by the SEC. If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. Buyer and the Company shall cooperate with each other in the preparation of the Proxy Statement and Schedule 13E-3, and the Company and Buyer shall notify the other of the receipt of any comments of the SEC with respect to the Proxy Statement or
Schedule 13E-3 and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to the other promptly copies of all correspondence between it or its representatives and the SEC with respect to the Proxy Statement or Schedule 13E-3. The Company and Buyer shall give the other and its respective counsel the opportunity to review the Proxy Statement and Schedule 13E-3 and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. Each of the Company and Buyer agrees to use its best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement to be mailed to the holders of Company Common Stock entitled to vote at the Company Stockholders' Meeting at the earliest practicable time.

     (b) The Company shall, and shall cause its Subsidiaries to, use all reasonable efforts to cooperate with and assist Buyer in preparing such information packages and offering materials as the Financing Parties (as defined in Section 6.13(c)) may reasonably request (collectively, the "Offering Materials") for use in connection with the offering and/or syndications of interests, preferred stock, debt securities and loan participations contemplated by the Commitment Letters, including, without limitation, making senior management and other representatives of the Company and its Subsidiaries available (at mutually agreeable times) to participate in meetings with prospective investors and providing such information and assistance as the Financing Parties may reasonably request in connection therewith.

     6.03 Approval of Stockholders. The Company shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders' Meeting") for the purpose of voting on the adoption of this Agreement (the "Company Stockholders' Approval") as soon as reasonably practicable after the date hereof. The Company shall, through the Special Committee and its Board of Directors, include in the Proxy Statement the recommendation of the Board of Directors of the Company that the stockholders of the Company adopt this Agreement, and shall use its reasonable best efforts to obtain such adoption, unless the Special Committee determines, after consultation with its outside counsel, in good faith by a resolution duly adopted that to make such a recommendation that the Special Committee or the Board of Directors is reasonably likely to breach its fiduciary duties to the stockholders imposed by law. Notwithstanding the foregoing, no change, withdrawal or modification of the recommendation of the Board of Directors of the Company will change any prior approval of the Board of Directors of the Company for the purpose of causing any state anti-takeover statute or other state law to be inapplicable to the transactions contemplated hereby or the obligation of the Board of Directors of the Company to submit this Agreement to the stockholders of the Company for adoption. At such meeting, Buyer shall cause all shares of Company Common Stock then owned by Buyer to be voted in favor of the adoption of this Agreement.

     6.04 Regulatory and Other Approvals. Subject to the terms and conditions of this Agreement and without limiting the provisions of Sections 6.02 and 6.03, each of the Company and Buyer will proceed diligently and in good faith to, as promptly as practicable, (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other public or private third parties required of Buyer, the Company or any of the Company's Subsidiaries to consummate the Merger and the other matters contemplated hereby, and (b) provide such other information and communications to such Governmental or Regulatory Authorities or other public or private third parties as the other party or such Governmental or Regulatory Authorities or other public or private third parties may reasonably request in connection therewith.

     6.05 (a) Severance Policy and Other Agreements. With respect to any officer or employee who is covered by a severance policy or plan, Buyer shall maintain or cause to be maintained such policy or plan as in effect as of the date hereof. Buyer shall honor or cause to be honored all severance agreements and employment agreements with the Company's directors, officers and employees.

     (b) Credit for Deductibles. Buyer will, or will cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of the Company under any welfare plan that such employees may be eligible to participate in after the Effective Time,
(ii) provide each employee of the Company with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time, and (iii) provide each employee of the Company with credit for all service with the Company and its affiliates under each employee benefit plan, program, or arrangement of Buyer in which such employees are eligible to participate; provided, however, that in no event shall the employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service.

     6.06 Directors' and Officers' Indemnification and Insurance. (a) From and after the Effective Time and until the sixth anniversary of the Effective Time and for so long thereafter as any claim for indemnification asserted on or prior to such date has not been fully adjudicated, Buyer and the Surviving Corporation (each, an "Indemnifying Party") shall indemnify, defend and hold harmless each person who is now or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs and expenses (including reasonable attorneys' fees), liabilities, judgments and settlement amounts that are paid or incurred in connection with any claim, action, suit, proceeding or investigation (whether civil, criminal, administrative or investigative and whether asserted or claimed prior to, at or after the Effective Time) that is based in whole or in part on, or arises in whole or in part out of, the fact that such Indemnified Party is or was a director or officer or agent of the Company or any of its Subsidiaries and relates to or arises out of any action or omission occurring at or prior to the Effective Time ("Indemnified Liabilities"), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under applicable law to indemnify its own directors or officers, as the case may be; provided that no Indemnifying Party shall be liable for any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld; and provided, further, that no Indemnifying Party shall be liable for any Indemnified Liabilities which occur as a result of the gross negligence or willful misconduct of any Indemnified Party. Without limiting the foregoing, in the event that any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising prior to or after the Effective Time), (w) the Indemnifying Parties will pay expenses in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by applicable law; provided that the person to whom expenses are advanced provides any undertaking required by applicable law to repay such advance if it is ultimately determined that such person is not entitled to indemnification; (x) the Indemnified Parties shall retain counsel reasonably satisfactory to the Indemnifying Parties; (y) the Indemnifying Parties shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties (subject to the final sentence of this paragraph) promptly as statements therefor are received; and (z) the Indemnifying Parties shall use all reasonable efforts to assist in the defense of any such matter. Any Indemnified Party wishing to claim indemnification under this Section, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Indemnifying Parties, but the failure so to notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability which it may have under this paragraph except to the extent such failure materially prejudices such Indemnifying Party. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict or potential conflict on any significant issue between the positions of any two or more Indemnified Parties in which case, the Indemnified Parties may retain more than one law firm.

     (b) Except to the extent required by law, until the sixth anniversary of the Effective Time, Buyer will not take any action so as to amend, modify or repeal the provisions for indemnification of directors, officers or employees contained in the certificates or articles of incorporation or bylaws (or other comparable charter documents) of the Surviving Corporation and its Subsidiaries (which as of the Effective Time shall be no more favorable to such individuals than those maintained by the Company and its Subsidiaries on the date hereof) in such a manner as would adversely affect the rights of any individual who shall have served as a director, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time to be indemnified by such corporations in respect of their serving in such capacities prior to the Effective Time.

     (c) Buyer and the Surviving Corporation shall, until the sixth anniversary of the Effective Time, cause to be maintained in effect, to the extent available, the policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries as of the date hereof (or policies of at least the same coverage and amounts containing terms that are no less advantageous to the insured parties) with respect to claims arising from facts or events that occurred on or prior to the Effective Time; provided that in no event shall Buyer or the Surviving Corporation be obligated to expend in order to maintain or procure insurance coverage pursuant to this paragraph any amount per annum in excess of two hundred percent (200%) of the aggregate premiums payable by the Company and its Subsidiaries in the current fiscal year (on an annualized basis) for such purpose or pay premiums for more than six years.

     (d) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and each party entitled to insurance coverage under paragraph (c) above, respectively, and his or her heirs and legal representatives, and shall be in addition to any other rights an Indemnified Party may have under the certificate or articles of incorporation or bylaws of the Surviving Corporation or any of its Subsidiaries, under the DGCL or otherwise.

     6.07 Expenses. Except as set forth in Section 8.02 or in this Section 6.07, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense. Contemporaneously with the execution of this Agreement, the Company has paid the $250,000 fee due to the Senior Lender pursuant to the Senior Debt Commitment Letter.

     6.08 Brokers or Finders. Buyer and the Company represents, as to itself and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Morgan Keegan, whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm (a true and complete copy of which has been delivered by the Company to Buyer prior to the execution of this Agreement), and Provident Capital Corp., whose fees and expenses will be paid by Buyer in accordance with Buyer's agreement with such firm (a true and complete copy of which has been delivered by Buyer to the Company prior to the execution of this Agreement), and Buyer and the Company shall indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other such fee or commission or expenses related thereto asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

     6.09 Takeover Statutes. If any "fair price", "moratorium", "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

     6.10 Conveyance Taxes. The Company and Buyer shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

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

     6.11 New York State Stock Transfer Tax. The Company shall pay, without deduction or withholding from any amount payable to the holders of Company Common Stock, any New York State Stock Transfer (and any penalties and interest with respect to such taxes), which become payable in connection with the transactions contemplated by this Agreement, on behalf of the stockholders of the Company. The Company and Buyer shall cooperate in the preparation, execution and filing of any required returns with respect to such taxes (including returns on behalf of the stockholders of the Company).

     6.12 Conduct of Business of Buyer. Prior to the Effective Time, except as may be required by applicable law subject to the other provisions of this Agreement, Buyer shall (a) not incur directly or indirectly any liabilities or obligations other than those incurred in connection with the Merger, and (b) not engage directly or indirectly in any business or activities of any type or kind and not enter into any agreements or arrangements with any person, or be subject to or bound by any obligation or undertaking, which is not contemplated by this Agreement.

     6.13 Financing. (a) Neither party will, or seek to, without the prior consent of the other party (which consent shall not be unreasonably withheld), amend, modify or waive any material term of the Commitment Letters if such amendment, modification or waiver would (i) reduce the aggregate amount of funds committed under the Commitment Letters, (ii) add significant additional conditions to the consummation of the transactions contemplated by the Commitment Letters or (iii) have a significant adverse affect on or significantly delay the receipt of any of the Required Approvals (as defined in Section 7.01(d)) or the consummation of the Merger. Buyer shall enforce, to the fullest extent permitted under applicable law, the provisions of the Buyer Commitment Letters and any definitive agreements entered into in contemplation thereof. The Company shall enforce, to the fullest extent permitted under applicable law, the provisions of the Company Commitment Letters and definitive documents entered into in contemplation thereof. Buyer shall use its reasonable efforts to fulfill all of its obligations under, cause all conditions to funding to be fulfilled under, and cause the funding to occur under the Buyer Commitment Letters or any definitive agreements entered into on contemplation thereof. The Company shall use its reasonable efforts to fulfill all of its obligations under, cause all conditions to funding to be fulfilled under, and cause the funding to occur under the Company Commitment Letters or any definitive agreements entered into on contemplation thereof. Prior to the Effective Time, Buyer, with respect to the Buyer Commitment Letters or any definitive agreements entered into in connection therewith, and the Company, with respect to the Company Commitment Letters or any definitive agreements entered into in connection therewith, shall give the other person prompt written notice of (i) any material breach or threatened material breach by any party of the terms or provisions thereof, (ii) any termination or threatened termination thereof, or
(iii) any exercise or threatened exercise of any "market out" or "material adverse change" condition thereof.

     (b) Buyer and the Company's obligations under Section 6.13(a) shall not be construed in any way as restricting the ability of Buyer or the Company, as the case may be, to modify, replace or otherwise alter the terms, conditions or relative amounts of any Financing as long as such modification, replacement (which need not be the same type of financing) or alteration does not (i) reduce the aggregate amount of funds committed under the Commitment Letters or any replacements thereof, or any definitive agreements entered into in connection therewith, (ii) add significant additional conditions to the funding contemplated by any Commitment Letter or any definitive agreements entered into in connection therewith, or (iii) have a significant adverse affect on or significantly delay the receipt of any of the Required Approvals (as defined in Section 7.01(d)) or the consummation of the Merger.

     (c) In connection with the negotiation and execution of the definitive agreements with respect to the Financing, the Company will, at the request of Buyer, make the same representations and warranties to each Equity Investor, Marketing Partner, Senior Lender, or Subordinated Lender, as the case may be (the "Financing Parties"), as are made by the Company to Buyer in Article III hereof or by the Company in any definitive agreements entered into in connection with the Company Financing, and shall deliver such other documents, instruments, certificates or opinions as are reasonable and customary in financings of this type, and pledge, grant security interests in, and otherwise grant liens on its assets pursuant to such agreements, provided that no obligation of the Company under any such agreement, pledge, or grant shall be effective until the Effective Time.
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

     (d) Buyer and the Company will each assist and cooperate with the other person to obtain all relevant components of the Financing. Notwithstanding anything to the contrary, except as provided pursuant to Section 6.07, neither Buyer nor the Company will be obligated to advance any funds for fees in respect of the other person's Commitment Letter or subject any of its assets to any Lien prior to the Closing.

     (e) The obligations contained in this Section 6.13 are not intended, nor shall they be construed, to benefit or confer any rights upon any third party.

     6.14 Notice and Cure. Each of Buyer and the Company will notify the other of, and will use all reasonable efforts to cure before the Closing, any event, development or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of Buyer or the Company under this Agreement to be breached or that renders or will render untrue any representation or warranty of Buyer or the Company contained in this Agreement. Each of Buyer and the Company also will notify the other in writing of, and will use all reasonable efforts to cure, before the Closing, any violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by Buyer or the Company. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein. Notwithstanding any provisions in this Agreement to the contrary, the Company shall not be in breach of any of its representations or warranties contained in this Agreement to the extent any officer or director of Buyer had any knowledge of that breach as of the date of this Agreement after review of the representations and warranties in Article III and the schedules related thereto.

     6.15 Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, each of Buyer and the Company will take or cause to be taken all reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other's obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement, and neither Buyer nor the Company will, nor will it permit any of its Subsidiaries to, take or fail to take any action that could be reasonably expected to result in the nonfulfillment of any such condition. Notwithstanding any provisions in this Agreement to the contrary, the Company shall not be in breach of any of its covenants or agreements contained in this Agreement to the extent that any related action or inaction giving rise to such purported breach was engaged in, authorized, or refused to be taken, by any Person who is also an officer or director of Buyer. In the event that any portion of the Financing becomes unavailable, regardless of the reason therefor, Buyer will use its reasonable best efforts to obtain alternative financing on substantially comparable or more favorable terms from other sources.

     6.16 Other Arrangements. Buyer shall promptly notify the Company of any arrangements, understandings or agreements entered into prior to the Company Stockholders' Meeting between Buyer on the one hand, and any directors, officers or employees of the Company or any Subsidiary or any stockholder of the Company on the other hand, relating to the transactions contemplated hereby.

                                  ARTICLE VII

                                   CONDITIONS

     7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

          (a) Stockholder Approval. This Agreement shall have been adopted by the requisite vote of the stockholders of the Company under the DGCL.

          (b) No Injunctions or Restraints. No court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

          (c) Governmental and Regulatory and Other Consents and
     Approvals. Other than the filing provided for by Section 1.03, all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or any other public or private third parties required of Buyer, the Company or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby (the "Required Approvals"), the failure of which to be obtained or taken could be reasonably expected to have a material adverse effect on Buyer or the Surviving Corporation and its Subsidiaries, in each case taken as a whole, or on the ability of Buyer and the Company to consummate the transactions contemplated hereby shall have been obtained, all in form stance reasonably satisfactory to Buyer and the Company.

     7.02 Conditions to Obligation of Buyer to Effect the Merger. The obligation of Buyer to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Buyer in its sole discretion):

          (a) Representations and Warranties. The representations and warranties made by the Company in this Agreement that are qualified by, or subject to, materiality or material adverse effect shall be true and correct and those that are not so qualified by, or subject to, materiality or material adverse effect shall be true and correct in all material respects, in each case as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, except as affected by the transactions contemplated by this Agreement, and the Company shall have delivered to Buyer a certificate, dated the Closing Date and executed in the name and on behalf of the Company by any Executive or Senior Vice President, to such effect.

          (b) Performance of Obligations. The Company shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company at or prior to the Closing, and the Company shall have delivered to Buyer a certificate, dated the Closing Date and executed in the name and on behalf of the Company by any Executive or Senior Vice President, to such effect.

          (c) Financing. Buyer shall have obtained financing in an amount that, together with funds available from the Company, is sufficient to pay the aggregate Merger Price per share, the aggregate Option Amounts, the aggregate Warrant Amounts and the aggregate amounts required to be paid pursuant to the Exchange Offer and to make all other necessary payments of fees and expenses required to be paid by the Company and Buyer in connection with the transactions contemplated by this Agreement (the "Required Payments"); provided, that this condition shall not be applicable if the failure of Buyer to receive the proceeds of such financing shall have been occasioned by action or the failure to take action by Buyer which action or inaction also constitutes a breach of any material covenant, representation or warranty of such party hereunder.

          (d) Marketing Partner Financing. All the Marketing Partner Financing shall be paid to the Company at least one business day prior to the Closing Date.

          (e) Dissenting Shares. The Company shall not have received notices from the holder or holders of more than 10% of shares of Company Common Stock issued and outstanding on the record date for the determination of those stockholders of the Company entitled to vote on the Merger that such holders have exercised or intend to exercise their appraisal rights under
     Section 262 of the DGCL.

          (f) Gregory G. Landry shall, as instructed by Robert B. Stein, Jr., have either withdrawn as a general partner of DM Management Associates I or assigned his general partnership interest in DM Management Associates I to either Robert B. Stein, Jr. or New DM Management Associates I and the Company, as instructed by Buyer shall have either withdrawn as a limited partner of New DM Management Associates I or assigned its interest to DM Associates Limited Partnership.

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

          (g) The Company shall not be in material default under any of its obligations that cannot be cured immediately without having a material adverse effect on the Company.

     7.03 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion):

          (a) Representations and Warranties. The representations and warranties made by Buyer in this Agreement that are qualified by, or subject to, materiality or material adverse effect shall be true and correct and those that are not so qualified by, or subject to, materiality or material adverse effect shall be true and correct in all material respects, in each case as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, except as affected by the transactions contemplated by this Agreement, and Buyer shall have delivered to the Company a certificate, dated the Closing Date and executed in the name and on behalf of Buyer by its Chairman of the Board, President or any Executive or Senior Vice President and in the name and on behalf of Buyer by its Chairman of the Board, President or any Vice President, to such effect.

          (b) Performance of Obligations. Buyer shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Buyer at or prior to the Closing, and Buyer shall have delivered to the Company a certificate, dated the Closing Date and executed in the name and on behalf of Buyer by its Chairman of the Board, President or any Executive or Senior Vice President and in the name and on behalf of Buyer by its Chairman of the Board, President or any Vice President, to such effect.

          (c) Solvency. The Board of Directors of the Company shall have received advice reasonably satisfactory to the Special Committee from an independent advisor selected with reasonable care by or on behalf of the Company confirming the belief of Buyer set forth in the last sentence of
     Section 4.08.

          (d) Special Stockholder Approval. This Agreement shall have been approved by the holders of a majority of the shares of Company Common Stock voting (whether in person or by proxy) at the Company Stockholders' Meeting other than shares of Company Common Stock owned beneficially by any Person that is a party to the Voting Agreement (except as to any such affiliate shares of Company Common Stock owned in a financing or advisory capacity). This condition shall not be waived by the Company unless (i) it has given written notice of its intention to so waive to the stockholders of the Company at least 10 business days prior to the Company Stockholders' Meeting, (ii) such notice is filed with the SEC, if required, and (iii) if such notice is so filed, it complies as to form in all material respects with the applicable requirements of the Exchange Act (except as to any information furnished to the Company by Buyer in writing specifically for inclusion in such notice).

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     8.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after the Company Stockholders' Approval:

          (a) By mutual written agreement of the parties hereto duly authorized by action taken by or on behalf of their respective Boards of Directors;

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

          (b) By either the Company or Buyer upon notification to the non-terminating party by the terminating party:

             (i) at any time after August 31, 2001 if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party;

             (ii) if the Company Stockholders' Approval or the stockholder approval required pursuant to Section 7.03(d) (unless waived as provided therein) shall not be obtained by reason of the failure to obtain the requisite vote upon a vote held at a meeting of such stockholders, or any adjournment thereof, called therefor;

             (iii) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement, which breach is not curable or, if curable, has not been cured within thirty (30) days following receipt by the non-terminating party of notice of such breach from the terminating party; or

             (iv) if any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued an order making illegal or otherwise restricting, preventing or prohibiting the Merger and such order shall have become final and nonappealable;

          (c) By the Company if the Special Committee determines in good faith, based upon the advice of outside counsel that failure to terminate the Agreement is reasonably likely to result in the Board of Directors breaching its fiduciary duties to stockholders under applicable law by reason of an unsolicited bona fide Alternative Proposal for a Superior Transaction having been made; provided that the Company shall have complied with the provisions of Section 5.02 and forty-eight (48) hours shall have elapsed after delivery to Buyer of written notice of such determination; and provided further that the Company's ability to terminate this Agreement pursuant to this paragraph (c) is conditioned upon the prior payment by the Company to Buyer of any amounts owed by it pursuant to Section 8.02(b);

          (d) By Buyer if the Board of Directors of the Company or the Special Committee shall have withdrawn or modified in a manner adverse to Buyer its approval or recommendation of this Agreement or the Merger or shall have recommended an Alternative Proposal to the stockholders of the Company;

          (e) By the Company if any of the Buyer Commitment Letters or any definitive agreement entered into in contemplation thereof shall have been terminated at any time when Buyer would not be entitled to terminate this Agreement pursuant to Section 8.01(b) or Section 8.01(d) and, within twenty
     (20) business days after any such termination, that Buyer Commitment Letter or any definitive agreement entered into in contemplation thereof shall not have been replaced; or

          (f) By the Company or Buyer if any of the Company Commitment Letters, or any definitive agreement entered into in contemplation thereof shall have been terminated at any time when the terminating party would not be entitled to terminate this Agreement pursuant to Section 8.01(b) or Section 8.01(d) (with respect to Buyer only) and, within twenty (20) business days after any such termination, that Company Commitment Letter or any definitive agreement entered into in contemplation thereof shall not have been replaced.

     8.02 Effect of Termination. (a) If this Agreement is validly terminated by either the Company or Buyer pursuant to Section 8.01, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either the Company or Buyer (or any of their respective Representatives or affiliates), except (i) that the provisions of the Confidentiality Agreement, the last sentence of Section 6.01, Section 6.07,
Section 6.08 and this Section 8.02 will continue to apply following any such termination, (ii) that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement and (iii) as provided in paragraph (b) below.

     (b) If this Agreement is terminated for any reason (other than by the Company and the Buyer pursuant to 8.01(a) or by the Company pursuant to Section 8.01(b)(iii), then the Company shall pay to Buyer an
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

amount equal to the actual documented reasonable out-of-pocket fees and expenses Buyer incurred in connection with this Agreement and the transactions contemplated hereby by wire transfer of same day funds upon submission of those documented expenses to the Company, subject to a maximum reimbursement amount of $750,000, which shall not include amounts paid pursuant to Section 6.07.

     8.03 Amendment. This Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Boards of Directors of the parties hereto at any time prior to the Effective Time, whether prior to or after the Company Stockholders' Approval shall have been obtained, but after such adoption and approval only to the extent permitted by applicable law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

     8.04 Waiver. At any time prior to the Effective Time any party hereto, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.01 Non-Survival of Representations, Warranties, Covenants and
Agreements. The representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger but shall terminate at the Effective Time, except for the agreements contained in Article I and Article II, in Sections 6.05, 6.06, 6.07, 6.08, 6.10 and 6.11 and this Article IX, which shall survive the Effective Time.

     9.02 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

          If to Buyer, to:

          DM Acquisition Corp.
          c/o Dairy Mart Convenience Stores, Inc.
          One Dairy Mart Way
          300 Executive Parkway West
          Hudson, Ohio 44236
          Facsimile No.: (330) 342-6756
          Attn: Robert B. Stein, Jr.

          with a copy to:

          Baker & Hostetler LLP
          3200 National City Center
          1900 East 9th Street
          Cleveland, OH 44144-3485
          Facsimile No.: (216) 696-0740
          Attn: Albert T. Adams, Esq.
                John M. Gherlein, Esq.

          If to the Company, to:

          Dairy Mart Convenience Stores, Inc.
          One Dairy Mart Way
          300 Executive Parkway West
          Hudson, Ohio 44236
          Facsimile No.: (330) 342-6752
          Attn: Gregory L. Landry

          with a copy to:

          Milbank, Tweed, Hadley & McCloy LLP
          One Chase Manhattan Plaza
          New York, New York 10005
          Facsimile No.: (212) 530-5219
          Attn: Lawrence Lederman, Esq.
                Roland Hlawaty, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

     9.03 Entire Agreement; Incorporation of Exhibits. (a) This Agreement supersedes all prior discussions and agreements among the parties hereto with respect to the subject matter hereof, other than the Confidentiality Agreement and the Voting Agreement, which shall survive the execution and delivery of this Agreement in accordance with their terms, and contains, together with the Confidentiality Agreement and the Voting Agreement, the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

     (b) The Company Disclosure Letter, the Buyer Disclosure Letter and any Exhibit attached to this Agreement and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     9.04 Public Announcements. Except as otherwise required by law or the rules of any applicable securities exchange or national market system, so long as this Agreement is in effect, Buyer and the Company will not, and will not permit any of their respective Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. Buyer and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

     9.05 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and except as provided in Section 6.06, (which is intended to be for the benefit of the persons entitled to therein, and may be enforced by any of such persons), it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

     9.06 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except that Buyer may assign any or all of its rights, interests and obligations hereunder to another direct or indirect wholly owned Subsidiary of Buyer, provided that any such Subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

     9.07 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define, modify or limit the provisions hereof.

     9.08 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or order, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

     9.09 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

     9.10 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.11 Certain Definitions.  As used in this Agreement:

          (a) the term "affiliate," as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person; for purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

          (b) a person will be deemed to "beneficially" own securities if such person would be the beneficial owner of such securities under Rule 13d-3 under the Exchange Act, including securities which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time);

          (c) the term "business day" means a day other than Saturday, Sunday or any day on which banks located in the States of Ohio or New York are authorized or obligated to close;

          (d) the term "knowledge" or any similar formulation of "knowledge" shall mean, with respect to the Company, the knowledge of the individuals listed in Section 9.11 of the Company Disclosure Letter;

          (e) any reference to any event, change or effect being "material" or "materially adverse" or having a "material adverse effect" on or with respect to an entity (or group of entities taken as a whole) means such event, change or effect is material or materially adverse, as the case may be, to the business, properties, assets, liabilities, financial condition or results of operations of such entity (or of such group of entities taken as a whole);

          (f) the term "person" shall include individuals, corporations, partnerships, companies, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act);

          (g) the "Representatives" of any entity means such entity's directors, officers, employees, legal, investment banking and financial advisors, accountants and any other agents and representatives;

          (h) the term "Significant Subsidiaries" means, with respect to any party, the Subsidiaries of such party which constitute "significant subsidiaries" under Rule 405 promulgated by the SEC under the Securities Act, any subsidiary that owns, leases or operates any convenience store, Financial Opportunities, Inc., and any other Subsidiary that is set forth on Exhibit 23 to the Company's most recent Annual Report on Form 10-K; and

          (i) the term "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party.

     9.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

                                          DM ACQUISITION CORP.

                                          By: /s/ Robert B. Stein, Jr.
                                          --------------------------------------
                                          Robert B. Stein, Jr., President

                                          DAIRY MART CONVENIENCE STORES, INC.

                                          By: /s/ Gregory G. Landry
                                          --------------------------------------
                                          Name: Gregory G. Landry
                                          Title: Executive Vice President

                                                                      APPENDIX B

               FAIRNESS OPINION OF MORGAN KEEGAN & COMPANY, INC.

                                 March 15, 2001

Special Committee
of the Board of Directors
Dairy Mart Convenience Stores, Inc.
One Dairy Mart Way
300 Executive Parkway West
Hudson, OH 44236

Gentlemen:

     We understand that DM Acquisition Corp., a Delaware corporation (the "Buyer"), and Dairy Mart Convenience Stores, Inc., a Delaware corporation (the "Company" or "Dairy Mart"), propose to enter into an Agreement and Plan of Merger, a draft of which has been provided to us by management of the Company dated March 13, 2001 (the "Merger Agreement") pursuant to which the Buyer will be merged with and into Dairy Mart (the "Merger"). Pursuant to the Merger, as more fully described in the Merger Agreement, we understand that each outstanding share of the common stock, $.01 par value per share, of Dairy Mart (the "Dairy Mart Common Stock"), other than Dairy Mart Common Stock owned by the Buyer, shall be converted into the right to receive $4.50 per share in cash (the "Merger Consideration"). The terms and conditions of the Merger as we understand them are set forth in more detail in the Merger Agreement.

     You have asked for our opinion as to whether the Merger Consideration to be received by the shareholders of the Company (excluding Robert B. Stein, Jr., the Company's Chief Executive Officer and his affiliates (collectively, "Stein")) (the "Shareholders"), pursuant to the Merger is fair to such Shareholders from a financial point of view, as of the date hereof.

     In connection with our opinion, we have:

          (1) reviewed certain publicly available financial statements and other information with respect to Dairy Mart;

          (2) reviewed certain internal financial statements and other financial and operating data concerning Dairy Mart prepared by management;

          (3) discussed the past and current operations and financial condition and the prospects of Dairy Mart with senior executives of Dairy Mart;

          (4) reviewed the reported prices and trading activity for Dairy Mart's Common Stock over time;

          (5) compared the financial performance of Dairy Mart and the prices and trading activity of Dairy Mart's common stock with that of certain other publicly-traded companies;

          (6) reviewed the financial terms, to the extent publicly available, of certain other business combinations and other transactions that Morgan Keegan deemed relevant;

          (7) reviewed the Merger Agreement; and

          (8) considered such other factors and performed such other analyses as Morgan Keegan deemed appropriate.

     In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us. We have not been engaged to, and have not attempted to, independently verify any of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. We have also assumed that there have been no material changes in Dairy Mart's assets, financial condition, results of operation, business or prospects since the respective dates of its last financial statements made available to us. Forecasts relating to the future financial performance of Dairy Mart were unavailable and, therefore, Morgan Keegan did not undertake a review or analysis of financial projections. In addition, we have not conducted a physical inspection or made an independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company nor have we been furnished with any such evaluation or appraisal.

     It should be noted that this opinion is based on financial, economic, market and other conditions and circumstances existing on, and information made available to us as of, or as they exist and can be evaluated on, the date hereof and does not address any matters subsequent to such date. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the Merger Consideration to be paid to the Company's Shareholders (other than Stein), in connection with the Merger and does not address the underlying business decision to effect the Merger or any other terms of the Merger. We have also assumed that the conditions to the Merger as set forth in the Agreement would be satisfied, without any waiver or modification thereof, and that the Merger would be consummated on a timely basis in the manner contemplated by the Merger Agreement. In addition, we are not expressing any opinion as to the actual value of Dairy Mart Common Stock or to the prices at which the Dairy Mart Common Stock may trade following the date of this opinion.

     In the ordinary course of our business, we may actively trade in the equity securities of the Company for our own account and the accounts of our customers and, accordingly, may at any time hold a significant long or short position in such securities.

     Our opinion is rendered to the Special Committee of the Board of Directors of the Company in connection with its consideration of the Merger and does not constitute a recommendation to any Shareholder of the Company as to how such Shareholder should vote in connection with the Merger. This letter may not be disclosed or otherwise referred to without our prior written consent in each instance, except as may be required by law or a court of competent jurisdiction.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Merger Consideration to be paid in connection with the Merger is fair to the Company's Shareholders (other than Stein) from a financial point of view.

                                          Yours very truly,

                                          MORGAN KEEGAN & COMPANY, INC.

                                                                      APPENDIX C

                     SECTION 262 OF THE GENERAL CORPORATION
                          LAW OF THE STATE OF DELAWARE

SECTION 262 -- APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the date next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period of delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 349, L.'96, eff. 7-1-96).

                                   FORM 10-K
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

(MARK ONE)
[X]
                      ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                                      SECURITIES EXCHANGE
                     ACT OF 1934 FOR THE FISCAL YEAR ENDED FEBRUARY 3, 2001

[ ]
                  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                  SECURITIES
                  EXCHANGE ACT OF 1934 FOR THE TRANSITION PERIOD FROM  ____ TO
                   ____

                         COMMISSION FILE NUMBER 0-12497

                      DAIRY MART CONVENIENCE STORES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                        DELAWARE                                                 04-2497894
            (STATE OR OTHER JURISDICTION OF                                   (I.R.S. EMPLOYER
             INCORPORATION OR ORGANIZATION)                                 IDENTIFICATION NO.)

       ONE DAIRY MART WAY, 300 EXECUTIVE PARKWAY WEST, HUDSON, OHIO 44236
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                                 (330) 342-6600
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

          Securities registered pursuant to Section 12(b) of the Act:

                                                                           NAME OF EACH EXCHANGE
                  TITLE OF EACH CLASS                                       ON WHICH REGISTERED
                  -------------------                                      ---------------------
             Common Stock (Par Value $.01)                                American Stock Exchange

        Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K [ ]

As of April 27, 2001, 5,002,026 shares of Common Stock were outstanding, and the aggregate market value of Common Stock outstanding of DAIRY MART CONVENIENCE STORES, INC., held by nonaffiliates was approximately $15,682,931.

                                     PART I

ITEM 1.  BUSINESS

BUSINESS OUTLOOK

This Form 10-K contains forward-looking statements within the meaning of the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to the Company's plans and objectives to complete a merger, implement business segmentation and restructuring plans, upgrade and remodel store locations, build new stores and increase gasoline sales, reduce the impact of under-performing stores, sell or lease certain assets, the Company's availability of supplies of gasoline, the estimated costs for environmental remediation, successful implementation of tax planning strategies, and the sufficiency of the Company's liquidity and the availability of capital. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such factors and uncertainties include, but are not limited to, the availability of financing and additional capital to complete the merger or otherwise pursue the Company's alternative business strategy, each on acceptable terms, if at all, the future profitability of the Company, the availability of desirable store locations, the Company's ability to negotiate and enter into lease, acquisition and supply agreements on acceptable terms, competition and pricing in the Company's market areas, volatility in the wholesale gasoline market due to supply interruptions, modifications of environmental regulatory requirements, detection of unanticipated environmental conditions, the timing of reimbursements from state environmental trust funds, the Company's ability to manage its long-term indebtedness, weather conditions, the favorable resolution of certain pending and future litigation, and general economic conditions. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GENERAL

Dairy Mart Convenience Stores, Inc., and its subsidiaries (the "Company" or "Dairy Mart") operate one of the nation's largest regional convenience store chains. Founded in 1957, the Company operates or franchises 547 stores under the "Dairy Mart" name in seven states located in the Midwest and Southeast, of which 103 stores are franchised.

Dairy Mart stores offer a wide range of products and services which cater to the convenience needs of its customers, including gasoline, milk, ice cream, groceries, beverages, snack foods, candy, deli products, publications, health and beauty care aids, tobacco products, select highly consumable general merchandise, lottery tickets, money orders and select customer focused services. The stores are typically located in densely populated, suburban areas on sites which are easily accessible to customers and provide ample parking. Dairy Mart stores are generally free-standing structures which are well-lit and are designed to encourage customers to purchase high profit margin products, such as deli items, coffee, fountain drinks and other fast food items.

The Company is incorporated in Delaware and maintains its principal executive offices at One Dairy Mart Way, 300 Executive Parkway West, Hudson, Ohio 44236. The Company's telephone number is (330) 342-6600.

During fiscal year 1998, the Company sold 156 convenience store and retail gasoline locations in Connecticut, Rhode Island, Massachusetts and New York to the DB Companies, Inc., a Rhode Island-based convenience store operator and gasoline wholesaler and retailer for approximately $39.1 million.

On March 15, 2001, in connection with a previously-disclosed review of the Company's strategic alternatives, including a possible sale, the Company executed a merger agreement (the "Merger Agreement") pursuant to which DM Acquisition Corp. agreed to acquire the Company in a cash merger for $4.50 per share. DM Acquisition Corp. is controlled by Robert B. Stein, Jr., the Chairman, President and Chief Executive Officer of the Company. The Merger Agreement provides that DM Acquisition Corp. will be merged with and into the Company and that each share of the Company's Common Stock outstanding immediately prior to the merger, other than those owned by Mr. Stein and his affiliates, will be converted into the right to receive $4.50 per share in cash. The Company's board of directors, based on the unanimous recommendation of a special committee of independent directors, has approved the transaction and recommended that the Company's stockholders approve the transaction. In connection with the merger, the Company will solicit its senior subordinated noteholders to exchange their subordinated notes of the Company and receive, for each $10,000 in principal amount of the old notes, $3,870 in principal amount of new notes of the Company, $6,191.30 in cash and a warrant to purchase Common Stock of the Company that will not become exercisable until after the merger is completed. The Company has entered into an exchange and voting agreement pursuant to which holders of approximately 70% of the senior subordinated notes have agreed to participate in the exchange. The Merger Agreement is subject to customary conditions, including completion of necessary financing arrangements and approval of holders of a majority (excluding those shares held by persons who will have an interest in the buyout entity) of the shares of the Company's Common Stock voting at a special meeting. If the merger is completed, the Company will no longer be a public company. There can be no assurance, however, that the Company or DM Acquisition Corp. will be able to complete the merger.

In addition, the Company has reinitiated and modified a previously announced comprehensive program to improve the Company's profitability and reduce debt (the "Business Segmentation Plan"). Under the Business Segmentation Plan, the Company will attempt to sell or otherwise close approximately 200 stores that do not meet internal profitability criteria, reduce corporate and field overhead and apply proceeds from the sale of stores to reduce outstanding borrowings. However, as a result of experiencing further losses from operations, the Company has modified and accelerated the portion of the Business Segmentation Plan that relates to a reduction in corporate overhead. Under this modification, the Company has commenced a business restructuring plan (the "Business Restructuring Plan") pursuant to which certain general and administrative overhead costs have been reduced in advance of those cost reductions which can only be achieved after the underperforming stores are sold or closed. Accordingly, in the first quarter of fiscal year 2002, approximately 30 executive, managerial and administrative positions were eliminated. These staff reductions and associated costs are expected to result in savings of approximately $3.0 million per year. The Company has commenced implementing each of these plans and intends to complete them whether or not the merger is completed. There can be no assurance, however, that either of these plans will be successfully completed as contemplated.

STORES

The Company's stores are generally located in suburban areas, and are situated close to single-family homes and apartments to attract neighborhood shoppers. Store location, design, lighting and layout are intended to cater to customers' desire for fast and convenient access. 276 locations also sell gasoline, which the Company believes is an important convenience for customers.

Shelving and displays, including refrigeration units, deli and other fast food counters and displays, are designed to encourage customers to purchase high profit margin products including impulse purchase items such as candy, fountain drinks and ice cream novelties. All of the Company's stores also offer extended hours for additional convenience, with over one-half of the stores open 24 hours per day. A typical Dairy Mart store ranges between 2,400 and 3,800 square feet and is a free-standing structure.

As of February 3, 2001, the Company operated and franchised retail convenience stores in the following states:

                                                              NUMBER OF
                                                               STORES
                                                              ---------
Ohio........................................................     346
Kentucky....................................................     113
Pennsylvania................................................      30
Michigan....................................................      29
Indiana.....................................................      19
Tennessee...................................................       8
North Carolina..............................................       2
                                                                 ---
Total Stores................................................     547
                                                                 ===

The following table shows the number of Company and franchise stores that were opened or acquired, closed or sold, and transferred between Company operated and franchise operated, during the last three fiscal years:

                                   FEBRUARY 3, 2001                  JANUARY 29, 2000                  JANUARY 30, 1999
                            ------------------------------    ------------------------------    ------------------------------
                            COMPANY     FRANCHISE             COMPANY     FRANCHISE             COMPANY     FRANCHISE
                            OPERATED    OPERATED     TOTAL    OPERATED    OPERATED     TOTAL    OPERATED    OPERATED     TOTAL
                            --------    ---------    -----    --------    ---------    -----    --------    ---------    -----
At beginning of period....    475          128        603       477          141        618       469          158        627
Opened or acquired........      9           --          9        18           --         18        25           --         25
Closed or sold............    (42)         (23)       (65)      (25)          (8)       (33)      (16)         (18)       (34)
Transferred (net).........      2           (2)        --         5           (5)        --        (1)           1         --
                              ---          ---        ---       ---          ---        ---       ---          ---        ---
End of period.............    444          103        547       475          128        603       477          141        618
                              ===          ===        ===       ===          ===        ===       ===          ===        ===

UPGRADE AND REMODEL OF EXISTING STORE BASE AND CLOSING UNDERPERFORMING STORES

The Company has an ongoing program to upgrade and remodel the Company's retail and gasoline locations to cater to the always-changing convenience needs of today's customer. The program includes modernizing and re-imaging the store's appearance, upgrading the gasoline facilities and installing modern environmental protection equipment.

The Company evaluates the performance of each of its stores in order to determine its contribution to the Company's overall profitability. Management determines a minimum acceptable level of store performance required for a store to be eligible for on-going capital expenditures and/or lease option renewal or renegotiation. Accordingly, in fiscal year 2001, the Company closed 28 of its retail facilities because of their inability to meet the Company's economic and non-economic criteria for long-term stability and growth. An additional 37 stores were sold to independent operators in fiscal year 2001. Additional stores may be closed during fiscal 2002 as part of the Business Segmentation Plan.

NEW STORES

A major component of the Company's growth strategy has been to build new stores and increase sales. During the fourth quarter of fiscal year 2000, the Company decided to slow the pace of its new store expansion program in light of current market conditions, which caused, in part, the maturation process for new stores to be longer than originally expected. The Company considers new stores to have reached maturity when they are generating operating results which achieve an acceptable rate of return on invested capital. Accordingly, during fiscal year 2001, the Company opened nine new stores, all of which offer gasoline through modern facilities, including credit card readers in the gasoline dispensers. The Company has put on hold additional new store development pending the outcome of the previously-mentioned merger.

TECHNOLOGICAL UPGRADE/RETAIL AUTOMATION IMPLEMENTATION

The table and discussion below summarizes the Company's plans with respect to technology upgrades and retail automation initiatives:

                                                                    ACTUAL/PROJECTED COMPLETION
                                                            -------------------------------------------
                   PHASE/INITIATIVE                         FY' 99      FY' 00      FY' 01      FY' 02
                   ----------------                         -------     -------     -------     -------
Phases I &
  II:.........   POS Rollout and
                 Implement Host Accounting System             100%
Phase III:....   Implement Store-Level Computer
                 Systems                                       50%         50%
Phase IV:.....   Implement Centralized Automated
                 Pricebook                                     25%         25%        50%
Phase V:......   Implement Evolution Initiatives
                 * Payroll Time & Attendance                              100%
                 * Automated Item Level Receiving                          20%        80%
                 * Scanning for higher volume locations                    10%        90%
Phase VI......   Item Level/Scanning Initiatives
                 * Pricebook Exception System                                         10%         90%
                 * Scanning for lower volume locations                                50%         50%
                 * Item Sales Analysis System                                         10%         90%
                 * Shelf Tag Implementation                                           25%         75%

Phases one, two and three provided a new foundation for store accounting and management reporting. The new host system is driven by the concept of centralized store control. This allows for the collection and distribution of more detailed and timely information from store operations and provides the basis for the formation and implementation of improved merchandising strategies.

Phase four, the implementation of a centralized automated pricebook, allows for the definition of market zones and the management of a retail pricing strategy from the corporate office. The implementation of a centralized automated pricebook is expected to improve retail margins through increased accuracy of retail pricing and verification of agreed upon vendor costs. Additionally, the pricebook is expected to save data entry time, reduce data entry errors and provide greater control over store merchandise inventory.

Phase five is expected to produce labor savings at both the corporate headquarters and the stores. Item level receiving is expected to allow the Company to receive inventory more timely and accurately and create credit memos in the event of an incorrect vendor cost. Scanning is expected to allow for a reduction in overall inventory levels and better merchandising of the store thereby increasing margins and reducing the overhead needed to price products.

Phase six is expected to produce labor savings at the store related to the Shelf Tag Implementation for scanning stores because merchandise will no longer be required to be individually price marked. Scanning in the lower volume stores will achieve the same benefits as mentioned above. The Pricebook Exception system allows for automated credit memos in the event that a vendor's pricebook differs from the Company's. The Item Sales Analysis System will assist the Company in evaluating item level product movement and improve purchasing decisions.

GASOLINE OPERATIONS

Gasoline sales accounted for approximately 48% of total revenue in fiscal year 2001, 40% in fiscal year 2000 and 35% in fiscal year 1999. As of February 3, 2001, 276 stores sold gasoline.

The Company's gasoline pricing strategy has historically been designed, in part, to provide value to customers by offering the same quality gasoline offered by major oil companies at prices which are generally below the prices of nationally advertised brands and comparable to the prices of other convenience store chains. The Company obtains its gasoline from major oil company suppliers and believes that there are adequate supplies of fuel available from a number of sources at competitive prices.

In an effort to provide name-brand recognition, the Company entered into a long-term agreement with Chevron Products Company in August 1998, to sell branded gasoline at some of its locations in Kentucky and Southern Indiana. The Company finished conversion of these stores during the fourth quarter of fiscal year 1999. As of February 3, 2001, 72 of the Company's locations sell Chevron branded gasoline, primarily in Kentucky. Branding the Company's gasoline assets has improved the overall quality of these assets and is considered important in attracting new customers who prefer to purchase major-oil branded gasoline. Branding also offers the Company access to the credit card base of the branding partner, whose branded customers tend to purchase higher-octane fuels that carry a higher gross profit margin.

Gasoline profit margins have a significant impact on the Company's income. These profit margins could be adversely influenced by factors beyond the Company's control, such as volatility in the wholesale gasoline market due to supply interruptions. In addition, gasoline profit margins are continually influenced by competition in each local market area. In fiscal year 2001, the Company's operating results have been adversely impacted by higher wholesale gasoline prices and competitive pressures which prevented the Company from fully recovering these higher wholesale costs in the form of higher retail selling prices.

PRODUCT SELECTION

All stores generally offer more than 3,000 core food and non-food convenience items featuring well-known national brand names, as well as the Company's private label products. Food items include a wide variety of products, including canned foods and groceries, dairy products, beverages, snack items, candy, baked goods and food service items, such as fountain soft drinks, coffee, cappuccino, hot dogs, deli meats and deli sandwiches and similar foods. Non-food convenience items include gasoline (at 276 stores), cigarettes, health and beauty aids, publications, lottery tickets and money orders.

The Company has installed branded food service, which carries a relatively higher gross profit margin, at 37 store locations, including 13 Mr. Heros(R), 13 Taco Bells(R) and eight Subways(R). The Company has entered into an agreement with Restaurants Developers Corporation to develop Mr. Hero(R) quick-serve restaurants in most of Ohio and all of Kentucky. Mr. Hero(R) sandwiches are well-established regional brands with strong consumer recognition in Northeastern Ohio. The Company opened six Mr. Hero(R) locations in fiscal year 2001. These branded food service offerings allow the Company to offer competitive, high-quality food service and increase customer traffic providing ancillary sales opportunities for gasoline and other convenience items. During fiscal year 2001, the Company closed 14 quick-serve restaurants that failed to meet performance criteria. The convenience store and gasoline operations in these 14 locations continue to operate.

In recent years, the Company has altered the mix of products and services to emphasize the sale of items carrying higher profit margins. Fast food items carry higher profit margins and tend to lead to the purchase of other high profit margin products and impulse items, including salty-snacks, candy and beverages. Dairy Mart offers a number of private label products such as milk, bakery products, juices, dips and cheeses that generally carry a higher gross profit margin than the Company's average gross profit margin on comparable brand-name products.

The Company signed an agreement with Coca-Cola USA Fountain in January 1999, to exclusively sell Coca-Cola fountain products in the store's fountain centers. In March 1999, the Company signed an agreement with Procter & Gamble to exclusively sell Millstone brand coffee blends in Dairy Mart stores through February 2004. Dairy Mart is the only convenience store chain in its markets selling Millstone coffee.

In March 1999, the Company entered into a seven-year agreement to provide ATM services at all of its locations. In an effort to build customer traffic and sales, the ATM service was initially priced free to the customer. Effective April 1, 2000, in an effort to improve the Company's overall profitability, the Company began charging $.99 per transaction at most locations. Subsequently, the fee was increased to $1.50 per transaction in September 2000. The Company believes that the current fee is competitively priced.

FRANCHISE OPERATIONS

The Company franchises 103 stores. Franchise stores generally follow the same operating policies as Company stores, and are subject to Company supervision under franchise agreements. Company operated and franchise stores are of the same basic store design and sell substantially the same products.

The Company offers two types of franchising arrangements: a "full" franchise and a "limited" franchise. Under a full franchise agreement, the franchisee purchases and owns both the merchandise inventory and the equipment located in the store and leases or subleases the store from the Company. Under a limited franchise agreement, the franchisee owns only the merchandise inventory while the Company retains ownership of the store equipment. Franchise fees are higher for limited franchisees. As of February 3, 2001, there were 38 full franchise locations and 65 limited franchise locations.

INTERNATIONAL OPERATIONS

The Company conducts business outside the United States as a licensor or as a consultant. The Company's agreements with convenience store operators in South Korea and Malaysia expired during fiscal year 2001 and these agreements were not renewed. In fiscal year 2000, the Company entered into a consulting arrangement with a convenience store operator in Aruba. The Company does not consider the revenue it receives under these agreements to be material to its revenues as a whole.

ADVERTISING

To promote a uniform image for all stores, the Company designs and coordinates advertising for most stores to complement its marketing strategy, which is derived, in part, from market history and research. In-store, newspaper, direct-mail, special promotions, outdoor billboard and radio advertising focus on food service offerings and also feature certain specially priced items designed to attract today's time-constrained consumers in search of convenience related items, and typically include national brand items for which advertising costs are often supplemented by the national brand vendor partners. Sales promotions are generally established and maintained on a monthly basis.

COMPETITION AND OTHER EXTERNAL INFLUENCES

The convenience store and retail gasoline industries are highly competitive. The number and type of competitors vary by location. The Company presently competes with other convenience stores, large integrated gasoline service station operators, supermarket chains, neighborhood grocery stores, independent gasoline service stations, fast food operations and other similar retail outlets, some of which are well recognized national or regional retail chains. The Company's competitors generally have greater financial resources than the Company. Key competitive factors include, among others, location, ease of access, store management, product selection, pricing, hours of operation, store safety, cleanliness, product promotions and marketing.

Weather conditions have a significant effect on the Company's sales, as convenience store customers are more likely to go to stores to purchase convenience goods and services, particularly higher profit margin items such as fast food items, fountain drinks and other beverages, when weather conditions are favorable. Accordingly, the Company's stores generally experience higher revenues and profit margins during the warmer weather months, which fall within the Company's second and third fiscal quarters.

EMPLOYEES

As of February 3, 2001, exclusive of franchisees and franchisees' employees, the Company employed, on a full-time or part-time basis, approximately 3,900 employees. The Company has not experienced any work stoppages. There are no collective bargaining agreements between the Company and any of its employees.

ENVIRONMENTAL COMPLIANCE

The Company incurs ongoing costs to comply with federal, state and local environmental laws and regulations, including costs for assessment, compliance, remediation and certain capital expenditures relating to its gasoline operations. These laws and regulations relate primarily to underground storage tanks ("USTs"). The United States Environmental Protection Agency has established standards for, among other things, (i) maintaining leak detection,
(ii) upgrading UST systems, (iii) taking corrective action in response to releases, (iv) closing USTs to prevent future releases, (v) keeping appropriate records and (vi) maintaining evidence of financial responsibility for taking corrective action and compensating third parties for bodily injury and property damage resulting from releases. A number of states in which the Company operates also have adopted UST regulatory programs. The Company has retained an outside third party to perform testing and remediation services for those of its stores for which it is primarily responsible for performing environmental compliance and remediation.

In the ordinary course of business, the Company periodically detects releases of gasoline or other regulated substances from USTs it owns or operates. As part of its program to manage USTs, the Company is involved in environmental assessment and remediation activities with respect to releases of regulated substances from its existing and previously operated retail gasoline facilities. The Company accrues its estimate of all costs to be incurred for assessment and remediation for known releases. These accruals are adjusted if and when new information becomes known. Additionally, the Company records receivables based upon the estimated reimbursement from various state environmental trust funds which have provisions for sharing or reimbursing certain costs incurred by UST owners or operators based upon compliance with the terms and conditions of such funds. Because of the nature of such releases, the actual costs of assessment and remediation activities may vary significantly from year to year. A more complete discussion of environmental remediation liabilities is included in the Notes to the Consolidated Financial Statements.

ITEM 2.  PROPERTIES

The Company's stores are generally located in suburban areas, and are situated close to single-family homes and apartments to attract neighborhood shoppers. The stores are located in Ohio, Kentucky, Pennsylvania, Michigan, Indiana, Tennessee, and North Carolina. A typical Dairy Mart store ranges between 2,400 and 3,800 square feet and is a free-standing structure.

Of the 547 stores in operation as of February 3, 2001, 75 were owned by the Company and 472 were leased. In addition, the Company owns eight locations and is the primary lessee for 27 locations not currently operated as Dairy Mart stores. The Company's policy is to endeavor to lease or sublease these locations to third parties. From time to time, the Company enters into sale-leaseback transactions whereby the Company sells retail locations and leases such locations back from the purchasers. The Company's corporate headquarters, a 47,000 square-foot facility in Hudson, Ohio, is leased from a third party. In addition, the Company leases administrative offices for various regional operations.

In fiscal year 2000, the Company sold its former corporate headquarters, a 77,000 square-foot building and a portion of the 88 acres of land on which the building resides and the Company's former Northeast regional operating office building and manufacturing and processing plant located in a 33,000 square foot building.

ITEM 3.  LEGAL PROCEEDINGS

The Company is a defendant in an action brought by a former supplier of certain dairy products to convenience stores formerly owned by the Company in Massachusetts, Rhode Island, Connecticut, and New York ("New England Stores"). The action is entitled New England Dairies, Inc. v. Dairy Mart Convenience Stores, Inc. and Dairy Mart, Inc., Civil Action No. 397CU00894 (U.S. District Court for the State of Connecticut). This action was commenced on April 17, 1997, by New England Dairies, Inc. ("NED") alleging that the Company committed an anticipatory breach of a supply agreement entered into between NED and the Company on April 25, 1995 ("the Agreement"), when the Company entered into a contract with a third party to sell all company-owned and franchised convenience stores in New England, without requiring the third party purchaser to assume the Agreement. NED's complaint alleges lost profits in the amount of $3.7 million. The defendants are contesting the claims and, at this time, the Company is not able to determine what the results of this litigation will be. Trial of this case was completed on December 7, 2000, and it is not known when the judge will issue his ruling. The Company has recognized no provision for any possible loss in the accompanying financial statements.

The Company was the plaintiff in an action commenced on April 20, 2000, entitled Dairy Mart Convenience Stores, Inc. v. RLI Insurance Group and RLI Insurance Company and RLI Corporation, Civil Action Number 5:00 CV 1043 (U.S. District Court for the Northern District of Ohio, Eastern Division), brought against RLI Insurance Group to recover $3.0 million under the Company's directors and officers excess liability insurance policy for legal fees incurred in the course of defending certain directors and officers of the Company in derivative litigation of Dairy Mart Convenience Stores, Inc. The Company recorded the $3.0 million as a receivable. On November 28, 2000, the Company reached an agreement in principle with RLI Insurance Group to settle the litigation for $1.8 million. Accordingly, a reduction in accounts receivable and other costs related to this settlement was recognized in the amount of $1.3 million during fiscal year 2001 and was included in general and administrative expenses.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None.

                                    PART II

ITEM 5. MARKET INFORMATION FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company has not paid cash dividends during the last three fiscal years, and pursuant to loan covenants contained in the Company's senior revolving credit facility, as amended, is currently restricted from paying dividends and from repurchasing its capital stock. As of February 9, 2000, the Company's former Class A and Class B Common Stock were reclassified into a new, single class of Common Stock. Under the terms of the reclassification, each share of the Company's former Class A Common Stock was converted into one share of the new Common Stock and each share of the former Class B Common Stock was converted into 1.1 shares of the new Common Stock. The Company's Common Stock trades on the American Stock Exchange under the symbol DMC. The table below sets forth the high and low sales prices per share of the Dairy Mart Common Stock as quoted on the American Stock Exchange during its fiscal year ended February 3, 2001.

                                                              HIGH    LOW
                                                              ----    ---
FISCAL YEAR ENDED FEBRUARY 3, 2001:
  First Quarter.............................................   3 1/8   1 7/8
  Second Quarter............................................   4 5/8   2 1/4
  Third Quarter.............................................   5 3/8   3 3/4
  Fourth Quarter............................................   5 1/4   2

The high and low sales price per share on Common Stock A from January 30, 2000 through February 9, 2000 was 3 3/8 and 3 1/4 respectively. The high and low sales price per share on Common Stock B from January 30, 2000 through February 9, 2000 was 3 1/2 and 3 1/8 respectively.

The table below sets forth the high and low sales prices per share of the former Class A and Class B Common Stock, as quoted on the American Stock Exchange for its fiscal year ended January 29, 2000.

                                                     CLASS A        CLASS B
                                                     COMMON         COMMON
                                                      STOCK          STOCK
                                                   -----------    -----------
                                                   HIGH    LOW    HIGH    LOW
                                                   ----    ---    ----    ---
FISCAL YEAR ENDED JANUARY 29, 2000:
  First Quarter..................................   4       2 3/4  3 3/4   2 3/4
  Second Quarter.................................   4       3 1/2  4       3 3/8
  Third Quarter..................................   5 3/8   3 3/8  5 1/2   3 3/8
  Fourth Quarter.................................   4 3/8   3      4 3/8   3 1/4

There were approximately 2,200 holders of the Company's Common Stock as of April 27, 2001. Included in this number are shares held in nominee or street names.

ITEM 6.  SELECTED FINANCIAL DATA

                    FIVE FISCAL YEARS ENDED FEBRUARY 3, 2001

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                            2001       2000       1999       1998       1997
                                          --------   --------   --------   --------   --------
OPERATING RESULTS:
  Revenues..............................  $723,671   $588,551   $481,598   $505,654   $585,746
  Interest expense, net.................    14,183     11,583     10,806     10,612     10,877
  Income (loss) before income taxes.....   (24,073)    (3,660)       175     (1,999)    (2,529)
  Net income (loss).....................   (29,451)    (2,496)        25     (1,468)    (1,836)
EARNINGS (LOSS) PER SHARE:
  Net earnings (loss) per share-- basic
     and diluted........................     (5.96)      (.51)       .01       (.31)      (.41)
BALANCE SHEET DATA:
  Property and equipment, net...........  $111,448   $110,946   $ 98,829   $ 82,589   $ 89,448
  Total assets..........................   190,717    209,799    181,331    167,647    177,805
  Long-term obligations(a)..............   135,600    123,135    108,507     96,448    110,428
  Stockholders' equity (deficit)........   (22,272)     6,869      9,257      8,988     10,214
OTHER DATA:
  Earnings before interest expense,
     income taxes, depreciation and
     amortization (EBITDA)(b)...........  $  5,023   $ 21,338   $ 21,079   $ 19,319   $ 20,092

---------------

(a)  Long-term obligations include the current portion of long-term obligations.

(b) EBITDA is significant to the Company's calculations of its financial covenants and is defined as earnings before interest expense, income taxes and depreciation and amortization. EBITDA should not be viewed as a substitute for, or in isolation from, Generally Accepted Accounting Principles (GAAP) measurements such as net income (loss) or cash flow from operations.

                              FINANCIAL HIGHLIGHTS
         FOR THE FISCAL YEARS ENDED FEBRUARY 3, 2001, JANUARY 29, 2000
                              AND JANUARY 30, 1999

(IN THOUSANDS, EXCEPT NUMBER OF LOCATIONS, GROSS PROFIT PER GALLON AND PER SHARE
                                     DATA)

                                                               2001        2000        1999
                                                             --------    --------    --------
FINANCIAL DATA:
  Revenues:
  Merchandise sales........................................  $375,122    $353,545    $307,048
  Gasoline sales...........................................   347,759     233,926     170,627
  Other....................................................       790       1,080       3,923
                                                             --------    --------    --------
  Total revenues...........................................   723,671     588,551     481,598
                                                             --------    --------    --------
Net income (loss)..........................................  $(29,451)   $ (2,496)   $     25
                                                             --------    --------    --------
STORE DATA:
Company operated:
  Gross profit.............................................  $115,546    $111,664    $103,229
     Average sales per store(1)............................  $    794    $    729    $    647
     Average gross profit per store(1).....................  $    250    $    236    $    222
  Number of stores at year end.............................       444         475         477
Franchise operated:
  Franchise fees...........................................  $  9,085    $  9,678    $ 10,255
     Average sales per store(1)............................  $    656    $    642    $    612
     Average franchise fees per store(1)...................  $     80    $     71    $     68
  Number of stores at year end.............................       103         128         141
Total stores:
  Gross profit.............................................  $124,631    $121,342    $113,484
     Average sales per store(1)............................  $    747    $    689    $    608
     Average combined gross profit and franchise fees per
       store(1)............................................  $    217    $    199    $    185
  Number of stores at year end.............................       547         603         618
GASOLINE DATA:
  Gallons sold.............................................   238,054     202,648     169,916
  Gross profit.............................................  $ 22,260    $ 22,568    $ 20,085
     Average gallons sold per location.....................       838         753         590
  Gross profit per gallon..................................  $  .0935    $  .1114    $  .1182
  Number of gasoline locations at year end.................       276         283         282
OTHER DATA:
  Weighted-average number of shares in basic EPS...........     4,945       4,869       4,823
  Book value per share(2)..................................  $  (3.23)   $   1.02    $   1.38

---------------

(1) The calculation of average sales per store, average gross profit per store, average franchise fees per store and gasoline gallons per store is based on a weighted-average number of stores open during fiscal years 2001, 2000 and 1999, respectively.

(2) The calculation uses total outstanding shares including the dilutive effect of stock options, stock grants and stock warrants as of February 3, 2001, January 29, 2000 and January 30,1999, respectively.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RECENT DEVELOPMENTS

Since the end of the Company's fiscal year 2001, the Company has entered into the Merger Agreement and commenced the initiation of a Business Restructuring Plan and a Business Segmentation Plan. For a more complete discussion of the Merger Agreement, the Business Restructuring Plan and the Business Segmentation Plan, see Item 1. Business--General.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

 FOR THE FISCAL YEARS ENDED FEBRUARY 3, 2001, JANUARY 29, 2000 AND JANUARY 30,
                                      1999

                                                               2001      2000      1999
                                                              ------    ------    ------
Revenues....................................................  $723.7    $588.5    $481.6
Cost of goods sold and expenses:
  Cost of goods sold........................................   576.0     443.5     344.1
  Operating and administrative expenses.....................   157.5     137.1     126.5
  Interest expense, net.....................................    14.2      11.6      10.8
                                                              ------    ------    ------
                                                               747.7     592.2     481.4
Income (loss) before income taxes...........................   (24.1)     (3.7)      0.2
Benefit (provision) from income taxes.......................    (5.4)      1.2      (0.2)
                                                              ------    ------    ------
  Net income (loss).........................................  $(29.5)   $ (2.5)   $  0.0
  Income (loss) per share...................................  $(5.96)   $(0.51)   $ 0.01

  FISCAL YEAR 2001 RESULTS COMPARED TO FISCAL YEAR 2000 RESULTS:

  Revenues

Revenues for fiscal year 2001 increased $135.2 million compared to fiscal year 2000. The Company's fiscal year ends on the Saturday closest to January 31. There were 53 weeks included in the fiscal year ended February 3, 2001 and 52 weeks in the fiscal year ended January 29, 2000. A summary of revenues by functional area is shown below:

                                                               2001      2000
                                                              ------    ------
                                                               (IN MILLIONS)
Convenience stores..........................................  $375.2    $353.6
Gasoline....................................................   347.7     233.9
Other.......................................................      .8       1.0
                                                              ------    ------
          Total.............................................  $723.7    $588.5
                                                              ======    ======

Convenience store revenues increased $21.6 million, or 6.1%, in fiscal year 2001 compared to fiscal year 2000. This increase is the result of the inclusion of 53 weeks in fiscal year 2001, as described above, a 2.8% increase in comparable Company-operated store sales and the opening of nine new stores during fiscal year 2001, partially offset by the closure or sale of 65 under-performing stores.

Gasoline revenues increased $113.8 million in fiscal year 2001 compared to fiscal year 2000 as a result of the inclusion of 53 weeks in fiscal year 2001, an increase in the average selling price of gasoline of 30.7 cents per gallon and an increase in total gallons sold of 35.4 million, or 17.5%. The increase in gallons sold is primarily a result of opening 27 convenience stores during fiscal years 2000 and 2001, all of which have expanded gasoline facilities resulting in substantially higher average gasoline sales than the Company's older, less modern convenience stores that sell gasoline. Gallons of gasoline sold for comparable stores that sell gasoline decreased 2.3% from fiscal year 2000 to fiscal year 2001.

  Gross Profit

Gross profit increased $2.7 million from fiscal year 2000 to fiscal year 2001. A summary of gross profit by functional area is shown below:

                                                               2001      2000
                                                              ------    ------
                                                               (IN MILLIONS)
Convenience Stores..........................................  $124.7    $121.4
Gasoline....................................................    22.2      22.6
Other.......................................................      .8       1.0
                                                              ------    ------
  Total.....................................................  $147.7    $145.0
                                                              ======    ======

Convenience store gross profits increased by $3.3 million in fiscal year 2001 compared to fiscal year 2000. The increase in store gross profit was a result of the increase in convenience store sales, as described above, partially offset by a decrease in overall convenience store gross profit margin. Convenience store gross profit margin decreased from 34.3% in fiscal year 2000 to 33.2% in fiscal year 2001. Convenience store gross profit margins decreased primarily because cigarette sales increased relative to total sales and cigarette sales carry a lower gross profit margin than merchandise sales in total. In addition, the gross profit margin on cigarette sales decreased as a result of increases in wholesale cigarette costs during fiscal year 2001.

Gasoline gross profits decreased $0.4 million in fiscal year 2001 compared to fiscal year 2000. This decrease was primarily attributable to a 1.7 cent per gallon decrease in gasoline gross profit partially offset by the increase in gasoline gallons sold, described above. Gasoline gross profit was 9.4 cents per gallon in fiscal year 2001 compared to 11.1 cents per gallon in fiscal year 2000. Average product cost per gallon increased 31% in fiscal year 2001 compared to fiscal year 2000 as a result of increases in crude oil prices and wholesale gasoline costs during fiscal year 2001. However, competitive pressures in the Company's major market areas held the increase in the average retail price per gallon to 27%. In addition, credit card fees paid by the Company increased $1.8 million, or 83%, during fiscal year 2001 as a result of the higher average retail price of gasoline and the higher relative proportion of gasoline purchases made using credit cards.

  Operating and Administrative Expenses

Operating and administrative expenses increased $20.4 million in fiscal year 2001 compared to fiscal year 2000. A summary of operating and administrative expenses is shown below:

                                                               2001      2000
                                                              ------    ------
                                                               (IN MILLIONS)
Operating expenses..........................................  $124.9    $111.4
General & administrative expenses...........................    32.6      25.7
                                                              ------    ------
  Total.....................................................  $157.5    $137.1
                                                              ======    ======

The increase in operating expenses was primarily the result of an increase in store wages, employee benefits, payroll taxes, advertising expense, depreciation and store occupancy costs. Store labor costs have increased as a result of wage rate increases required to attract store associates in a low unemployment environment and highly competitive labor market. Advertising expenses were increased to promote the Company's food service offerings. Depreciation and store occupancy costs increased as a result of 27 new stores opened during fiscal years 2000 and 2001.

General and administrative expenses increased as a result of (1) higher liability and health insurance costs, (2) increases in costs incurred to sell or close under-performing stores, (3) costs associated with corporate governance activities, including the previously announced review of the Company's strategic alternatives, and (4) a $1.3 million charge related to the settlement of a lawsuit involving the recovery of costs associated with a previously settled shareholder derivative action. The settlement is described more fully in the Legal Proceedings section of this document.

  Interest Expense, Inflation and Taxes

Interest expense, net, was $14.2 million in fiscal year 2001 and $11.6 million in fiscal year 2000. The increase was primarily attributable to an increase in capital lease borrowings, an increase in the average outstanding balance of the senior revolving credit facility and an increase in interest rates.

As noted in the analyses above, the Company experienced increases in the cost of tobacco products, gasoline and wages during fiscal year 2001.

The effective tax rate for the Company was a provision of 22.3% for fiscal year 2001 and a benefit of 31.8% for fiscal year 2000. In fiscal year 2001, the Company fully offset net deferred tax assets by recording a valuation allowance of $4.8 million because of the uncertainty of realizing certain tax credits and loss carryforwards in the future. The recording of the valuation allowance had no impact on the Company's net cash provided by operating activities.

  FISCAL YEAR 2000 RESULTS COMPARED TO FISCAL YEAR 1999 RESULTS:

  Revenues

Revenues for fiscal year 2000 increased $106.9 million compared to fiscal year 1999. There were 52 weeks included in the fiscal years ended January 29, 2000 and January 30, 1999. A summary of revenues by functional area is shown below:

                                                               2000      1999
                                                              ------    ------
                                                               (IN MILLIONS)
Convenience stores..........................................  $353.6    $307.1
Gasoline....................................................   233.9     170.6
Other.......................................................     1.0       3.9
                                                              ------    ------
  Total.....................................................  $588.5    $481.6
                                                              ======    ======

Convenience store revenues increased $46.5 million, or 15.1%, in fiscal year 2000 compared to fiscal year 1999. This increase is the result of an 11.5% increase in comparable Company-operated store sales and the opening of 18 new stores during fiscal year 2000, partially offset by the closure or sale of 33 under-performing stores. Although the reduction in stores had a negative impact on revenues, it did not have a material adverse effect on results of operations.

Gasoline revenues increased $63.3 million in fiscal year 2000 compared to fiscal year 1999 as a result of an increase in total gallons sold of 32.7 million, or 19.3%, and an increase in the average selling price of gasoline of 14.5 cents per gallon. The increase in gallons sold is primarily a result of opening 18 convenience stores during fiscal year 2000 all of which have expanded gasoline facilities resulting in substantially higher average gasoline sales than the Company's older, less modern convenience stores that sell gasoline. Gallons of gasoline sold for comparable stores increased 4.9% from fiscal year 1999 to fiscal year 2000.

  Gross Profit

Gross profit increased $7.5 million from fiscal year 1999 to fiscal year 2000 A summary of gross profit by functional area is shown below:

                                                               2000      1999
                                                              ------    ------
                                                               (IN MILLIONS)
Convenience Stores..........................................  $121.4    $113.5
Gasoline....................................................    22.6      20.1
Other.......................................................     1.0       3.9
                                                              ------    ------
  Total.....................................................  $145.0    $137.5
                                                              ======    ======

Convenience store gross profit increased by $7.9 million in fiscal year 2000 compared to fiscal year 1999. The increase in store gross profit was a result of the increase in convenience store sales, as described above, partially offset by a decrease in overall convenience store gross profit margin. Convenience store gross profit margin decreased from 36.9% in fiscal year 1999 to 34.3% in fiscal year 2000. The decrease in margin was primarily the result of lower cigarette margins due to increases in the wholesale cost of cigarettes. Additionally, higher retail cigarette prices have increased carton sales, which are less profitable than sales of individual packs.

Gasoline gross profit increased $2.5 million in fiscal year 2000 compared to fiscal year 1999. This increase was primarily attributable to the increase in gasoline gallons sold, as described above, partially offset by lower gross profit per gallon. Gasoline gross profit was 11.4 cents per gallon in fiscal year 2000 compared to 11.8 cents per gallon in fiscal year 1999. Gasoline gross profit was negatively impacted by increases in crude oil prices and wholesale gasoline costs in the fourth quarter of fiscal year 2000, and was substantially lower than the gross profit experienced in the previous three quarters and fiscal year when wholesale prices were considerably lower.

Other revenues and gross profit decreased $2.9 million in fiscal year 2000 compared to fiscal year 1999 primarily as a result of a $3.0 million one-time fee recognized through the termination of a long-term ATM (automated teller machine) agreement earned in fiscal year 1999. The Company's former partner in the agreement agreed to the termination fee in lieu of its on-going payment obligations under the agreement, which were approximately $130,000 per month.

  Operating and Administrative Expenses

Operating and administrative expenses increased $10.6 million in fiscal year 2000 compared to fiscal year 1999. A summary of operating and administrative expenses is shown below:

                                                               2000      1999
                                                              ------    ------
                                                               (IN MILLIONS)
Operating expenses..........................................  $111.4    $100.2
General & administrative expenses...........................    25.7      26.3
                                                              ------    ------
  Total.....................................................  $137.1    $126.5
                                                              ======    ======

The increase in operating expenses was primarily the result of an increase in store wages, employee benefits, payroll taxes, advertising expense, depreciation and store occupancy costs. Store labor costs have increased as a result of wage rate increases required to attract store associates in a low unemployment environment and highly competitive labor market. Advertising expenses were increased to promote the Company's food service offerings. Depreciation and store occupancy costs increased as a result of the Company's new store expansion program and additional capital expenditures to implement food service programs and upgrade gasoline facilities.

The decrease in general and administrative expenses was primarily the result of lower salary and wage costs and a net gain on the disposition of properties in fiscal year 2000 compared to a net loss in fiscal year 1999 partially offset by
(1) $0.9 million of non-recurring expenses in fiscal year 2000 incurred in a derivative litigation settlement and the reclassification of the Company's former two classes of Common Stock into a new, single class of stock and (2) $0.5 million of expenses in fiscal year 2000 related to costs incurred relative to the Company's pursuit of a long-term gasoline supply and branding relationship for its Ohio and Michigan markets.

  Liquidity and Capital Resources

The Company has a $30.0 million senior revolving credit facility (the "Credit Facility"). The Company can issue up to $15.0 million of letters of credit under the facility. The facility is due and payable on September 15, 2002. As of February 3, 2001, the Company had $24.3 million in outstanding revolving credit loans and $5.2 million in outstanding letters of credit under the facility.

On October 28, 2000, the terms of the Credit Facility were amended to change certain financial covenants for the fiscal third quarter and to require the Company to (1) make a prepayment of $20.0 million of the outstanding revolving loan amounts on or before March 15, 2001 and (2) to reduce annually the outstanding revolving loan amounts to zero for 30 consecutive days during the period from July 1 through September 30. The Company paid the participating lenders $300,000 in connection with entering into this amendment to the Credit Facility. On March 14, 2001, the terms of the Credit Facility were further amended to eliminate the requirement that the Company prepay $20 million of the outstanding revolving loan amounts on or before March 15, 2001. The Company paid the participating lenders $500,000 in connection with entering into this amendment to the Credit Facility. On May 7, 2001, the terms of the Credit Facility were further amended to (1) waive any default or event of default under the Credit Facility arising from any failure to comply with financial ratio covenants; (2) amend financial ratio covenants for the four quarters of fiscal year 2002; (3) eliminate the requirement to reduce annually the outstanding revolving loan amounts to zero for 30 consecutive days during the period from July 1 through September 30; and (4) change the maturity date from April 30, 2003 to September 15, 2002. The Company paid the participating lenders $750,000 in connection with entering into this amendment to the Credit Facility and will be obligated to pay those lenders an additional $250,000 on September 1, 2001, if the merger is not completed by that date.

The ability of the Company to be in compliance with certain financial ratio covenants in the future is dependent upon the Company realizing improved operating results from those reported for the fiscal year ended February 3, 2001. Accordingly, the Company has commenced implementing the Business Restructuring Plan and the Business Segmentation Plan. The Company is also seeking alternative sources of financing to repay its outstanding obligations under the Credit Facility. These sources include the execution of long-term vendor supply agreements that would involve the receipt by the Company of monies due upon the execution of such agreements. During the first quarter of fiscal year 2002, the Company executed a long-term vendor supply agreement and received $8.7 million in cash in connection therewith. These proceeds were used to reduce outstanding borrowings under the Credit Facility. And, as further discussed in
Item 1. Business--General, the Company is also seeking to consummate the merger that would result in the sale of the Company in its entirety and a refinancing of the Credit Facility. However, because the Merger Agreement is subject to certain conditions, including completion of necessary financing arrangements and stockholder approval, no assurances can be given that the merger will be consummated.

If the merger is not completed and the Company is unable to successfully implement the Business Restructuring Plan, the Business Segmentation Plan and otherwise realize an improvement in operating results during fiscal year 2002, the Company may not be in compliance with certain amended financial ratio covenants as required by the Credit Facility. If the Company is not in compliance with these certain financial ratio covenant requirements in the future and the Credit Facility lenders do not waive these requirements or otherwise amend the Credit Facility, the Company would be in default and the Credit Facility lenders could cause repayment of the Credit Facility to be accelerated in which case amounts outstanding under the Credit Facility would become immediately due and payable. In addition, certain other indebtedness and obligations of the Company, including the senior subordinated notes, certain mortgage notes payable and certain operating leases, material to the Company's operations, would become immediately due and payable upon an acceleration of the Company's Credit Facility. The Company is not currently in default under any of these arrangements.

Management anticipates that the cash flow from operations, the proceeds from the sale of certain assets and the execution of long-term vendor supply agreements will provide the Company with adequate liquidity to fund operations and meet its ongoing debt service requirements.

  Cash Provided By Operating Activities

During fiscal year 2001, net cash provided by operating activities was $0.3 million compared to $6.8 million in fiscal year 2000. The decrease in net cash provided by operating activities for fiscal year 2001 compared to fiscal year 2000 was primarily the result of an increase in net loss and a decrease in accounts payable, partially offset by a decrease in accounts receivable and store inventory. The decrease in store inventory is the result of fewer stores in operation and the Company's effort to reduce cigarette inventory on hand and increase cigarette inventory turnover. Accounts receivable decreased primarily as a result of the receipt of insurance related proceeds and the partial write-off of insurance related accounts receivable in connection with a derivative litigation settlement, the timing of receipt of rebates due from trade vendors and a reduction in the number of franchise stores in operation and corresponding accounts receivable from franchisees. The decrease in accounts payable is a result of lower trade vendor payables in connection with reduced levels of inventory and lower money order payables in connection with fewer stores in operation.

  Capital Expenditures

The Company's capital expenditures, net of the proceeds from the sale of property, equipment and assets held for sale, were $7.6 million lower in fiscal year 2001 than in fiscal year 2000. In fiscal year 2001, the Company purchased $17.4 million of property and equipment, primarily for the construction of nine new stores that opened in fiscal year 2001. The Company has suspended its new store expansion program and the related capital expenditures pending its ability to consummate the merger. Management estimates that capital expenditures will be required in the range of $2.0 million to $3.0 million annually to replace existing property, plant and equipment that becomes obsolete and worn out in the ordinary course of business.

  Environmental Responsibility

The Company's financial statements are prepared in conformity with the American Institute of Certified Public Accountants' Statement of Position ("SOP") No. 96-1, "Environmental Remediation Liabilities," that provides guidance on specific accounting issues that are present in the recognition, measurement and disclosure of environmental remediation liabilities. The Company accrues its estimate of all costs to be incurred for assessment and remediation with respect to release of regulated substances from existing and previously operated retail gasoline facilities. For a related discussion on environmental liabilities, see the Notes to the Consolidated Financial Statements.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE MARKET RISK

The Company does not have any instruments that it believes would be materially affected by any future interest rate changes.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The Consolidated Financial Statements of the Company and its subsidiaries and notes thereto, appear on pages F1 through F28 of this Form 10-K. The required Supplementary Data appears on page F30 of this Form 10-K.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

Listed below are the names, positions and ages of the directors and executive officers of the Company as of April 27, 2001. Each executive officer will serve until a successor is selected by the Board of Directors or until the earlier of their resignation or removal.

                NAME                                    POSITION                       AGE
                ----                                    --------                       ---
Albert T. Adams.....................  Director                                         50
Frank W. Barrett....................  Director                                         61
J. Kermit Birchfield, Jr............  Director                                         61
John W. Everets.....................  Director                                         54
William A. Foley....................  Director                                         53
Robert B. Stein Jr..................  Chairman of the Board, President and Chief
                                        Executive Officer                              43
Gregory G. Landry...................  Vice Chairman and Chief Financial Officer        43
Alice R. Guiney.....................  Vice President Human Resources                   47
Susan D. Adams......................  Vice President Finance and Treasurer             43
Dale R. Valvo.......................  Vice President Gasoline and Store Development    51

ALBERT T. ADAMS

Mr. Adams, a director since 1998, has been a partner with the law firm of Baker & Hostetler LLP in Cleveland, Ohio, since 1984, and has been affiliated with the firm since 1977. Mr. Adams is a director of American Industrial Properties REIT, Associated Estates Realty Corporation, Boykin Lodging Company, Captec Net Lease Realty, Inc. and Developers Diversified Realty Corporation.

FRANK W. BARRETT

Mr. Barrett, a director since 1983, has been Executive Vice President of Family Bank, FSB, a subsidiary of Peoples Heritage Financial Group since 1994. Mr. Barrett is a director of the Providence and Worcester Railroad, which provides freight rail service in Connecticut, Massachusetts and Rhode Island.

J. KERMIT BIRCHFIELD, JR.

Mr. Birchfield, a director since 1996, has been the Chairman of the Board of Displaytech, Inc., a manufacturer of high resolution miniature ferro-electric liquid crystal displays since 1995. Mr. Birchfield is a director of HPSC, Inc., company that provides financing for the purchase of health care equipment, Intermountain Gas Company, Inc., an Idaho public utility company, and the Compass Group of Mutual Funds of MFS, Inc., a wholly owned subsidiary of Sun Life of Canada, a registered mutual funds company.

JOHN W. EVERETS

Mr. Everets, a director since 1994, has been Chairman of the Board and Chief Executive Officer of HPSC, Inc., a company that provides financing for health care equipment since July 1993 and has been a director of HPSC, Inc. since 1983. Mr. Everets is also a director of Eastern Company, a manufacturing company.

WILLIAM A. FOLEY

Mr. Foley, a director since 1999, has been the Chairman, President, Chief Executive Officer and a director of LESCO, Inc., a manufacturer and direct marketer of turf care products and equipment, since July 1993. Mr. Foley is also a director of Libbey, Inc., a producer of glass products.

ROBERT B. STEIN, JR.

Mr. Stein, a director since 1992, was elected President of the Company in September 1994, Chief Executive Officer in June 1995 and Chairman of the Board of Directors in December 1995. He joined the Company in 1983 and served in various positions including Treasurer, General Manager of the Midwest Region, and Executive Vice President-Operations and Marketing. Mr. Stein is also a director of LESCO, Inc., a manufacturer and direct marketer of turf care products and equipment.

GREGORY G. LANDRY

Mr. Landry, a director since 1991, has served as Chief Financial Officer of the Company since August 1990, was named Executive Vice President of the Company in April 1992, and Vice Chairman in April 2000. Mr. Landry joined the Company in October 1985 and served in various financial positions, including Treasurer.

ALICE R. GUINEY

Ms. Guiney was named Vice President Human Resources in November 1996. From June 1992 through November 1996, Ms. Guiney directed corporate and field operational disciplines of human resources for Sunglass Hut International, a retailer of sunglasses.

SUSAN D. ADAMS

Ms. Adams was named Vice President Finance and Treasurer in November 1997. From May 1997 through November 1997, Ms. Adams served as Assistant Treasurer for DoubleTree Corporation, an owner and operator of hotels. From February 1986 through May 1997, she held various positions, including Assistant Treasurer, with The Circle K Corporation, a convenience store operator and franchisor.

DALE R. VALVO

Mr. Valvo was named Vice President Gasoline and Store Development in February 1999. He joined the Company in April 1998 as Vice President Gasoline Operations. From July 1990 through October 1998, Mr. Valvo was General Manager Marketing-Southeast Business Unit for Fina Oil and Chemical Company, a diversified oil company.

  SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on the Company's review of Forms 3, 4 and 5, all transactions occurring during fiscal year 2001 which required the reporting of changes in beneficial ownership of the Company's Common Stock were timely filed for all of the Company's executive officers and directors, except the Forms 5 that were inadvertently not filed by Messrs. Adams, Everets, and Foley in connection with their election to defer the payment of their directors' fees in an account that values that deferred compensation as if it were invested in the Common Stock of the Company.

ITEM 11.  COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

EXECUTIVE OFFICERS' COMPENSATION

The following table summarizes the compensation earned by or paid to the Company's Chief Executive Officer and the Company's other five most highly compensated executive officers who served during the 2001 fiscal year.

  SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                                                                 COMPENSATION
                                               ANNUAL COMPENSATION                AWARDS(A)
                                    ------------------------------------------   ------------
                                                                  OTHER ANNUAL    SECURITIES     ALL OTHER
                                    FISCAL                        COMPENSATION    UNDERLYING    COMPENSATION
   NAME AND PRINCIPAL POSITION       YEAR     SALARY     BONUS        (c)          OPTIONS          (d)
   ---------------------------      ------   --------   -------   ------------   ------------   ------------
Robert B. Stein, Jr...............   2001    $415,385   $68,750(b)   $68,750       125,000         $7,298
  Chairman of the Board, President   2000     391,346    50,000       1,611             --          9,430
  and Chief Executive Officer        1999     374,998        --      45,983        183,750         10,270
Gregory G. Landry.................   2001     285,577   $52,000(b)    49,500        66,000          5,688
  Vice Chairman and                  2000     264,615    37,500          --             --          9,220
  Chief Financial Officer            1999     244,998        --          --        105,000         10,009
J. Wayne Colley...................   2001     258,654    10,000      25,792             --             --
  Executive Vice President and       2000          --        --          --             --             --
  Chief Operating Officer            1999          --        --          --             --             --
Dale R. Valvo.....................   2001     153,173        --       6,000             --          4,336
  Vice President                     2000     133,750    10,000       6,000          7,500            550
  Gasoline and Store Development     1999      89,216        --       5,000         20,000            865
Alice R. Guiney...................   2001     143,135        --       6,045             --          4,051
  Vice President                     2000     129,904    10,000       2,265          7,500            550
  Human Resources                    1999     125,000        --       1,508             --            388
Susan D. Adams....................   2001     142,789        --       6,000             --          3,799
  Vice President                     2000     129,904    10,000       6,000          7,500            550
  Finance and Treasurer              1999     125,000        --      45,193             --            536

---------------

(a) The Company did not grant any stock appreciation rights nor make any long-term incentive plan payments during fiscal years 2001, 2000 or 1999.

(b) Includes 25,000 shares and 18,000 shares granted to Mr. Stein and Mr. Landry, respectively, on April 6, 2000, at fair market value of $2.75 per share on that date.

(c) Other annual compensation for the following named executive officers includes the following amounts paid on behalf of, or received by, each officer: (i) In fiscal year 2001, Mr. Stein received $68,750 in tax reimbursement relating to the award of 25,000 shares of Common Stock granted to Mr. Stein. In fiscal year 2000, Mr. Stein received $894 for relocation expense and $717 in tax reimbursement. In fiscal year 1999, Mr. Stein received $27,731 for relocation expense and $18,252 in tax reimbursement;
    (ii) In fiscal year 2001, Mr. Landry received $49,500 in tax reimbursement relating to the award of 18,000 shares of Common Stock granted to Mr. Landry; (iii) In fiscal year 2001, Mr. Colley received $25,231 in tax reimbursement and $561 in automobile allowance. Mr. Colley's employment with the Company began January 18, 2000; (iv) For Mr. Valvo the amounts represent automobile allowances. Mr. Valvo has been employed by the Company since April 1, 1998; (v) For Ms. Guiney the amounts represent automobile allowances; (vi) In fiscal year 2001, Ms. Adams received $6,000 in automobile allowance. In fiscal year 2000, Ms. Adams received $6,000 in automobile allowance. In fiscal year 1999, Ms. Adams received $24,100 for relocation expense, $14,093 in tax reimbursement, and $7,000 in automobile allowance.

(d) Includes amounts contributed for the benefit of the Company's executive officers to the Company's Non-Qualified deferred compensation plan, qualified profit sharing plan and premiums paid by the Company for split-dollar and life insurance for the benefit of certain executive officers during the applicable years. Company contributions to the Non-Qualified deferred compensation plan for fiscal year 2001 included $4,231 for Mr. Stein, $3,385 for Mr. Landry, $4,076 for Mr. Valvo and $3,808 for Ms. Guiney, and $3,799 for Ms. Adams. Company contributions to the qualified profit sharing plan for each of the 2001, 2000, and 1999 fiscal years, respectively, included $462, $550 and $388 for Mr. Stein, $0, $550 and $388, for Mr. Landry, $260,
    $550 and $865 for Mr. Valvo, $243, $550 and $338 for Ms. Guiney, and $0, $550 and $536 for Ms. Adams. Premiums paid on split-dollar and life insurance for each of the 2001, 2000, and 1999 fiscal years, respectively, included $2,606, $8,880 and $9,882 for Mr. Stein, and $2,303, $8,670 and
    $9,621 for Mr. Landry.

  LONG-TERM INCENTIVE AWARDS IN LAST FISCAL YEAR

The Company did not grant long-term incentive awards during the 2001 fiscal year to any of the named executive officers listed in the Summary Compensation Table.

  OPTIONS GRANTED IN LAST FISCAL YEAR

The table below provides certain information regarding stock options granted during the Company's last fiscal year to the named executive officers listed in the Summary Compensation Table above.

                                   INDIVIDUAL GRANTS                                    POTENTIAL REALIZABLE
                       -----------------------------------------                          VALUE AT ASSUMED
                       NUMBER OF                                                       ANNUAL RATES OF STOCK
                       SECURITIES     % OF TOTAL                                         PRICE APPRECIATION
                       UNDERLYING      OPTIONS       EXERCISE OF                          FOR OPTION TERM
                        OPTIONS       GRANTED TO     BASE PRICE                                 (c)
                        GRANTED      EMPLOYEES IN     PER SHARE       EXPIRATION       ----------------------
        NAME              (a)        FISCAL YEAR         (b)             DATE             5%           10%
        ----           ----------    ------------    -----------    ---------------    ---------    ---------
Robert B. Stein
  Jr.................   125,000          65.4           $2.75           4/5/10         $559,933     $891,599
Gregory G. Landry....    66,000          34.6           $2.75           4/5/10         $295,644     $470,764
J. Wayne Colley......        --            --              --               --               --           --
Dale R. Valvo........        --            --              --               --               --           --
Alice R. Guiney......        --            --              --               --               --           --
Susan D. Adams.......        --            --              --               --               --           --

---------------

(a) The options become fully exercisable over four years, with 25% of the options vesting on each anniversary of the option grant date. All options expire ten years from the date of grant, unless sooner terminated by, for example, the failure to exercise an option, to the extent it is then exercisable, before three months after termination of the optionee's employment, except for termination in the case of death, in which case, the option is exercisable within one year from the date of death by the optionee's executor, administrator or personal representative, to the extent it is then exercisable. If the merger is completed, these options will become immediately exercisable. Messrs. Stein and Landry were also awarded 25,000 and 18,000 shares of stock, respectively, on the date the options were granted.

(b) All options were granted at the exercise price per share equal to the fair market value of the Company's Common Stock on the date of grant, as quoted on the American Stock Exchange (AMEX).

(c) These amounts are based on hypothetical appreciation rates of 5% and 10% and are not intended to forecast the actual future appreciation of the Company's common shares. No gain to optionees is possible without an actual increase in the price of the Company's common shares, which would benefit all of the Company's stockholders. All calculations are based on a ten-year option period compounding annually.

  AGGREGATED OPTION EXERCISES DURING 2001 FISCAL YEAR AND FISCAL YEAR 2001 YEAR END OPTION VALUES

The table below sets forth information regarding stock options that were exercised, if any, during the past fiscal year, and unexercised stock options held as of February 3, 2001, by the executive officers listed in the Summary Compensation Table above.

                                                                          VALUE OF
                                                                          NUMBER OF                 UNEXERCISED
                                                                      SHARES UNDERLYING            IN-THE-MONEY
                                      NUMBER OF                          UNEXERCISED                OPTIONS AT
                                        SHARES                           OPTIONS AT                   FISCAL
                                       ACQUIRED                        FISCAL YEAR END              YEAR END(1)
                                    ON EXERCISE OF      VALUE          EXERCISABLE(E)/            EXERCISABLE(E)/
              NAME                     OPTIONS         REALIZED       UNEXERCISABLE(U)           UNEXERCISABLE(U)
              ----                 ----------------    --------    -----------------------    -----------------------
Robert B. Stein, Jr..............        --              --            $249,375        (E)         $12,431        (E)
                                                                        216,875        (U)              --        (U)
Gregory G. Landry................        --              --             159,000        (E)          10,959        (E)
                                                                        118,500        (U)              --        (U)
J. Wayne Colley..................        --              --              35,000        (E)              --        (E)
                                                                         85,000        (U)              --        (U)
Dale R. Valvo....................        --              --              11,875        (E)              --        (E)
                                                                         15,625        (U)              --        (U)
Alice R. Guiney..................        --              --              18,125        (E)              --        (E)
                                                                          9,375        (U)              --        (U)
Susan D. Adams...................        --              --              16,875        (E)              --        (E)
                                                                         10,625        (U)              --        (U)

---------------

(1) Values are calculated for options "in the money" by subtracting the exercise price per share from the closing price per share of the Company's Common Stock on February 3, 2001, which was $3.00. Certain of the executive officers have options to purchase shares of Common Stock at exercise prices greater than the fair market value of the applicable class of Common Stock as of February 3, 2001. Such options are not "in the money" and, therefore, their value is not disclosed above.

                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

In March 1998, the Company adopted a Supplemental Executive Retirement Plan (the "SERP") to provide additional retirement benefits, payable in a lump sum, to certain executive officers. Currently, only Messrs. Stein and Landry participate in the SERP. The SERP is an unfunded plan; however, the Company intends to use the cash surrender value of key life insurance policies purchased by the Company on the lives of Messrs. Stein and Landry to fund its obligations under the Plan. Messrs. Stein and Landry have no claim or right to the proceeds of the cash surrender value of the insurance policies that are payable upon their death. To the extent they have an accrued vested benefit under the SERP, they will only have a claim against the general assets of the Company. Messrs. Stein and Landry are each 100% vested as of the end of fiscal year 2001.

The benefits under the SERP are payable in a lump sum, which reflects the annual life benefit determined under the SERP, discounted to its present value. The lump sum benefit is based on providing the participant the present value of an annual annuity commencing at age 65 and payable through participant's death equal to (a) 50% of the average of participant's three greatest years of compensation during participant's last five years of service with the Company multiplied by a percentage equal to the actual years of service credited through retirement divided by the years of service the participant could have been credited with through the age of 65, less (b) the actuarial equivalent value, as determined under the SERP, of (i) half the participant's Social Security benefits and (ii) all Company contributions or allocations on the participant's behalf to or under any other deferred compensation or retirement-type plans, such as the Company 401(k) matching contribution, plus deemed interest equal to seven percent compounded annually, on such contributions or allocations. Stock option grants and incentive stock awards are not considered under the SERP as Company contributions or allocations under a retirement plan. The portion of the benefit that is based on the percentage of years of service credited to the participant will accelerate to 100% upon (a) a change of control that is not approved by two-thirds of the Board of Directors or (b) the Company terminating the participant without "good cause."

The compensation covered under the SERP is generally the same compensation that is covered in the Summary Compensation Table for Messrs. Stein and Landry, except that compensation under the SERP does not include the Company 401(k) match or compensation from any equity based compensation plan including stock options and incentive stock awards.

If Messrs. Stein and Landry retired at age 65 and they both received annual increases in their compensation each year through age 65, they would be entitled to an accrued lump sum benefit of approximately $3,810,000 and $2,590,000 respectively, at age 65. If any excise taxes are due on such payments, the payments will be grossed up to cover such taxes.

DIRECTORS' COMPENSATION

Each non-employee director is compensated at the rate of $12,000 per year plus $1,000 for attendance at each meeting of the Board of Directors and for each meeting of any committee, including the special committee formed in connection with the merger, on which he serves, but non-employee directors are paid only $500 for attending telephonic meetings (except for meetings of the special committee, which remain at $1,000). Under the Directors' Deferred Compensation Plan that was adopted in fiscal year 1999, a director's compensation is credited to the director's account and, as elected by these directors, valued thereafter as if the director had invested the deferred amount in the Company's Common Stock. Messrs. Adams, Everets, and Foley deferred $17,000, $45,500 and $47,000, respectively, in directors' fees pursuant to the plan during fiscal year 2001. In February 2001, Messrs. Barrett, Everets, Birchfield, Foley and Adams each received an automatic grant of options to purchase 3,500 shares of the Company's Common Stock at $2.60 per share pursuant to the stock option plan for outside directors. The Company's employees and officers who are also directors are not paid any directors' fees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee of the Company's Board of Directors during the last fiscal year were Messrs. Adams, Barrett, Everets and Foley. Mr. Adams is a partner of Baker & Hostetler LLP, which acts as the Company's general outside legal counsel on a variety of matters. No member of the Compensation Committee was at any time during fiscal year 2001, or at any other time, an officer or employee of the Company. Mr. Foley is the Chairman, President, Chief Executive Officer and Director of LESCO, Inc. Mr. Stein also serves as a director of LESCO, Inc. No other executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

EMPLOYMENT AND SEVERANCE AGREEMENTS

In January 2000, the Company entered into employment agreements with Messrs. Stein, Landry and Colley. The employment agreements for Messrs. Stein and Landry commenced on January 1, 2000, and are initially for three (3) year terms. The employment agreement for Mr. Colley commenced on January 18, 2000, and is initially for a term which shall terminate on December 31, 2002. Each of the employment agreements provide that commencing on January 1, 2001, and each January 1 thereafter, each term is automatically extended one additional year such that the remaining unexpired term shall be three (3) years unless the Company or the employee gives notice before December 31st of each year that it or he does not desire to have the term extended. Under the employment agreements, Messrs. Stein, Landry and Colley receive annual salaries that may be increased, but may not be decreased. In addition, the employment agreements provide that the Board of Directors, or a committee thereof, may award each employee annual bonuses if performance criteria to be determined by the Board are met.

Under the employment agreements, if the employee's employment is terminated for any reason, other than by the Company without cause or by the employee for good reason, or as a result of death or disability, then the employee will receive his salary and bonus through the date of termination. If the employee dies or is disabled, he will also receive any additional benefits that are provided under the Company's death and disability programs in effect at the time of death or disability. In addition, if an employee is disabled and there is no disability program in effect or if an employee dies, then the employee's beneficiary will receive 100% of the employee's annual salary plus an amount equal to the highest of the aggregate bonus payments earned by the employee for any of the last three 12-month periods prior to the date of termination.

The employment agreements provide that if the employee's termination is by the Company without cause or by the employee for good reason, and not as a result of the employee's death or disability, the employee will receive his full salary and bonus through the date of termination. The amount of the employee's bonus will be the highest of the aggregate bonus payments earned by the employee for any of the last three 12-month periods prior to the date of termination. The agreement for Mr. Colley also provides that after such termination, Mr. Colley will receive a severance payment equal to 100% of the sum of his then current full base salary and annual bonus. The agreements for Messrs. Stein and Landry also provide that after such termination, each of Messrs. Stein and Landry will receive a severance payment equal to three times the sum of his then current full base salary and annual bonus. If any payment in connection with the termination of the employee's employment under the employment agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then the Company will pay the employee an additional payment equal to the amount of any excise tax the employee incurs as a result of the employee's receipt of the additional payment.

Prior to the execution of the Merger Agreement, Mr. Landry indicated to Mr. Stein that he intended to terminate his employment with the Company after the merger. Based on these events and in connection with entering into the Merger Agreement, Mr. Landry and the Company entered into a severance agreement, dated March 15, 2001, to agree upon the obligations that will be due Mr. Landry pursuant to the terms of his employment agreement and benefit plans when he terminates his employment if the merger is consummated. Under the terms of the severance agreement, Mr. Landry will be entitled to receive his accrued and unpaid base salary through his termination date; an annual bonus of $136,500, prorated from February 4, 2001 through his termination date; a cash payment of $1,234,500 comprising three times the sum of his base salary of $275,000 plus his bonus of $136,500; a possible cash payment estimated to be approximately $998,000, representing a gross-up payment to cover excise taxes (and the income tax resulting from the gross-up on the excise taxes) due and payable by him as a result of the benefits being provided to him in connection with the severance agreement and the merger; a cash payment of $354,375 if the merger is not completed by July 13, 2001, and if he does not receive 78,750 shares of Dairy Mart common stock immediately prior to the merger; title to the automobile that he currently uses for commuting to and from work; health insurance benefits for himself and his dependents until he becomes eligible for substantially equivalent benefits from a subsequent employer for a period not to exceed three years; two life insurance policies with an aggregate face value of $500,000 and an aggregate accumulated cash surrender value of approximately $62,000; the personal computer of Dairy Mart that he currently uses at his home; vested retirement benefits of approximately $66,000 to which he is entitled under the supplemental employment retirement plan of Dairy Mart; and legal fees he incurred in connection with negotiating and preparing the severance agreement that are estimated to be approximately $40,000.

Mr. Colley's employment was terminated effective March 30, 2001, in connection with the Business Restructuring Plan. In connection with this plan, Mr. Colley will receive severance payments totaling, in the aggregate, $250,000 to be paid in equal biweekly installments through July 2001, then he will receive the balance in a lump sum. In addition, options to purchase 100,000 shares of Common Stock have become immediately exercisable.

                             COMPENSATION COMMITTEE

                        REPORT ON EXECUTIVE COMPENSATION

OVERVIEW

The Compensation Committee of the Board of Directors (the "Compensation Committee") is composed entirely of outside directors. The Compensation Committee, which consists of Messrs. Everets (Chairman), Adams, Barrett, and Foley, is responsible for establishing and administering the Company's executive compensation policies and the Company's stock option and other employee equity plans. This report addresses the Company's compensation policies for the fiscal year 2001 for executive officers and in particular for Mr. Stein in his capacity as Chairman of the Board, President and Chief Executive Officer.

GENERAL COMPENSATION POLICY

The objectives of the Company's executive compensation program are to:

  - Provide a competitive compensation package that will attract and retain superior talent and reward performance;

  -  Support the achievement of desired Company performance; and

  - Align the interests of executives with the long-term interests of stockholders through award opportunities that can result in ownership of shares of the Company's Common Stock, thereby encouraging the achievement of superior results over an extended period.

EXECUTIVE OFFICER COMPENSATION PROGRAM

The Company's executive officer compensation program is composed primarily of:
(i) base salary, which is set on an annual basis; (ii) annual incentive bonuses, which are based on the achievement of predetermined financial objectives of the Company and individual objectives; (iii) discretionary bonuses, which are granted under special circumstances; (iv) supplemental executive retirement plan benefits; and (v) long-term incentive compensation in the form of periodic stock option and restricted stock grants, with the objective of aligning the executive officers' long-term interests with those of the stockholders and encouraging the achievement of superior results over an extended period.

The Compensation Committee performs annual reviews of executive compensation, during which the Compensation Committee reviews executive compensation packages of the Company compared with available information on other national and regional convenience store chains.

In considering compensation of the Company's executives, one of the factors the Compensation Committee takes into account is the anticipated tax treatment to the Company of various components of compensation. The Company does not believe
Section 162(m) of the Internal Revenue Code of 1986, as amended, which generally disallows a tax deduction for certain compensation in excess of $1 million to any of the executive officers appearing in the Summary Compensation Table above, will have an effect on the Company. The Compensation Committee has considered the requirements of Section 162(m) of the Code and its related regulations. It is the Company's present policy to take reasonable measures to preserve the full deductibility of substantially all executive compensation, to the extent consistent with its other compensation objectives.

BASE SALARY

The Compensation Committee reviews base salary levels for the Company's executive officers on an annual basis. In determining salaries, the Compensation Committee takes into consideration individual experience and performance and comparable compensation data available on other national and regional convenience store chains. The Company seeks to set base salaries to be competitive with compensation paid by comparable companies to persons with similar experience.

ANNUAL INCENTIVE BONUSES

The Compensation Committee determines the amount of annual cash bonuses based on achievement of predetermined financial, operational and strategic objectives. Giving greatest weight to the attainment of financial targets, specifically pre-tax earnings and cash flow, the Company also awards bonuses based on various operational and strategic objectives geared to specific management groups (i.e., financial, management, information systems, construction and marketing), and for Mr. Stein individually.

LONG-TERM INCENTIVE COMPENSATION

Long-term incentive compensation, in the form of stock options and restricted stock grants, allows the executive officers to share in any appreciation in the value of the Company's Common Stock. The Compensation Committee believes that an enhanced market value for the Company's shares of Common Stock should be a primary objective of senior management, and that stock option and restricted stock grant participation align executive officers' interests with those of the stockholders. The amounts of the awards are designed to reward past performance and create incentives to meet long-term objectives. In determining the amount of each grant, the Compensation Committee takes into account the number of shares held by the executive prior to the grant.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN ("SERP")

The Company adopted the SERP to provide additional retirement benefits to certain key executives. It is intended to attract and retain these executives. The benefits primarily accrue under the SERP based on compensation paid to the executive and the years of service the executive provides to the Company. Currently only Messrs. Stein and Landry participate in the SERP. The Company believes that these benefits are reasonable in relation to the executive compensation practices of other companies.

NON-QUALIFIED COMPENSATION PLAN

In fiscal year 2000, the Company adopted a non-qualified compensation plan for its "highly compensated employees," a group of which includes, but is not limited to, the executive officers set forth in the Executive Officer's Compensation table. Under the Company's 401(k) Savings and Profit Sharing Plan, "highly compensated employees" are not able to receive the same tax deferred savings and company match as the "non-highly compensated employees" are able to receive. A purpose of the non-qualified plan is to permit the "highly compensated employees" to receive the same level of Company match received by the non-highly compensated employees under the Company's 401(k) plan. Another purpose of the non-qualified plan is to permit the "highly compensated employees" to increase their tax deferred savings above what they would otherwise be permitted under the Company's 401(k) plan. There are certain risks inherent in the non-qualified plan which are not present in the 401(k) plan. Distributions under the plan, including deferral amounts, company match and earnings are paid from the general assets of the Company and are required to be distributed to the employee upon a termination of service prior to normal retirement. Thus, the non-qualified plan participant might be forced to receive deferred income earlier than anticipated, creating negative tax consequences. In addition, non-qualified plan participants are general creditors of the Company and are not secured in the same way as the 401(k) participant.

CHIEF EXECUTIVE OFFICER COMPENSATION

Mr. Stein, who holds the positions of Chairman of the Board, President and Chief Executive Officer, was paid a base salary of $415,385 during the 53-week fiscal year of 2001, which was based on the $400,000 base salary set by the Compensation Committee in fiscal year 2000. During fiscal year 2000, in consultation with outside consultants, the Compensation Committee re-evaluated Mr. Stein's total compensation package. In connection with this reevaluation, the Compensation Committee increased Mr. Stein's base salary to $400,000 per year to a level comparable with compensation paid to executives with similar responsibilities and by companies of similar size. Additionally, in connection with that revaluation, the Company awarded Mr. Stein a discretionary cash bonus of $50,000 that was paid to him in fiscal year 2000. Finally, in connection with that revaluation, the Compensation Committee also recommended that Mr. Stein should receive stock options to purchase 125,000 shares and receive a stock grant of 25,000 shares, together with a tax reimbursement payment to cover the federal and local income taxes of the stock grant, but because of the significance of these awards, the Compensation Committee did not approve these awards. Instead, the Compensation Committee chose to submit a recommendation for the approval of these awards to the entire board of directors. These stock-based incentives were not approved by the entire board, however, until April 2000 (which is part of the Company's fiscal year 2001), but related to modifying Mr. Stein's entire compensation package during fiscal year 2000. In setting Mr. Stein's discretionary bonus and in making its recommendation with respect to the stock based compensation, the Compensation Committee considered the following factors, among others: comparable store sales increased, gallons of gasoline increased based on comparable stores, store expansion continued at appropriate levels, improved profitability for fiscal year 1999 and the Company was selected as the number one convenience store chain in the country by Convenience Store Decisions magazine.

Other than the stock-based compensation that related to fiscal year 2000, the Compensation Committee did not award Mr. Stein any bonuses or long-term compensation in fiscal year 2001.

THE COMPENSATION COMMITTEE:

John W. Everets, Chairman
Albert T. Adams
Frank W. Barrett
William A. Foley

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of the Company's common shares beneficially owned as of April 27, 2001, by: (i) the Company's directors; (ii) each other person who is known by the Company to own beneficially more than 5% of the Company's outstanding common shares; (iii) the named executive officers listed in the Summary Compensation Table; and (iv) all directors and executive officers as a group.

This information is furnished in accordance with the SEC regulations relating to any persons known by the Company to be the beneficial owners of 5% or more of Common Stock. In preparing the following table, the Company has relied on information filed by such persons with the SEC, and in some cases, other information provided to the Company by such persons.

                                                               AMOUNT AND
                                                                 NATURE
                   NAME AND ADDRESS OF                        OF BENEFICIAL          PERCENT OF
                     BENEFICIAL OWNER                           OWNERSHIP        OUTSTANDING SHARES
                   -------------------                      -----------------    ------------------
DM Associates Limited Partnership.........................        702,617(1)           14.1%
300 Executive Parkway West
Hudson, Ohio 44236
New DM Management Associates I............................        702,617(1)           14.1%
300 Executive Parkway West
Hudson, Ohio 44236
Robert B. Stein, Jr.......................................      1,076,368(1)(6)        20.4%
300 Executive Parkway West
Hudson, Ohio 44236
Gregory G. Landry.........................................        912,992(1)(7)        17.6%
300 Executive Parkway West
Hudson, Ohio 44236
Triumph-Connecticut Limited Partnership...................        827,221(2)           14.2%
28 State Street, 37th Floor
Boston, Massachusetts 02109

                                                               AMOUNT AND
                                                                 NATURE
                   NAME AND ADDRESS OF                        OF BENEFICIAL          PERCENT OF
                     BENEFICIAL OWNER                           OWNERSHIP        OUTSTANDING SHARES
                   -------------------                      -----------------    ------------------
The IDS Mutual Fund Group.................................        378,903(3)            7.0%
25614 AXP Financial Center
Minneapolis, Minnesota 55474
American International Group, Inc.........................        388,811(4)            7.2%
70 Pine Street
New York, New York 10005
William L. Musser, Jr.....................................        327,550(5)            6.5%
and New Frontier Capital, L.P.
919 Third Avenue
New York, New York 10022
Albert T. Adams...........................................         13,750(8)              (*)
3200 National City Center
1900 E. 9th Street
Cleveland, Ohio 44114
Frank W. Barrett..........................................         27,500(9)              (*)
1441 Main Street
Springfield, Massachusetts 01101
J. Kermit Birchfield, Jr..................................         30,325(10)             (*)
Cranberry Hill
33 Way Road
Gloucester, Massachusetts 01930
John W. Everets...........................................         32,625(11)             (*)
60 State Street
Boston, Massachusetts 02109
William A. Foley..........................................          2,750(12)             (*)
20005 Lake Road
Rocky River, Ohio 44116
J. Wayne Colley...........................................        105,000(13)           2.1%
4837 Arbour Green
Bath, Ohio 44333
Dale R. Valvo.............................................         18,950(14)             (*)
300 Executive Parkway West
Hudson, Ohio 44236
Alice R. Guiney...........................................         20,549(15)             (*)
300 Executive Parkway West
Hudson, Ohio 44236
Susan D. Adams............................................         21,750(16)             (*)
300 Executive Parkway West
Hudson, Ohio 44236
All directors and executive officers as a group (11
  persons)................................................      1,484,942(17)          26.5%

---------------

(*) Owns less than 1% of the issued and outstanding shares of Common Stock.

(1) DM Associates Limited Partnership ("DM Associates") is the owner of record of 702,617 shares of Common Stock of the Company, representing approximately 14.1% of the issued and outstanding shares of Common Stock. The general partner of DM Associates is New DM Management Associates I ("DM

    Management I"), which is a general partnership. The general partners of DM Management I are Robert B. Stein, Jr. and Gregory G. Landry, each of whom owns 50% of the partnership interest of DM Management I.

    As the sole general partner of DM Associates, DM Management I has the power to vote and dispose of the 702,617 shares of Common Stock owned by DM Associates, subject to the required consent of a class of limited partners of DM Associates for sales of more than 396,000 shares. The partnership agreement of DM Management I provides that a majority of the partnership interests of DM Management I is required to vote the shares of Common Stock owned by DM Associates.

    As the managing general partner of DM Management I, Mr. Stein has sole dispositive power with respect to the 702,617 shares owned by DM Associates, subject to the limitation described above. As general partners of DM Management I, Messrs. Stein and Landry share voting power with respect to the 702,617 shares owned by DM Associates.

(2) Triumph-Connecticut Limited Partnership ("Triumph"), Triumph's general partner, Triumph-Connecticut Capital Advisors, Limited Partnership ("TCCALP"), and TCCALP's general partners, Triumph-Capital Group, Inc., Fredrick W. McCarthy, Fredrick S. Moseley, IV, E. Mark Noonan, Thomas W. Janes, John M. Chapman and Richard J. Williams, reported on a Schedule 13D filed with the SEC their shared beneficial ownership of currently exercisable warrants to purchase an aggregate of 826,221 shares of Common Stock.

(3) The IDS Mutual Fund Group, through nominees, holds currently exercisable warrants to purchase an aggregate of 378,903 shares of Common Stock. If the 378,903 shares underlying the warrants were issued, they would represent approximately 7.0% of the total number of issued and outstanding shares of the Company's Common Stock.

(4) American International Group, Inc. and its affiliates hold currently exercisable warrants to purchase an aggregate of 388,811 shares of Common Stock. If the 388,811 shares underlying the warrants were issued, they would represent approximately 7.2% of the total number of issued and outstanding shares of the Company's Common Stock.

(5) New Frontier Capital, L.P., and William L. Musser, Jr., in his capacity as General Partner, reported on a Form 13F filed with the SEC its beneficial ownership, as an investment advisor, of 327,550 shares of Common Stock.

(6) Includes 280,625 shares of Common Stock issuable to Mr. Stein within 60 days of April 27, 2001, pursuant to employee stock options and grants. Mr. Stein also has the power to dispose of 4,001 shares held in his 401(k) account that are included above.

(7) Includes 175,500 shares of Common Stock issuable to Mr. Landry within 60 days of April 27, 2001, pursuant to employee stock options and grants.

(8) Includes 8,750 shares of Common Stock that Mr. Adams is, or within 60 days of April 27, 2001, will be, entitled to purchase upon the exercise of stock options.

(9) Includes 23,125 shares of Common Stock that Mr. Barrett is, or within 60 days of April 27, 2001, will be, entitled to purchase upon the exercise of stock options.

(10) Includes 17,125 shares of Common Stock that Mr. Birchfield is, or within 60 days of April 27, 2001, will be, entitled to purchase upon the exercise of stock options.

(11) Includes 20,625 shares of Common Stock that Mr. Everets is, or within 60 days of April 27, 2001, will be, entitled to purchase upon the exercise of stock options.

(12) Includes 1,750 shares of Common Stock that Mr. Foley is, or within 60 days of April 27, 2001, will be, entitled to purchase upon the exercise of stock options.

(13) Includes 100,000 shares of Common Stock that Mr. Colley is, or within 60 days of April 27, 2001, will be, entitled to purchase upon the exercise of stock options.

(14) Includes 18,750 shares of Common Stock that Mr. Valvo is, or within 60 days of April 27, 2001, will be, entitled to purchase upon the exercise of stock options.

(15) Includes 20,000 shares of Common Stock that Ms. Guiney is, or within 60 days of April 27, 2001, will be, entitled to purchase upon the exercise of stock options.

(16) Includes 18,750 shares of Common Stock that Ms. Adams is, or within 60 days of April 27, 2001, will be, entitled to purchase upon the exercise of stock options.

(17) Includes exercisable, within 60 days of April 27, 2001, stock options granted to all directors and executive officers of the Company to purchase 610,000 shares of Common Stock.

ARRANGEMENTS INVOLVING CHANGES IN CONTROL

If the merger is consummated, Mr. Stein will control the Company. The Company's existing stockholders, except Mr. Stein and his affiliates, will receive $4.50 per share in cash. In connection with entering into the Merger Agreement, Mr. Stein, DM Associates, DM Management I and DM Acquisition Corp. entered into a voting agreement pursuant to which they agreed to vote any shares of Dairy Mart Common Stock that they beneficially owned in favor of the merger and the Merger Agreement and agreed to refrain from voting in favor of any other proposals to sell Dairy Mart.

                               PERFORMANCE GRAPH

The Performance Graph set forth below compares the performance of the Common Stock over the past five years with (i) the cumulative total return on the American Stock Exchange Stock Market (the "AMEX") and (ii) a peer group index consisting of AMEX Stocks Standard Industry Codes 5410-5419 (grocery stores) ("Peer Group Index").

The figures presented assume the reinvestment of all dividends into shares of Common Stock on the dividend payment date and that $100 was invested in Common Stock and in the AMEX Stock Market Index (U.S. Companies) and Peer Group Index on February 2, 1996, and held through February 2, 2001 (the end of the Company's most recent fiscal year).

               COMPARISON OF FIVE--YEAR CUMULATIVE TOTAL RETURNS
                             PERFORMANCE GRAPH FOR
                      DAIRY MART CONVENIENCE STORES, INC.
              PRODUCED ON 04/05/2001 INCLUDING DATA TO 02/02/2001

                                                                                                         AMEX STOCKS (SIC 5410-
                                                 DAIRY MART CONVENIENCE       AMEX STOCK MARKET (US        5419 US COMPANIES)
                                                      STORES, INC.                 COMPANIES)                GROCERY STORES
                                                 ----------------------       ---------------------      ----------------------
01/27/1995                                                   100                         100                         100
01/28/1995                                                   100                     103.158                     105.173
03/29/1995                                                95.082                     104.036                      106.21
04/28/1995                                               111.475                     107.132                     118.197
05/26/1999                                               137.705                     110.025                     126.375
06/29/1995                                               131.148                     111.889                     126.219
07/28/1995                                                124.59                     118.206                     138.954
08/29/1995                                               160.656                     119.474                     134.115
09/29/1995                                               147.541                     124.182                     140.457
10/27/1995                                               157.377                     118.095                     142.623
11/29/1995                                               177.049                     121.758                      150.96
12/29/1995                                               147.541                     125.203                     142.232
02/02/1996                                               147.541                     124.996                     148.334
02/29/1996                                               157.377                     127.376                     149.494
03/29/1996                                               157.377                     128.552                     150.273
04/29/1996                                               144.262                      133.56                     144.986
05/29/1996                                               157.377                     136.903                     155.637
06/28/1996                                               154.098                     129.779                      163.77
07/29/1996                                               157.377                     118.882                     151.949
08/29/1996                                               157.377                     123.469                     155.522
09/27/1996                                               131.148                     125.916                     157.299
10/29/1996                                               131.148                     123.198                     153.112
11/29/1996                                               129.508                     129.147                     154.862
12/27/1996                                               114.754                     127.204                     159.402
01/31/1997                                                150.82                     130.168                     152.503
02/28/1997                                               137.705                     132.558                     150.742
03/27/1997                                                124.59                      128.23                     149.759
04/29/1997                                               121.312                     121.444                     150.892
05/29/1997                                               157.377                     134.166                     152.936
06/27/1997                                               152.459                      138.78                     157.629
07/29/1997                                               160.656                     143.687                     152.515
08/29/1997                                               147.541                     146.882                     151.975
09/29/1997                                               144.262                     158.127                     153.745
10/29/1997                                               127.869                     152.997                     142.832
11/28/1997                                               118.033                     153.073                     158.019
12/29/1997                                               129.508                     154.957                     156.797
01/30/1998                                               109.836                     156.313                     152.388
02/27/1998                                               114.754                     165.951                     171.051
03/27/1998                                               111.476                     174.412                      179.57
04/29/1998                                                98.361                     176.772                     172.334
05/29/1998                                               111.476                     170.269                     203.976
06/29/1998                                               101.639                     174.213                     203.011
07/29/1998                                                101.64                     172.401                     204.165
08/28/1998                                                93.443                     148.085                     201.449
09/29/1998                                                98.361                     149.872                     202.832
10/29/1998                                                91.803                     153.745                     203.569
11/27/1998                                               114.754                     163.192                     213.842
12/29/1998                                                   100                     166.243                     199.447
01/29/1999                                                91.803                     178.304                      200.26
02/26/1999                                                88.525                     174.388                     186.476
03/29/1999                                                98.361                     176.431                     185.283
04/29/1999                                                95.082                     189.567                     162.945
05/28/1999                                                101.64                     192.534                     169.671
06/29/1999                                                98.361                      191.56                     164.811
07/29/1999                                                95.082                     193.147                     192.913
08/27/1999                                               140.984                     190.013                     197.934
09/29/1999                                                98.361                     189.235                     182.432
10/29/1999                                                85.246                     191.509                     158.438
11/29/1999                                               114.754                     204.639                     156.841
12/29/1999                                                88.525                     212.388                     145.462
01/28/2000                                                85.246                     211.448                     152.485

                                           02/02/1996   01/31/1997   01/30/1998   01/29/1999   01/28/2000   02/02/2001
      CRSP TOTAL RETURNS INDEX FOR:        ----------   ----------   ----------   ----------   ----------   ----------
Dairy Mart Convenience Stores, Inc.......    100.0         98.3         72.4         59.6         55.3         51.1
AMEX Stock Market (US Companies).........    100.0        104.2        125.3        142.8        173.8        175.8
AMEX Stocks (SIC 5410-5419 US Companies)
  Grocery Stores.........................    100.0        102.8        102.7        135.0        102.8         92.1

NOTES:
A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.

B. The indexes are reweighted daily using the market capitalization on the previous trading day.

C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

D. The index level for all series was set to $100.0 on 02/02/1996.

        1/2/98              84.473                126.997                 107.04
        1/5/98              84.473                126.754                108.298
        1/6/98              83.048                126.182                105.838
        1/7/98               81.27                126.284                106.456
        1/8/98              84.121                125.269                107.279
        1/9/98              83.399                121.827                102.324
       1/12/98              82.696                121.578                104.962
       1/13/98              80.205                123.599                105.347
       1/14/98               81.27                124.095                105.588
       1/15/98              80.214                123.559                105.029
       1/16/98              80.918                124.865                107.088
       1/20/98              80.918                126.753                107.255
       1/21/98              82.344                125.876                106.598
       1/22/98              80.566                125.304                106.577
       1/23/98              80.918                124.435                105.817
       1/26/98              80.918                124.171                107.066
       1/27/98              78.076                124.848                105.873
       1/28/98              77.715                124.973                104.961
       1/29/98              73.104                125.611                105.643
       1/30/98              72.391                125.253                102.733
        2/2/98              73.808                125.727                105.824
        2/3/98              73.808                125.743                104.911
        2/4/98              72.391                126.394                104.206
        2/5/98               74.53                126.928                104.223
        2/6/98               74.53                127.597                105.974
        2/9/98              75.233                127.736                105.592
       2/10/98              76.659                128.846                108.274
       2/11/98              78.789                128.559                110.479
       2/12/98              78.437                128.913                 108.93
       2/13/98              73.808                129.383                110.401
       2/17/98               74.53                129.214                110.042
       2/18/98              75.956                129.363                    113
       2/19/98              75.956                129.336                112.667
       2/20/98              73.104                129.564                112.775
       2/23/98              66.697                129.764                113.705
       2/24/98              65.994                129.384                113.098
       2/25/98              68.123                 130.33                115.225
       2/26/98              73.104                131.938                 114.18
       2/27/98               74.53                132.978                115.315
        3/2/98              75.956                133.803                116.469
        3/3/98              73.826                133.655                119.455
        3/4/98              73.826                133.807                118.165
        3/5/98              73.826                132.661                116.195
        3/6/98              73.826                134.481                118.531
        3/9/98                72.4                133.635                118.086
       3/10/98              74.178                134.642                120.078
       3/11/98              76.307                134.926                121.456
       3/12/98               77.02                134.998                122.778
       3/13/98              75.956                135.461                 123.37
       3/16/98              75.243                136.276                123.331
       3/17/98              73.474                136.483                121.918
       3/18/98              73.826                137.437                123.011
       3/19/98              74.548                138.278                 121.22
       3/20/98              73.122                138.423                 120.25
       3/23/98              71.697                139.344                121.695
       3/24/98              70.271                140.193                122.576
       3/25/98              73.122                139.635                120.778
       3/26/98              73.113                139.914                122.246
       3/27/98              72.049                 139.66                121.058
       3/30/98              73.104                 139.49                121.209
       3/31/98               74.53                140.754                123.147
        4/1/98              75.233                141.331                124.816
        4/2/98              74.521                142.242                126.121
        4/3/98              73.808                142.151                126.801
        4/6/98              72.382                141.249                124.561
        4/7/98                72.4                139.864                122.191
        4/8/98                72.4                140.243                122.706
        4/9/98              71.688                141.089                122.805
       4/13/98              68.845                140.666                123.701
       4/14/98              68.845                140.973                 123.41
       4/15/98              68.845                 141.54                124.561
       4/16/98              69.549                140.711                 123.18
       4/17/98              69.549                141.804                 125.34
       4/20/98              67.419                142.655                123.235
       4/21/98              66.716                143.065                120.058
       4/22/98               65.29                143.666                118.765
       4/23/98              65.994                142.205                117.051
       4/24/98              65.994                141.107                114.813
       4/27/98              63.864                138.524                113.186
       4/28/98              65.994                 139.62                113.151
       4/29/98              65.994                141.679                116.179
       4/30/98              65.994                142.589                119.022
        5/1/98              65.308                143.293                119.248
        5/4/98               65.66                142.974                119.064
        5/5/98              65.308                142.381                119.611
        5/6/98              65.308                141.911                119.837
        5/7/98              65.308                141.769                119.952
        5/8/98              63.883                142.048                121.664
       5/11/98              64.957                141.849                121.857
       5/12/98              65.308                141.663                 122.46
       5/13/98              68.845                141.875                122.412
       5/14/98              70.993                141.553                122.975
       5/15/98              70.271                 140.89                121.044
       5/18/98              73.474                139.938                121.229
       5/19/98                72.4                140.129                136.422
       5/20/98              73.465                140.201                 136.49
       5/21/98               74.53                140.235                 136.97
       5/22/98               74.53                 139.39                137.367
       5/26/98              76.307                137.418                137.159
       5/27/98               74.53                135.247                136.895
       5/28/98              71.678                136.183                136.912
       5/29/98              73.104                136.494                137.511
        6/1/98              71.672                135.448                137.491
        6/2/98               70.59                135.182                137.392
        6/3/98              68.827                 134.95                137.536
        6/4/98              68.111                135.938                137.324
        6/5/98               68.46                136.751                137.767
        6/8/98              68.827                136.882                137.837
        6/9/98              69.543                137.131                137.313
       6/10/98              68.129                136.195                137.434
       6/11/98              70.276                134.847                137.601
       6/12/98              70.276                134.307                137.434
       6/15/98              69.561                132.075                137.443
       6/16/98              68.147                133.162                137.265
       6/17/98              68.147                134.175                137.301
       6/18/98              68.147                 133.57                137.664
       6/19/98              68.496                134.239                137.542
       6/22/98              66.715                134.136                 137.75
       6/23/98              66.366                134.918                137.574
       6/24/98              69.579                137.078                137.889
       6/25/98              70.974                 138.08                 137.13
       6/26/98              68.129                139.021                 137.29
       6/29/98              67.413                139.668                136.861
       6/30/98              68.827                140.101                136.874
        7/1/98              68.845                140.353                136.876
        7/2/98              68.845                 140.08                137.196
        7/6/98              68.845                140.685                137.371
        7/7/98              69.525                141.126                137.126
        7/8/98              68.809                141.484                137.389
        7/9/98              69.543                141.485                137.516
       7/10/98              68.827                142.264                137.447
       7/13/98              67.413                142.379                137.337
       7/14/98              68.845                142.571                137.295
       7/15/98              65.999                  142.2                136.806
       7/16/98              66.733                142.369                136.606
       7/17/98              67.082                143.071                137.552
       7/20/98              67.082                143.957                137.119
       7/21/98              68.147                142.904                137.045
       7/22/98              68.147                143.035                137.026
       7/23/98              70.276                140.315                136.994
       7/24/98              67.413                140.012                136.927
       7/27/98              66.715                139.249                136.941
       7/28/98              66.715                137.775                136.819
       7/29/98              66.715                138.219                137.639
       7/30/98              66.715                139.611                137.595
       7/31/98               64.55                 138.11                137.005
        8/3/98              65.284                136.458                137.416
        8/4/98              62.456                132.495                136.927
        8/5/98              62.456                131.192                137.224
        8/6/98              59.593                132.877                 137.25
        8/7/98              62.456                134.048                 137.17
       8/10/98              62.456                133.358                 136.99
       8/11/98              59.593                129.461                137.245
       8/12/98              65.319                131.209                137.138
       8/13/98              65.319                131.123                137.425
       8/14/98              66.751                130.003                137.749
       8/17/98              66.733                130.246                137.749
       8/18/98              66.751                131.602                137.261
       8/19/98              66.035                130.512                136.723
       8/20/98              66.035                130.071                136.653
       8/21/98              66.035                127.765                136.055
       8/24/98              63.888                127.323                 136.43
       8/25/98              63.888                126.765                136.369
       8/26/98              64.621                124.396                136.313
       8/27/98              60.327                120.086                135.598
       8/28/98              61.042                118.761                135.807
       8/31/98              56.801                110.833                135.124
        9/1/98              56.801                116.786                135.836
        9/2/98              55.369                117.707                135.478
        9/3/98               53.24                116.134                134.697
        9/4/98              52.506                115.909                 134.87
        9/8/98              56.801                120.651                136.214
        9/9/98              56.085                118.439                135.595
       9/10/98              54.671                116.791                135.794
       9/11/98              53.973                 118.27                135.726
       9/14/98              56.103                 119.44                135.473
       9/15/98               63.19                120.482                135.935
       9/16/98              64.621                121.734                 136.06
       9/17/98              62.492                120.286                 136.44
       9/18/98              60.344                 121.72                135.849
       9/21/98              60.344                121.907                135.988
       9/22/98              61.776                122.741                136.237
       9/23/98               61.06                124.904                136.604
       9/24/98              61.776                123.493                136.696
       9/25/98              62.125                123.101                 136.89
       9/28/98              62.841                123.112                136.689
       9/29/98               63.19                 120.16                 136.74
       9/30/98               63.19                119.156                136.562
       10/1/98              59.279                116.729                136.841
       10/2/98              59.627                116.623                136.655
       10/5/98              60.364                113.347                136.232
       10/6/98              57.497                 113.47                136.338
       10/7/98              53.975                111.429                136.107
       10/8/98              52.542                107.217                136.038
       10/9/98              53.975                109.695                 136.22
      10/12/98              53.975                110.994                136.412
      10/13/98              48.283                110.361                136.387
      10/14/98              52.542                111.754                 136.45
      10/15/98              53.975                114.911                136.273
      10/16/98              53.975                116.061                136.527
      10/19/98              53.975                116.673                136.829
      10/20/98              55.408                118.781                137.013
      10/21/98              56.125                119.569                136.985
      10/22/98              53.975                121.446                137.307
      10/23/98              54.692                121.347                137.296
      10/26/98              54.672                122.678                137.549
      10/27/98              54.672                121.931                137.153
      10/28/98              56.105                122.312                137.198
      10/29/98              57.538                123.251                137.237
      10/30/98              60.364                124.777                137.275
       11/2/98              58.951                126.977                136.237
       11/3/98              58.234                 128.33                 136.93
       11/4/98              59.668                128.393                136.852
       11/5/98               61.06                128.632                137.503
       11/6/98              59.627                129.369                 137.77
       11/9/98              62.493                128.297                138.501
      11/10/98              62.493                127.997                139.516
      11/11/98               61.06                127.751                139.973
      11/12/98               61.06                128.241                142.479
      11/13/98              66.016                128.731                142.799
      11/16/98               63.19                128.931                139.762
      11/17/98               65.36                129.086                141.182
      11/18/98              64.623                129.305                142.567
      11/19/98              64.971                130.446                139.274
      11/20/98              67.101                130.902                 140.95
      11/23/98              64.623                130.575                140.192
      11/24/98              66.056                129.603                140.942
      11/25/98              69.619                130.465                 141.54
      11/27/98              73.141                130.835                144.162
      11/30/98              73.837                129.275                143.415
       12/1/98              74.186                129.148                140.122
       12/2/98              72.056                128.998                139.126
       12/3/98              67.449                127.543                 133.97
       12/4/98              66.384                128.749                137.406
       12/7/98              67.449                130.063                135.927
       12/8/98              67.449                130.573                136.107
       12/9/98              66.752                130.795                 132.36
      12/10/98              65.319                 130.33                141.221
      12/11/98              67.449                 129.27                135.194
      12/14/98              66.016                126.946                133.034
      12/15/98              63.538                126.685                133.108
      12/16/98               63.19                127.331                131.343
      12/17/98               61.06                127.674                131.975
      12/18/98              58.931                128.044                 134.79
      12/21/98              66.036                128.822                  135.5
      12/22/98              65.319                129.509                 136.89
      12/23/98              58.931                 131.69                137.159
      12/24/98              58.931                132.105                 134.47
      12/28/98              62.493                131.847                134.077
      12/29/98              63.906                133.288                134.458
      12/30/98               58.89                133.657                132.506
      12/31/98              60.364                136.813                134.007
        1/4/99              60.364                 135.83                134.342
        1/5/99              59.674                137.477                139.347
        1/6/99              58.985                139.025                141.025
        1/7/99              60.364                139.313                138.101
        1/8/99              58.924                139.729                 138.87
       1/11/99              60.364                139.396                138.476
       1/12/99              63.933                137.924                135.783
       1/13/99              62.493                138.403                136.682
       1/14/99              61.053                138.349                136.146
       1/15/99              58.985                 140.46                133.303
       1/19/99              60.334                140.572                135.848
       1/20/99              61.053                141.941                135.811
       1/21/99              57.485                139.974                133.405
       1/22/99              56.045                140.262                134.211
       1/25/99              59.614                140.649                136.583
       1/26/99              59.614                140.676                 136.73
       1/27/99              58.924                140.736                132.926
       1/28/99              59.614                142.461                134.216
       1/29/99              59.614                142.844                135.006
        2/1/99              58.174                142.115                132.885
        2/2/99              59.269                141.883                134.732
        2/3/99              57.485                 142.69                132.199
        2/4/99              57.485                141.037                130.434
        2/5/99              58.924                140.679                130.825
        2/8/99              60.334                140.157                129.346
        2/9/99              66.751                 138.13                131.929
       2/10/99              65.342                137.208                 132.84
       2/11/99              64.967                139.361                131.293
       2/12/99              60.303                138.514                128.774
       2/16/99              60.303                138.551                129.211
       2/17/99              60.303                 137.17                130.098
       2/18/99              60.303                137.387                130.925
       2/19/99              60.303                138.303                132.232
       2/22/99              60.648                140.141                130.931
       2/23/99              60.303                140.392                130.278
       2/24/99              60.303                139.243                129.494
       2/25/99              58.864                139.023                128.821
       2/26/99              58.864                139.742                125.713
        3/1/99              57.424                139.652                125.599
        3/2/99              58.144                139.635                126.431
        3/3/99              58.113                138.735                126.888
        3/4/99              59.898                139.518                127.561
        3/5/99              58.113                140.689                124.373
        3/8/99              53.916                141.654                125.421
        3/9/99              53.571                141.575                125.827
       3/10/99              52.476                142.061                126.187
       3/11/99              51.787                143.398                125.682
       3/12/99              51.787                142.965                124.054
       3/15/99              51.097                143.051                125.392
       3/16/99              51.097                142.138                124.986
       3/17/99              51.097                141.504                126.003
       3/18/99              51.097                141.504                 125.77
       3/19/99              50.753                140.285                125.677
       3/22/99              55.416                140.952                125.692
       3/23/99              56.106                137.943                125.733
       3/24/99              56.106                138.259                127.825
       3/25/99              60.364                140.084                129.342
       3/26/99              62.179                141.378                124.546
       3/29/99              61.803                 141.74                124.909
       3/30/99              61.084                140.731                123.964
       3/31/99              48.968                140.034                118.268
        4/1/99              54.666                140.362                115.963
        4/5/99              49.719                  142.4                114.581
        4/6/99              52.537                141.641                114.132
        4/7/99              49.313                142.368                113.249
        4/8/99              49.313                143.372                111.863
        4/9/99              51.097                144.199                108.816
       4/12/99              46.839                145.676                 107.55
       4/13/99              50.408                145.769                109.079
       4/14/99              49.719                145.271                 109.53
       4/15/99              49.719                 145.38                111.202
       4/16/99              49.688                145.955                110.721
       4/19/99              51.848                143.567                110.928
       4/20/99              50.408                144.333                106.439
       4/21/99              51.128                147.241                112.472
       4/22/99              49.343                 148.91                107.909
       4/23/99              49.688                150.998                111.005
       4/26/99              50.408                151.878                110.124
       4/27/99              58.864                152.076                108.567
       4/28/99              59.614                 151.79                110.441
       4/29/99              60.364                151.572                 109.85
       4/30/99              61.773                151.683                109.567
        5/3/99              60.303                153.304                109.015
        5/4/99              61.398                153.006                 108.81
        5/5/99              61.743                153.064                110.235
        5/6/99              59.958                152.951                110.086
        5/7/99              59.614                 153.28                 107.39
       5/10/99              59.614                153.404                110.266
       5/11/99              58.174                154.428                113.502
       5/12/99              57.485                156.596                114.058
       5/13/99              65.251                156.955                115.739
       5/14/99              63.466                154.672                112.921
       5/17/99              60.993                153.977                111.937
       5/18/99              62.493                153.819                110.952
       5/19/99              63.182                154.647                112.762
       5/20/99              64.592                155.352                113.417
       5/21/99              62.432                155.832                112.277
       5/24/99              60.648                154.119                115.406
       5/25/99              63.872                152.665                116.045
       5/26/99              63.152                153.469                117.663
       5/27/99              63.182                152.077                115.061
       5/28/99              64.622                153.467                114.384
        6/1/99              66.079                152.835                 113.29
        6/2/99              64.622                151.789                112.336
        6/3/99              62.437                152.536                111.698
        6/4/99              63.836                153.765                 110.73
        6/7/99              65.293                153.561                112.484
        6/8/99              63.836                152.677                110.885
        6/9/99              61.651                152.985                110.339
       6/10/99              63.165                 151.83                112.688
       6/11/99              64.508                150.749                113.326
       6/14/99              65.293                149.855                112.609
       6/15/99              65.964                150.122                110.977
       6/16/99              64.172                150.664                113.035
       6/17/99              64.508                151.585                113.399
       6/18/99              63.779                151.679                113.053
       6/21/99              61.594                151.495                112.221
       6/22/99              60.923                151.222                112.547
       6/23/99              60.587                152.279                108.064
       6/24/99              60.309                151.569                105.856
       6/25/99              62.494                151.539                111.034
       6/28/99              61.709                152.456                109.783
       6/29/99              63.165                153.571                111.108
       6/30/99              63.165                157.754                111.992
        7/1/99              62.031                157.126                110.578
        7/2/99              64.962                158.408                 111.14
        7/6/99              63.024                158.724                108.566
        7/7/99               64.49                158.114                110.355
        7/8/99               67.42                159.342                113.369
        7/9/99              65.955                160.294                115.047
       7/12/99              66.688                  160.8                112.936
       7/13/99              67.089                161.248                112.811
       7/14/99              66.357                 161.04                113.393
       7/15/99              65.624                162.554                111.757
       7/16/99              66.758                161.828                112.818
       7/19/99              66.758                161.641                109.425
       7/20/99              60.235                158.949                118.945
       7/21/99              63.165                159.759                 122.74
       7/22/99              63.165                158.049                126.897
       7/23/99              63.165                157.459                128.402
       7/26/99                61.7                155.804                130.548
       7/27/99              62.397                156.475                129.956
       7/28/99                61.7                156.013                129.509
       7/29/99              62.693                154.764                130.053
       7/30/99              62.764                 155.11                130.454
        8/2/99              60.305                154.457                124.369
        8/3/99              62.433                 153.39                  129.2
        8/4/99              62.101                152.132                133.501
        8/5/99              62.834                152.289                136.021
        8/6/99              62.362                152.273                134.376
        8/9/99              63.828                152.095                 138.93
       8/10/99              63.828                150.472                142.603
       8/11/99              68.083                  151.6                142.828
       8/12/99              66.286                152.128                 138.12
       8/13/99              65.955                153.206                140.625
       8/16/99              72.338                152.702                144.913
       8/17/99              74.465                153.082                 143.67
       8/18/99              76.593                152.908                144.049
       8/19/99               78.39                152.998                141.845
       8/20/99               84.11                153.299                138.459
       8/23/99              91.486                154.691                137.666
       8/24/99              83.307                154.329                136.279
       8/25/99              88.696                154.058                134.953
       8/26/99              90.683                153.357                132.242
       8/27/99              90.824                152.844                133.438
       8/30/99              90.824                  151.4                132.867
       8/31/99              89.027                151.408                133.184
        9/1/99              87.562                152.761                133.561
        9/2/99              85.766                152.097                134.388
        9/3/99              86.097                154.441                134.329
        9/7/99              86.428                155.555                133.995
        9/8/99              86.498                155.247                134.288
        9/9/99              85.836                157.393                134.803
       9/10/99                84.3                157.965                134.073
       9/13/99              83.638                157.346                137.141
       9/14/99              82.976                156.669                 137.24
       9/15/99              82.976                 155.64                133.367
       9/16/99              83.307                154.569                133.789
       9/17/99               81.51                155.645                131.594
       9/20/99              79.383                155.537                131.485
       9/21/99              79.383                153.877                130.828
       9/22/99              77.255                153.929                131.342
       9/23/99              72.197                152.128                130.324
       9/24/99              68.745                151.418                126.581
       9/27/99               70.21                152.157                127.213
       9/28/99              68.745                151.149                128.687
       9/29/99               64.49                152.077                122.987
       9/30/99              57.445                153.601                105.876
       10/1/99              59.572                153.354                114.535
       10/4/99              64.975                154.202                118.473
       10/5/99              65.796                153.254                117.302
       10/6/99              64.891                154.317                119.448
       10/7/99              66.039                153.605                116.697
       10/8/99              65.955                153.362                 115.79
      10/11/99              65.302                155.331                117.193
      10/12/99              64.565                154.825                115.719
      10/13/99              63.828                153.422                116.866
      10/14/99              62.027                152.727                116.187
      10/15/99              62.353                150.475                117.987
      10/18/99              64.565                148.815                118.081
      10/19/99              64.238                149.562                118.456
      10/20/99              63.911                151.652                115.956
      10/21/99              63.174                 151.62                 113.25
      10/22/99              61.373                153.026                111.825
      10/25/99              60.553                152.806                109.582
      10/26/99              58.425                151.969                109.004
      10/27/99              58.752                151.836                106.361
      10/28/99              59.489                153.835                105.768
      10/29/99              56.624                 154.98                106.811
       11/1/99              59.899                155.114                103.663
       11/2/99              63.174                154.803                109.513
       11/3/99              61.863                155.273                110.237
       11/4/99              67.429                156.491                105.566
       11/5/99              67.429                156.862                105.142
       11/8/99               70.21                158.122                107.702
       11/9/99              67.429                158.299                105.207
      11/10/99              67.429                159.862                105.042
      11/11/99              66.692                160.529                101.154
      11/12/99              68.736                161.911                103.101
      11/15/99               68.82                164.009                100.883
      11/16/99              68.531                164.218                101.462
      11/17/99              67.999                163.957                100.018
      11/18/99              68.409                165.014                 99.569
      11/19/99              70.864                165.848                101.862
      11/22/99              74.465                 165.98                103.133
      11/23/99              74.465                163.863                104.692
      11/24/99              73.812                165.238                101.126
      11/26/99              74.139                166.216                108.552
      11/29/99              73.812                166.576                105.735
      11/30/99              71.684                165.858                104.528
       12/1/99              73.645                 166.76                106.595
       12/2/99               69.39                167.291                103.087
       12/3/99              67.915                168.271                102.739
       12/6/99              65.871                168.013                102.528
       12/7/99              59.238                167.472                101.857
       12/8/99              60.385                167.258                 100.64
       12/9/99              62.186                 166.13                100.765
      12/10/99              63.007                166.311                101.299
      12/13/99              62.027                166.921                 99.407
      12/14/99               62.68                166.305                 99.266
      12/15/99              63.417                168.086                100.547
      12/16/99              60.226                168.105                 98.749
      12/17/99              58.752                167.755                 99.407
      12/20/99              54.329                168.761                 99.871
      12/21/99              58.425                170.633                101.138
      12/22/99              59.899                170.651                101.543
      12/23/99              63.501                171.592                 101.93
      12/27/99              61.373                171.333                102.313
      12/28/99              58.919                171.783                 100.24
      12/29/99              57.445                175.645                 98.064
      12/30/99              57.118                176.954                 97.234
      12/31/99              57.771                 179.86                 97.278

        1/3/00              61.059                177.604                 97.767
        1/4/00              57.771                170.953                 97.804
        1/5/00               58.19                171.074                 97.483
        1/6/00              60.413                 169.57                 99.948
        1/7/00               61.19                 173.61                 99.705
       1/10/00              62.027                177.491                100.312
       1/11/00              60.222                173.992                 99.085
       1/12/00              60.545                171.762                 99.718
       1/13/00              59.576                175.009                101.026
       1/14/00               60.64                176.085                 99.706
       1/18/00              58.835                179.217                 98.473
       1/19/00              58.094                180.687                 98.777
       1/20/00              56.612                181.644                 100.08
       1/21/00              59.576                184.085                 99.649
       1/24/00              58.835                182.037                103.518
       1/25/00              56.612                182.866                102.571
       1/26/00              55.966                182.057                103.389
       1/27/00              55.321                176.716                102.609
       1/28/00              55.321                173.792                102.798
       1/31/00              54.676                174.586                 99.607
        2/1/00              55.966                176.244                103.212
        2/2/00              56.707                 177.09                100.395
        2/3/00              56.612                179.462                102.284
        2/4/00                55.5                179.659                102.133
        2/7/00              58.094                180.882                104.878
        2/8/00              57.449                183.372                105.067
        2/9/00              57.449                181.065                105.777
       2/10/00              57.449                183.896                105.433
       2/11/00              57.449                182.328                104.742
       2/14/00              55.321                183.161                104.176
       2/15/00              55.321                183.764                104.866
       2/16/00              55.321                185.288                105.152
       2/17/00              51.065                188.338                104.328
       2/18/00              54.257                185.317                103.877
       2/22/00              53.193                185.648                103.679
       2/23/00              52.129                188.186                100.635
       2/24/00              52.129                189.176                 104.69
       2/25/00              52.129                188.413                104.863
       2/28/00              51.065                188.978                105.125
       2/29/00              48.938                192.324                102.926
        3/1/00              53.193                196.334                105.526
        3/2/00              53.193                197.737                 102.74
        3/3/00              51.065                200.456                107.672
        3/6/00              51.065                201.246                102.429
        3/7/00              48.938                200.425                 103.15
        3/8/00              44.682                200.609                102.169
        3/9/00              42.555                203.003                100.336
       3/10/00              45.746                203.571                102.143
       3/13/00              45.746                 200.98                 97.789
       3/14/00              44.682                197.196                 97.979
       3/15/00              44.682                194.743                 97.481
       3/16/00              42.555                199.646                  97.24
       3/17/00              42.555                200.804                100.549
       3/20/00              41.491                198.048                104.937
       3/21/00              42.555                198.733                110.662
       3/22/00              47.874                200.933                108.031
       3/23/00               46.81                202.924                111.382
       3/24/00              48.938                203.029                115.223
       3/27/00              51.065                201.419                115.397
       3/28/00              50.002                199.913                113.772
       3/29/00              50.002                197.694                 107.23
       3/30/00              48.938                195.377                110.023
       3/31/00              48.938                198.554                 109.64
        4/3/00               46.81                195.046                 107.21
        4/4/00               46.81                189.589                108.605
        4/5/00               46.81                190.018                108.102
        4/6/00              44.682                 193.43                 106.12
        4/7/00               46.81                195.688                111.545
       4/10/00              45.746                191.175                112.889
       4/11/00               46.81                 189.09                113.589
       4/12/00               46.81                184.049                116.316
       4/13/00              47.874                181.745                118.433
       4/14/00              36.171                171.016                106.745
       4/17/00              31.916                171.409                105.974
       4/18/00              34.044                177.525                107.587
       4/19/00              34.044                178.333                 106.44
       4/20/00              44.682                178.346                 111.35
       4/24/00              38.299                 175.11                 103.98
       4/25/00              40.427                180.009                 109.67
       4/26/00              41.491                179.523                110.186
       4/27/00              53.193                180.543                115.666
       4/28/00              48.938                182.932                114.949
        5/1/00              42.555                185.923                113.631
        5/2/00               46.81                182.972                114.679
        5/3/00               46.81                179.885                 115.13
        5/4/00              44.682                182.025                114.546
        5/5/00              40.427                184.471                 113.76
        5/8/00              38.299                182.347                112.858
        5/9/00              38.299                181.641                111.392
       5/10/00              38.299                176.692                115.586
       5/11/00              42.555                 180.07                113.904
       5/12/00              63.832                181.473                124.673
       5/15/00              72.343                183.833                127.404
       5/16/00              70.215                185.024                127.901
       5/17/00              71.279                184.685                128.101
       5/18/00               65.96                183.076                131.113
       5/19/00               65.96                179.438                131.679
       5/22/00              78.726                176.521                134.876
       5/23/00              72.343                174.099                126.819
       5/24/00              69.151                175.442                124.388
       5/25/00              73.407                173.574                127.151
       5/26/00              75.534                173.505                128.434
       5/30/00               74.47                178.571                127.219
       5/31/00              72.343                179.731                123.063
        6/1/00              81.918                182.087                128.316
        6/2/00              82.981                185.321                131.595
        6/5/00              85.109                 184.68                132.913
        6/6/00              81.918                185.024                131.033
        6/7/00              85.109                185.592                133.173
        6/8/00              85.109                186.395                 130.26
        6/9/00              82.981                187.355                 127.97
       6/12/00              80.854                185.734                127.879
       6/13/00              78.726                187.432                126.039
       6/14/00              77.662                186.772                124.766
       6/15/00               79.79                186.902                125.424
       6/16/00              84.045                186.692                127.938
       6/19/00              80.854                188.297                126.821
       6/20/00              80.854                187.886                129.118
       6/21/00               74.47                187.896                127.051
       6/22/00              68.087                185.769                125.942
       6/23/00               74.47                 184.78                128.979
       6/26/00              76.598                185.904                128.585
       6/27/00               74.47                 185.63                127.781
       6/28/00              76.598                186.371                127.119
       6/29/00              78.726                186.974                 129.31
       6/30/00              72.343                186.386                 127.55
        7/3/00              70.215                188.467                127.181
        7/5/00              76.598                184.861                127.181
        7/6/00              76.598                186.625                126.497
        7/7/00              76.598                188.725                127.646
       7/10/00              76.598                  188.4                126.583
       7/11/00              78.726                191.108                133.827
       7/12/00               79.79                192.458                133.868
       7/13/00              85.109                192.013                  131.3
       7/14/00              82.981                193.449                132.809
       7/17/00              85.109                193.035                134.452
       7/18/00              85.109                192.144                131.955
       7/19/00              87.237                190.321                 133.89
       7/20/00              89.365                192.495                134.078
       7/21/00              86.173                189.964                135.264
       7/24/00              85.109                187.176                135.177
       7/25/00              87.237                186.279                136.927
       7/26/00              86.173                187.499                135.035
       7/27/00              86.173                185.813                135.143
       7/28/00              86.173                182.599                134.415
       7/31/00              87.237                184.656                133.396
        8/1/00               93.62                185.839                136.293
        8/2/00               93.62                186.179                134.973
        8/3/00              98.939                186.314                134.988
        8/4/00              97.875                 186.23                128.325
        8/7/00              95.748                187.112                125.613
        8/8/00              95.748                187.658                125.571
        8/9/00              95.748                186.115                125.142
       8/10/00              92.556                185.908                124.583
       8/11/00              89.365                187.836                126.333
       8/14/00              90.428                189.769                125.935
       8/15/00              97.875                186.542                126.086
       8/16/00               93.62                185.689                127.558
       8/17/00              92.556                187.646                124.968
       8/18/00              90.428                187.558                124.823
       8/21/00              89.365                188.064                 122.19
       8/22/00              87.237                188.293                123.501
       8/23/00              89.365                188.511                121.349
       8/24/00              89.365                189.903                121.705
       8/25/00              92.556                190.448                120.977
       8/28/00              88.301                 190.72                119.618
       8/29/00              87.237                191.036                124.608
       8/30/00              89.365                191.467                125.362
       8/31/00              91.492                194.092                124.841
        9/1/00              91.492                195.403                126.631
        9/5/00              89.365                193.945                123.851
        9/6/00              86.173                194.762                120.247
        9/7/00              91.492                195.954                122.364
        9/8/00              89.365                194.651                121.149
       9/11/00              85.109                194.291                119.274
       9/12/00              87.237                193.946                120.995
       9/13/00              89.365                193.767                 121.91
       9/14/00              86.173                194.601                119.603
       9/15/00              86.173                194.294                117.342
       9/18/00              86.173                190.752                117.772
       9/19/00              85.109                190.564                116.586
       9/20/00              88.301                188.258                118.643
       9/21/00              89.365                186.255                118.908
       9/22/00              89.365                187.318                122.018
       9/25/00              91.492                187.608                119.022
       9/26/00              86.173                186.579                117.547
       9/27/00              88.301                187.257                117.441
       9/28/00              86.173                190.692                116.933
       9/29/00              85.109                190.227                114.778
       10/2/00              87.237                187.916                112.244
       10/3/00              89.365                185.474                116.781
       10/4/00              91.492                186.163                117.559
       10/5/00              90.428                186.162                115.911
       10/6/00              89.365                 183.39                116.901
       10/9/00              92.556                183.061                117.417
      10/10/00              89.365                181.252                114.522
      10/11/00              86.173                 179.09                113.535
      10/12/00              89.365                176.124                115.036
      10/13/00              87.237                179.611                115.362
      10/16/00              85.109                179.375                114.703
      10/17/00               65.96                175.913                107.932
      10/18/00               74.47                175.988                110.905
      10/19/00              78.726                180.493                114.149
      10/20/00              76.598                 182.12                111.307
      10/23/00               74.47                182.313                 109.33
      10/24/00              72.343                179.987                108.266
      10/25/00              70.215                175.621                 109.44
      10/26/00              63.832                176.834                106.952
      10/27/00              68.087                177.131                108.313
      10/30/00              76.598                177.406                108.489
      10/31/00              72.343                180.873                105.424
       11/1/00              70.215                180.796                107.586
       11/2/00              71.279                181.891                102.973
       11/3/00              76.598                182.564                101.487
       11/6/00              84.045                182.111                 103.32
       11/7/00              85.109                183.199                105.952
       11/8/00              85.109                180.929                106.766
       11/9/00              85.109                179.412                106.338
      11/10/00              80.854                175.655                105.021
      11/13/00              80.854                172.304                104.775
      11/14/00              76.598                176.347                101.821
      11/15/00              76.598                177.743                103.106
      11/16/00              80.854                174.611                103.489
      11/17/00              80.854                173.007                103.574
      11/20/00              72.343                169.482                 99.573
      11/21/00               74.47                170.026                102.242
      11/22/00              72.343                166.194                100.428
      11/24/00               74.47                169.993                  102.2
      11/27/00               74.47                170.561                103.484
      11/28/00              67.023                 168.13                100.709
      11/29/00              62.768                166.107                 99.092
      11/30/00              67.023                 163.18                 95.251
       12/1/00              69.151                  164.4                 96.586
       12/4/00              64.896                164.015                 93.856
       12/5/00              61.704                168.894                 92.645
       12/6/00              57.449                167.267                 91.456
       12/7/00              67.023                165.923                 92.242
       12/8/00              68.087                 169.53                 94.232
      12/11/00               65.96                174.482                 94.045
      12/12/00              64.896                172.417                 95.507
      12/13/00              57.449                171.003                 90.934
      12/14/00              61.704                167.703                 97.158
      12/15/00               60.64                165.373                 95.156
      12/18/00              57.449                 167.57                 94.127
      12/19/00              53.193                165.522                  89.23
      12/20/00              48.938                159.577                 84.803
      12/21/00              35.108                159.548                 77.156
      12/22/00              34.044                163.468                 77.497
      12/26/00              34.044                165.387                 81.591
      12/27/00              34.044                166.277                 82.575
      12/28/00              36.171                168.718                  82.72
      12/29/00              59.576                168.629                  88.59
        1/2/01              55.321                164.247                 85.994
        1/3/01              59.576                168.941                 88.908
        1/4/01              57.449                167.581                 87.266
        1/5/01              59.576                164.273                 89.289
        1/8/01              59.576                 164.51                 88.565
        1/9/01              57.449                165.237                 88.579
       1/10/01              59.576                 168.99                 88.309
       1/11/01              57.449                171.169                 87.171
       1/12/01              56.385                172.085                 90.497
       1/16/01              59.576                174.329                  91.33
       1/17/01              55.321                174.076                 88.713
       1/18/01              51.065                173.992                 86.649
       1/19/01              52.129                 172.86                 87.304
       1/22/01              51.065                173.304                 87.119
       1/23/01              51.065                175.724                  87.48
       1/24/01              51.065                176.963                 88.484
       1/25/01               46.81                177.053                 90.347
       1/26/01              48.938                177.812                 91.869
       1/29/01               46.81                179.545                 92.963
       1/30/01              37.448                180.442                 87.694
       1/31/01              44.257                178.746                 90.114
        2/1/01              45.959                178.635                 89.854
        2/2/01              51.065                175.811                 92.121

ITEM 13.  CERTAIN TRANSACTIONS

Stock Owned by DM Associates

DM Associates Limited Partnership ("DM Associates") is the owner of record of 702,617 shares of Common Stock of the Company, representing approximately 14.4% of the issued and outstanding shares of Common Stock. The general partner of DM Associates is New DM Management Associates I, which is a general partnership. The general partners of New DM Management Associates I are Robert B. Stein, Jr., a Director and the Chairman of the Board, Chief Executive Officer and President of the Company, and Gregory G. Landry, a Director and the Vice Chairman and Chief Financial Officer of the Company.

As the sole general partner of DM Associates, DM Management I has the power to vote and dispose of the 702,617 shares of Common Stock owned by DM Associates, subject to the required consent of a class of limited partners of DM Associates for sales of more than 396,000 shares. The partnership agreement of DM Management I provides that a majority of the partnership interests of DM Management I is required to vote the shares of Common Stock owned by DM Associates.

As the managing general partner of DM Management I, Mr. Stein has sole dispositive power with respect to the 702,617 shares owned by DM Associates, subject to the limitation described above. As general partners of DM Management I, Messrs. Stein and Landry share voting power with respect to the 702,617 shares owned by DM Associates.

OUTSIDE COUNSEL

Albert T. Adams, one of the Company's directors, is a partner of Baker & Hostetler LLP, which acts as the Company's general outside legal counsel on a variety of matters. The Company expects that Baker & Hostetler will continue to provide legal services in that capacity in fiscal year 2002.

IT SERVICES AGREEMENT

On May 1, 2001, the Company renewed an IT Services Agreement with EmpowerWare, Inc. EmpowerWare, Inc. is a Connecticut-based company specializing in financial and retail accounting software. It is owned by Scott Stein, the former Vice President Management Information Systems of the Company and the brother of Mr. Stein. For a monthly fee of approximately $49,875 (plus expenses) EmpowerWare, Inc. provides relationship management, project management and administration, software upgrades, production support and other services. The term of the Agreement is from May 1, 2001 to April 30, 2004, unless otherwise terminated or extended in accordance with its terms. The Company believes that the fees payable to EmpowerWare, Inc. are on terms no less favorable than would be available in an arm's-length transaction with any other vendor.

MERGER AGREEMENT

If the merger, contemplated by the Merger Agreement, is consummated, Mr. Stein and his affiliates will control the Company. The Company's existing stockholders, except Mr. Stein and his affiliates, including DM Associates, will receive $4.50 per share in cash. In connection with entering into the Merger Agreement, Mr. Stein, DM Associates, DM Management I and DM Acquisition Corp. entered into a voting agreement pursuant to which they agreed to vote any shares of the Company's Common Stock that they beneficially owned in favor of the merger and the Merger Agreement and agreed to refrain from voting in favor of any other proposals to sell the Company.

SEVERANCE AGREEMENTS AND OTHER PAYMENTS

Ms. Adams and Mr. Valvo's employment with the Company will be terminated effective May 11, 2001 and May 25, 2001, respectively, in connection with the Business Restructuring Plan. In connection with the Business Restructuring Plan, Ms. Adams, Vice President Finance of the Company, and Mr. Valvo, Vice President Gasoline and Store Development of the Company, will receive severance payments of $140,000 and $150,000, respectively, which will be payable as a salary continuation. In addition, Ms. Adams and Mr. Valvo will be entitled to exercise their options until August 31, 2001.

NEGOTIATIONS TO PURCHASE CERTAIN STORES

Pursuant to the Business Segmentation Plan, Mr. Stein and Ms. Adams have had preliminary discussions concerning the possibility of Ms. Adams purchasing stores from the Company that have been identified as stores to be sold pursuant to the Business Segmentation Plan. If an agreement were reached, the terms would be negotiated by the Company's financial advisor retained to sell stores that do not fit within Dairy Mart's existing portfolio structure. Furthermore, the stores would only be sold to Ms. Adams if the Company believed it was receiving the same amount of consideration for those stores that it could receive in an arm's-length transaction.

                                    PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K.

(a) The following are filed as part of this Form 10-K:

     (1) Financial Statements:

        For a listing of financial statements, which are filed as part of this Form 10-K, see Page [46].

     (2) Financial Statement Schedules:

        Report of Independent Public Accountants

        Consolidated Statements of Operations for the three years ended February 3, 2001, January 29, 2000 and January 30, 1999.

        Consolidated Balance Sheets as of February 3, 2001 and January 29, 2000.

        Consolidated Statements of Stockholders' Equity for the Fiscal Years Ended February 3, 2001, January 29, 2000 and January 30, 1999.

        Consolidated Statements of Cash Flows for the Fiscal Years Ended February 3, 2001, January 29, 2000 and January 30, 1999.

        Notes to Consolidated Financial Statements for the Fiscal Years Ended February 3, 2001, January 29, 2000 and January 30, 1999.

        Schedule II--Valuation Accounts

All other schedules are omitted because they are not applicable, not required, or because the required information is included in the Consolidated Financial Statements or notes thereto.

     (3) Exhibits:

        EXHIBIT
        NUMBER:
        (2.1)        Agreement and Plan of Merger, dated as of March 15, 2001,
                     between DM Acquisition Corp. and Dairy Mart Convenience
                     Stores, Inc. is filed herewith.
        (3.1)        The Company's Restated Certificate of Incorporation, as
                     amended, was filed as Exhibit 3.1 to the Company's 10-K for the fiscal year ended January 29, 2000, and is incorporated herein by reference.
        (3.2)        The Company's Amended and Restated Bylaws were filed as
                     Exhibit 3.2 to the Company's Form 10-Q for the fiscal
                     quarter ended November 2, 1996, and are incorporated herein by reference.
        (4.1)        The Company's Restated Certificate of Incorporation, as
                     amended, and Certificate of Designation is filed as Exhibit
                     3.1 hereto.
        (4.2)        Amended and Restated Bylaws are filed as Exhibit 3.2 hereto.
        (4.3(a))     Amended and Restated Rights Agreement, as amended, dated as of February 8, 2000, between the Company and the American
                     Stock Transfer and Trust Company, as Rights Agent, including form of Rights Certificate, is filed as Exhibit 10.22(a)
                     hereto.
        (4.3(b))     First Amendment to the Amended and Restated Rights
                     Agreement, dated as of February 8, 2000, by and between
                     Dairy Mart Convenience Stores, Inc. and American Stock
                     Transfer & Trust Company, as Rights Agent, is filed as
                     Exhibit 10.22(b) hereto.
        (4.4)        Those instruments filed as Exhibit 4.1 of the Company's
                     Registration Statement on Form S-1 (Registration No. 33-639)
                     dated November 5, 1985, which are incorporated herein by
                     reference.

        EXHIBIT
        NUMBER:
        (4.5)        Amended and Restated Indenture, dated as of December 1,
                     1995, by and among the Company, Certain Subsidiaries of the
                     Company, as Guarantors, and First Bank National Association,
                     as Trustee, was filed as Exhibit 4.1 to the Company's Form
                     10-Q for the fiscal quarter ended October 28, 1995, and is incorporated herein by reference.
        (4.6)        The instruments defining the rights of the holders of the
                     Company's Warrants include the Form of Stock Purchase
                     Warrants are filed as Exhibits 10.12 and 10.13 hereto.
        (4.7)        Note Purchase Agreement, dated as of December 1, 1995,
                     between the Company and the Purchasers listed in the
                     Schedule of Purchasers therein, relating to 10 1/4% Senior
                     Subordinated Notes (Series B) due March 15, 2004, is filed as Exhibit 10.11 hereto.
        (4.8)        Registration Rights Agreement, dated December 1, 1995, by
                     and among the Company and the Holders of (i) 10 1/4% Senior
                     Subordinated Notes (Series B) of the Company, due March 15,
                     2004, and (ii) Warrants to Purchase 1,715,000 shares of
                     Common Stock, par value $.01 per share, of the Company is
                     filed as Exhibit 10.14 hereto.
        (10.1(a))    Credit Agreement, dated as of December 28, 1999, among the
                     Company, the Banks from time to time parties thereto and
                     Citizens Bank of Connecticut, as agent, and related
                     schedules was filed as Exhibit 10.1 to the Company's Form
                     10-K for the fiscal quarter ended January 29, 2000, and is incorporated herein by reference.
        (10.1(b))    First Amendment to the Credit Agreement, dated January 28,
                     2000, between the Company and Citizens Bank of Connecticut, as agent for the Banks from time to time parties to the
                     Company's Amended and Restated Credit Agreement, was filed as Exhibit 10.1 to the Company's Form 10-K for the fiscal
                     year ended January 29, 2000, and is incorporated herein by reference.
        (10.1(c))    Second Amendment to the Credit Agreement, dated July 28,
                     2000, between the Company and Citizens Bank of Connecticut, as agent for the Banks from time to time parties to the
                     Company's Amended and Restated Credit Agreement, was filed as Exhibit 10.1.1 to the Company's Form 10-Q for the fiscal quarter ended July 29, 2000, and is incorporated herein by reference.
        (10.1(d))    Third Amendment to the Credit Agreement, dated October 27,
                     2000, between the Company and Citizens Bank of Connecticut, as agent for the Banks from time to time parties to the
                     Company's Amended and Restated Credit Agreement, was filed as Exhibit 10.1.1 to the Company's Form 10-Q for the fiscal quarter ended October 28, 2000, and is incorporated herein by reference.
        (10.1(e))    Fourth Amendment to the Credit Agreement, dated March 14,
                     2001, between the Company and Citizens Bank of Connecticut, as agent for the Banks from time to time parties to the
                     Company's Amended and Restated Credit Agreement, was filed as Exhibit 10(a) to the Company's Form 8-K for the March 14,
                     2001 event and is incorporated herein by reference.
        (10.1(f))    Fifth Amendment to the Credit Agreement, dated May 7, 2001, between the Company and Citizens Bank of Connecticut, as
                     agent for the Banks from time to time parties to the
                     Company's Amended and Restated Credit Agreement is filed
                     herewith.
        (10.2)       Asset Purchase Agreement, dated March 6, 1997, among Dairy
                     Mart Convenience Stores, Inc. and DB Companies, Inc. was
                     filed as Exhibit 2.1 to the Company's Form 8-K for the June
                     21, 1997 event and is incorporated herein by reference.
        (10.3)       Closing Agreement, dated June 19, 1997, between Dairy Mart
                     Convenience Stores, Inc. and DB Companies, Inc. was filed as
                     Exhibit 2.2 to the Company's Form 8-K for the June 21, 1997
                     event and is incorporated herein by reference.

        EXHIBIT
        NUMBER:
        (10.4)       1990 Stock Option Plan was filed as Exhibit 10.6 to the
                     Company's Form 10-K for the fiscal year ended January 30, 1999 and is incorporated herein by reference.
        (10.5)       Amended and Restated 1995 Stock Option and Incentive Award
                     Plan was filed as Exhibit A to the Company's 1998 Annual
                     Proxy Statement filed on Schedule 14A on May 29, 1998 and is incorporated herein by reference.
        (10.6)       1995 Stock Option Plan for Outside Directors was filed as
                     Exhibit 10.6 to the Company's Form 10-K for the fiscal year ended January 28, 1995, and is incorporated herein by reference.
        (10.7)       Employment Agreement between the Company and Robert B.
                     Stein, Jr., dated January 1, 2000, was filed as Exhibit 10.7 to the Company's Form 10-K for the fiscal year ended January
                     29, 2000, and is incorporated herein by reference.
        (10.8)       Employment Agreement between the Company and Gregory G.
                     Landry, dated January 1, 2000, was filed as Exhibit 10.8 to the Company's Form 10-K for the fiscal year ended January
                     29, 2000, and is incorporated herein by reference.
        (10.9)       Severance Agreement, dated March 15, 2001, between the
                     Company and Gregory G. Landry, is filed herewith.
        (10.10)      Settlement Agreement, dated January 27, 1995, between the
                     Company and Frank Colaccino was filed as Exhibit 10.10 to the Company's January 28, 1995 Form 10-K and is incorporated herein by reference.
        (10.11) Note Purchase Agreement, dated as of December 1, 1995, between the Company and the Purchasers listed in the Schedule of Purchasers therein, relating to 10 1/4% Senior
                     Subordinated Notes (Series B) due March 15, 2004, was filed as Exhibit 10.1 to the Company's Form 10-Q for the fiscal quarter ended October 28, 1995, and is incorporated herein by reference.
        (10.12)      Form of Stock Purchase Warrant to Subscribe for and Purchase
                     Shares of Common Stock of the Company (Initially Exercisable for an Aggregate of 1,215,000 Shares of Common Stock) was filed as Exhibit 10.1 to the Company's Form 10-Q for the fiscal quarter ended October 28, 1995, and is incorporated herein by reference.
        (10.13)      Form of Stock Purchase Warrant to Subscribe for and Purchase
                     Shares of Common Stock of the Company (Initially Exercisable for an Aggregate of 500,000 Shares of Common Stock) was filed as Exhibit 10.3 to the Company's Form 10-Q for the fiscal quarter ended October 28, 1995, and is incorporated herein by reference.
        (10.14) Registration Rights Agreement, dated December 1, 1995, by and among the Company and the Holders of (i) 10 1/4% Senior
                     Subordinated Notes (Series B) of the Company, due March 15,
                     2004, and (ii) Warrants to Purchase 1,715,000 shares of
                     Common Stock, par value $.01 per share, of the Company was filed as Exhibit 10.4 to the Company's Form 10-Q for the fiscal quarter ended October 28, 1995, and is incorporated herein by reference.
        (10.15)      Agreement, dated as of October 30, 1995, among the Company,
                     Charles Nirenberg, FCN Properties Corporation and The
                     Nirenberg Family Charitable Foundation, Inc. was filed as
                     Exhibit 10.1 to the Company's Form 8-K/A Amendment No. 1 for the October 30, 1995, event and is incorporated herein by reference.
        (10.16) Modification Agreement, dated as of December 1, 1995, by and among the Company, Charles Nirenberg, FCN Properties
                     Corporation, The Nirenberg Foundation, Inc., formerly known as the Nirenberg Family Charitable Foundation, Inc., Robert
                     B. Stein, Jr., and Gregory G. Landry was filed as Exhibit
                     10.6 to the Company's Form 10-Q for the fiscal quarter ended
                     October 28, 1995 and is incorporated herein by reference.

        EXHIBIT
        NUMBER:
        (10.17)      Amended and Restated Letter Agreement, dated December 1,
                     1995, to Mitchell J. Kupperman from the Company, Robert B.
                     Stein, Jr., and Gregory G. Landry was filed as Exhibit 10.7 to the Company's Form 10-Q for the fiscal quarter ended
                     October 28, 1995 and is incorporated herein by reference.
        (10.18)      DM Associates Limited Partnership Agreement, dated March 12,
                     1992 is filed herewith.
        (10.19)      First Amendment to Partnership Agreement of DM Associates
                     Limited Partnership, dated as of September 8, 1994, was
                     filed as Exhibit F to the Company's Schedule 13D, Amendment
                     No. 4, dated January 27, 1995, by DM Associates Limited
                     Partnership, New DM Management Associates I, New DM
                     Management Associates II, Charles Nirenberg, Robert B.
                     Stein, Jr., Gregory G. Landry, Mitchell J. Kupperman and
                     Frank Colaccino and is incorporated herein by reference.
        (10.20)      Partnership Agreement of New DM Management Associates I,
                     dated as of September 8, 1994, was filed as Exhibit G to the
                     Company's Schedule 13D, Amendment No. 4, dated January 27,
                     1995, by DM Associates Limited Partnership, New DM
                     Management Associates I, New DM Management Associates II,
                     Charles Nirenberg, Robert B. Stein, Jr., Gregory G. Landry,
                     Mitchell J. Kupperman and Frank Colaccino and is
                     incorporated herein by reference.
        (10.21)      First Amendment to Partnership Agreement of New DM
                     Management Associates I, dated as of December 1, 1995,
                     between Robert B. Stein, Jr., Gregory G. Landry and Mitchell
                     J. Kupperman was filed as Exhibit 10.10 to the Company's
                     Form 10-Q for the fiscal quarter ended October 28, 1995, and is incorporated herein by reference.
        (10.22(a))   Amended and Restated Rights Agreement, as amended, dated as of February 8, 2000, between the Company and the American
                     Stock Transfer and Trust Company, as Rights Agent, including form of Rights Certificate, was filed as Exhibit 5 to the
                     Company's Form 8-A/A Amendment No. 2 to Form 8-A for the
                     February 9, 2000 event and is incorporated herein by
                     reference.
        (10.22(b))   First Amendment to the Amended and Restated Rights
                     Agreement, dated as of February 8, 2000, by and between
                     Dairy Mart Convenience Stores, Inc. and American Stock
                     Transfer & Trust Company, as Rights Agent, is filed
                     herewith.
        (10.23)      Third Amendment to Partnership Agreement of New DM
                     Management Associate I, dated as of December 12, 1997, was filed as Exhibit 1 to the Company's Form 8-K for the
                     December 12, 1997 event and is incorporated herein by
                     reference.
        (10.24)      Dairy Mart Convenience Stores, Inc. Supplemental Executive
                     Retirement Plan was filed as Exhibit 10.26 to the Company's
                     Form 10-K for the fiscal year ended January 30, 1999, and is incorporated herein by reference.
        (10.25)      Director's Deferred Compensation Plan was filed as Exhibit
                     10.27 to the Company's Form 10-K for the fiscal year ended
                     January 30, 1999, and is incorporated herein by reference.
        (10.26)      Employment Agreement between the Company and J. Wayne
                     Colley, dated January 18, 2000, was filed as Exhibit 10.25 to the Company's Form 10-K for the fiscal year ended January
                     29, 2000, and is incorporated herein by reference.
        (10.27)      Supplement to Employment Agreement, dated April 20, 2001,
                     between the Company and J. Wayne Colley is filed herewith.
        (10.28)      Nonqualified Deferred Compensation Plan, dated January 1,
                     2000, was filed as Exhibit 10.26 to the Company's Form 10-K for the fiscal year ended January 29, 2000, and is
                     incorporated herein by reference.

        EXHIBIT
        NUMBER:
        (10.29) Change of Control Agreement, dated June 20, 2000, between the Company and Certain Employees of the Company identified therein, is filed herewith.
        (10.30)      Agreement, dated May 21, 2000, between the Committee of
                     Concerned Dairy Mart Shareholders and Frank Colaccino and the Company was filed as Exhibit 10(a) to the Company's Form
                     8-K for the May 21, 2000 event and is incorporated herein by reference.
        (10.31) Exchange and Voting Agreement by and among the Company and the Noteholders listed therein, dated March 15, 2001, is filed herewith.
        (18.1) Preferability letter of Arthur Andersen LLP regarding change in accounting policy relating to the change in inventory valuation methods filed as Exhibit 18.1 to the Company's
                     Form 10-K for the fiscal year ended January 30, 1999, and is incorporated herein by reference.
        (21)         Subsidiaries of the Company is filed herewith.
        (23) Consent of Arthur Andersen LLP to the incorporation of their reports included in this Form 10-K, for the fiscal year ended February 3, 2001, into the Company's previously filed
                     Registration Statements on Forms S-8 is filed herewith.
        (99)         NONE

(b) Reports on Form 8-K:

    NONE.

    No Financial Statements were filed with any of the Current Reports.

(c) See (a)(3) above.

(d) See (a)(2) above.

                                   SIGNATURES

PURSUANT TO THE REQUIREMENTS OF SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED.

Dated: May 7, 2001                          DAIRY MART CONVENIENCE STORES, INC.

                                            By /s/ ROBERT B. STEIN, JR.
                                            ------------------------------------
                                            Robert B. Stein, Jr.
                                            President, Chief Executive Officer
                                            and Chairman of the Board of
                                            Directors

                                            By /s/ GREGORY G. LANDRY
                                            ------------------------------------
                                            Gregory G. Landry
                                            Vice Chairman and Chief Financial
                                            Officer

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THIS REPORT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT AND IN THE CAPACITIES AND ON THE DATE INDICATED.

                      NAME                                         TITLE                           DATE
                      ----                                         -----                           ----

/s/ ROBERT B. STEIN, JR.                         President, Chief Executive Officer,
------------------------------------------------ Chairman of the Board (Principal Executive  Dated: May 7,
Robert B. Stein, Jr.                             Officer) and Director                       2001

/s/ GREGORY G. LANDRY                            Vice Chairman, Chief Financial Officer,
------------------------------------------------ (Principal Financial and Accounting         Dated: May 7,
Gregory G. Landry                                Officer) and Director                       2001

/s/ ALBERT T. ADAMS                              Director
------------------------------------------------                                             Dated: May 7,
Albert T. Adams                                                                              2001

/s/ FRANK W. BARRETT                             Director
------------------------------------------------                                             Dated: May 7,
Frank W. Barrett                                                                             2001

/s/ J. KERMIT BIRCHFIELD, JR.                    Director
------------------------------------------------                                             Dated: May 7,
J. Kermit Birchfield, Jr.                                                                    2001

/s/ JOHN W. EVERETS                              Director
------------------------------------------------                                             Dated: May 7,
John W. Everets                                                                              2001

/s/ WILLIAM A. FOLEY                             Director
------------------------------------------------                                             Dated: May 7,
William A. Foley                                                                             2001

              DAIRY MART CONVENIENCE STORES, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                FORM 10-K
                                                                  PAGE
                                                                ---------

Report of Independent Public Accountants on Consolidated
  Financial Statements......................................       F-2
Consolidated Statements of Operations for the Fiscal Years
  Ended February 3, 2001, January 29, 2000 and January
  30,1999...................................................       F-3
Consolidated Balance Sheets as of February 3, 2001 and
  January 29, 2000..........................................       F-4
Consolidated Statements of Stockholders' Equity for the
  Fiscal Years Ended February 3, 2001, January 29, 2000 and
  January 30, 1999..........................................       F-5
Consolidated Statements of Cash Flows for the Fiscal Years
  Ended February 3, 2001, January 29, 2000 and January 30,
  1999......................................................       F-6
Notes to Consolidated Financial Statements for the Fiscal
  Years Ended February 3, 2001, January 29, 2000 and January
  30, 1999..................................................       F-7
Report of Independent Public Accountants on Schedule II.....      F-29
Schedule II.................................................      F-30

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and the Board of Directors of Dairy Mart Convenience Stores,
Inc.:

We have audited the accompanying consolidated balance sheets of Dairy Mart Convenience Stores, Inc. (a Delaware corporation) and Subsidiaries as of February 3, 2001 and January 29, 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended February 3, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dairy Mart Convenience Stores, Inc. and Subsidiaries as of February 3, 2001, and January 29, 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended February 3, 2001, in conformity with accounting principles generally accepted in the United States.

                                          /s/ ARTHUR ANDERSEN LLP
                                          --------------------------------------
                                          ARTHUR ANDERSEN LLP

Cleveland, Ohio,
May 7, 2001

              DAIRY MART CONVENIENCE STORES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

       FOR THE FISCAL YEARS ENDED FEBRUARY 3, 2001, JANUARY 29, 2000 AND
                                JANUARY 30, 1999

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                2001       2000       1999
                                                              --------   --------   --------
Revenues (including excise taxes of $42,054, $34,865 and
  $31,265, respectively)....................................  $723,671   $588,551   $481,598
Cost of goods sold and expenses:
  Cost of goods sold........................................   576,042    443,559    344,079
  Operating and administrative expenses.....................   157,519    137,069    126,538
  Interest expense, net.....................................    14,183     11,583     10,806
                                                              --------   --------   --------
                                                               747,744    592,211    481,423
                                                              --------   --------   --------
  Income (loss) before income taxes.........................   (24,073)    (3,660)       175
  Benefit (provision) from income taxes.....................    (5,378)     1,164       (150)
                                                              --------   --------   --------
  Net income (loss).........................................  $(29,451)  $ (2,496)  $     25
                                                              ========   ========   ========
Earnings (loss) per share, basic and diluted................  $  (5.96)  $   (.51)  $    .01

  The accompanying notes are an integral part of these consolidated financial statements.

              DAIRY MART CONVENIENCE STORES, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                     FEBRUARY 3, 2001 AND JANUARY 29, 2000

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                2001       2000
                                                              --------   --------
ASSETS
Current assets:
  Cash......................................................  $  5,667   $  7,702
  Short-term investments....................................     3,000        155
  Accounts and notes receivable, net........................    13,462     20,499
  Inventory.................................................    24,424     34,804
  Prepaid expenses and other current assets.................     3,612      1,704
  Deferred income taxes.....................................        --      2,393
                                                              --------   --------
          Total current assets..............................    50,165     67,257
Property and equipment, net.................................   111,448    113,338
Intangible assets, net......................................    13,731     14,582
Other assets, net...........................................    15,373     14,622
                                                              --------   --------
     Total assets...........................................  $190,717   $209,799
                                                              ========   ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term obligations...............  $  6,043   $  3,091
  Accounts payable..........................................    44,361     50,916
  Accrued expenses..........................................    15,835     11,651
  Accrued interest..........................................     3,638      3,490
                                                              --------   --------
     Total current liabilities..............................    69,877     69,148
                                                              --------   --------
Long-term obligations, less current portion above...........   129,557    120,044
Other liabilities...........................................    13,555     13,738
Commitments and contingencies (Notes 6, 7, 12)
Stockholders' equity:
  Preferred stock (serial), par value $.01, 1,000 shares
     authorized, no shares issued...........................        --         --
  Common stock, par value $.01, 30,000 shares authorized,
     7,059 and 6,949 issued.................................        70         69
  Paid-in capital...........................................    32,416     32,107
  Retained deficit..........................................   (39,753)   (10,302)
  Treasury stock, at cost...................................   (15,005)   (15,005)
                                                              --------   --------
     Total stockholders' (deficit) equity...................   (22,272)     6,869
                                                              --------   --------
  Total liabilities and stockholders' deficit...............  $190,717   $209,799
                                                              ========   ========

   The accompanying notes are an integral part of these consolidated balance sheets.

              DAIRY MART CONVENIENCE STORES, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

       FOR THE FISCAL YEARS ENDED FEBRUARY 3, 2001, JANUARY 29, 2000 AND
                                JANUARY 30, 1999

                                 (IN THOUSANDS)

                                                   COMMON STOCK                 TREASURY STOCK
                                       -------------------------------------   -----------------
                                                                   RETAINED
                                       COMMON            PAID-IN   EARNINGS
                                       SHARES   AMOUNT   CAPITAL   (DEFICIT)   SHARES    AMOUNT
                                       ------   ------   -------   ---------   ------   --------
Balance January 31, 1998.............  6,831     $68     $31,756   $ (7,831)   2,058    $(15,005)
  Issuance of Common Stock...........     78       1         243         --       --          --
  Net income.........................     --      --          --         25       --          --
                                       -----     ---     -------   --------    -----    --------
Balance January 30, 1999.............  6,909      69      31,999     (7,806)   2,058     (15,005)
  Issuance of Common Stock...........     40      --         108         --       --          --
  Net loss...........................     --      --          --     (2,496)      --          --
                                       -----     ---     -------   --------    -----    --------
Balance January 29, 2000.............  6,949      69      32,107    (10,302)   2,058     (15,005)
  Issuance of Common Stock...........    110       1         309         --       --          --
  Net loss...........................     --      --          --    (29,451)      --          --
                                       -----     ---     -------   --------    -----    --------
Balance February 3, 2001.............  7,059     $70     $32,416   $(39,753)   2,058    $(15,005)
                                       =====     ===     =======   ========    =====    ========

   The accompanying notes are an integral part of these consolidate financial statements.

              DAIRY MART CONVENIENCE STORES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

       FOR THE FISCAL YEARS ENDED FEBRUARY 3, 2001, JANUARY 29, 2000 AND
                                JANUARY 30, 1999

                                 (IN THOUSANDS)

                                                                2001       2000       1999
                                                              --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $(29,451)  $ (2,496)  $     25
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
  Depreciation and amortization.............................    15,142     13,576     10,252
  Deferred income taxes.....................................     4,760     (1,420)       127
  (Gain) loss on dispositions of properties, net............       550       (577)       710
Net changes in assets and liabilities:
  Accounts and notes receivable.............................     3,982     (4,679)     1,506
  Inventory.................................................    10,380    (10,511)    (3,205)
  Accounts payable..........................................    (6,555)    15,231      4,388
  Accrued interest..........................................       148       (223)       146
  Other assets and liabilities, net.........................     1,357     (2,086)    (2,048)
                                                              --------   --------   --------
  Net cash provided by operating activities.................       313      6,815     11,901
                                                              --------   --------   --------
CASH FLOWS USED FOR INVESTING ACTIVITIES:
  Purchase of short-term investments........................    (2,845)        --         --
  Proceeds from sale of short-term investments..............        --      2,569        905
  Purchase of property & equipment..........................   (17,398)   (41,878)   (52,398)
  Proceeds from sale of property and equipment..............     5,350     22,254     30,760
                                                              --------   --------   --------
  Net cash (used for) investing activities..................   (14,893)   (17,055)   (20,733)
                                                              --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings on revolving loan, net.........................    10,030      4,096     10,200
  Borrowings of long-term obligations.......................     5,607     14,882         --
  Repayment of long-term obligations........................    (3,402)    (4,511)    (2,051)
  Issuance of Common Stock..................................       310        108        244
                                                              --------   --------   --------
Net cash provided by financing activities...................    12,545     14,575      8,393
                                                              --------   --------   --------
Increase (decrease) in cash.................................    (2,035)     4,335       (439)
Cash at beginning of year...................................     7,702      3,367      3,806
                                                              --------   --------   --------
Cash at end of year.........................................  $  5,667   $  7,702   $  3,367
                                                              ========   ========   ========
SUPPLEMENTAL DISCLOSURES:
  Cash (paid) refunded during the year --
     Interest...............................................  $(14,035)  $(11,806)  $(10,661)
     Income taxes refunded, net.............................       139        119        381

  The accompanying notes are an integral part of these consolidated financial statements.

              DAIRY MART CONVENIENCE STORES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             FEBRUARY 3, 2001, JANUARY 29, 2000 AND JANUARY 30,1999

1.  SIGNIFICANT ACCOUNTING POLICIES:

Corporate Organization and Consolidation -- The accompanying financial statements include the accounts of Dairy Mart Convenience Stores, Inc. and its Subsidiaries (the Company). All intercompany transactions have been eliminated.

Nature of the Business -- The Company owns, operates and franchises convenience retail stores, a number of which also sell gasoline. The convenience stores are primarily located in 7 states in the Midwest and the Southeast United States. The stores offer a wide range of products including gasoline, groceries, dairy products, snack foods, tobacco products, lottery tickets, beverages, general merchandise, health and beauty aids and deli products.

Fiscal Year -- The Company's fiscal year ends on the Saturday closest to January
31. There were 53 weeks included in the fiscal year ended February 3, 2001 and 52 weeks in the fiscal years ended January 29, 2000 and January 30,1999.

Use of Estimates in the Preparation of Financial Statements -- The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Short-term Investments -- As of February 3, 2001, the Company's short-term investments consisted of U.S. Treasury Bills having original maturities of less than one year. As of January 29, 2000, the Company's short-term investments consisted of over-night investment securities. As of February 3, 2001 and January 29, 2000, the fair values of the short-term investments approximated cost.

Inventory -- The Company's inventory is stated at the lower of first-in, first-out (FIFO) cost or market.

Property, Equipment, and Depreciation -- Property is stated at cost and is depreciated on the straight-line basis for financial reporting purposes over the following estimated useful lives:

Buildings...................................................    30-40 years
Equipment...................................................     5-30 years
Leasehold improvements......................................       31 years.

Repair and maintenance costs are expensed as incurred.

Long-lived Assets -- Impairment of long-lived assets is recognized when events or changes in circumstances indicate that the carrying amount of the asset, or related group of assets, may not be recoverable. Measurement of the amount of the impairment may be based on market values of similar assets or estimated discounted future cash flows resulting from use and ultimate disposition of the asset. Management has determined that there has been no material impairment to any long-lived assets as of February 3, 2001.

Self Insurance Reserves -- The Company is self-insured for certain property, liability, accident and health insurance risks, and establishes reserves for estimated outstanding claims based on its historical claims experience and reviews by third-party loss reserves specialists. The Company has purchased insurance coverage for losses that may occur above certain levels. As of February 3, 2001 and January 29, 2000, the Company had established reserves for these risks of $1,604,000 and $1,843,000, respectively, which are recorded on a present value basis using a risk-free rate of return to discount the liability. The ultimate amount of these liabilities could differ from these estimates. At February 3, 2001 and January 29, 2000, the risk-free rates of return were 5.19% and 6.65%, respectively.

Fair Value of Financial Instruments -- The Company has disclosed the fair value, related carrying value and method of determining fair value for the following financial instruments in the accompanying notes as referenced: short-term investments (see Note 1), accounts and notes receivable (see Note 2) and long-term obligations (see Note 6).

Revenue Recognition -- The Company recognizes revenues as earned, including franchise revenues and interest income. Franchise revenues represent a percentage of franchise store sales remitted to the Company on a weekly or monthly basis in exchange for the Company providing merchandising, advertising, store audit, and other operating and administrative support services, as well as revenues derived from initial fees and the gain on sale of store assets to franchisees. Franchise revenues were $9,085,000, $9,678,000 and $10,255,000 for the fiscal years ended February 3, 2001, January 29, 2000 and January 30, 1999, respectively.

Store Preopening and Closing Costs -- Consistent with the requirements of the American Institute of Certified Public Accountants' Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities," expenditures of a non-capital nature associated with opening a new store are expensed as incurred. At the time the decision is made to close a store, estimated unrecoverable costs are charged to expense. Such costs include the net book value of abandoned fixtures, equipment, leasehold improvements and a provision for the present value of future lease obligations, less the present value of estimated future sub-rental income.

Earnings (Loss) per Share -- Earnings (loss) per share have been calculated based on the weighted average number of shares of Common Stock outstanding and the effect of stock options, if dilutive, during each year. The weighted-average number of shares used in the calculation of basic earnings (loss) per share is 4,945,207, 4,868,664 and 4,823,154 for the fiscal years ended February 3, 2001,
January 29, 2000 and January 30, 1999, respectively. Dilutive earnings per share has not been presented as the Company's basic and dilutive earnings per share are equal for fiscal years 2001, 2000 and 1999.

New Authoritative Accounting Pronouncements -- In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" as amended by SFAS 138. This Statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires companies to recognize all derivatives on the balance sheet as assets and liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for as either other comprehensive income or in current period income depending on the use of the derivative and whether it qualifies for hedge accounting. The Company adopted this Statement on February 4, 2001 and it did not have any effect on the Company's financial statements.

Reclassifications -- Certain amounts in the prior periods' Consolidated Financial Statements have been reclassified to conform to the presentation used for the current period.

2.  ACCOUNTS AND NOTES RECEIVABLE:

A summary of accounts and notes receivable as of February 3, 2001 and January 29, 2000 is as follows:

                                                               2001       2000
                                                              -------    -------
                                                                (IN THOUSANDS)
Franchise accounts receivable...............................  $ 3,386    $ 3,338
Franchise notes receivable..................................    1,140      1,729
Marketing allowances........................................    5,358      8,374
Other receivables...........................................   15,492     15,679
                                                              -------    -------
                                                               25,376     29,120
Less allowance for doubtful accounts and notes receivable...   (2,301)    (2,063)
                                                              -------    -------
Net accounts and notes receivable...........................   23,075     27,057
Less noncurrent notes receivable (included in other
  assets)...................................................   (9,613)    (6,558)
                                                              -------    -------
Current accounts and notes receivable.......................  $13,462    $20,499
                                                              =======    =======

The carrying amount of current accounts and notes receivable approximates fair value because of the short maturity of those receivables. The fair value of the Company's noncurrent notes receivable is estimated by discounting the future cash flows using the rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. As of February 3, 2001 and January 29, 2000, management has determined the fair values of the noncurrent notes receivable approximate their carrying values.

3.  PROPERTY AND EQUIPMENT:

A summary of property and equipment as of February 3, 2001 and January 29, 2000 is as follows:

                                                                2001        2000
                                                              --------    --------
                                                                 (IN THOUSANDS)
Land and improvements.......................................  $  5,171    $  5,543
Building and leasehold improvements.........................    47,556      44,581
Equipment...................................................   120,943     118,889
Assets under capital leases.................................     4,558       5,331
                                                              --------    --------
                                                               178,228     174,344
Less accumulated depreciation and amortization..............   (66,780)    (61,006)
                                                              --------    --------
Property and equipment, net.................................  $111,448    $113,388
                                                              ========    ========

4.  INTANGIBLE ASSETS:

A summary of intangibles as of February 3, 2001 and January 29, 2000 is as follows:

                                                                2001       2000
                                                              --------    -------
                                                                (IN THOUSANDS)
Goodwill....................................................  $ 13,907    $13,907
Franchise and operating rights..............................    10,104     10,104
                                                              --------    -------
                                                                24,011     24,011
Less accumulated amortization...............................   (10,280)    (9,429)
                                                              --------    -------
Intangible assets, net......................................  $ 13,731    $14,582
                                                              ========    =======

Goodwill represents the excess of cost over fair value of net assets purchased and is being amortized on a straight-line basis over a period of 40 years. Franchise and operating rights represent the value of franchise relationships purchased in connection with past acquisitions and are being amortized on a straight-line basis over 30 years. The Company assesses the recoverability of these intangibles by determining whether the amortization of the goodwill and franchise and operating rights over the remaining lives can be recovered through projected future cash flows on an undiscounted basis.

Management has determined that there has been no material impairment to goodwill or franchise and operating rights as of February 3, 2001.

5.  ACCRUED EXPENSES:

A summary of accrued expenses as of February 3, 2001 and January 29, 2000 is as follows:

                                                               2001       2000
                                                              -------    -------
                                                                (IN THOUSANDS)
Accrued salaries and wages..................................  $ 3,804    $ 4,274
Accrued environmental assessment and remediation............    4,434      2,390
Other accrued expenses......................................    7,597      4,987
                                                              -------    -------
Total accrued expenses......................................  $15,835    $11,651
                                                              =======    =======

6.  LONG-TERM OBLIGATIONS:

The Company had the following long-term obligations as of February 3, 2001 and January 29, 2000:

                                                                                                                 JAN. 29
                                                                                   FEBRUARY 3, 2001                2000
                                             INTEREST       MATURITY     -------------------------------------   --------
                                               RATE       (FISCAL YR.)   CURRENT      LONG-TERM        TOTAL      TOTAL
                                           ------------   ------------   -------   ----------------   --------   --------
                                                                                         (IN THOUSANDS)
Senior subordinated notes (Series A
  Notes).................................        10.25%         2005     $   --        $ 75,000       $ 75,000   $ 75,000
Senior subordinated notes (Series B
  Notes) net of original issue discount
  of $772................................        10.25%         2005         --          12,728         12,728     12,498
Senior revolving credit facility.........       Various         2003         --          24,326         24,326     14,296
Real estate mortgage notes payable.......  9.84%-10.95%    2007-2021        171           7,163          7,334      5,241
Small Business Administration
  debentures.............................  6.875%-8.33%    2002-2006      2,420             710          3,130      3,130
Equipment financing......................   8.5%-11.81%    2003-2009      3,452           9,630         13,082     12,970
                                                                         ------        --------       --------   --------
                                                                         $6,043        $129,557       $135,600   $123,135
                                                                         ======        ========       ========   ========

In March 1994, the Company issued $75,000,000 principal amount of 10.25% senior subordinated notes (the "Series A Notes") due March 15, 2004. The proceeds received from the sale of the Series A Notes, net of offering costs of $2,298,000, were used to repay the entire outstanding indebtedness under the then existing bank term loan and bank revolving loan and to redeem in full the Company's 14.25% subordinated debentures due November, 2000. In December 1995, the Company issued an additional $13,500,000 principal amount of 10.25% senior subordinated notes (the "Series B Notes") due March 15, 2004.

In conjunction with the issuance of the Series B Notes, the Company issued to the purchasers of the Series B Notes warrants to purchase 1,215,000 shares of Common Stock of the Company. In addition, the Company issued to the holders of the Series A Notes warrants to purchase 500,000 shares of Common Stock of the Company. The warrants may be exercised any time until December 1, 2001. The initial exercise price of the warrants was $6.95 per share, which was adjusted in December 1996, to $5.45 per share. Due to the anti-dilution provisions of the warrants and the Company's reclassification of former Class A and Class B Common Stock into a new, single class of Common Stock, the number of warrants increased to 1,852,249 and the exercise price of the warrants was adjusted to $5.05 per share. The exercise price may be adjusted further based upon the occurrence of various events, including stock dividends and issuance of Common Stock by the Company for a per share price less than the exercise price of the warrants or less than the current market value of the Company's Common Stock.

The Series A and Series B Notes (collectively, the "Notes") are redeemable, at the option of the Company, beginning March 15, 1999 at rates starting at 104.75% of the principal amount reduced annually through March 15, 2002, at which time they become redeemable at 100% of the principal amount. The terms of the Notes may restrict, among other things, the payment of dividends and other distributions, investments, the repurchase of capital stock and the making of certain other restricted payments by the Company and its subsidiaries, the incurrence of additional indebtedness and new operating lease obligations by the Company or any of its subsidiaries, and certain mergers, consolidations and dispositions of assets. Additionally, according to the terms of the Notes, if a change of control occurs, as defined, each holder of the Notes will have the right to require the Company to repurchase such holder's Notes at 101% of the principal amount thereof. The original issue discount amortization related to the Series B Notes of $230,080, $160,980 and $153,904 is included in interest expense for the fiscal years ended February 3, 2001, January 29, 2000 and January 30, 1999, respectively.

The Company is party to a $30,000,000 secured revolving credit facility (the "Credit Facility"), of which up to $15,000,000 may be available for the issuance of letters of credit. The outstanding balance is due and payable on September 15, 2002. Interest on revolving credit loans is computed at an applicable margin over the agent bank's base rate or the LIBOR rate, at the option of the Company. The applicable margin, if any, is based upon the ratio of consolidated indebtedness to consolidated EBITDA, as defined below. The credit agreement also provides for a commitment fee of 1/2% on any unused portion of the Credit Facility. Among other restrictions, the credit agreement contains financial covenants relating to specified levels of: indebtedness (reduced by an amount equal to cash and store properties held for sale/leaseback as defined in the credit agreement) to earnings before interest expense, taxes, depreciation and amortization (EBITDA); EBITDA to interest expense; EBITDA plus rent, less taxes paid in cash to interest expense, rent expense and principal payments required to be made on indebtedness. The Credit Facility was further amended on May 7, 2001 amended to (1) waive any default or event of default under the Credit Facility arising from any failure to comply with financial covenants as of February 3, 2001 and (2) amend the financial covenants for the four quarters of fiscal year 2002. The ability of the Company to be in compliance with certain financial covenants in the future is dependent upon the Company realizing improved operating results from those reported for the fiscal year ended February 3, 2001. In connection with the Credit Facility, the Company granted a security interest in substantially all of its non-real estate assets and pledged as collateral the shares of capital stock of certain subsidiary corporations of the Company.

The Company is limited in the amount of cash dividends that it may pay and the amount of capital stock and subordinated indebtedness that it may repurchase by applicable covenants contained in the Credit Facility and Notes. As of February 3, 2001, taking into account such limitations, the Company would not have been able to pay cash dividends.

In fiscal year 2001, the Company entered into capital lease agreements of $3.7 million for equipment and $2.2 million in real estate mortgages that were used to support new store development. In fiscal year 2000, the Company entered into capital lease agreements of $9.8 million for equipment and $5.0 million in real estate mortgages that were used to support new store development.

As of February 3, 2001 and January 29, 2000, respectively, management has determined that the fair values of the real estate mortgage notes payable, Small Business Administration debentures, equipment financing and capital leases, approximated their respective carrying amounts. Fair values of obligations are based on rates available to the Company for debt with similar terms and maturities. As of February 3, 2001 and January 29, 2000 the fair value of the Series A and Series B Notes, approximated 47% and 80%, respectively, of their carrying amount. The fair value of the Notes was based on quoted market prices as of February 3, 2001 and January 29, 2000, respectively. The revolving Credit Facility is a variable rate loan, and thus, the fair value approximates the carrying amount as of February 3, 2001.

As of February 3, 2001, maturities on long-term obligations, shown gross of original issue discount of $772 for the next five years and thereafter, are as follows:

                        FISCAL YEAR
                        -----------                             (IN THOUSANDS)
2002........................................................       $  6,043
2003........................................................          4,487
2004........................................................         28,843
2005........................................................         89,195
2006........................................................            477
Thereafter..................................................          7,327
                                                                   --------
                                                                   $136,372
                                                                   ========

7.  OPERATING LEASES:

The Company leases operating properties, including store locations and office space, under various lease agreements expiring through fiscal year 2020. Certain of these locations are sublet to the Company's franchisees. The future minimum lease payments related to these properties are included in the following summary.

A summary of future minimum lease payments net of subleases as of February 3, 2001 is as follows:

                                                                     NET
                                                                  OPERATING
                        FISCAL YEAR                                 LEASES
                        -----------                             --------------
                                                                (IN THOUSANDS)
2002........................................................       $ 15,567
2003........................................................         13,158
2004........................................................         10,565
2005........................................................          9,499
2006........................................................          8,215
Thereafter..................................................         57,795
                                                                   --------
                                                                   $114,799
                                                                   ========

Rental expense for all operating leases was as follows:

                                                               2001       2000       1999
                                                              -------    -------    -------
                                                                     (IN THOUSANDS)
Leases......................................................  $20,268    $16,691    $13,746
Less subleases..............................................    1,293      1,592      1,999
                                                              -------    -------    -------
Net.........................................................  $18,975    $15,099    $11,747
                                                              =======    =======    =======

8.  FEDERAL AND STATE INCOME TAXES:

The (provision) benefit from income taxes for the fiscal years ended February 3, 2001, January 29, 2000 and January 30,1999 was as follows:

                                                               2001       2000     1999
                                                              -------    ------    -----
                                                                    (IN THOUSANDS)
Current provision
  Federal...................................................  $    --    $ (102)   $ (23)
  State and Local...........................................     (618)     (249)      --
                                                              -------    ------    -----
          Total current provision...........................     (618)     (351)     (23)
                                                              -------    ------    -----
Deferred (provision) benefit
  Federal...................................................   (4,760)    1,299     (103)
  State and Local...........................................       --       216      (24)
                                                              -------    ------    -----
          Total deferred (provision) benefit................   (4,760)    1,515     (127)
                                                              -------    ------    -----
          Total (provision) benefit.........................  $(5,378)   $1,164    $(150)
                                                              =======    ======    =====

The Company is subject to minimum state taxes in excess of statutory state income taxes in many of the states in which it operates. A reconciliation of the difference between the statutory federal income tax rate and the effective income tax rate follows:

                                                               PERCENT OF PRETAX
                                                                 INCOME (LOSS)
                                                              --------------------
                                                              2001    2000    1999
                                                              ----    ----    ----
Statutory federal income tax rate...........................  (34%)   (34%)    34%
Increase (decrease) from:
  State income tax net of federal tax effect................    3      (1)     14
  Nondeductible expenses and amortization of acquired
     assets.................................................   --       3      38
  Change in valuation allowance.............................   53      --      --
                                                              ---     ---      --
  Effective income tax rate.................................   22%    (32%)    86%

The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax basis of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. The Company provides a valuation allowance for deferred taxes for which it does not consider realization of such assets to be more likely than not. Significant deferred tax assets (liabilities) as of February 3, 2001 and January 29, 2000 were as follows:

                                                                2001        2000
                                                              --------    --------
                                                                 (IN THOUSANDS)
Capitalized leases..........................................  $    350    $    442
Depreciation and amortization...............................   (16,833)    (14,814)
Vacation accrual............................................       297         296
Reserve for asset valuations................................       905         838
Insurance reserves not deductible for tax purposes..........       273         740
Income deferred for financial statement purposes............     3,557       3,828
Reserve for closed stores and renovations...................       297         221
Environmental reserves......................................      (805)       (503)
Tax credits and net operating loss carryforwards............    26,760      13,921
Other.......................................................       (49)         --
Valuation allowance.........................................   (14,752)       (209)
                                                              --------    --------
Net deferred tax asset......................................  $      0    $  4,760
                                                              ========    ========

At February 3, 2001, the Company's net deferred tax assets are fully offset by a valuation allowance. For financial reporting purposes in fiscal year 2001, the Company recorded a valuation allowance because of the uncertainty of realizing certain tax credits and loss carryforwards in the future. Realization of the net operating loss carryforwards and tax credits as of January 29, 2000 were dependent on the successful implementation of tax-planning strategies prior to the expiration of the operating loss carryforwards. Although realization was not assured, management believed it was more likely than not that the deferred tax asset would be realized at January 29, 2000.

As of February 3, 2001, the Company had alternative minimum tax credits aggregating $256,000 which carryforward indefinitely. For federal income tax purposes, these credits can be used in the future to the extent that the Company's regular tax liability exceeds its liability calculated under the alternative minimum tax method. In addition, the Company had $1,914,000 of targeted jobs credit carryforwards that expire, if unused, during fiscal years 2007 to 2011 and $338,000 of foreign tax credit carryforwards that expire, if unused, in fiscal years 2002 to 2006. The Company and its subsidiaries file a consolidated federal income tax return but generally file separate state income tax returns. As of February 3, 2001, the Company had a capital loss carryforward of $1,610,000 that will expire in fiscal year 2003. As of February 3, 2001, the Company had regular federal income tax net operating loss carryforwards of $57,007,000 which expire, if unused, during fiscal years 2011 to 2020 and net operating loss carryforwards for state income tax purposes of $68,897,000 which expire, if unused, during fiscal years 2002 to 2015.

9.  CAPITAL STOCK:

In January 1996, a Stock Rights Plan ("SRP") was adopted by the Company. Under the SRP, each holder of Common Stock received a dividend of one Preferred Stock Purchase Right (the "Rights"). The Rights are to purchase one one-hundredth (1/100) of a share of Series A Junior Preferred Stock at a price of $30 subject to certain adjustments. The Rights are exercisable under certain circumstances, and expire on January 19, 2006.

In June 1986, the stockholders approved an Employee Stock Purchase Plan. The plan, as amended in September, 1996, provides that employees may purchase quarterly, through payroll deductions, up to 1,000 shares of Common Stock at 85% of the market value. Of the original 1,250,000 shares provided for under this plan, 963,005 shares remained available for issuance as of February 3, 2001.

As of February 3, 2001, January 29, 2000 and January 30,1999, the Company held 2,058,000 shares of Common Stock as treasury stock.

10.  STOCK OPTION PLANS AND GRANTS

In general, the Company's stock option plans provide for the granting of options to purchase the Company's shares at the market price of such shares as of the option grant date. The options generally have a ten year term and vest and become exercisable on a pro rata basis over four years.

In fiscal year 1996, and subsequently amended in fiscal year 1998, the Company adopted a Stock Option and Incentive Award Plan ("Award Plan") and a non-qualified Stock Option Plan for Outside Directors ("Outside Directors Plan"). The Award Plan provides for the granting of stock awards and options to employees up to a total of 1,150,000 shares of Common Stock. In fiscal years 2001, 2000 and 1999, the Company granted incentive stock options of 191,000, 246,000, and 271,844, respectively. As of February 3, 2001, the Company had available for grant under the Award Plan options to purchase 185,531 shares of Common Stock after considering the lapse of options previously granted. The Outside Directors Plan provides for the initial grant of an option to purchase 3,500 shares of the Company's Common Stock to each non-employee director and an annual grant of an option to purchase 3,500 shares. The maximum number of shares reserved for issuance under this plan, as amended, is 150,000. The Company granted 21,000 and 24,500 non-qualified stock options in fiscal years 2001 and 2000, respectively. As of February 3, 2001 the Company had available for grant under the Outside Directors Plan options to purchase 24,000 shares of Common Stock, after considering lapses.

During fiscal year 2001 the Company awarded, pursuant to the Award Plan, stock grants consisting of an aggregate of 43,000 shares of the Company's Common Stock. Compensation expense in the amount of $236,500 was recorded with respect to the shares awarded in fiscal year 2001. No shares were awarded in fiscal year 2000 or 1999.

The Company adopted Stock Option Plans in 1985 and 1990 providing for the granting of options to employees up to an aggregate of 226,875 shares of the former Class B Common Stock and 750,000 shares of the former Class A Common Stock. The Company granted incentive stock options pursuant to these Plans totaling 61,906 in fiscal year 1999. No options were granted from these plans in fiscal year 2001 or 2000. As of February 3, 2001 no further options are available for grant under either plan.

In addition to the stock options granted under the above plans, the Company granted 15,000 non-qualified stock options in fiscal year 1999, which are not part of a specific plan. The Company did not grant any stock options that are not part of a specific plan in fiscal years 2001 and 2000.

Pro forma information regarding net loss and loss per share required by SFAS No. 123, "Accounting for Stock-Based Compensation," has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

                                                              2001     2000     1999
                                                              -----    -----    -----
Risk-free interest rates....................................   6.38%    6.94%    5.73%
Expected dividend yield.....................................     --%      --%      --%
Expected volatility.........................................  43.06%   38.09%   40.12%
Expected life in years......................................   9.50     9.50     9.50

For the purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information is as follows:

                                                                2001       2000       1999
                                                              --------    -------    ------
Net income (loss):
  As reported...............................................  $(29,451)   $(2,496)   $   25
  Pro forma.................................................  $(30,934)   $(2,545)   $ (243)
Net income (loss) per share:
  As reported...............................................  $  (5.96)   $ (0.51)   $ 0.01
  Pro forma.................................................  $  (6.26)   $ (0.52)   $(0.05)

The pro forma effect on net loss for fiscal years 2001, 2000 and 1999 is not representative of the pro forma effect on net income (loss) in future years because it does not take into consideration pro forma compensation expense related to grants made prior to fiscal year 1996.

A summary of the Company's stock option activity and related information for the fiscal years ended February 3, 2001, January 29, 2000 and January 30, 1999, is as follows:

                                                                                WEIGHTED-AVERAGE
                                                                 OPTIONS         EXERCISE PRICE
                                                              --------------    ----------------
                                                              (IN THOUSANDS)
Outstanding as of January 31, 1998..........................        667              $3.95
Granted.....................................................        402               4.03
Exercised...................................................        (53)              2.80
Forfeited...................................................        (75)              5.03
                                                                  -----
Outstanding as of January 30,1999...........................        941               3.96
Granted.....................................................        271               3.21
Exercised...................................................        (21)              2.75
Forfeited...................................................        (73)              4.34
                                                                  -----
Outstanding as of January 29, 2000..........................      1,118               3.78
Granted.....................................................        229               2.78
Exercised...................................................        (49)              2.86
Forfeited...................................................       (109)              3.71
                                                                  -----
Outstanding as of February 3, 2001..........................      1,189               3.55
                                                                  =====

The weighted-average fair values of stock options granted during fiscal years 2001, 2000 and 1999 were $1.76, $1.93 and $4.20, respectively

The following table summarizes information about the Company's stock options outstanding as of February 3, 2001:

                                                                           WEIGHTED   WEIGHTED-AVERAGE
                                                                           AVERAGE       REMAINING
                    GRANT                        OPTIONS       OPTIONS     EXERCISE     CONTRACTUAL
                 PRICE RANGE                   OUTSTANDING   EXERCISABLE    PRICE       LIFE (YEARS)
                 -----------                   -----------   -----------   --------   ----------------
$2.75 to $3.28...............................     452,613      221,863      $2.85           7.1
$3.44 to $4.60...............................     658,137      394,262       3.85           6.7
$5.13 to $5.88...............................      78,000       71,750       5.68           5.4
                                                ---------      -------
          Total..............................   1,188,750      687,875
                                                =========      =======

11.  EMPLOYEE BENEFIT PLANS:

The Company provides benefits to qualified employees through a defined contribution profit sharing plan. Contributions under this plan are made annually in amounts determined by the Company's Board of Directors. No discretionary contributions to this plan were made in fiscal years 2001, 2000 and 1999.

Effective January 1, 1993, the profit sharing plan was amended pursuant to section 401(k) of the Internal Revenue Code enabling eligible employees to contribute up to 15% of their annual compensation to the plan, with the Company matching 50% of such contributions during fiscal years 2001 and 2000 and 25% during fiscal year 1999, up to 6% of the employees' annual compensation. Matching contributions from the Company for fiscal years 2001, 2000 and 1999 were $311,000, $320,000 and $252,000, respectively. The Company does not offer any additional post retirement and post-employment benefits to its employees.

In March 1998, the Company adopted a Supplemental Executive Retirement Plan (the "SERP") to provide additional retirement benefits, payable in a lump sum, to certain executive officers. The SERP is an unfunded plan; however, the Company intends to use the cash surrender value of key life insurance policies purchased by the Company to fund its obligations under the plan. As of February 3, 2001 and January 29, 2000, cash surrender values of $431,203 and $284,847, respectively, were recorded as assets on the accompanying Consolidated Balance Sheets. As of February 3, 2001 and January 29, 2000 plan obligations of $232,882 and $182,590, respectively, were recorded as liabilities on the accompanying Consolidated Balance Sheets.

12.  COMMITMENTS AND CONTINGENCIES:

As of February 3, 2001, the Company was contingently liable for outstanding letters of credit amounting to $5,227,650.

The Company has certain environmental contingencies related to the ongoing costs to comply with federal, state and local environmental laws and regulations, including costs for assessment, compliance, remediation and certain capital expenditures related to its gasoline operations. In the ordinary course of business, the Company is involved in environmental assessment and remediation activities with respect to releases of regulated substances from existing and previously operated retail gasoline facilities. The Company accrues its estimate of all costs to be incurred for assessment and remediation for known releases. In February 1997, the Company adopted SOP No. 96-1, "Environmental Remediation Liabilities," which provides guidance on specific accounting issues related to the recognition, measurement and disclosure of environmental remediation liabilities. These accruals are adjusted if and when new information becomes known. Due to the nature of such releases, the actual costs of assessment and remediation may vary significantly from year to year. As of February 3, 2001 and January 29, 2000, the Company had recorded an accrual of $8,707,000 and $6,045,000, respectively, for such costs. The Company is entitled to reimbursement of a portion of the above costs from various state environmental trust funds based upon compliance with the terms and conditions of such funds. As of February 3, 2001 and January 29, 2000, the Company had recorded a reimbursement receivable of $10,575,000 and $7,286,000, respectively. For the fiscal years ended February 3, 2001, January 29, 2000 and January 30, 1999, the Company recorded a provision for environmental expenses of $656,000, $474,000, and $98,000, respectively. At 14 locations, the Company either sold the location or removed the UST's at the unsold locations during fiscal year 2000. The Company remains responsible for specific known remediation requirements at these locations. These locations are included in the Company's remediation accrual as of February 3, 2001.

The Company is party to an agreement, through September 2005, which provides for the wholesale supply of various grocery items. Under the supply agreement, the Company is obligated to purchase annually a minimum amount of merchandise. Management believes that the annual purchase level is readily achievable over the term of the agreement. Prices to be charged by the supplier must be competitive.

In fiscal year 1999, the Company entered into a long-term supply and branding agreement with Chevron Products Company to brand certain high-volume retail gasoline locations. The agreement obligates the Company to purchase a minimum volume of gasoline over a ten-year period. Management believes that the purchase volume is readily achievable over the term of the agreement. In addition, the agreement provides for the Company to be reimbursed for costs incurred in the conversion of equipment and display facilities.

In January 1999, the Company entered into an agreement with Coca-Cola USA Fountain to exclusively sell Coca-Cola fountain products in the Company's fountain centers. The agreement requires the purchase of a minimum quantity of fountain syrups. Management expects to meet the required level of purchases.

In March 1999, the Company signed an agreement with Procter & Gamble. The agreement calls for the Company to exclusively sell Millstone brand coffee blends through February 2004. The agreement requires the purchase of a minimum quantity of coffee. Management expects to meet the required level of purchases.

The Company is a defendant in an action brought by a former supplier of certain dairy products to convenience stores formerly owned by the Company in Massachusetts, Rhode Island, Connecticut, and New York ("New England Stores"). The action is entitled New England Dairies, Inc. v. Dairy Mart Convenience Stores, Inc. and Dairy Mart, Inc., Civil Action No. 397CU00894 (U.S. District Court for the State of Connecticut). This action was commenced on April 17, 1997, by New England Dairies, Inc. ("NED") alleging that the Company committed an anticipatory breach of a supply agreement entered into between NED and the Company on April 25, 1995 ("the Agreement"), when the Company entered into a contract with a third party to sell all company-owned and franchised convenience stores in New England, without requiring the third party purchaser to assume the Agreement. NED's complaint alleges lost profits in the amount of $3.7 million. The defendants are contesting the claims and, at this time, the Company is not able to determine what the results of this litigation will be. Trial of this case was completed on December 7, 2000, and it is not known when the judge will issue his ruling. The Company has recognized no provision for any possible loss in the accompanying financial statements.

The Company was the plaintiff in an action commenced on April 20, 2000 entitled Dairy Mart Convenience Stores, Inc. v. RLI Insurance Group and RLI Insurance Company and RLI Corporation, Civil Action Number 5:00 CV 1043 (U.S. District Court for the Northern District of Ohio, Eastern Division), brought against RLI Insurance Group to recover $3.0 million under the Company's directors and officers excess liability insurance policy for legal fees incurred in the course of defending certain directors and officers of the Company in derivative litigation of Dairy Mart Convenience Stores, Inc.. The Company previously recorded the $3.0 million as a receivable. On November 28, 2000, the Company reached an agreement in principle with RLI Insurance Group to settle the litigation for $1.8 million. Accordingly, a reduction in accounts receivable and other costs related to this settlement was recognized in the amount of $1.3 million during fiscal year 2001 and was included in general and administrative expenses.

In the ordinary course of business, the Company is party to various other actions which the Company believes are routine in nature and incidental to the operation of its business. The Company believes that the outcome of the proceedings to which the Company currently is party will not have a material adverse effect upon its future results of operations or financial condition.

13.  SUPPLEMENTAL CONSOLIDATING FINANCIAL INFORMATION:

The Company's payment obligations under the Notes are guaranteed by certain of the Company's subsidiaries ("Guarantor Subsidiaries"). The Notes are fully and unconditionally guaranteed on an unsecured, senior subordinated, joint and several basis by each of the Guarantor Subsidiaries. The following supplemental financial information sets forth, on a consolidating basis, statements of operations, balance sheets and statements of cash flows for the Company ("Parent Company"), for the Guarantor Subsidiaries and for Financial Opportunities, Inc. ("FINOP"), the Company's non-guarantor subsidiary. Separate complete financial statements of the respective Guarantor Subsidiaries would not provide additional information which would be useful in assessing the financial condition of the Guarantor Subsidiaries and are omitted accordingly.

Investment in subsidiaries is accounted for by the Parent Company on the equity method for purposes of the supplemental consolidating presentation. Earnings of the subsidiaries are, therefore, reflected in the Parent Company's investment accounts and earnings. The principal elimination entries eliminate the Parent Company's investments in subsidiaries and intercompany balances and transactions.

              DAIRY MART CONVENIENCE STORES, INC. AND SUBSIDIARIES
               SUPPLEMENTAL CONSOLIDATING STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED FEBRUARY 3, 2001

                                 (IN THOUSANDS)

                                       PARENT      GUARANTOR
                                      COMPANY     SUBSIDIARIES    FINOP    ELIMINATIONS    CONSOLIDATED
                                      --------    ------------    -----    ------------    ------------
Revenues (including excise taxes of
  $42,054)..........................  $    220      $723,229      $222       $    --         $723,671
Cost of goods sold and expenses:
  Cost of goods sold................        --       576,042        --            --          576,042
  Operating and administrative
     expenses.......................       352       157,146        21            --          157,519
  Interest expense..................    13,408           533       242            --           14,183
                                      --------      --------      ----       -------         --------
                                        13,760       733,721       263            --          747,744
                                      --------      --------      ----       -------         --------
  Income (loss) before income taxes
     and equity in income of
     consolidated subsidiaries......   (13,540)      (10,492)      (41)           --          (24,073)
Benefit (provision) from income
  taxes.............................     6,228       (11,625)       19            --           (5,378)
                                      --------      --------      ----       -------         --------
  Income (loss) before equity in
     income of consolidated
     subsidiaries...................    (7,312)      (22,117)      (22)           --          (29,451)
Equity in income of consolidated
  subsidiaries......................   (22,139)          (22)       --        22,161               --
                                      --------      --------      ----       -------         --------
  Net income (loss).................  $(29,451)     $(22,139)     $(22)      $22,161         $(29,451)
                                      ========      ========      ====       =======         ========

              DAIRY MART CONVENIENCE STORES, INC. AND SUBSIDIARIES
                    SUPPLEMENTAL CONSOLIDATING BALANCE SHEET

                             AS OF FEBRUARY 3, 2001

                                 (IN THOUSANDS)

                                      PARENT      GUARANTOR
                                     COMPANY     SUBSIDIARIES    FINOP     ELIMINATIONS    CONSOLIDATED
                                     --------    ------------    ------    ------------    ------------
ASSETS
Current assets:
  Cash.............................  $  3,721      $  1,519      $  427     $      --        $  5,667
  Short-term investments...........        --            --       3,000            --           3,000
  Accounts and notes receivable,
     net...........................        60        12,546         856            --          13,462
  Inventory........................        --        24,424          --            --          24,424
  Prepaid expenses and other
     current assets................        66         3,546          --            --           3,612
  Deferred income taxes............                      --          --            --              --
                                     --------      --------      ------     ---------        --------
       Total current assets........     3,847        42,035       4,283            --          50,165
                                     --------      --------      ------     ---------        --------
Property and equipment, net........        --       111,448          --            --         111,448
Intangible assets, net.............        --        13,731          --            --          13,731
Other assets, net..................     1,809        12,921         643            --          15,373
Investment in and advances to
  subsidiaries.....................   118,966         1,699         244      (120,909)             --
                                     --------      --------      ------     ---------        --------
       Total assets................  $124,622      $181,834      $5,170     $(120,909)       $190,717
                                     ========      ========      ======     =========        ========
LIABILITIES AND STOCKHOLDERS'
  EQUITY
Current liabilities:
  Current maturities of long-term
     obligations...................  $  5,230      $    813      $   --     $      --        $  6,043
  Accounts payable.................    25,544        18,817          --            --          44,361
  Accrued expenses.................       599        15,213          23            --          15,835
  Accrued interest.................     3,564            --          74            --           3,638
                                     --------      --------      ------     ---------        --------
       Total current liabilities...    34,937        34,843          97            --          69,877
                                     --------      --------      ------     ---------        --------
Long-term obligations, less current
  portion above....................   111,957        14,470       3,130            --         129,557
Other liabilities..................        --        13,555          --            --          13,555
Stockholders' equity...............   (22,272)      118,966       1,943      (120,909)        (22,272)
                                     --------      --------      ------     ---------        --------
       Total liabilities and
          stockholders' equity.....  $124,622      $181,834      $5,170     $(120,909)       $190,717
                                     ========      ========      ======     =========        ========

              DAIRY MART CONVENIENCE STORES, INC. AND SUBSIDIARIES
               SUPPLEMENTAL CONSOLIDATING STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED FEBRUARY 3, 2001

                                 (IN THOUSANDS)

                                         PARENT     GUARANTOR
                                        COMPANY    SUBSIDIARIES    FINOP    ELIMINATIONS   CONSOLIDATED
                                        --------   ------------   -------   ------------   ------------
Net cash provided by (used in)
  operating activities................  $(13,310)    $13,291      $   332       $--          $    313
Cash flows from investing activities:
  Purchase of and change in short-term
     investments......................        --         155       (3,000)       --            (2,845)
  Purchase of property and
     equipment........................        --     (17,398)          --        --           (17,398)
  Proceeds from sale of property,
     equipment and assets held for
     sale.............................        --       5,350           --        --             5,350
  Investment in and advances to
     subsidiaries.....................     8,515      (8,572)          57        --                --
  Increase in long-term notes
     receivable.......................        --          --           --        --                --
  Proceeds from collection of
     long-term notes receivable.......        --          --           --        --                --
  Decrease in intangibles and other
     assets...........................        --          --           --        --                --
                                        --------     -------      -------       ---          --------
Net cash used in investing
  activities..........................     8,515     (20,465)      (2,943)       --           (14,893)
                                        --------     -------      -------       ---          --------
  Borrowings of long term
     obligations......................        --       5,607           --        --             5,607
  Increase in revolving loan, net.....    10,030          --           --        --            10,030
  Repayment of long-term
     obligations......................    (2,030)     (1,372)          --        --            (3,402)
  Issuance of Common Stock............       310          --                     --               310
                                        --------     -------      -------       ---          --------
Net cash used in financing
  activities..........................     8,310       4,235           --        --            12,545
                                        --------     -------      -------       ---          --------
Decrease in cash......................     3,515      (2,939)      (2,611)       --            (2,035)
Cash at beginning of year.............       206       4,458        3,038        --             7,702
                                        --------     -------      -------       ---          --------
Cash at end of year...................  $  3,721     $ 1,519      $   427       $--          $  5,667
                                        ========     =======      =======       ===          ========
Supplemental disclosures:
Cash (paid) refunded during the
  year --
  Interest............................  $(13,264)    $  (529)     $  (242)       --          $(14,035)
  Income taxes refunded...............       139          --           --        --               139

              DAIRY MART CONVENIENCE STORES, INC. AND SUBSIDIARIES
               SUPPLEMENTAL CONSOLIDATING STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED JANUARY 29, 2000

                                 (IN THOUSANDS)

                                     PARENT      GUARANTOR
                                    COMPANY     SUBSIDIARIES    FINOP    ELIMINATIONS    CONSOLIDATED
                                    --------    ------------    -----    ------------    ------------
Revenues (including excise taxes
  of $34,865).....................  $    444    $    587,766    $341       $    --         $588,551
Cost of goods sold and expenses:
  Cost of goods sold..............        --         443,559      --            --          443,559
  Operating and administrative
     expenses.....................       297         136,750      22            --          137,069
  Interest expense................     9,848           1,492     243            --           11,583
                                    --------    ------------    ----       -------         --------
                                      10,145         581,801     265            --          592,211
                                    --------    ------------    ----       -------         --------
  Income (loss) before income
     taxes and equity in income
     (loss) of consolidated
     subsidiaries.................    (9,701)          5,965      76            --           (3,660)
Benefit (provision) from income
  taxes...........................      (769)          1,963     (30)           --            1,164
                                    --------    ------------    ----       -------         --------
  Income (loss) before equity in
     income(loss) of consolidated
     subsidiaries.................   (10,470)          7,928      46            --           (2,496)
Equity in income of consolidated
  subsidiaries....................     7,974              46      --        (8,020)              --
                                    --------    ------------    ----       -------         --------
     Net income (loss)............  $ (2,496)   $      7,974    $ 46       $(8,020)        $ (2,496)
                                    ========    ============    ====       =======         ========

              DAIRY MART CONVENIENCE STORES, INC. AND SUBSIDIARIES
                    SUPPLEMENTAL CONSOLIDATING BALANCE SHEET

                             AS OF JANUARY 29, 2000

                                 (IN THOUSANDS)

                                      PARENT      GUARANTOR
                                     COMPANY     SUBSIDIARIES    FINOP     ELIMINATIONS    CONSOLIDATED
                                     --------    ------------    ------    ------------    ------------
ASSETS
Current assets:
  Cash.............................  $    206      $  4,458      $3,038     $      --        $  7,702
  Short-term investments...........        --           155          --            --             155
  Accounts and notes receivable,
     net...........................     3,526        16,199         774            --          20,499
  Inventory........................        --        34,804          --            --          34,804
  Prepaid expenses and other
     current assets................        71         1,633          --            --           1,704
  Deferred income taxes............        --         2,393          --            --           2,393
                                     --------      --------      ------     ---------        --------
          Total current assets.....     3,803        59,642       3,812            --          67,257
                                     --------      --------      ------     ---------        --------
Property and equipment, net........        --       113,338          --            --         113,338
Intangible assets, net.............        --        14,582          --            --          14,582
Other assets, net..................     1,820        11,735       1,067            --          14,622
Investment in and advances to
  subsidiaries.....................   140,164         1,638         301      (142,103)             --
                                     --------      --------      ------     ---------        --------
          Total assets.............  $145,787      $200,935      $5,180     $(142,103)       $209,799
                                     ========      ========      ======     =========        ========
LIABILITIES AND STOCKHOLDERS'
  EQUITY
Current liabilities:
  Current maturities of long-term
     obligations...................  $  2,008      $  1,083      $   --     $      --        $  3,091
  Accounts payable.................    28,056        22,860          --            --          50,916
  Accrued expenses.................       119        11,493          39            --          11,651
  Accrued interest.................     3,417             1          72            --           3,490
                                     --------      --------      ------     ---------        --------
          Total current
            liabilities............    33,600        35,437         111            --          69,148
                                     --------      --------      ------     ---------        --------
Long-term obligations, less current
  portion above....................   105,318        11,596       3,130            --         120,044
Other liabilities..................        --        13,738          --            --          13,738
Stockholders' equity...............     6,869       140,164       1,939      (142,103)          6,869
                                     --------      --------      ------     ---------        --------
          Total liabilities and
            stockholders' equity...  $145,787      $200,935      $5,180     $(142,103)       $209,799
                                     ========      ========      ======     =========        ========

              DAIRY MART CONVENIENCE STORES, INC. AND SUBSIDIARIES
               SUPPLEMENTAL CONSOLIDATING STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED JANUARY 29, 2000
                                 (IN THOUSANDS)

                                          PARENT     GUARANTOR
                                         COMPANY    SUBSIDIARIES   FINOP    ELIMINATIONS   CONSOLIDATED
                                         --------   ------------   ------   ------------   ------------
Net cash provided by (used in)
  operating activities................   $ (3,746)    $10,141      $  420     $    --        $  6,815
Cash flows from investing activities:
  Purchase of and change in short-term
     investments......................         --         (14)      2,583          --           2,569
  Purchase of property and
     equipment........................     (1,859)    (40,019)         --          --         (41,878)
  Proceeds from sale of property,
     equipment and assets held for
     sale.............................         --      22,254          --          --          22,254
  Investment in and advances to
     subsidiaries.....................      2,575      (2,610)         35          --              --
                                         --------     -------      ------     -------        --------
Net cash (used in) provided by
  investing activities................        716     (20,389)      2,618          --         (17,055)
                                         --------     -------      ------     -------        --------
Cash flows from financing activities:
  Borrowings on revolving loan, net...      4,096          --          --          --           4,096
  Borrowings of long-term
     obligations......................      1,859      13,023          --          --          14,882
  Repayment of long-term
     obligations......................     (3,346)     (1,165)         --                      (4,511)
  Issuance of Common Stock............        108          --          --          --             108
                                         --------     -------      ------     -------        --------
Net cash provided by (used in)
  financing activities................      2,717      11,858          --          --          14,575
                                         --------     -------      ------     -------        --------
Increase (decrease) in cash...........       (313)      1,610       3,038          --           4,335
Cash at beginning of year.............        519       2,848          --          --           3,367
                                         --------     -------      ------     -------        --------
Cash at end of year...................   $    206     $ 4,458      $3,038     $    --        $  7,702
                                         ========     =======      ======     =======        ========
Supplemental disclosures:
Cash (paid) refunded during the
  year --
  Interest............................   $(10,070)    $(1,493)     $ (243)         --        $(11,806)
  Income taxes refunded...............        119          --          --          --             119

              DAIRY MART CONVENIENCE STORES, INC. AND SUBSIDIARIES
               SUPPLEMENTAL CONSOLIDATING STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED JANUARY 30, 1999

                                 (IN THOUSANDS)

                                           PARENT     GUARANTOR
                                          COMPANY    SUBSIDIARIES   FINOP   ELIMINATIONS   CONSOLIDATED
                                          --------   ------------   -----   ------------   ------------
Revenues (including excise taxes of
  $31,265)..............................  $    155     $481,021     $422      $    --       $ 481,598
Cost of goods sold and expenses:
  Cost of goods sold....................        --      344,079       --           --         344,079
  Operating and administrative
     expenses...........................       276      126,240       22           --         126,538
  Interest expense......................     9,749          752      305           --          10,806
                                          --------     --------     -----     -------       ---------
                                            10,025      471,071      327           --         481,423
                                          --------     --------     -----     -------       ---------
  Income (loss) before income taxes and
     equity in income of consolidated
     subsidiaries.......................    (9,870)       9,950       95           --             175
Benefit (provision) from income taxes...     4,342       (4,454)     (38)          --            (150)
                                          --------     --------     -----     -------       ---------
  Income (loss) before equity in income
     of consolidated subsidiaries.......    (5,528)       5,496       57           --              25
Equity in income of consolidated
  subsidiaries..........................     5,553           57       --       (5,610)             --
                                          --------     --------     -----     -------       ---------
  Net income............................  $     25     $  5,553     $ 57      $(5,610)      $      25
                                          ========     ========     =====     =======       =========

              DAIRY MART CONVENIENCE STORES, INC. AND SUBSIDIARIES
                    SUPPLEMENTAL CONSOLIDATING BALANCE SHEET

                             AS OF JANUARY 30, 1999

                                 (IN THOUSANDS)

                                          PARENT     GUARANTOR
                                         COMPANY    SUBSIDIARIES   FINOP    ELIMINATIONS   CONSOLIDATED
                                         --------   ------------   ------   ------------   ------------
ASSETS
Current assets:
  Cash.................................  $    519     $  2,848     $   --    $      --       $  3,367
  Short-term investments...............       138            3      2,583           --          2,724
  Accounts and notes receivable, net...     1,327       13,093      1,121           --         15,541
  Inventory............................        --       24,293         --           --         24,293
  Prepaid expenses and other current
     assets............................        --        2,324         --           --          2,324
  Deferred income taxes................        --        1,520         --           --          1,520
                                         --------     --------     ------    ---------       --------
          Total current assets.........     1,984       44,081      3,704           --         49,769
                                         --------     --------     ------    ---------       --------
Property and equipment, net............        --      105,156         --           --        105,156
Intangible assets, net.................        --       15,452         --           --         15,452
Other assets, net......................     1,689       11,271      1,134       (3,140)        10,954
Investment in and advances to
  subsidiaries.........................   140,880        1,602        290     (142,772)            --
                                         --------     --------     ------    ---------       --------
          Total assets.................  $144,553     $177,562     $5,128    $(145,912)      $181,331
                                         ========     ========     ======    =========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term
     obligations.......................  $  3,807     $    249     $   --    $      --       $  4,056
  Accounts payable.....................    23,776       11,885         24           --         35,685
  Accrued expenses.....................       183       15,186          9           --         15,378
  Accrued income taxes.................     2,593           --         --       (2,593)            --
  Accrued interest.....................     3,641           (1)        73           --          3,713
                                         --------     --------     ------    ---------       --------
          Total current liabilities....    34,000       27,319        106       (2,593)        58,832
                                         --------     --------     ------    ---------       --------
Long-term obligations, less current
  portion above........................   100,749          572      3,130           --        104,451
Other liabilities......................       547        8,791         --         (547)         8,791
Stockholders' equity...................     9,257      140,880      1,892     (142,772)         9,257
                                         --------     --------     ------    ---------       --------
          Total liabilities and
            stockholders' equity.......  $144,553     $177,562     $5,128    $(145,912)      $181,331
                                         ========     ========     ======    =========       ========

              DAIRY MART CONVENIENCE STORES, INC. AND SUBSIDIARIES
               SUPPLEMENTAL CONSOLIDATING STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED JANUARY 30, 1999

                                 (IN THOUSANDS)

                                         PARENT     GUARANTOR
                                        COMPANY    SUBSIDIARIES    FINOP    ELIMINATIONS   CONSOLIDATED
                                        --------   ------------   -------   ------------   ------------
Net cash provided by (used in)
  operating activities................  $  6,773     $  5,055     $    73       $--          $ 11,901
Cash flows from investing activities:
  Purchase of and change in short-term
     investments......................      (138)          --       1,043        --               905
  Purchase of property and
     equipment........................        --      (52,398)         --        --           (52,398)
  Proceeds from sale of property,
     equipment and assets held for
     sale.............................        --       30,760          --        --            30,760
  Investment in and advances to
     subsidiaries.....................   (15,909)      15,909          --        --                --
                                        --------     --------     -------       ---          --------
Net cash (used in) provided by
  investing activities................   (16,047)      (5,729)      1,043        --           (20,733)
                                        --------     --------     -------       ---          --------
Cash flows from financing activities:
  Increase in revolving loan, net.....    10,200           --          --        --            10,200
  Repayment of long-term
     obligations......................      (651)        (300)     (1,100)                     (2,051)
  Payment of dividend.................        --          250        (250)       --                --
  Issuance of Common Stock............       244           --          --        --               244
                                        --------     --------     -------       ---          --------
Net cash provided by (used in)
  financing activities................     9,793          (50)     (1,350)       --             8,393
                                        --------     --------     -------       ---          --------
Increase (decrease) in cash...........       519         (724)       (234)       --              (439)
Cash at beginning of year.............        --        3,572         234        --             3,806
                                        --------     --------     -------       ---          --------
Cash at end of year...................  $    519     $  2,848     $    --       $--          $  3,367
                                        ========     ========     =======       ===          ========
Supplemental disclosures:
Cash (paid) refunded during the year -
  Interest............................  $ (9,876)    $   (435)    $  (350)       --          $(10,661)
  Income taxes refunded...............       381           --          --        --               381

              DAIRY MART CONVENIENCE STORES, INC. AND SUBSIDIARIES

14.  SUMMARY OF QUARTERLY RESULTS OF OPERATIONS (UNAUDITED):

Quarterly financial information is as follows:

                                                              FISCAL QUARTER ENDED
                                                             -----------------------
                                                APRIL 29,    JULY 29,    OCTOBER 28,    FEBRUARY 3,
      FISCAL YEAR ENDED FEBRUARY 3, 2001          2000         2000         2000           2001
      ----------------------------------        ---------    --------    -----------    -----------
                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues......................................  $172,934     $195,810     $180,723       $174,204
Gross profit..................................    35,523       41,867       36,447         33,792
Net income (loss).............................    (2,881)          94       (4,148)       (22,516)
Basic earnings (loss) per share...............      (.60)        (.02)        (.83)         (4.51)
Diluted earnings (loss) per share.............      (.60)        (.02)        (.83)         (4.51)

                                                               FISCAL QUARTER ENDED
                                                --------------------------------------------------
                                                 MAY 1,     JULY 31,    OCTOBER 30,    JANUARY 29,
      FISCAL YEAR ENDED JANUARY 29, 2000          1999        1999         1999           2000
      ----------------------------------        --------    --------    -----------    -----------
                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues......................................  $126,262    $155,550     $156,424       $150,285
Gross profit..................................    33,339      38,471       38,286         34,896
Net income (loss).............................        95       1,158          511         (4,260)
Basic earnings (loss) per share(1)............      0.02        0.24         0.11          (0.88)
Diluted earnings (loss) per share(1)..........      0.02        0.23         0.10          (0.88)

---------------

(1) Earnings per share amounts for each quarter are required to be computed independently. As a result, their sum does not equal the total year earnings per share for diluted earnings per share in fiscal years 2001 and 2000.

15.  OPERATING SEGMENT

The Company operates in one segment based on the criteria established by SFAS
131. That segment is the operating and franchising of convenience food stores. Revenues from external customers are derived primarily from three major categories -- merchandise, gasoline and food service. The Company's merchandise sales are comprised of groceries, beverages, beer/wine, tobacco products, dairy products, candy/snacks, non-food merchandise and services. Services include lottery, ATMs and money orders. Food service sales are comprised of fountain, coffee, fresh made sandwiches, deli products and branded quick serve restaurant sales such as Mr. Hero(R), Taco Bell(R), and Subway(R).

The Company does not rely on any major customers as a source of revenue. Excluding license royalties, the Company's operations are concentrated in seven states in the Midwest and Southeastern part of the United States.

16.  SUBSEQUENT EVENTS

On March 15, 2001, the Company executed a merger agreement (the "Merger Agreement") pursuant to which DM Acquisition Corp. agreed to acquire the Company in a cash merger for $4.50 per share. DM Acquisition Corp. is controlled by Robert B. Stein, Jr., the Chairman, President and Chief Executive Officer of the Company. The Merger Agreement provides that DM Acquisition Corp. will be merged with and into the Company and that each share of the Company's Common Stock outstanding immediately prior to the merger, other than those owned by Mr. Stein and his affiliates, will be converted into the right to receive $4.50 per share in cash. The Company's board of directors, based on the unanimous recommendation of a special committee of independent directors, has approved the transaction and recommended that the Company's stockholders approve the transaction. In connection with the merger, the Company will solicit its senior subordinated noteholders to exchange their subordinated notes of the Company and receive, for each $10,000 in principal amount of the old notes, $3,870 in principal amount of new notes of the Company, $6,191.30 in cash and a warrant to purchase Common Stock of the Company, which will not be exercisable until after the completion of the merger. The Company has entered into an exchange and voting agreement pursuant to which holders of approximately 70% of the senior subordinated notes have agreed to participate in the exchange. The Merger Agreement is subject to customary conditions, including completion of necessary financing arrangements and approval of holders of a majority (excluding those shares held by persons who will have an interest in the buyout entity) of the shares of the Company's Common Stock voting at a special meeting. If the merger is completed, the Company will no longer be a public company. There can be no assurance, however, that the Company or DM Acquisition Corp. will be able to complete the merger.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and the Board of Directors of Dairy Mart Convenience Stores,
Inc.:

We have audited in accordance with auditing standards generally accepted in the United States, the consolidated financial statements of Dairy Mart Convenience Stores, Inc. and subsidiaries (the Company) included in this Form 10-K and have issued our report thereon dated May 3, 2001. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the accompanying index is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                     /s/ ARTHUR ANDERSEN LLP
                                     -------------------------------------------
                                     ARTHUR ANDERSEN LLP

Cleveland, Ohio
May 7, 2001

SCHEDULE II

              DAIRY MART CONVENIENCE STORES, INC. AND SUBSIDIARIES
                               VALUATION ACCOUNTS

              COLUMN A                   COLUMN B            COLUMN C            COLUMN D      COLUMN E
-------------------------------------  ------------   -----------------------   -----------   ----------
                                                             ADDITIONS          DEDUCTIONS
                                                      -----------------------   -----------
                                        BALANCE AT    CHARGED TO                              BALANCE AT
                                       BEGINNING OF   COSTS AND    OTHER AND     ACCOUNTS       END OF
             DESCRIPTION                  PERIOD       EXPENSES    RECOVERIES   WRITTEN-OFF     PERIOD
             -----------               ------------   ----------   ----------   -----------   ----------
Reserve for Doubtful Accounts:
Fiscal Year Ended January 30, 1999...   2,240,638      421,905      --           (588,436)    2,074,107
Fiscal Year Ended January 29, 2000...   2,074,107      262,101      --           (272,869)    2,063,339
Fiscal Year Ended February 3, 2001...   2,063,339      832,284      --           (594,289)    2,301,334

                            - FOLD AND DETACH HERE -

--------------------------------------------------------------------------------


                                  FORM OF PROXY

                         SPECIAL MEETING OF STOCKHOLDERS
            ________________________, 2001 [10:00] A.M. [LOCAL TIME]
                                   [LOCATION]
                      DAIRY MART CONVENIENCE STORES, INC.
                                     [LOGO]

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS 2001

I appoint Gregory G. Landry and [John W. Everets], together and separately, as proxies to vote all shares of common stock which I have power to vote at the special meeting of stockholders to be held on _______________, 2001 at [Sheraton Suites, 1989 Front Street, Cuyahoga Falls, Ohio 44221], and at any adjournment thereof, in accordance with the instructions on the reverse side of this card and with the same effect as though I were present in person and voting such shares. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting and they may name others to take their place.

             (CONTINUED, AND TO BE SIGNED AND DATED ON REVERSE SIDE)

                            - FOLD AND DETACH HERE -

--------------------------------------------------------------------------------

/x/ PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE




THE WAY TO VOTE YOUR PROXY

Mark, sign and date your proxy card and return it in the postage paid envelope we have provided.


THE DIRECTORS RECOMMEND A VOTE "FOR" ITEM 1 AND ITEM 2.

1. Approve the merger proposal to adopt an Agreement and Plan of Merger dated March 15, 2001, between Dairy Mart Convenience Stores, Inc. and DM Acquisition Corp.

         FOR                        AGAINST                     ABSTAIN
         / /                          / /                         / /


2. Transact such other business as may properly come before the special meeting or any adjournment thereof.

         FOR                        AGAINST                     ABSTAIN
         / /                          / /                         / /

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED "FOR" ITEM 1.

Address Change? Mark Box                / /

Dated _________________________

Indicate changes below:

________________________________________________________________________________




________________________________________________________________________________
SIGNATURE(S) OF STOCKHOLDER(S) IN BOX.

NOTE: PLEASE SIGN exactly as name appears at left. Joint owners should each sign. Executors, administrators, trustees, etc. should so indicate when signing. If signer is a corporation, please sign full name by duly authorized officer.